PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-295946

COINSHARES PLC

Primary Offering of

10,999,993 Ordinary Shares Underlying Warrants

Secondary Offering of

105,610,080 Ordinary Shares

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This Prospectus relates to the offer and sale by CoinShares PLC, a public company limited by shares organized under the laws of Jersey, Channel Islands (f/k/a Odysseus Holdings Limited) (“us,” “we,” “CoinShares,” or the “Company”) of up to 10,999,993 ordinary shares, no par value, of the Company (“Ordinary Shares”) that are issuable by us upon the exercise of 10,999,993 warrants of the Company, each initially exercisable at $11.50 for one Ordinary Share (“Warrants”).

This Prospectus also relates to the offer and resale from time to time by the selling shareholders (including their transferees, donees, pledgees and other successors-in-interest) named in this Prospectus (the “Selling Shareholders”) of up to 105,610,080 Ordinary Shares, consisting of:

(a)     94,244,149 Ordinary Shares issued to former shareholders of CoinShares International Limited (“CSIL”) pursuant to the Scheme of Arrangement;

(b)    6,564,647 Ordinary Shares issued in exchange for PIPE Shares, consisting of 4,897,980 Ordinary Shares issued to the PIPE Investor in exchange for PIPE Investment Shares and 1,666,667 Ordinary Shares issued to the PIPE Investor in exchange for Commitment Fee Shares; and

(c)     4,400,001 Ordinary Shares issued to Vine Hill Capital Sponsor I LLC (the “Sponsor”) pursuant to the SPAC Merger; and

(d)    401,283 Ordinary Shares issuable upon the exercise of Company Options held by certain Selling Shareholders.

We are registering the offer and sale and/or resale of these securities to satisfy certain registration obligations we have and certain registration rights we have granted. The Selling Shareholders may offer all or part of the Resale Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Resale Shares are being registered to permit the Selling Shareholders to sell Resale Shares from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Shareholders may sell the Resale Shares through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of Resale Shares offered hereunder, the Selling Shareholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act, or the Exchange Act. We are registering the Vine Hill Resale Shares for resale by the Selling Shareholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling our Ordinary Shares or Warrants or interests in our Ordinary Shares or Warrants received after the date of this Prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer.

Certain Resale Shares held by the Selling Shareholders party to the Shareholder and Registration Rights Agreement are subject to contractual lock-up restrictions that prohibit them from selling such securities at this time, subject to certain exceptions. See the section of this Prospectus entitled “Description of Securities.”

Some of the Ordinary Shares being registered for resale were acquired by the Selling Shareholders for prices considerably below the current market price of the Ordinary Shares. Even though the current market price ($6.32 closing price on May 14, 2026) is significantly below the $10.00 per unit price offered in the Vine Hill IPO, certain Selling Shareholders may have an incentive to sell because they have acquired, or have the right to acquire, their Ordinary Shares or Warrants at effective prices significantly lower than our public investors or the current trading price of the Ordinary Shares or Warrants and may profit significantly so even under circumstances in which our public shareholders or certain other Selling Shareholders would experience losses in connection with their investment. For additional information, see “Risk Factors — Risks Relating to Ownership of Our Securities — Certain of the Selling Shareholders acquired their Ordinary Shares at a price that is less than the market price of the Ordinary Shares as of the date of this Prospectus, may earn a positive rate of return even if the price of the Ordinary Shares declines and may be willing to sell their Ordinary Shares at a price less than shareholders that acquired Ordinary Shares in the public market.”

On March 31, 2026 (the “Closing Date”), we consummated the business combination pursuant to the Business Combination Agreement, dated as of September 8, 2025 (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”), by and among the Company, CSIL, Vine Hill Capital Investment Corp. (“Vine Hill”), and Odysseus (Cayman) Limited (“SPAC Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained therein, (i) Vine Hill merged with and into SPAC Merger Sub (the “SPAC Merger”), with SPAC Merger Sub surviving as a wholly-owned direct subsidiary of the Company, and (ii) CSIL was acquired pursuant to a court-sanctioned scheme of arrangement under the Companies (Jersey) Law 1991 (the “Scheme”), with CSIL becoming a wholly-owned indirect subsidiary of the Company.

Immediately prior to the effective time of the Merger (the “Effective Time”):

•        One day prior to the effective time of the SPAC Merger, the Sponsor forfeited to Vine Hill for no consideration certain Vine Hill Class B ordinary shares held by it.

•        The Sponsor also forfeited to Vine Hill for no consideration all Vine Hill Private Warrants, and upon such forfeiture, all Vine Hill Private Warrants were automatically cancelled and ceased to be outstanding.

At the Effective Time of the Merger:

•        each issued and outstanding Vine Hill Class A Share (including each Vine Hill Class A Share issued upon the conversion of the Vine Hill Class B Shares) converted into one Ordinary Share; and

•        each outstanding public warrant of Vine Hill (each, a “Vine Hill Public Warrant”) was assumed by the Company as a public warrant of the Company (each, a “Warrant”), having substantially the same terms and conditions and exercisable for Ordinary Shares pursuant to the Warrant Agreement, dated as of September 5, 2024, by and between Vine Hill and Continental Stock Transfer & Trust Company, amended by the Warrant Assignment, Assumption and Amendment Agreement, dated as of March 31, 2026, by and among Vine Hill, the Company, Continental Stock Transfer & Trust Company, Computershare Inc., and Computershare Trust Company, N.A. (such Warrant Agreement as assumed and amended, the “Warrant Agreement”).

Immediately prior to the effective time of the Scheme of Arrangement,

•        the PIPE Investor purchased 4,897,980 PIPE Investment Shares and was issued 1,666,667 Commitment Fee Shares (together, the “PIPE Shares”) pursuant to the PIPE Subscription Agreement. The PIPE Investor held and did not redeem 102,020 Vine Hill Class A Shares, which reduced the number of PIPE Investment Shares purchased on a one-for-one basis in accordance with the terms of the PIPE Subscription Agreement.

At the Effective Time of the Scheme of Arrangements:

•        each CSIL Share that was issued and outstanding (other than the PIPE Shares (as defined below)) was exchanged for the number of Ordinary Shares equal to the quotient obtained by dividing (i) (A) $1.2 billion divided by (B) the number of Fully Diluted Equity Securities (as defined below) (such quotient obtained by dividing (A) by (B), the “Equity Value Per Share”) by (ii) $10.00 (such quotient obtained by dividing (i) by (ii), the “Equity Exchange Ratio”);

•        each option to purchase CSIL Shares (each, a “CSIL Option”) that was issued and outstanding and had vested pursuant to its terms was converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the excess of the Equity Value Per Share over the exercise price of such CSIL Option that has vested by (ii) the number of CSIL Shares underlying such CSIL Option;

•        (i) each CSIL Option that was unvested was converted into an option to purchase a number of Ordinary Shares (each a “Company Option”) equal to the product obtained by multiplying (A) the number of CSIL Shares underlying such CSIL Option by (B) the Equity Exchange Ratio and (ii) the per share exercise price of each Ordinary Share issuable upon exercise of each such converted CSIL Option will be equal to the quotient obtained by dividing (A) the exercise price per share of such CSIL Option immediately before the effective time of the Scheme of Arrangement by (B) the Equity Exchange Ratio, subject to the same terms and conditions of such CSIL Option prior to conversion; and

•        each PIPE Share was exchanged for one Ordinary Share.

“Fully Diluted Equity Securities” means (a) CSIL Shares issued and outstanding immediately prior to the effective time of the Scheme of Arrangement (other than the PIPE Shares) and (b) CSIL Shares that, immediately prior to the effective time of the Scheme of Arrangement, would be issued if CSIL Options, whether vested or unvested, were net settled by withholding CSIL Shares upon exercise.

Certain other related agreements were entered into in connection with the Business Combination, including the PIPE Subscription Agreement, the Shareholder and Registration Rights Agreement, and the Warrant Agreement (as assumed and amended), each as defined and described elsewhere in this Prospectus.

At the effective time of, and pursuant to, the SPAC Merger, the Company issued:

(i)     1,292,681 Ordinary Shares in exchange for the Vine Hill Class A Shares; and

(ii)    10,999,993 Warrants in exchange for 10,999,993 Vine Hill Public Warrants.

At the effective time of, and pursuant to, the Scheme of Arrangement, the Company issued:

(i)     119,522,880 Ordinary Shares in exchange for CSIL Shares (excluding the PIPE Shares as detailed under (ii) below);

(ii)    6,564,647 Ordinary Shares in exchange for the PIPE Shares; and

(iii)   Company Options to purchase up to 784,260 Ordinary Shares.

The Ordinary Shares being offered for resale by the Selling Shareholders pursuant to this Prospectus represent approximately 74.0% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 10,999,993 Ordinary Shares upon exercise of all outstanding Warrants).

Upon expiration of the contractual lock-up restrictions mentioned above and described in the section entitled “Certain Relationships and Related Persons Transactions,” the Selling Shareholders, including Mognetti Partners Limited (who holds approximately 16.44% of our total issued and outstanding Ordinary Shares on a fully diluted basis and has voting power over approximately 16.44% of our total issued and outstanding Ordinary Shares on a fully diluted basis) and Daniel Masters (who is a beneficial owner of approximately 16.40% of our total issued and outstanding Ordinary Shares on a fully diluted basis), will be able to sell all of their Resale Shares registered for resale hereunder for so long as this registration statement of which this Prospectus forms a part is available for use. Given the substantial number of Resale Shares being registered for potential resale by the Selling Shareholders pursuant to the registration statement of which this Prospectus forms a part, the sale of such Resale Shares by the Selling Shareholders, or the perception in the market that the Selling Shareholders may or intend to sell all or a significant portion of such Resale Shares, could increase the volatility of the market price of our Ordinary Shares or Warrants or result in a significant decline in the public trading price of our Ordinary Shares or Warrants. The Selling Shareholders acquired, or have the option to acquire, the Ordinary Shares covered by this Prospectus at prices ranging from less than $0.01 per share to $10.00 per share.

By comparison, the offering price to public shareholders in the Vine Hill IPO was $10.00 per unit, each of which consisted of one Vine Hill Class A Ordinary Share and one-half of one redeemable Vine Hill Public Warrant. Consequently, certain Selling Shareholders may realize a positive rate of return on the sale of their Resale Shares covered by this Prospectus even though the market price of Ordinary Shares is currently $6.32 (based on the closing price on May 14, 2026) which is significantly below the $10.00 per unit price offered in the Vine Hill IPO and public shareholders and/or warrant holders may experience a negative rate of return on their investment.

We will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders. We will receive the proceeds upon exercise of Warrants to the extent such Warrants are exercised for cash. Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $126.5 million. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants for cash. The exercise price of the Warrants is $11.50 per share. We believe that the likelihood that holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the holders will exercise their Warrants. Warrant holders have the option to exercise their Warrants on a cashless basis in certain circumstances in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease.

We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Ordinary Shares and Warrants are listed on The Nasdaq Stock Market LLC, (“Nasdaq”) under the trading symbols “CSHR” and “CSHRW,” respectively. On May 14, 2026, the closing prices for our Ordinary Shares and Warrants on Nasdaq were $6.32 per share and $1.47 per warrant, respectively.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore eligible to take advantage of certain reduced reporting requirements applicable to other public companies.

We are also a “foreign private issuer” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act with respect to their purchases and sales of Ordinary Shares. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. See “Risk Factors — Risks Related to Ownership of Our Securities — As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. Accordingly, there will be less publicly available information concerning the Company than there is for issuers that are not foreign private issuers.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

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Neither the SEC nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED JUNE 2, 2026

Except as otherwise set forth in this Prospectus, neither we nor the Selling Shareholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this Prospectus outside the United States. Persons outside the United States who come into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this Prospectus outside the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Shareholders named in this Prospectus may, from time to time, sell the Resale Shares described in this Prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by us and the Selling Shareholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this Prospectus. If there is any inconsistency between the information contained in this Prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this Prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this Prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Shareholders have not, authorized anyone to provide you with information different from that contained in this Prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this Prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this Prospectus is accurate as of any other date.

The Selling Shareholders may offer and sell the Resale Shares directly to purchasers, through agents selected by the Selling Shareholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of Resale Shares. See “Plan of Distribution.”

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus contains:

•        the consolidated financial statements of CoinShares PLC as of December 31, 2025 and for the period from August 29, 2025 (inception) to December 31, 2025;

•        the consolidated financial statements of CSIL as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025; and

•        The financial statements of Odysseus (Cayman) Limited (formerly, Vine Hill Capital Investment Corp.) as of December 31, 2025 and 2024 and for the year ended December 31, 2025 and the period from May 24, 2024 (inception) through December 31, 2024.

CoinShares, CSIL’s and Odysseus (Cayman) Limited’s financial statements included in this Prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Presentation of financial information in accordance with U.S. GAAP requires CoinShares’, CSIL’s and Odysseus (Cayman) Limited’s management to make various estimates and assumptions which may impact the values shown in the historic financial information contained herein. The actual values may differ from such assumptions.

In this Prospectus, unless otherwise specified, all monetary amounts are in U.S. dollars, all references to “$,” “US$,” “USD” and “dollars” mean U.S. dollars.

EXCHANGE RATES

The Company’s reporting currency is the U.S. dollar. The determination of the functional and reporting currency of the Company is based on the primary currency in which the Company operates.

The translation of foreign currencies into U.S. dollars is performed for assets and liabilities at the end of each reporting period based on the then current exchange rates. For revenue and expense accounts, an average monthly foreign currency rate is applied. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars will be recorded as part of a separate component of shareholders’ deficit and reported in the Company’s financial statements. Foreign currency transaction gains and losses will be included in other income (expense), net for the period.

CSIL’s reporting currency presented in the consolidated financial statements contained elsewhere in this Prospectus have been presented in U.S. dollars. Historically, CSIL has presented its consolidated financial statements with a reporting currency of British Pounds Sterling, see CSIL’s audited consolidated financial statements included elsewhere in this Prospectus. The determination of the functional currency of each company in the group is generally based on the primary currency in which the company operates, CSIL’s functional currency up until January 1, 2025 was determined to be British Pounds Sterling, subsequent to this date it was determined to be U.S. dollars. Foreign currency transactions are translated into the functional currency of the relevant group company entity using the exchange rates prevailing at the dates of the transactions. At each reporting date, monetary assets and liabilities denominated in a foreign currency are translated into the functional currency of the relevant group company entity at the closing exchange rate. Non-monetary assets and liabilities denominated in a foreign currency and measured at historical cost, are initially translated into the functional currency of the relevant group company entity at the date of the transaction, and are not subsequently re-translated. Non-monetary assets and liabilities denominated in a foreign currency and measured at fair value, are measured using the exchange rate at each date the fair value is determined.

Foreign exchange gains and losses resulting from the settlement of transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit and loss.

Foreign exchange gains and losses from the translation of assets and liabilities measured at fair value are recognized as part of the fair value gain or loss.

NON-GAAP FINANCIAL MEASURES

Included in this Prospectus are certain financial measures not based on U.S. GAAP, including Revenue and gains from operations and Capital markets revenues and gains (together, the “Non-GAAP Measures”), as well as key performance indicators and operating metrics, including Segment EBITDA and Assets Under Management (AUM). Non-GAAP Measures are used by management, in addition to U.S. GAAP financial measures, to understand and compare our operating results across accounting periods, for risk management and operational decision-making. Non-GAAP Measures provide investors with additional information in evaluating the Company’s operating performance. These Non-GAAP financial measures have been prepared by, and are the responsibility of management, and have not been audited or reviewed by our independent registered public accounting firm. These Non-GAAP financial measurements should be considered in context with our U.S. GAAP results.

Management uses the Non-GAAP Measures:

•        as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations;

•        for planning purposes, including the preparation of our internal annual operating budget and financial projections;

•        to evaluate the performance and effectiveness of our strategic initiatives; and

•        to primarily support product operations, investor redemptions, and hedging activities.

The Non-GAAP Measures may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner. We present the Non-GAAP Measures because we consider them to be important supplemental measures of our performance, and we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our sector. Management believes that investors’ understanding of our performance is enhanced by including the Non-GAAP Measures as a reasonable basis for comparing our ongoing results of operations. By providing the Non-GAAP Measures, together with reconciliations to U.S. GAAP, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Items excluded from the Non-GAAP Measures are significant components in understanding and assessing financial performance. The Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation, or as an alternative to, or a substitute for loss for the year, revenue or other financial statement data presented in our consolidated financial statements as indicators of financial performance. Some of the limitations are:

•        such measures do not reflect our share-based payments, income tax benefit/(expense) or the amounts necessary to pay our taxes;

•        other companies may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, our Available capital position should not be considered as measure of discretionary cash balances and proprietary assets to primarily support product operations, investor redemptions, and hedging activities and are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with US GAAP. In addition, the Non-GAAP Measures we use may differ from the Non-GAAP financial measures used by other companies and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with US GAAP. Furthermore, not all companies or analysts may calculate similarly titled measures in the same manner. We compensate for these limitations by relying primarily on our US GAAP results and using the Non-GAAP Measures only as supplemental measures.

See “Management’s discussion and analysis — Non-GAAP Information” for our definitions of these Non-GAAP Measures and operating metrics including a reconciliation of each of these non-GAAP measures to its most directly comparable financial measure calculated in accordance with U.S. GAAP.

MARKET AND INDUSTRY DATA

Information contained in this Prospectus concerning the market and the industry in which the Company operates, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by the Company based on such sources and the Company’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. The Company has not independently verified this third-party information. The industry in which the Company operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this Prospectus are subject to change based on various factors, including those described in the sections of this Prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to Our Business and Industry” and elsewhere in this Prospectus.

TRADEMARKS AND TRADE NAMES

We and our respective subsidiaries own or have rights to various trademarks, service marks, and trade names used in connection with the operation of the respective businesses. This prospectus also contains trademarks, service marks, and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names, or products in this Prospectus is not intended to create, and does not imply, a relationship with us, or an endorsement, or sponsorship by us. Solely for convenience, the trademarks, service marks, and trade names referred to in this Prospectus may appear with or without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

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CERTAIN DEFINED TERMS

The following terms used in this Prospectus have the meanings indicated below:

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement.

“AUM” means assets under management.

“BDO” means BDO LLP, the Company’s independent registered public accounting firm.

“BitGo” means BitGo Trust Company, Inc.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, as described in this Prospectus.

“Business Combination Agreement” means the Business Combination Agreement, dated as of September 8, 2025, by and among the Company, CSIL, Vine Hill, and SPAC Merger Sub.

“Closing Date” means March 31, 2026, the date on which the Business Combination was consummated.

“CMA” means the Collateral Management Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“CoinShares” means CoinShares PLC (formerly known as Odysseus Holdings Limited), a company incorporated under the laws of Jersey, Channel Islands, together with its consolidated subsidiaries.

“Commitment Fee Shares” means the 1,666,667 Ordinary Shares issued to the PIPE Investor as a commitment fee pursuant to the PIPE Subscription Agreement, immediately prior to the effective time of the Scheme of Arrangement.

“Company” means CoinShares PLC (formerly known as Odysseus Holdings Limited), a company incorporated under the laws of Jersey, Channel Islands, together with its consolidated subsidiaries.

“Company Option” means an option to purchase a number of Ordinary Shares issued in exchange for an unvested CSIL Option pursuant to the Scheme of Arrangement.

“CSCM” means CoinShares Capital Markets (Jersey) Limited.

“CSDSL” means CoinShares Digital Securities Limited.

“CSIL” means CoinShares International Limited, a company incorporated under the Companies (Jersey) Law 1991, and a wholly-owned indirect subsidiary of the Company following the consummation of the Business Combination.

“CSIL Option” means an option to purchase CSIL Shares outstanding immediately prior to the effective time of the Scheme of Arrangement.

“CSIL Shares” means the ordinary shares of CSIL outstanding immediately prior to the effective time of the Scheme of Arrangement.

“DTC” means The Depository Trust Company.

“EGC” means an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act.

“Effective Time” means the effective time of the SPAC Merger.

“Equity Exchange Ratio” means the quotient obtained by dividing the Equity Value Per Share by $10.00, being approximately 1.8237.

“Equity Value Per Share” means the quotient obtained by dividing $1.2 billion by the number of Fully Diluted Equity Securities, being approximately $18.237.

“ETPs” means exchange-traded products.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary General Meeting” means the extraordinary general meeting of Vine Hill held to approve the Business Combination.

“FASB” means the Financial Accounting Standards Board.

“foreign private issuer” means a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.

“Fully Diluted Equity Securities” means (a) CSIL Shares issued and outstanding immediately prior to the effective time of the Scheme of Arrangement (other than the PIPE Shares) and (b) CSIL Shares that, immediately prior to the effective time of the Scheme of Arrangement, would be issued if CSIL Options, whether vested or unvested, were net settled by withholding CSIL Shares upon exercise.

“Holdco” means CoinShares PLC (formerly known as Odysseus Holdings Limited).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Komainu” means Komainu (Jersey) Limited.

“Lock-Up Agreement” means the lock-up agreement entered into by the Lock-Up Parties in connection with the Business Combination, as described in this Prospectus.

“Lock-Up Party” means each person who is party to the Lock-Up Agreement.

“Mergers” means, collectively, the Scheme of Arrangement together with the SPAC Merger.

“MiCA” means Regulation (EU) 2023/1114 of the European Parliament and of the Council of 31 May 2023 on markets in crypto-assets.

“Nasdaq” means the Nasdaq Global Select Market.

“non-GAAP financial measures” means non-GAAP financial measures as defined in Regulation G or Item 10(e) of Regulation S-K under the Securities Act.

“Note Programs” means the CoinShares Physical ETP Program together with the XBT Note Program and the XBT Physical ETP Program.

“Ordinary Shares” means the ordinary shares, no par value, of CoinShares PLC.

“PFIC” means a passive foreign investment company, as defined for U.S. federal income tax purposes.

“PIPE Investment” means the private placement of Ordinary Shares consummated immediately prior to the effective time of the Scheme of Arrangement pursuant to the PIPE Subscription Agreement.

“PIPE Investment Shares” means the 4,897,980 Ordinary Shares purchased by the PIPE Investor pursuant to the PIPE Subscription Agreement (as reduced by the 102,020 Vine Hill Class A Shares held and not redeemed by the PIPE Investor).

“PIPE Investor” means the institutional investor party to the PIPE Subscription Agreement.

“PIPE Shares” means the PIPE Investment Shares together with the Commitment Fee Shares.

“PIPE Subscription Agreement” means the subscription agreement entered into between the Company, CSIL, and the PIPE Investor in connection with the Business Combination.

“Placement Fee” means the contingent cash placement fee equal to 5% of proceeds raised in financings related to the Business Combination.

“Proxy Statement/Prospectus” means the final prospectus of the Company and definitive proxy statement of Vine Hill, dated March 16, 2026.

“Registrable Securities” means the securities of the Company that are entitled to registration rights pursuant to the Shareholder and Registration Rights Agreement.

“Registration Rights Holders” means the persons party to the Shareholder and Registration Rights Agreement entitled to registration rights thereunder.

“Resale Shares” means the Ordinary Shares and Warrants being registered for offer and resale by the Selling Shareholders pursuant to this Prospectus.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Scheme” or “Scheme of Arrangement” means the court-sanctioned scheme of arrangement under the Companies (Jersey) Law 1991 pursuant to which CSIL became a wholly-owned indirect subsidiary of the Company.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Shareholders” means the Selling Shareholders identified in this Prospectus, including their respective transferees, donees, pledgees, and other successors-in-interest.

“Shareholder and Registration Rights Agreement” means the Shareholder and Registration Rights Agreement, dated as of March 31, 2026, by and among the Company, SPAC Merger Sub, the Sponsor, and each of the persons listed on the signature pages thereto.

“SPAC Merger” means the merger of Vine Hill with and into SPAC Merger Sub, with SPAC Merger Sub surviving as a direct, wholly-owned subsidiary of the Company.

“SPAC Merger Sub” means Odysseus (Cayman) Limited, a Cayman Islands exempted company and wholly-owned subsidiary of the Company.

“Sponsor” means Vine Hill Capital Sponsor I LLC.

“Sponsor Forfeited Shares” means the 2,933,333 shares forfeited and surrendered by the Sponsor in connection with the Business Combination.

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of September 8, 2025, entered into in connection with the Business Combination.

“Trading Day” means any day on which the Nasdaq is open for trading.

“Trust” means a grantor trust in respect of which CoinShares or one of its affiliates acts as sponsor.

“Trust Account” means the trust account established by Vine Hill at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, acting as trustee, in which the proceeds of Vine Hill’s initial public offering were held pending the consummation of the Business Combination.

“U.S. GAAP” means U.S. generally accepted accounting principles.

“U.S. Holder” means a beneficial owner of Ordinary Shares or Warrants that is a “U.S. person” as defined in the “Material U.S. Federal Income Tax Considerations” section of this Prospectus.

“underwriters” means underwriters within the meaning of the Securities Act.

“Vine Hill” means Vine Hill Capital Investment Corp., a Cayman Islands exempted company and special purpose acquisition company.

“Vine Hill Class A Shares” means the Class A ordinary shares of Vine Hill outstanding immediately prior to the effective time of the SPAC Merger.

“Vine Hill Class B Shares” means the Class B ordinary shares of Vine Hill held by the Sponsor prior to the effective time of the SPAC Merger.

“Vine Hill Private Warrants” means the warrants purchased by the Sponsor in a private placement consummated concurrently with the Vine Hill initial public offering.

“Vine Hill Public Warrant” means each public warrant of Vine Hill outstanding immediately prior to the effective time of the SPAC Merger, which was assumed by the Company as a Warrant at the effective time of the SPAC Merger.

“Warrant Agreement” means the Warrant Agreement, dated as of September 5, 2024, by and between Vine Hill and Continental Stock Transfer & Trust Company, as assumed and amended by the Warrant Assignment, Assumption and Amendment Agreement, dated as of March 31, 2026, by and among Vine Hill, the Company, Continental Stock Transfer & Trust Company, Computershare Inc., and Computershare Trust Company, N.A.

“Warrants” means the warrants of the Company, each exercisable for one Ordinary Share at an exercise price of $11.50 per share, issued in exchange for the Vine Hill Public Warrants pursuant to the Warrant Agreement.

“Withum” means WithumSmith+Brown, PC, the former independent registered public accounting firm of the Company.

“XBT Note Program” means the program under which XBT Notes are issued by CoinShares XBT Provider.

“XBT Notes” means the certificates issued under the XBT Note Program.

“XBT Physical ETP Program” means the physically-backed ETP program of CoinShares XBT Provider.

“Zodia Europe” means Zodia Custody (Europe) S.A.

“Zodia UK” means Zodia Custody Limited.

“$” means the lawful currency of the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reflect our current views with respect to, among other things, our respective capital resources, portfolio performance and results of operations. Likewise, all of our statements regarding anticipated growth in operations, anticipated market conditions, demographics and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “anticipates,” “approximately,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “seeks,” “should,” “will” or the negative version of these words or other comparable words or phrases.

Forward-looking statements contained in this Prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•        risks relating to the lack of projected financial information with respect to the Company;

•        our ability to successfully commercialize our operations;

•        general economic uncertainty;

•        the volatility of currency exchange rates;

•        our ability to obtain and maintain financing arrangements on attractive terms;

•        our ability to manage growth;

•        our ability to maintain the listing of our securities on Nasdaq or any other national exchange;

•        risks related to the rollout of our business and expansion strategy;

•        the effects of competition on our future business;

•        potential disruption in our employee retention as a result of the Business Combination;

•        the impact of and changes in governmental regulations or the enforcement thereof, tax laws and rates, accounting guidance and similar matters in regions in which we operate or will operate in the future;

•        potential litigation, governmental or regulatory proceedings, investigations or inquiries involving the Company including in relation to the Business Combination;

•        the effectiveness of our internal controls and its corporate policies and procedures;

•        changes in personnel and availability of qualified personnel;

•        potential write-downs, write-offs, restructuring and impairment or other charges required to be taken by the Company;

•        significant business disruptions resulting from natural or other disasters (including, but not limited to, health emergencies such as pandemics or epidemics, acts of war (including, but not limited to the war between Ukraine and Russia, the conflict between Israel and Hamas and the ongoing conflict in Iran and the Middle East) or terrorism);

•        the volatility of the market price and liquidity of Ordinary Shares and our other securities; and

•        other risks and uncertainties, including those listed under the section titled “Risk Factors.”

x

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this Prospectus, except as required by applicable law. For a further discussion of these and other factors that could cause our future results, performance or transactions to differ significantly from those expressed in any forward-looking statement, please see the section entitled “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).

PROSPECTUS SUMMARY

Overview

CoinShares PLC (formerly Odysseus Holdings Limited) is a company incorporated under the laws of Jersey, Channel Islands on August 29, 2025. The Company is an asset manager specialized in digital assets operating an institutional-grade platform with integrated capital markets capabilities. The Company combines recurring fee-based revenues with balance sheet-driven, yield-oriented returns.

Our executive offices are located at 2 Hill Street, St. Helier, JE2 4UA, Jersey, and our telephone number is +44 1534 513 100.

Status as Emerging Growth Company

We are an “emerging growth company” as defined in the JOBS Act. The Company may take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that the Company’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. If some investors find the Company less attractive as a result, there may be a less active trading market for the Company’s securities and the prices of the Company’s securities may be more volatile.

Foreign Private Issuer

CoinShares PLC is a “foreign private issuer” as defined in the Exchange Act. As a “foreign private issuer,” we are exempt from certain rules under the Exchange Act, including certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act, our board, officers and principal shareholders are exempt from “short-swing” profit recovery provisions of Section 16 of the Exchange Act with respect to their purchases and sales of our Ordinary Shares, and we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers. See “Risk Factors — Risks Related to Ownership of Our Securities — As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and will follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers. Accordingly, there will be less publicly available information concerning the Company than there is for issuers that are not foreign private issuers.” Foreign private issuers are also not required to comply with Regulation Fair Disclosure (“Regulation FD”), which restricts the selective disclosure of material non-public information. Accordingly, there may be less publicly available information concerning the Company than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. As a “foreign private issuer,” the Company is also permitted to follow certain home country corporate governance practices in lieu of the requirements of the Nasdaq Listing Rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with the Nasdaq Rule 5600 Series and certain other Nasdaq Listing Rules. We rely on the exemptions available to foreign private issuers listed in the section entitled “Management — Foreign Private Issuer Status,” and we may rely on additional exemptions in the future.

Risk Factors (Page 7)

The following summary highlights certain risks but does not purport to identify all of the risks that we face nor all the risks associated with any of our products. It is not a substitute for, and should be read together with, the discussion of risk factors included below and any disclosure document published by the Company in relation to any of its securities or products. An investment in our securities involves significant risks. The following is a summary of the principal risk factors that could materially and adversely affect our business, financial condition, financial performance, regulatory status, reputation, operational performance, results of operations and the market price of our securities. Additional discussion of the risks summarized below, together with other risks that may be material, is contained in the discussion that follows this summary. You should carefully consider all of the risk factors discussed in this Prospectus before making any investment decision.

Risks Related to Our Business and Industry

•        Our operating results have and will significantly fluctuate due to a variety of factors, including the highly volatile nature and price of digital assets.

•        Our revenues and net income would likely be adversely affected by any reduction in assets under management (“AUM”), whether as a result of market declines, net outflows or redemptions, each of which would reduce the investment management fees we earn.

•        Digital assets represent a new and rapidly evolving industry, and the market price of our securities may be impacted by the acceptance of Bitcoin and other digital assets.

•        The prices and valuations of digital assets are extraordinarily volatile.

•        We hold stablecoins which are subject to de-pegging risk, reserve adequacy concerns, issuer insolvency and evolving regulatory treatment. A stablecoin issuer’s failure to honor redemption obligations could undermine confidence in digital assets more broadly.

•        Risks may differ between various digital assets and the underlying protocols.

•        Due to a lack of familiarity and some negative publicity associated with digital asset trading platforms, protocols and ecosystems, existing and potential investors, counterparties and regulators may lose confidence in digital asset trading platforms, protocols, ecosystems or exchanges.

•        Our third-party service providers’ failure to safeguard and manage our investors’ funds and/or digital assets could adversely impact our business, operating results and financial condition.

•        Our trading and lending activities expose us to digital asset price fluctuations, counterparty risk, borrower default and exchange outages.

•        Our decentralized finance (“DeFi”) activities carry additional risks including smart contract vulnerabilities, protocol attacks and regulatory enforcement.

•        We may be unable to develop new products and services, or manage effectively the risks associated with new products and services, in a highly competitive and rapidly evolving market, leading to reductions in AUM, revenues, and net income.

•        The accounting rules and regulations that we must comply with are complex and subject to interpretation and promulgation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants (“AICPA”), the SEC, and various other relevant bodies.

•        Application of tax laws and changes to them could adversely impact our financial position and operating results.

•        Changes in the governance of a digital asset network may not receive sufficient support from users and miners or validators, which may negatively affect that digital asset network’s ability to grow and respond to challenges.

•        Because our long-term success depends, in part, on the ability to expand sales to investors inside the United States and other global markets, thereby increasing our AUM, our business is susceptible to risks associated with operations that are international to us.

•        If our reputation is harmed, we could suffer losses in our AUM, revenues and net income.

•        We operate in a highly competitive industry and we may compete against unregulated or less regulated companies in jurisdictions other than those in which we operate and companies with greater financial and other resources and our business, operating results and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

•        Poor investment performance of our products could reduce the level of our AUM or affect sales of our products and negatively impact our revenues and net income.

•        Our investment products, investors and, to the extent of our investment in such investment products, we, could incur losses if the allowance for credit losses, including loan and lending-related commitment reserves, of portfolio-level investments is inadequate or if our expectations of future economic conditions deteriorate.

Risks Related to Legal, Compliance and Regulations

•        The industry that we operate in is highly regulated in the countries in which we operate and any enforcement action or proceeding against us or significant changes in the laws or regulations governing our business or industry could damage our reputation or decrease our AUM, revenues, net income and liquidity.

•        The asset management business is highly regulated and regulators may apply or interpret these regulations with respect to digital assets in novel and unexpected ways.

•        The regulatory landscape for digital assets continues to evolve and how CoinShares will be affected is uncertain.

•        While the SEC has issued an interpretation providing a token taxonomy under which certain categories of digital assets are not securities and addressing how a “non-security crypto asset” may become subject to, and cease to be subject to, an investment contract, a particular digital asset, digital asset transaction, or product or service offering’s status as a security in any relevant jurisdiction may be subject to a high degree of uncertainty.

•        If we are deemed an “investment company” subject to regulation under the Investment Company Act, we may be required to institute burdensome compliance requirements which could make it impractical for us to continue our business as contemplated, which would have a material adverse effect on our business.

•        We currently trade our digital asset holdings primarily on non-U.S. digital asset exchanges, which may subject us to regulatory uncertainty in foreign jurisdictions.

•        We may be classified as a passive foreign investment company now or in the future, which could result in adverse U.S. federal income tax consequences to U.S. investors.

Risks Related to our Operations

•        Our investment management professionals and other key employees are a vital part of our ability to attract and retain investors and the loss of key individuals, or a significant portion of those professionals could result in a reduction of our AUM, revenues and net income.

•        Third parties are subject to credit risk in relation to our Note Programs (as defined below).

•        A substantial portion of the Company’s revenue is derived from the XBT Note Program (as defined below).

•        We may fail to maintain the listing requirements related to our exchange-traded products (“ETPs”).

•        We depend on information technology and any failures of or damage to, attack on or unauthorized access to our information technology systems or facilities or those of third parties with which we do business or that facilitate our business activities, including as a result of cyber-attacks, could result in significant limits on our ability to conduct our operations and activities, costs and reputational damage.

•        Our business is vulnerable to deficiencies and failures in support systems, including data management and customer service functions that could lead to breaches and errors or reputational harm, resulting in loss of investors or claims against us or our subsidiaries.

•        Disruptions in the markets, to market participants and to the operations of third parties whose functions are integral to our exchange-traded fund (“ETF”), ETP and other related investment platforms may adversely affect the prices at which ETFs, ETPs and other related investment platforms trade, particularly during periods of market volatility.

•        Failure to comply with client contractual requirements and/or investment guidelines could result in costs of correction, damage awards and/or regulatory fines and penalties against us and loss of revenues due to client terminations.

•        We primarily trade our digital asset holdings in secondary market transactions on non-U.S. digital asset exchanges that blindly match buyers and sellers, which have been determined to be non-securities transactions by a U.S. federal court.

•        Our information regarding prior performance may not prove to be reflective of future results.

•        The Company and CSIL have identified material weaknesses in its internal control over financial reporting. If the Company is unable to remediate these material weaknesses or properly identify other potential material weaknesses, it could lead to errors in the Company’s financial reporting, which could adversely affect the Company’s business and the market price of the Company’s securities.

Risks Related to the Company’s Securities

•        The requirements of being a public company in the United States may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that result from being a public company in the United States may be greater than we anticipate.

•        The Articles of Association of the Company (the “Articles”) designate Jersey courts as the exclusive forum for certain types of actions and proceedings and the federal district courts as the exclusive forum for Securities Act claims, which could limit shareholders’ ability to choose the judicial forum for disputes with the Company or our directors, officers, shareholders or employees.

•        The Company is an “emerging growth company” and the Company cannot be certain if the reduced reporting and disclosure requirements applicable to “emerging growth companies” will make the Company’s securities less attractive to investors.

•        The Company is subject to reporting requirements. If the Company fails to comply or lacks the appropriate internal controls, it could be subject to sanctions or investigations by the SEC or other regulatory authorities.

•        There is no guarantee that the Warrants will ever be in the money and they may expire worthless. The Warrants may have an adverse effect on the market price of the Ordinary Shares.

As mentioned above, the foregoing is only a summary of the principal risks facing the Company and should be read in conjunction with the more detailed discussion of each risk factor set out in the remainder of this section. Additional risks not presently known to us or that we currently consider immaterial may also adversely affect our business, financial condition, results of operations and the market price of our securities.

Recent developments

CoinShares International Limited announced payment of a dividend in February 2026 in the amount of approximately $21.5 million. The dividend was subsequently paid on March 20, 2026.

Coinshares International Limited repaid, subsequent to the year end December 31, 2025, the entire loan outstanding with Reyl Bank, of which $28.1 million was outstanding at December 31, 2025.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this Prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Issuer	CoinShares PLC
Ordinary Shares offered by us	Up to 10,999,993 Ordinary Shares issuable upon the exercise of 10,999,993 Warrants.
Ordinary Shares that may be offered and sold from time to time by the Selling Shareholders

Up to 105,610,080 Ordinary Shares, including up to (i) 94,244,149 Ordinary Shares issued to former shareholders of CSIL pursuant to the Scheme of Arrangement; (ii) 6,564,647 Ordinary Shares issued in exchange for PIPE Shares, consisting of 4,897,980 Ordinary Shares issued to the PIPE Investor in exchange for PIPE Investment Shares and 1,666,667 Ordinary Shares issued to the PIPE Investor in exchange for Commitment Fee Shares; (iii) 4,400,001 Ordinary Shares issued to the Sponsor pursuant to the SPAC Merger; and (iv) 401,283 Ordinary Shares issuable upon the exercise of Company Options held by certain Selling Shareholders.

Terms of offering

We will issue Ordinary Shares upon exercise of Warrants pursuant to the terms of the Warrant Agreement.

The Resale Shares offered for resale by this Prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Shareholders may determine. See “Plan of Distribution.”

Terms of Warrants

Each Warrant entitles the holder to purchase one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment pursuant to the terms of the Warrant Agreement.

All Warrants expire on March 31, 2031 at 5:00 p.m., New York City time.

Transfer restrictions

95,762,773 Ordinary Shares, held by or issuable to, the Registration Rights Holders are not transferrable for a period of six (6) months after the Closing, which ends after September 30, 2026, on the terms and subject to the conditions and exceptions set forth in the Shareholder and Registration Rights Agreement. See “Certain Relationships and the Related Party Transactions.”

Warrants issued and outstanding (as of the date of this Prospectus)	10,999,993 Warrants
Use of proceeds

All of the Ordinary Shares and the Warrants offered by the Selling Shareholders pursuant to this Prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this Prospectus, as described in the section titled “Plan of Distribution.”

Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $126.5 million. If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants for cash. The exercise price of the Warrants is $11.50 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. On May 14, 2026, the closing prices for our Ordinary Shares and Warrants on Nasdaq were $6.32 per share and $1.47 per warrant, respectively. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Warrant holders have the option to exercise their Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease.

Dividend Policy

Prior to the completion of the merger, a dividend was paid in respect of the 2025 financial year. The Board of Directors evaluates the Company’s capital allocation strategy, including the payment of dividends, based on the Company’s results of operations, financial condition, capital requirements, strategic priorities and other relevant factors, including tax considerations. The Company does not currently intend to pay dividends in the foreseeable future, and no assurance can be given that any dividends will be declared.

Market for our Ordinary Shares and Public Warrants	Our Ordinary Shares and Warrants are listed on Nasdaq under the symbols “CSHR” and “CSHRW,” respectively.
Ordinary Shares Outstanding Before Offering	131,780,209
Ordinary Shares Outstanding After Offering	142,780,202, excluding 784,260 Ordinary Shares issuable upon exercise of unvested Company Options.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described below and the other information contained in this Prospectus, including the financial statements and notes to the financial statements included herein, in evaluating your decision to buy our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the business of the Company. Unless the context otherwise requires, references in this “Risk Factors” to “we”, “us”, “our”, and “the Company” refer to CoinShares and its consolidated subsidiaries.

Risks Related to Our Business and Industry

Our operating results have and will significantly fluctuate due to a variety of factors, including the highly volatile nature of digital assets.

Our leading sources of revenue are dependent on digital assets and the broader crypto economy. Our operating results have and will significantly fluctuate due to a variety of factors, including the highly volatile nature of digital assets. Significant positive or negative changes in digital assets’ prices (whether individually or in the aggregate) will not necessarily result in similar benefit or impairment to our operating results and financial condition. Our operating results will continue to fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances are outside of our control, including:

•        our dependence on offerings that are dependent on digital asset trading activity or valuations, including trading volumes, liquidity and the prevailing trading prices for digital assets, whose trading prices, liquidity and volumes can be highly volatile;

•        our ability to attract, maintain and grow our investor and product base;

•        changes in the legislative or regulatory environment or actions by governments or regulators, including fines orders or consent decrees;

•        legislative or regulatory changes that impact our ability to offer certain products or services;

•        the impact of environmental, social and governance concerns surrounding digital assets;

•        pricing for our products and services;

•        investments we make in the development of products and services as well as technology offered to our ecosystem partners, international expansion and sales and marketing;

•        our utilization of and dependence on centralized digital asset trading platforms and OTC markets that are approved primarily based on our due diligence review;

•        macroeconomic conditions, including increased interest rates, geopolitical tensions and decreased trading in global markets or decreased demand for financial services products generally;

•        disputes with our service providers or regulators, adverse legal proceedings or regulatory enforcement actions, judgments, settlements or other legal proceeding and enforcement-related costs;

•        the development and introduction of existing and new products and services by us or our competitors;

•        increases in operating expenses that we expect to incur to grow and expand our operations and to remain competitive;

•        the timing and amount of non-cash expenses, such as stock-based compensation and asset impairment;

•        system failure or outages, including with respect to third-party digital asset networks, decentralized finance protocols, breaches of security or privacy or any inaccessibility of the third-party digital asset networks or decentralized finance protocols due to our or third-party actions;

•        changes in the overall tax rate for our business, changes in tax laws or judicial or regulatory interpretations of tax laws and any adverse U.S. federal income tax consequences should we be classified as a PFIC (as defined below);

•        changes in accounting standards, policies, guidance and interpretations or principles;

•        changes in requirements imposed on us by regulators or by our counterparties, including net capital requirements imposed by the SEC, the U.S. Financial Industry Regulatory Authority (“FINRA”), the Jersey Financial Services Commission (“JFSC”), the French Financial Markets Authority (Autorité des Marchés Financiers) (“AMF”), the European Securities and Markets Authority (“ESMA”) and other regulatory authorities in the jurisdictions in which we or our broker-dealers operate;

•        our ability to attract and retain talent;

•        our ability to compete with our competitors; and

•        general economic conditions in either domestic or international markets, including the impact of pandemics.

As a result of these factors, it is difficult for us to forecast growth trends accurately and our business and future prospects are difficult to evaluate, particularly in the short term. In light of the rapidly evolving nature of our business and the crypto economy, period-to-period comparisons of our operating results may not be meaningful and you should not rely upon them as an indication of future performance. Expenses reflected in our financial statements may be significantly different from historical or projected rates. Our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. As a result, the market price of our securities may increase or decrease significantly.

Our revenues and net income would likely be adversely affected by any reduction in AUM as a result of either a decline in market value of such assets, net outflows or redemptions, each of which would reduce the investment management fees we earn.

We derive a significant portion of our revenue from investment management contracts with authorized participants. Under these contracts, the investment management fees paid to us are generally based on the market value of AUM, which may decline for various reasons. For any period in which revenues decline, our net income and operating profit would likely decline by a greater proportion because a majority of our expenses remain fixed. Factors that could decrease AUM, revenues and net income include the following:

Declines in the market value of AUM in investor portfolios.    We cannot predict whether volatility in the markets will result in substantial or sustained declines in the markets generally or result in price declines in market segments in which our AUM are concentrated. Any of the foregoing could negatively impact the market value of our AUM, revenues and net income.

Redemptions and other withdrawals from or shifting among client portfolios.    These changes could be caused by investors reducing their investments in CoinShares’ products generally or in the market segments in which we focus; investors taking profits from their investments; and portfolio risk characteristics, which could cause investors to move assets to other investment managers. Furthermore, the fees we earn vary with the types of assets being managed, with higher fees earned on actively managed equity and balanced accounts, alternative asset products and lower fees earned on fixed income, stable value accounts and passively managed products. Our revenues and net income may decline further if investors shift their investments to lower fee accounts, thereby reducing our AUM.

Digital assets represent a new and rapidly evolving industry and the market price of the Company’s securities may be impacted by the acceptance of Bitcoin and other digital assets.

Digital assets built on blockchain technologies were only introduced in 2008 and remain in the early stages of development. The Bitcoin network was first launched in 2009 and Bitcoin was the first cryptographic digital asset created to gain global adoption and critical mass. Cryptographic and algorithmic protocols governing the issuance of digital assets represent a new and rapidly evolving industry that is subject to a variety of factors, including changes in the regulatory landscape and underpinning technologies and protocols that are difficult to evaluate. Because our results of operations and the market price of the Company’s securities may be closely correlated with the acceptance and perception of Bitcoin and/or other digital assets, the realization of one or more of the following risks could materially adversely affect the market price of the Company’s securities:

•        Bitcoin and other digital assets have only recently become selectively accepted as a means of payment by some retail and commercial outlets and use of digital assets by consumers to pay such retail and commercial outlets remains limited. Banks and other established financial institutions may refuse to process funds for digital asset transactions; process wire transfers to or from digital asset trading platforms, digital asset-related companies or service providers; or maintain accounts for persons or entities transacting in digital assets. As a result, the prices of digital assets are largely determined by speculators and technology validators (e.g., miners), thus contributing to price volatility that makes retailers less likely to accept it as a form of payment in the future;

•        banks may choose to not provide banking services or may choose to cut off banking services, to businesses that participate in digital asset markets, that provide digital asset-related services or that accept digital assets as payment, which could reduce liquidity in the market and damage the public perception of digital assets generally or any one digital asset in particular, such as Bitcoin and their or its utility as a payment system, which could decrease the price of digital assets generally or individually;

•        certain privacy-preserving features have been or are expected to be introduced to some digital asset networks and digital asset trading platforms or businesses that facilitate transactions in digital assets, including Bitcoin may be at an increased risk of having banking services cut off if there is a concern that these features interfere with the performance of anti-money laundering duties and economic sanctions checks;

•        users, developers and miners may switch to or adopt certain digital assets at the expense of their engagement with other digital asset networks, which may negatively impact those networks, including the Bitcoin network; and

•        in August 2017, the Bitcoin network underwent a hard fork that resulted in the creation of a new digital asset network called Bitcoin Cash. This hard fork was contentious and as a result some users of the Bitcoin Cash network may harbor ill will toward the Bitcoin network. Any future hard fork could be similarly contentious and some users may attempt to negatively impact the use or adoption of the Bitcoin network or other digital asset networks, as may those involved in contentious hard forks of other digital assets.

Digital assets are a new asset class and represent a technological innovation and they are subject to a high degree of uncertainty, as the legal status of digital assets varies between different countries and is very much in transition. The adoption of digital assets will require growth in usage and in blockchain technology generally for various applications. Adoption of digital assets will also require greater regulatory clarity. A lack of sufficient expansion in use of digital assets and blockchain technologies would adversely affect our financial performance. In addition, there is no assurance that digital assets generally will maintain their value over the long term. If growth in the use of digital assets generally occurs in the near or medium term, there is no assurance that such use will continue to grow over the long term. A contraction in use of digital assets may result in increased volatility or a reduction in digital asset prices, which would materially and adversely affect our investment and trading strategies, the value of our assets and the value of any investment in us.

The prices and valuations of digital assets are extraordinarily volatile.

Values and valuations of digital assets are and have historically been highly volatile. The value of digital assets is based in part on market adoption and future expectations, which may or may not be realized. Fluctuations in the price of various cryptocurrencies may cause uncertainty in the market and could negatively impact trading volumes of digital assets, which would adversely affect the success of our business, financial condition and results of operations. A decline in the value of the digital assets that we hold would negatively impact our financial position. A significant portion of demand for digital assets is generated by speculators and investors seeking to profit from the short- or long-term holding of these assets. Speculation regarding future appreciation in the value of a digital asset may inflate and make the price of that digital asset more volatile.

Several factors may affect the price of digital assets, particularly cryptocurrencies, including, but not limited to:

•        global digital asset sentiment and supply and demand, which can be influenced by numerous factors, including the growth or decline of retail merchants’ and commercial businesses’ acceptance of digital assets as payment for goods and services, the security of online digital asset trading platforms and digital wallets that hold digital assets, the perception that the use and holding of digital assets is safe and secure and regulatory restrictions on their use;

•        the development and launch timeline of new digital asset networks and forthcoming upgrades designed to improve network scalability;

•        changes in the software, software requirements or hardware requirements underlying a blockchain network; such as a fork. Forks in the future are likely to occur and there is no assurance that such a fork would not result in a sustained decline in the market price of digital assets;

•        changes in the rights, obligations, incentives or rewards for the various participants in a blockchain network; for example digital assets that rely on miners or validators, sophisticated miner groups may become unduly influential over time if system or bandwidth requirements become too high and where a single personality or entity exerts an outsize influence, an adverse event impacting that individual or entity, such as an insolvency proceeding, could result in a reduction in the price of a digital assets;

•        concentration of ownership in certain digital assets by an individual or small group of holders or those within one or a small number of jurisdictions and/or large sales or distributions by such holders upon the unlocking of tokens could have an adverse effect on the market price of such digital assets;

•        the maintenance and development of the software protocol of digital assets;

•        digital asset trading platforms’ deposit and withdrawal policies and practices, liquidity on such trading platforms and interruptions in service from or failures of such trading platforms;

•        legal and regulatory measures and expected regulatory measures, if any, that affect the use and value of digital assets;

•        judicial pronouncements related to digital assets, including the treatment of digital assets in certain types of insolvencies;

•        the taxation and tax-related reporting, of transactions involving digital assets by the United States and other jurisdictions in which we operate;

•        competition for and among various cryptocurrencies that exist and market preferences and expectations with respect to adoption of individual currencies;

•        actual or perceived manipulation of the markets for digital assets;

•        actual or perceived threats that digital assets and related activities, such as mining, have adverse effects on the environment or are tied to illegal activities or, on the other hand, the correlation of the price of certain digital assets to the price of Bitcoin in particular;

•        social media posts and other public communications by high-profile individuals relating to specific cryptocurrencies or listing or other business decisions by digital asset companies relating to specific digital assets;

•        investors’ expectations with respect to the rate of inflation in the economy, monetary policies of governments, trade restrictions and currency devaluations and revaluations;

•        investors’ overall confidence in the digital asset protocols and their ecosystems and the safety and reliability of digital asset service providers, notably its trading platforms and market infrastructures; and

•        activities of stablecoin issuers, the ability of stablecoin issuers to substitute underlying assets to back the stablecoins or the decline in value of those underlying assets and future actions relating to the regulatory or accounting treatment of stablecoins.

Additionally, some purportedly decentralized digital assets may be more centralized than widely believed or may become more centralized over time, increasing the risk that an adverse event impacting an individual personality or entity could result in a reduction in the price of digital assets. While digital assets networks are typically decentralized and do not need to rely on any single government or institution to create, transmit and determine value, in reality a single personality or entity may have the ability to exert centralized authority over a network.

Some digital assets may be more difficult to value than other investments as they may be perceived to lack intrinsic value, do not confer any underlying claim on income or profits, do not constitute a liability that requires repayment and/or may not have a liquid or transparent trading market. For example, some digital asset trading platforms have created their own digital assets and used them in opaque and potentially fraudulent manners to facilitate transactions and trading relationships. Certain digital assets are thinly traded or have limited to no liquidity, making it difficult to ascertain the true value of such assets. We may not be able to sell a digital asset promptly or at a reasonable time or price. Although there may be an institutional market for certain digital assets, it is not possible to predict exactly how the market for such assets will develop or whether it will continue to exist. A digital asset that was liquid at the time of purchase may subsequently become illiquid and its value may decline as a result.

There is no assurance that digital assets (notably cryptocurrencies) will maintain their long-term value in terms of purchasing power in the future, or that acceptance of digital assets for payments by mainstream retail merchants and commercial businesses will continue to grow. Only a limited number of digital assets, including Bitcoin, have become sometimes accepted as a means of payment for some goods and services, and use of digital assets by consumers to pay at retail and commercial outlets remains very limited. In part, this is because digital assets face significant scaling obstacles that can lead to high fees or slow transaction settlement times and attempts to increase the volume of transactions may not be effective. A lack of expansion by digital assets into retail and commercial markets, or a contraction of such limited use as has developed to date, may result in increased volatility or a reduction in the value of that digital asset or digital assets generally, which has in the past, and could materially and adversely affect our investment and trading strategies, the value of our assets and the value of any investment in us.

We hold stablecoins which are subject to de-pegging risk, reserve adequacy concerns, issuer insolvency and evolving regulatory treatment. A stablecoin issuer’s failure to honor redemption obligations could undermine confidence in digital assets more broadly.

There are also volatility risks related to stablecoins, which are designed to have a relatively stable price relative to an underlying physical asset, most commonly a fiat currency, such as U.S. dollars or an exchange-traded commodity. The stability of a stablecoin results from the underlying assets backing the stablecoin that are held by the stablecoin’s issuer in reserve accounts, among other factors such as the ability of a holder to redeem the stablecoin from its issuer at par. The issuers of certain stablecoins currently retain broad discretion to determine the composition and amounts of assets held in the issuers’ accounts backing those stablecoins and to substitute assets other than the fiat currency that is initially deposited. The composition of backing assets varies considerably across popular stablecoins, with some stablecoins backed entirely by off-chain assets including cash or short-term, highly liquid assets and others backed by assets significantly less liquid than cash or cash equivalents. For example, Circle, which issues USDC, reports that it holds cash and short-term cash equivalents to back its USDC stablecoins. Meanwhile, Tether, which issues USDT, publishes a report on a quarterly basis which includes a breakdown of the consolidated total assets comprising its reserves backing USDT as of a given reporting date and according to such reports, its reserves have included commercial paper and certificates of deposit, cash and bank deposits, reverse repo notes, money market funds, treasury bills, secured loans, corporate bonds, funds and precious metals and other investments (including digital tokens). We regularly transact in and hold stablecoins. While stablecoins are meant to maintain a stable value, stablecoins are not risk-free and are not immune to fluctuations in price. A range of factors may cause stablecoins to depeg from the pegged value, including supply and demand, market volatility, market confidence and adoption, liquidity risk and technology risk. Further, a lack of applicable law and regulation has afforded discretion to certain stablecoin issuers to determine the composition and amounts of assets backing those stablecoins. There is a risk that an issuer may be unable to liquidate enough backing assets if it were to face mass redemptions of its stablecoin, which could cause the price of the stablecoin to deviate from the price of the underlying fiat currency or other asset with which the stablecoin is designed to align in price. In extreme cases, such as a request to immediately redeem all or substantially all of a particular stablecoin in circulation, even stablecoins backed by reserves comprised primarily of cash and cash equivalents may be subject to instability or an inability of the stablecoin issuer to meet all redemption requests, as the market for short-dated U.S. government obligations might not be sufficiently price stable. Market participants have increasingly shown concern about the actual underlying liquidity and reserves for dollar stablecoins such as USDT and USDC. For example, according to reports, Circle had more than $3 billion of its USDC reserve funds on deposit at SVB which became temporarily inaccessible when SVB was placed into FDIC receivership in March 2023. Although these funds were ultimately made available, concerns related to Circle’s access to these funds caused USDC to temporarily fall below its $1.00 peg and the total market capitalization of USDC decreased following this temporary de-pegging. If a stablecoin issuer were to fail to honor its redemption obligations, this could undermine public confidence in stablecoins and in digital assets more broadly, which could have a widespread impact on the crypto economy, causing the prices of other stablecoins and digital assets to become more volatile.

Some have argued that some stablecoins, particularly USDT, are (or at least were previously) improperly issued without sufficient backing and have also argued that those associated with certain stablecoins may be involved in laundering money. Volatility in stablecoins operational issues with stablecoins (for example, technical issues that prevent settlement), concerns about the sufficiency of any reserves that support stablecoins or regulatory concerns about stablecoin issuers or intermediaries, such as digital assets’ spot markets, that support stablecoins, could have a significant impact on the global crypto market and may adversely affect our business.

Because stablecoins purport to be backed by underlying reserve assets, a fundamental issue in the event of the bankruptcy or insolvency of the issuer of a given stablecoin is which party possesses beneficial ownership of the underlying reserve assets: the holder of the stablecoin or the issuer. If a particular stablecoin were structured in a manner that entitles its holder only to a contractual right to payment from the issuer (even if such payments are to be derived from the underlying assets), then the assets underlying the stablecoins may be considered to be the property of the issuer’s bankruptcy estate, such that all of the issuer’s creditors would be entitled to their pro rata share of such assets, with the stablecoin holder being treated as an unsecured creditor of the issuer. In such an event, if the issuer were to have insufficient funds or assets to satisfy the claims of its creditors, then the holder of a stablecoin would likely receive only a partial recovery and not the full purported value of its stablecoin holdings. Conversely, if a particular stablecoin were structured in a manner that entitles its holder to absolute beneficial ownership of the underlying reserve assets, whereby the issuer holds bare legal or beneficial title to the underlying assets but has no beneficial interest or property rights in such assets, then the holders would likely have a stronger claim on the underlying assets in the event of a bankruptcy or insolvency of the issuer. However, due to the novelty of stablecoins, courts have not yet tested this or considered the treatment of underlying reserve assets in the context of a bankruptcy or insolvency of a stablecoin issuer and there can be no certainty as to a court’s determination in such circumstances.

Risks may differ between various digital assets and their underlying protocols.

We may offer products that reference a wide variety of digital assets, and some of those individual digital assets may have risks that are not comparable to risks of other digital assets. Digital asset’s characteristics such as the reputation of the founders, the robustness of the underlying protocol, the individual investment thesis (often referred to as “tokenomics”), the number of developers involved in the protocol development, the use cases, the cyber security, the level of decentralization and the adoption rate of the protocol are all important to the liquidity and price of a specific digital asset and, by extension, of the product tracking such digital asset. Although digital assets’ prices may be correlated, many of their risks are not, and as a result, risks to a single digital asset may not impact other similar assets. Any of the above factors for a single digital asset could have a material adverse impact on the price of the relevant digital asset and thus on the price of the relevant product.

Due to a lack of familiarity and some negative publicity associated with digital asset trading platforms, protocols and ecosystems, existing and potential investors, counterparties and regulators may lose confidence in digital asset trading platforms, protocols, ecosystems or exchanges.

Since the inception of the crypto economy, numerous digital asset trading platforms have been sued, investigated or shut down due to fraud, manipulative practices, business failure and security breaches. In many of these instances, customers of these platforms were not compensated or made whole for their losses. Larger platforms are more appealing targets for hackers and malware and may also be more likely to be targets of regulatory enforcement actions. For example, in 2022 and 2023, each of Celsius Networks, Voyager Digital, Three Arrows Capital, FTX and Genesis declared bankruptcy. In particular, in November 2022, FTX — which was at the time one of the world’s largest and most popular digital asset trading platforms — became insolvent and it was revealed that the platform had been misusing customer assets, resulting in a loss of confidence in participants of the crypto economy and negative publicity surrounding crypto more broadly.

Further, in June 2023, the SEC initiated lawsuits against Coinbase and Binance alleging, among other things, that such firms were operating as unregistered securities exchanges in the United States and identifying a number of digital assets that the SEC alleges to be unregistered securities. In addition, in November 2023, the SEC filed a complaint against Kraken and brought similar charges, including an allegation that Kraken operated as an unregistered securities exchange, brokerage and clearing agency. In February 2025, a 60-day stay was granted in the SEC’s lawsuit against Binance in response to a joint request by both the SEC and Binance, which acknowledged that the SEC’s newly formed Crypto Task Force’s focus on developing a federal securities laws framework for digital assets may resolve the case. In February 2025, Coinbase and the SEC entered into a court-approved joint stipulation to dismiss the SEC’s lawsuit with prejudice. In March 2025, Kraken and the SEC jointly dismissed the SEC’s lawsuit with prejudice. Several other digital assets market participants have also announced that the SEC informed them that the SEC was terminating its investigation or enforcement action into their firm. In November 2023, Binance pleaded guilty to the Justice Department’s investigations into violations relating to the Bank Secrecy Act (“BSA”), failure to register as a money transmitting business and the International Emergency Economic Powers Act and the founder of Binance pleaded guilty to failing to maintain an effective anti-money laundering (“AML”) program in violation of the BSA. As part of the settlement, Binance separately reached resolutions with the CFTC, FinCEN and OFAC; however, its case against the SEC’s allegations remains ongoing and Coinbase and Kraken have also denied the SEC’s allegations. The Justice Department in April 2025 issued a memorandum indicating that it will prioritize cases related to digital assets’ use in crimes of fraud, terrorism, drugs and human trafficking organized crime, hacking and gang financing, while other sorts of cases related to digital assets will be deprioritized. As a result, the outcome of these lawsuits and other lawsuits (to the extent not yet dismissed), their effect on the broader crypto economy and the reputational impact on industry participants, remain uncertain and notwithstanding the foregoing, there can be no guarantee that the SEC will not bring similar claims involving these or other digital assets in the future.

In addition, there have been reports that a significant amount of trading volume on digital asset trading platforms is fabricated and false in nature. Such reports may indicate that the market for digital asset trading platform activities is significantly smaller than otherwise understood.

Negative perception, a lack of stability and standardized regulation in the crypto economy and the closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, hackers or malware or government mandated regulation and associated losses suffered by customers may reduce confidence in the crypto economy and result in greater volatility of the prices of assets, including significant depreciation in value. Any of these events could have an adverse impact on our reputation, financial condition and our business.

Our and our third-party service providers’ failure to safeguard and manage our and our investors’ funds and/or digital assets could adversely impact our business, operating results and financial condition.

We may from time-to-time deposit, transfer and hold in custody with third-party custodians, customer funds and digital assets. These include regulated digital asset custodians (used by us for custody), exchanges (used by us for trading activities) and fixed income counterparties (on which we generate yield). Our policies, procedures, operational controls and controls over financial reporting are designed to protect us from material risks surrounding commingling of assets, conflicts of interest and the safeguarding of digital assets and customer funds deposited, transferred or held in custody with third-party custodians across jurisdictions. In addition, our security technology is designed to prevent, detect and mitigate inappropriate access to our systems, by internal or external threats.

Our Know Your Customer (“KYC”) and AML onboarding processes are designed to verify the identity of our customers and counterparties, manage associated risks and prevent offers and sales of some digital assets and other products and services to certain persons. We have tailored our AML and KYC protocols to each of our business lines. For example, in our Capital Markets business, our funds either perform AML and KYC in-house at the relevant regulated entity or rely on an industry-standard fund administrator under our oversight, which requires all investors to undergo a due diligence process similar to that of broker-dealers and when dealing with our lending counter-parties, we rely on our in-house compliance team, with in-house personnel collecting documentation required for onboarding, which performs AML due diligence using those materials.

While we have implemented certain processes with respect to our KYC and AML measures, due to the nature of the digital assets industry and technology, including the pseudonymous nature of blockchain transactions and post-transactions screening, we may inadvertently or without our knowledge engage in transactions with persons named on OFAC’s Specially Designated Nationals list or other blocked or sanctioned persons in connection with our interactions with a blockchain. Further, fraudulent and illegal transactions and prohibited status could be difficult or impossible for us and our partners, suppliers and vendors to detect in some circumstances. Certain blockchain nodes we may interact with, or that our users may rely upon, do not implement OFAC sanctions screening. Our EU and U.K. regulated subsidiaries are also subject to EU restrictive measures (including Council Regulations (EU) 269/2014 and 833/2014), the French asset-freezing regime under Articles L.562-1 et seq. of the Code monétaire et financier, and the U.K. consolidated list maintained by HM Treasury’s Office of Financial Sanctions Implementation (“OFSI”). Transactions broadcast through such nodes could be processed without regard to U.S. sanctions restrictions, which may create heightened legal, compliance, and reputational risks for us. Regulators may view this exposure unfavorably, which could result in investigations, fines, or restrictions on our activities.

Therefore, there can be no assurance that our AML and KYC protocols will be sufficient to prevent or detect all inappropriate practices, fraud or violations of such laws, regulations and requirements by CoinShares’ affiliates, employees, directors, officers, partners, agents and service providers, in connection with our operations. In the event that our AML and KYC protocols are insufficient to prevent or detect such instances, we could become subject to legal proceedings, inquiries, examinations, investigations and other regulatory or civil actions, which may subject us to, among other things, fines, penalties and monetary settlements.

As our business continues to grow, we intend to continue to strengthen our associated internal controls and ensure that our third-party custodians and other service providers do the same. Our success and the success of our product offerings require significant confidence in our and our third-party service providers’ ability to properly custody and manage digital asset balances and handle large and growing transaction volumes and amounts of customer funds. In addition, we are dependent on our third-party service providers’ operations, liquidity and financial condition for the proper custody, maintenance, use and safekeeping of these customer assets. Any material failure by us or such third-party service providers to maintain the necessary controls, policies, safeguarding procedures, perceived or otherwise or to manage the digital assets we or they hold for or on behalf of our customers or for our own investment and operating purposes could also adversely impact our business, operating results and financial condition. Further, any material failure by us or our third-party service providers to maintain the necessary controls or to manage customer digital assets and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm, significant financial losses, lead customers to discontinue or reduce their use of our and our third-party service providers’ products and services and result in significant penalties and fines and additional restrictions, which could adversely impact our business, operating results and financial condition.

Furthermore, it is possible that hackers, employees or service providers acting contrary to our or our third-party custodians’ policies or others could circumvent these safeguards to improperly access our systems or documents or the systems or documents of our third-party service providers or agents and improperly access, obtain and misuse customer digital assets and funds. The methods used to obtain unauthorized access, disable or degrade service or sabotage systems are also constantly changing and evolving and may be difficult to anticipate or detect for long periods of time. Our and our third-party custodians’ insurance coverage for such impropriety is limited and may not cover the extent of loss nor the nature of such loss, in which case we may be liable for the full amount of losses suffered, which could be greater than all of our assets. Our and our third-party custodians’ ability to maintain insurance is also subject to the insurance carriers’ ongoing underwriting criteria. Any loss of customer funds or digital assets could result in a subsequent lapse in insurance coverage, which could cause a substantial business disruption, adverse reputational impact, inability to compete with our competitors and regulatory investigations, inquiries or actions. Additionally, transactions undertaken through electronic channels may create risks of fraud, hacking, unauthorized access or acquisition and other deceptive practices. Any security incident resulting in a compromise of customer assets could result in substantial costs to us and require us to notify impacted customers and in some cases regulators, of a possible or actual incident, expose us to regulatory enforcement actions, including substantial fines, limit our ability to provide services, subject us to litigation, significant financial losses and adversely impact our brand, reputation, business, results of operations, financial condition and prospects.

Our business relies on third-party service providers and subjects us to risks that we may not be able to control or remediate.

Our operations could be interrupted if our third-party service providers experience operational or other systems difficulties, terminate their services or fail to comply with regulations. We outsource some of our operational activities and accordingly depend on relationships with many third-party service providers. Specifically, we rely on third parties for certain services, including, but not limited to, legal, accounting, custodian and other financial operations, trade related activity, IT infrastructure and systems, trade reconciliation and margin and collateral movement. Our business depends on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party service providers. For example, communications between users, applications, and blockchain networks depend on internet infrastructure that may be vulnerable to interception. A malicious third party could attempt to compromise or alter transaction data, delay execution, or redirect traffic by conducting a man-in-the-middle attack. The failure of these systems, a cybersecurity breach involving any of our third-party service providers or the termination or change in terms of a third-party software license or service agreement on which any of these systems is based could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. In addition, such activity could result in unauthorized transactions, user losses, and reputational damage to our platform. Replacing vendors or addressing other issues with our third-party service providers could entail significant delay, expense and disruption of service. As a result, if these third-party service providers experience difficulties, are subject to cybersecurity breaches or terminate their services and we are unable to replace them with other service providers, particularly on a timely basis, our operations could be interrupted. If an interruption were to continue for a significant period, our business, financial condition and results of operations could be adversely affected. Should we be required to replace third-party service providers, it may be at a higher cost to us, which could adversely affect our business, financial condition and results of operations.

Our trading and lending activities expose us to digital asset price fluctuations, counterparty risk, borrower default and exchange outages.

We undertake a range of trading and lending activities related to digital assets. Our trading and lending activities expose us to digital asset price fluctuations, counterparty risk, borrower default and exchange outages. We lend or may lend Bitcoin (BTC), Ether (ETH), Ripple (XRP), Solana (SOL) and such other digital assets as may be agreed with the relevant borrower from time to time, and our exposure is not limited to any single digital asset. Should our trading activities be compromised by either technological or human error, this could lead to the loss of revenues and/or digital assets which would, in turn, have a detrimental impact upon our financial performance. While controls are in place to minimize directional risk in our trading activities, significant market movements can disrupt the wider ecosystem to the extent where losses may be suffered. This includes among others stable coins de-pegging, or counterparties to which we have exposure defaulting on their obligations.

Furthermore, it is possible that counterparties and exchanges, during periods of high volatility in the digital asset markets, may experience outages, liquidity shortfalls or other challenges. This might lead to the loss of revenues and/or digital assets which would, in turn, have a detrimental impact upon our financial performance. Due to the current counterparty risk associated with digital asset exchanges, we are exposed to a risk of undertaking trading and/or lending activities with such counterparties on such venues, which ultimately can lead to losses of assets which may not be recoverable.

Additionally, the trading activities are undertaken in part to hedge liabilities arising from the issuance of the CoinShares XBT Provider AB (Publ)’s (“CoinShares XBT Provider”, “CoinShares XBT Provider AB”, “XBT CoinShares”, “XBT Provider”, “XBT”, “XBT CS”, “CS XBTP” or “CoinShares XBTP”, as the context requires) products. The exchanges and counterparties with which we interact may suffer from outages or any number of related issues that could prevent execution of trades required to maintain the hedge position. This could in turn lead to a potential adverse impact on our financial position.

Should errors in the monitoring of the trading or lending activities occur through either technological or human error, directional or counterparty risk may inadvertently arise, which may result in us becoming exposed to price fluctuations of the digital asset holdings and positions.

Risks associated with our DeFi activities could result in having an adverse impact on the financial results of our group.

We explore commercial proprietary activities with DeFi, engaging in activities that are designed to generate yield and staking gains (see “— We may suffer losses due to staking, restaking, delegating, and other related services” and “— The staking rewards generated by the ETPs under the XBT Physical ETP Program and/or the CoinShares Physical ETP Program may be subject to fluctuation, impacting the commercial viability of these products”) through participation in a range of DeFi protocols, which exposes us to operational risks. DeFi related activities carry risks which are similar to those of digital assets in a broader sense, as the technology on which they are built is oftentimes subject to attacks from bad actors or may be built upon unreliable code which can ultimately lead to the misappropriation or decline in value of assets deployed into such protocols. We are also dependent, in part, upon the information-technology infrastructure of third-party exchanges, custodians, blockchain validators, and DeFi protocols. These counterparties may experience cyber-attacks, internal control failures, fraud, insolvency, or regulatory enforcement that could freeze, delay, or permanently impair access to our holdings or the yield we expect to generate from on-chain activities. Fully decentralized DeFi services without an intermediary fall outside the direct scope of the EU MiCA Regulation, but the European Commission and ESMA have a mandate under Article 142 of MiCA to assess DeFi developments and may propose follow-on legislative measures.

Despite ongoing work in relation to our control environment, our involvement within the DeFi space entails risks which could result in events which would have an adverse impact on our financial results.

We may be unable to develop new products and services and the development of new products and services may expose us to additional costs or operational risk.

Our financial performance depends, in part, on our ability to develop, market and manage new investment products and services. The development and introduction of new products and services require continued innovative efforts on our part and may require significant time and resources as well as ongoing support and investment. Substantial risk and uncertainties are associated with the introduction of new products and services, including the implementation of new and appropriate operational controls and procedures, shifting client and market preferences, the introduction of competing products or services and compliance with regulatory requirements. New investment products often must be in the market-place for three or more years in order to generate the track records required to attract significant AUM inflows. Increasingly, clients and intermediaries are looking to investment managers to be able to deliver investment outcomes tailored to particular circumstances and needs and to augment traditional investment management products and services with additional value-added services. A failure to continue to innovate and introduce successful new products and services or to manage effectively the risks associated with such products and services may impact our market share relevance and may cause our AUM, revenues and net income to decline.

Because our long-term success depends, in part, on the ability to expand sales to investors inside the United States and other global markets, thereby increasing our AUM, our business is susceptible to risks associated with operations that are international to us.

We currently have subsidiaries, issuers and/or operations in jurisdictions such as Jersey, Sweden, the U.K., Switzerland, Ireland, France and the United States. We plan to enter into additional markets or increase our presence in the markets in which we currently operate around the world and any inability or failure to adequately exploit opportunities for expansion may harm our business and our adversely affect our revenue. For example, to date, we have a limited operating history inside North America and we expect to significantly increase our market presence and customer base in North America, in particular inside of the United States. Our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to particular challenges of supporting a rapidly growing business in an environment of diverse cultures, languages, customs, tax laws, legal systems, alternate dispute systems and regulatory systems. As we continue to expand our business and investor base inside the United States and other global markets, we will be increasingly susceptible to risks associated with our international operations. These risks and challenges include:

•        difficulty establishing and managing international operations and the increased operations, travel, infrastructure and legal and compliance costs associated with locations in different countries or regions;

•        the need to understand and comply with laws, regulations and customs in multiple jurisdictions, including laws and regulations governing broker-dealer practices, some of which may be different from or conflict with, those of other jurisdictions and which might not permit us to operate our business or collect revenues in the same manner as we do in such other jurisdictions;

•        our interpretations of local laws and regulations, which may be subject to challenge by local regulators;

•        difficulties or delays in obtaining and/or maintaining the regulatory permissions, authorizations, licenses or consents that may be required to offer certain products in one or more markets;

•        difficulties in managing multiple regulatory relationships across different jurisdictions on complex legal and regulatory matters;

•        if we were to engage in any merger or acquisition activity internationally, this is complex and would be new for us and subject to additional regulatory scrutiny;

•        the need to vary products, pricing and margins to effectively compete in international markets;

•        the need to adapt and localize products for specific countries, including obtaining rights to third-party intellectual property used in each country;

•        increased competition from local providers of similar products and services;

•        the challenge of positioning our products and services to meet a demand in the local market (also known as “product-market fit”);

•        the ability to obtain, maintain, protect, defend and enforce intellectual property rights abroad;

•        the need to offer indirect investor support and other aspects of our offering (including websites, articles, blog posts and customer support documentation) in various languages;

•        compliance with anti-bribery laws, such as the Foreign Corrupt Practices Act and equivalent anti-bribery and anti-corruption requirements in local markets, by us, our employees and our business partners and the potential for increased complexity due to the requirements on us as a group to follow multiple rule sets;

•        complexity and other risks associated with current and future legal requirements in other countries, including laws, rules, regulations and other legal requirements related to cybersecurity and data privacy frameworks and labor and employment laws;

•        the need to enter into new business partnerships with third-party service providers in order to provide products and services in the local market, which we may rely upon to be able to provide such products and services or to meet certain regulatory obligations;

•        varying levels of internet technology adoption and infrastructure and increased or varying network and hosting service provider costs and differences in technology service delivery in different countries;

•        fluctuations in currency exchange rates and the requirements of currency control regulations, which might restrict or prohibit conversion of certain currencies;

•        taxation of our international earnings and potentially adverse tax consequences due to requirements of or changes in the income and other tax laws of the United States or the international jurisdictions in which we operate; and

•        political or social unrest or economic instability in a specific country or region in which we operate.

We may not be able to penetrate or successfully operate in the markets, including North America, we choose or aspire to enter. In addition, we may incur significant expenses as a result of our international operations and we may not be successful. We may launch products that lack local product-market fit, face local competition from pre-existing companies offering similar products and/or face limited brand recognition, any of which could lead to non-acceptance or delayed acceptance of our products and services by customers in new markets. Product adoption and growth rates may vary significantly across different markets. We are subject to income taxes and other taxes in the countries in which we transact or conduct business and such laws and tax rates vary by jurisdiction. We are subject to review and audit by U.S. federal, state, local and non-U.S. tax authorities. Such tax authorities may disagree with tax positions we take and if any such tax authority were to successfully challenge any such position, our financial condition or results of operations could be materially and adversely affected. Our failure to successfully manage these risks or any failure to quickly exploit any opportunity for international expansion could harm our international operations in the markets we choose to enter and have an adverse effect on our business, financial condition and results of operations.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies on certain topics. If financial accounting standards undergo significant changes, our operating results could fluctuate.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various other bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls and many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public. Further, there remains relatively limited precedent for the financial accounting of crypto assets and related valuation and revenue recognition, even while the crypto ecosystem continues to evolve rapidly, leading in some cases to related accounting standards becoming quickly outdated. Moreover, a change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, on March 31, 2022, the staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 121 (“SAB 121”), which represented a significant change regarding how a company safeguarding crypto assets held for its platform users reports such crypto assets on its balance sheet and required retrospective application as of January 1, 2022. In January 2025, the staff of the SEC issued SAB No. 122 (“SAB 122”), which rescinds the previously-issued interpretive guidance included within SAB 121.

Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and may retroactively affect previously reported results and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and our business, operating results, and financial condition.

Application of tax laws and changes to them could adversely impact our financial position and operating results.

Through various of our subsidiaries, we currently operate in a number of jurisdictions, including Jersey, France, the UK, U.S. and Sweden. The tax laws that apply to us may vary across the jurisdictions in which we operate and may be subject to changes and potentially conflicting application and interpretation. For example, under our current transfer pricing model, management fees derived from the XBT Note Program are distributed to various entities within our group in exchange for services provided to support the XBT Note Program. These services and arrangements are outlined in a series of intra-group service level agreements (“SLAs”). Given that the entities in question are in Jersey and the UK, consideration has been given to the transfer pricing implications of the SLAs, with advice having been sought on the arrangements from external advisors. There is however a risk that the transfer pricing policies operating within our group could be challenged by fiscal authorities and potentially lead to a need to apply a new transfer pricing approach, which may result in higher tax rates for our group than would otherwise be the case, both going forward and potentially retrospectively. A challenge of our group’s tax treatment may lead to the relevant tax authority deciding to tax a group company on income that, in the opinion of that particular tax authority, should have arisen in its country of authority, rather than in the country where the tax item has been booked by us. This may lead to reallocations in revenue streams within our group, potentially to a jurisdiction that has a higher tax rate, which in turn would increase our group’s overall tax burden. Incorrect reporting of taxes, regardless of whether it was made unintentionally, is in most jurisdictions subject to tax penalties. Disputes with tax authorities are often lengthy and often require costly professional advice.

The tax legislation regarding our operations is not well defined and existing tax legislation rarely caters for/takes into consideration the nature of digital assets such as crypto currencies. There are initiatives being taken on an international level to try and regulate this type of business area. One initiative which is being discussed on an international level is introducing a minimum corporate tax, regardless of business conducted, which will impact a large number of entities in various jurisdictions and as such also our Group’s operations. Given these factors, taken together with the fact we and much of our group currently operates in a low tax environment due to its domicile in Jersey, it is likely that the overall effective tax rate of our group will increase going forward. Furthermore, our GST/VAT position is based on our conduct as a GST/VAT exempt business. Should the application/interpretation of these rules change our tax position in relation to these taxes may be materially different compared to today.

Tax laws and regulations, including statements from tax authorities, may be subject to interpretation by local public entities and may change with short notice, and could imply that our group must reassess its interpretation and application of such rules. This could have an impact on the tax framework applicable to our group, including, for example, in the event of our classification as a PFIC. It is also likely that companies that operate in the digital asset industry will be subject to a heightened level of tax audits given the novel nature of the industry. Tax audits may result in the imposition of additional tax or denied deductions, for example in relation to historical intra-group transactions or cross-border transactions. Several tax matters require significant judgment by management and the board of directors, and there may be transactions where the ultimate tax determination is uncertain. Although we believe that our estimates are reasonable, the final tax outcome may differ from the amounts reported in our group’s financial statements and may adversely affect our group’s financial results in the period or periods for which such determination is made.

Changes in the governance of a digital asset network may not receive sufficient support from users and miners or validators, which may negatively affect that digital asset network’s ability to grow and respond to challenges.

The governance of decentralized networks, such as the Bitcoin and Ethereum networks, is by voluntary consensus and open competition. As a result, there may be a lack of consensus or clarity on the governance of any particular decentralized digital asset network, which may stymie such network’s utility and ability to grow and face challenges. The foregoing notwithstanding, the protocols for some decentralized networks, such as the Bitcoin network, are informally managed by a group of core developers that propose amendments to the relevant network’s source code. Core developers’ roles evolve over time, largely based on self-determined participation. If a significant majority of users and miners (or other types of technological validators) adopt amendments to a decentralized network based on the proposals of such core developers, such network will be subject to new protocols that may adversely affect the value of the relevant digital asset. As a result of the foregoing, it may be difficult to find solutions or marshal sufficient effort to overcome any future problems, especially long-term problems, on digital asset networks.

We are subject to risks associated with amendments to a digital asset’s protocol and “forking”.

Digital assets’ protocols are open source, consensus-based technologies. This means that the digital asset community (generally a group of core developers but it may also include other members such as miners and digital assets’ holders) are unofficially responsible for the periodic releases of updates to the protocol’s source-code. It also means that various members of the protocol may make proposals for a wide variety of updates and changes to the digital asset protocol’s code.

Such updates and changes are only effective if accepted by users, miners, wallets and companies which collectively have a prescribed majority of the processing power on the network at the relevant time. Disputes around such updates and changes can and do arise. If a change is not accepted by the community, then it is possible that those proposing the change can copy the protocol’s records at the time of the change and use that to run a new network with their proposed changes. This is known as a “fork” in the digital asset network, whereby one network (and the digital assets associated with it) will run the pre-modification source-code and the other network (and its associated digital assets) will run the modified source-code.

Holders of the underlying digital asset before a forking event will technically own each of the resulting digital assets, which shared a common transaction history before the fork. Which of such resulting digital assets may thereafter be recognized by the community as being (the true or real) can often be difficult to determine for a period of time following such fork. Bitcoin exchanges have a particularly significant function to play in the determination in such regard. A new digital asset resulting from a fork may also change the speed at which new blocks are added to the blockchain, which can result in a distortion of the consensus mechanism with which each digital asset is created subsequent to the fork.

Forks can create significant uncertainty around the functioning of both the existing and the new network (as well as around the value of the digital assets associated with those networks) which results in the creation of a new digital asset which can present a number of operational difficulties and can even jeopardize the functioning of the protocol. Such uncertainty can affect the ability of the underlying network to function as well as the price discovery of both the existing and new digital assets. As a result, a fork may affect the listing and price in any relevant class of our ETPs.

Furthermore, we have discretion over whether and how to distribute the proceeds of any fork that may arise from the receipt of the new digital asset associated with the fork; it may not be practical or possible for us to distribute such proceeds to investors.

We have discretion over how to treat any new digital asset created by a hard fork.

If a permanent fork were to occur with respect to an underlying digital asset, we could hold in respect of a class of ETP amounts of the original and the new digital asset as a result. In that event, we will have discretion on how to handle any distribution of such new underlying asset. We could choose (i) to adjust the rights of the ETP so that such new digital asset will constitute an additional underlying digital asset in respect of such ETP; (ii) to sell such new digital asset, invest the proceeds in the original underlying digital asset and then adjust the coin entitlement of such ETP; (iii) to sell such new digital asset, distribute the proceeds to investors on a pro rata basis; (iv) to distribute such new digital asset to investors on a pro rata basis to their holdings of ETPs, (v) to create and distribute a new class of ETP with the new digital asset as an underlying digital asset or (vi) to surrender, discard or dispose of such new digital asset for its own benefit. It is uncertain whether the value of any such distribution would equal the change in the value of the ETPs resulting from such distribution.

It may be necessary for the listing in any relevant class of the ETPs to be suspended for a period while the determination of the digital asset which is accepted as continuing to be the “true” digital asset is undertaken. The need for any such suspension is considered to be a reflection of the market dynamics for the underlying digital asset, rather than a deficiency to which we are uniquely subject.

It may not be possible, or desirable, for us to apply for listing of any new class of ETPs referenced to a new digital asset resulting from a fork. Consequently, a permanent fork could materially and adversely affect the value of ETPs.

The failure or negative performance of products offered by competitors may have a negative impact on similar CoinShares products irrespective of our performance.

Certain competitors offer similar products to those offered by us and the failure or negative performance of competitors’ products could lead to a loss of confidence in our similar products, irrespective of the performance of our products. Any loss of confidence in a product type could lead to withdrawals, redemptions and liquidity issues in such products, which could have a material adverse effect on our AUM, revenues and net income or liquidity.

If our reputation is harmed, we could suffer losses in our AUM, revenues and net income.

Our business depends, in part, on earning and maintaining the trust and confidence of investors, other market participants and regulators and our good reputation is critical to our business. Our reputation is vulnerable to many threats that can be difficult or impossible to control and costly or impossible to remediate. Regulatory inquiries, investigations or findings of wrongdoing, intentional or unintentional misrepresentation of our products and services in regulatory filings, product literature, advertising materials, public relations information, social media or other external communications, operational failures (including portfolio management errors or cyber breaches), employee dishonesty or other misconduct and rumors, among other things, can substantially damage our reputation, even if they are baseless or eventually satisfactorily addressed.

Our business also requires us to continuously manage actual and potential conflicts of interest, including situations where our services to a particular client conflict or are perceived to conflict with the interests of other clients or our own interests. The willingness of clients to enter into transactions in which such a conflict might arise may be affected if we fail — or appear to fail — to deal appropriately with conflicts of interest. In addition, potential or perceived conflicts could give rise to litigation or regulatory enforcement actions.

We have policies, procedures and controls that are designed to address and manage these risks; however, effective procedures and controls can only provide reasonable assurance of achieving their objectives. If our policies, procedures or controls fail, our reputation could be damaged. Any damage to our reputation could impede our ability to attract and retain clients and key personnel and lead to a reduction in the amount of our AUM, any of which could have a material adverse effect on our revenues, net income or liquidity.

We operate in a highly competitive industry and we compete against unregulated or less regulated companies and companies with greater financial and other resources and our business, operating results and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

The crypto economy is highly innovative, rapidly evolving and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products and services and subject to uncertain and evolving industry and regulatory requirements. We expect competition to further intensify in the future as existing and new competitors introduce new products or enhance existing products. We compete against a number of companies operating both within the United States and abroad and both those that focus on traditional financial services and those that focus on crypto-based services.

We believe our primary source of competition to date has been from companies, in particular those located outside the United States, who are either subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions or have interpreted the regulatory requirements to which they are subject in a manner that is different from our interpretation. Some of such companies’ business models rely on being unregulated or only regulated in a small number of lower compliance jurisdictions, while also offering their products in highly regulated jurisdictions, without necessarily complying with the relevant regulatory requirements in such jurisdictions.

To date, encouraged by limited but growing enforcement by U.S. and foreign regulators, many of these competitors have been able to operate from offshore while offering large numbers of products and services to consumers, including in the United States, Europe and other highly regulated jurisdictions, without complying with the relevant licensing and other requirements in these jurisdictions and seemingly without penalty. Due to our regulated status in several jurisdictions and our commitment to legal and regulatory compliance, we have not been able to offer many popular products and services, including products and services that our unregulated or less regulated competitors are able to offer to a group that includes many of our customers, which may adversely impact our business, financial condition and results of operations.

In recent years, our commitment to compliance and the attendant customer-facing requirements, including customer due diligence requirements, may have had a competitive impact on us as these unregulated or less compliance-focused competitors have attracted more business. We also have expended significant managerial, operational and compliance costs to meet the legal and regulatory requirements applicable to us in the United States and other jurisdictions in which we operate and expect to continue to incur significant costs to comply with these requirements, which these unregulated or less regulated competitors have not had to incur.

Additionally, due to the broad nature of our products and services, we also compete with and expect additional competition from traditional financial services companies. We also face competition from companies that may target a wider range of customers, including retail customers, which could result in such competitors gaining broader recognition and market acceptance relative to our primarily institutional customer approach.

The rapid pace of blockchain innovation means that new products are constantly emerging. Keeping pace will require investment in technology adoption and development. Many innovative start-up companies and larger companies have made and continue to make significant investments in research and development and we expect these companies to continue to develop similar or improved products and technologies that compete with our products. Furthermore, traditional financial and non-financial services businesses may choose to offer crypto-based services in the future as the digital assets industry grows and as greater legal and regulatory certainty emerges. Our current and potential competitors may establish cooperative relationships amongst themselves or with third parties that may further enhance their resources or may otherwise have certain competitive advantages over us.

Our existing competitors have and our potential competitors are expected to have competitive advantages over us, such as:

•        the ability to offer products and services that we do not support or offer (due to constraints from regulatory authorities, our banking partners and other factors);

•        greater name recognition, longer operating histories, larger customer bases and larger market shares;

•        larger sales and marketing budgets and organizations;

•        more established marketing, banking and compliance relationships;

•        greater customer support resources;

•        greater resources to make acquisitions;

•        lower labor, compliance, risk mitigation and research and development costs;

•        larger and more mature intellectual property portfolios;

•        greater number of applicable licenses or similar authorizations;

•        established core business models outside of the industries that we operate in, allowing them to operate on lesser margins or at a loss;

•        operations in certain jurisdictions with lower compliance costs and greater flexibility to explore new product offerings;

•        substantially greater financial, technical and other resources;

•        timelier introduction of new technologies;

•        preferred relationships with suppliers, including hardware for High Frequency Trading solutions and other equipment; and

•        better access to lower latency.

If we are unable to compete successfully or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results and financial condition could be adversely affected.

Poor investment performance of our products could reduce the level of our AUM or affect sales of our products and negatively impact our revenues and net income.

Our investment performance is critical to the success of our business. Strong investment performance often stimulates sales of our products. Poor investment performance (on a relative or absolute basis) as compared to third-party benchmarks or competitive products has in the past led and could in the future lead, to a termination of investment management agreements, a decrease in sales of our products or stimulate redemptions from existing products, each of which could lower the overall level of AUM, reduce our management fees and negatively impact our revenues and net income. There is no assurance that past or present investment performance in our products will be indicative of future performance. If we fail or appear to fail, to address successfully and promptly the underlying causes of any poor investment performance, we may be unsuccessful in reversing such underperformance, which could result in client loss or redemptions and the loss of future business prospects, both of which would negatively impact our revenues and net income.

The lack of soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We and the products that we manufacture and manage have exposure to many different counterparties and routinely execute transactions with counterparties in the financial services industry. Many of these transactions expose us and/or our products to credit risk in the event of default of their counterparties. While we regularly conduct assessments of such risk posed by counterparties, an event of default may occur due to market factors, such as sudden swings in the financial and credit markets that may occur swiftly and without warning. Such event of default could produce a financial loss for CoinShares and in some cases for the products we manufacture and manage, ultimately impacting our clients or the client portfolios we manage.

Competitive pressures may force us to reduce the fees we charge to clients, which could reduce our profitability.

The investment management business is highly competitive and rapidly evolving and we compete based on a variety of factors, including investment performance, range of products offered, brand recognition, business reputation, financial strength, stability and continuity of client and financial intermediary relationships, quality of service, level of fees charged for services and the level of compensation paid and distribution support offered to financial intermediaries. We continue to face market pressures regarding fee levels in many products, including low fee, passively managed products that compete with our actively managed products.

Our competitors include many well-known investment management firms and other financial institutions. Many of these institutions have greater capital and other resources and offer more comprehensive lines of products and services than we do. There are relatively few barriers to entry by new investment management firms and the successful efforts of new entrants around the world have also resulted in increased competition. Furthermore, our competitors may increase their market share to our detriment by reducing fees. The increasing size and market influence of certain distributors of our products and of certain direct competitors may have a negative impact on our ability to compete at the same levels of profitability in the future.

In addition, technology is subject to rapid advancements and changes and our competitors may, from time to time, implement newer technologies or more advanced platforms for their services and products, including digital advisors, low cost, high speed financial applications and services and investment platforms based on AI and other advanced electronic systems, which could adversely affect our business if we are unable to remain competitive.

We may suffer losses due to staking, restaking, delegating and other related services.

Blockchain networks which utilize Proof-of-Stake (“PoS”) or similar consensus mechanisms to validate transactions enable holders of certain digital assets to stake or delegate those assets with validator nodes to secure the network and participate in transaction validation activities on their underlying blockchain networks. We currently stake certain digital assets and operate validator nodes on blockchain networks through our blockchain infrastructure operations and third-party custodian and/or staking providers. Some PoS networks require the digital assets to be transferred on the underlying blockchain networks into smart contracts which are not under our or anyone’s control or to a validator node directly, to participate in staking. Other PoS networks enable users to delegate certain rights or powers associated with the relevant digital assets to a validator node, while custody of the digital asset itself remains entirely with the user. If our validator nodes or relevant smart contracts fail to behave as expected, suffer cybersecurity attacks, experience security issues or encounter other problems, our or our clients’ digital assets may be irretrievably lost. Any cybersecurity attacks, security issues or other problems could damage validators’ willingness to participate in validation, discourage existing and future validators from serving as such. In addition, transactions submitted to public blockchain mempools may be subject to “sandwich” attacks or other forms of maximal extractable value (“MEV”) strategies, in which third parties exploit order sequencing to the detriment of the initiating party. These practices can increase transaction costs, cause unexpected execution slippage, or reduce returns for users. Widespread or persistent MEV activity could discourage participation in decentralized markets and adversely affect adoption of our service. While most PoS blockchain networks dictate requirements for participation in the relevant staking activity, such as requiring a minimum amount of staked digital assets before being able to operate as a validator node, if those requirements are not met, the blockchain network or other validator nodes may impose penalties, referred to as “slashing,” such as if the validator node operator acts maliciously on the network, “double signs” any transactions or experiences extended downtimes. Slashing penalties can also apply due to prolonged inactivity on a blockchain network and inadvertent errors such as coding, computing or hardware issues, as well as more serious behavior such as intentional malfeasance. If our operated validator nodes or any other validator nodes that we may use are subject to slashing in the future in accordance with the rules of an underlying blockchain network, our staked digital assets or those relating to any of our products (as the case may be) may be confiscated, withdrawn or burnt by the network, resulting in permanent losses. Any loss of digital assets, penalties or slashing events could damage our brand and reputation, cause us to suffer financial losses and adversely impact our business.

Liquidity risk in certain proof of stake protocols could negatively impact our ability to satisfy redemption requests and affect the price of ETPs in secondary markets.

Some proof of stake protocols (e.g., Polkadot) restrict transferability of digital assets that are contributed to a staking pool for a certain period. During such period, the digital assets remain property of the holder but cannot be transferred (as transfers cannot be registered on the underlying protocol). For example, our Capital Markets Segment actively stakes a portion of our ETH to generate other income in the form of yield. Staked ETH is permitted to be un-staked by the holder of ETH. However, as part of the “activating” and “exiting” processes of staking, staked ETH tokens will be inaccessible for a period of time. “Activation” is the funding of a validator to be included in the active set, thereby allowing the validator to participate in the proof-of-stake consensus protocol. “Exit” is the request to exit from the active set and no longer participate in the proof-of-stake consensus protocol. As part of these “activating” and “exiting” processes of staking, staked ETH tokens will be inaccessible for a period of approximately six days, though this can be longer or shorter depending on a range of factors, including network congestion, resulting in certain liquidity risks.

In the future, we may stake other digital assets that are subject to such liquidity restrictions. As a result, we may hold other digital assets subject to such restrictions, which in turn may hinder us in satisfying redemption requests. We endeavor to agree with external staking providers the provision of a liquidity bridge to ensure we can continue to satisfy redemption obligations while our holdings are restricted, but there can be no guarantee that external staking providers can provide such alternative liquidity.

In the event external staking providers fail to provide such alternative liquidity, we may not be able to satisfy redemption requests until the liquidity restrictions are removed. Any interruption in the redemption process may (i) impact the ability of authorized offerors to redeem securities in a timely and consistent manner, (ii) impact the ability of market makers on exchanges to offer reliable prices at reasonable bid/ask spreads and (iii) consequently adversely affect the price at which investors are able to trade the ETPs in the secondary markets.

Failure to properly address the increased transformative pressures affecting the asset management industry could negatively impact our business.

The asset management industry is facing transformative pressures and trends from a variety of different sources, including increased fee pressure; a continued shift away from actively managed fundamental equities and fixed income strategies towards alternatives, passive index and smart beta strategies; increased demands from clients and distributors for client engagement and services; a trend towards institutions concentrating on fewer relationships and partners and reducing the number of investment managers they work with; increased regulatory requirements and scrutiny of many aspects of the asset management industry, transparency/unbundling of fees, inducements, conflicts of interest, capital, liquidity, solvency, leverage, operational risk management, controls and compensation; addressing the key emerging markets in the world, such as China and India, which often have populations with different needs, preferences and horizons than the more developed U.S. and European markets; advances in technology and digital wealth and distribution tools and increasing client interest in interacting digitally with their investment portfolios; and growing digital assets markets that remain subject to substantial volatility and significant regulatory uncertainty. As a result of these trends and pressures, the asset management industry is facing an increased level of disruption. If we are unable to adapt our strategy and business to adequately address these trends and pressures, we may be unable to satisfactorily meet client needs, our competitive position may weaken and our AUM, revenues and net income may be adversely affected.

We hold certain investments in both equity and digital assets and may suffer losses if they do not perform as expected.

We hold certain principal investments in early-stage equity investments and strategic equity investments, and were as of December 31, 2025 and 2024, valued at $18.9 million and $20.3 million, respectively. The nature and levels of these principal investments made by us may vary over time and are mainly affected by sentiment in the wider digital asset ecosystem and the performance of companies within the portfolio, including whether these companies are able to achieve proof of concept and beat competition.

The principal investments are made by the Company for a number of reasons. Early-stage investments offer our group the opportunity to gain exposure to new areas of the digital asset ecosystem. This exposure is both quantitative, in terms of the potential for value appreciation of the investments held, and qualitative due to the fact that the companies in which investments are made enables our group to get insights into areas of the digital asset ecosystem in which it may not currently play an active role. This, in turn, can offer the executive management team insight into new commercial opportunities at an earlier stage than would otherwise be the case. Similarly, larger, more strategic investments offer up a range of commercial opportunities and partnerships from which our group can benefit.

In addition, we hold certain investment in digital assets. Fluctuations in the price of various digital assets may cause uncertainty in the market and could negatively impact trading volumes of digital assets, which would adversely affect the success of our business, financial condition and results of operations. In addition, we may not be able to sell a digital asset promptly or at a reasonable time or price. Although there may be an institutional market for certain digital assets, it is not possible to predict exactly how the market for such assets will develop or whether it will continue to exist. A digital asset that was liquid at the time of purchase may subsequently become illiquid, and its value may decline as a result (see also “— Digital assets represent a new and rapidly evolving industry, and the market price of CSIL’s ordinary shares was in the past been, and the Company’s Ordinary Shares may be, impacted by the acceptance of Bitcoin and other digital assets” and “— The prices of digital assets are extraordinarily volatile”).

The investments held by our group all carry with them their own set of risks, both specific and general (as they also are impacted by the wider market risks that exist in the digital asset space). Should such risks materialize, the value of the holdings in these investee companies may decline or, in severe cases, be written off entirely. This would have a direct impact on our group’s financial position and results.

Our investment products, investors and, to the extent of our investment in such investment products, could incur losses if the allowance for credit losses, including loan and lending-related commitment reserves, of portfolio-level investments is inadequate or if our expectations of future economic conditions deteriorate.

When our investment products or clients loan or commit to loan Bitcoin (BTC), ETH and such other digital assets as may be agreed between CoinShares, certain borrower counterparties from time to time to a counterparty (in the case of Ripple (XRP) and Solana, off balance sheet), including trading counterparties, clearing agents, trading platforms, decentralized finance protocols, clearinghouses, custodians, administrators and other financial intermediaries, our investment products, investors and, to the extent of our investment in such investment products, we incur credit risk or the risk of loss, if the borrower or such counterparty fails to perform its obligations under to the terms of its agreement. Such parties might default on their obligations to us because of bankruptcy, lack of liquidity, operational failure or other reasons, in which event we may lose all or substantially all of the value of any such investment or trading transaction. When we trade on digital asset trading platforms that specialize in digital asset futures and derivatives, we are exposed to the credit risk of that digital asset trading platform. The revenues and profitability of investment products and clients may be subordinated (and thus exposed to the first level of default risk) or otherwise subject to substantial credit risks. Certain investments have a comparatively higher degree of risk of a loss of capital and may not show any return for a considerable period of time. While we have implemented procedures, such as account control agreements or other credit facilities with a number of exchanges and custodian to enable trading without keeping assets on the platforms in an effort to mitigate counterparty risk, we cannot provide assurance that such measures will be successful or eliminate all credit risk.

The revenues and profitability of investment products, investors and, to the extent of our investment in such investment products, us are adversely affected when borrowers and counterparties default, in whole or in part, on their obligations or when there is a significant deterioration in the credit quality of the loan portfolio or decline in the value of collateral. In the event of a default, investment returns will depend on the ability to foreclose and liquidate the collateral. Certain debt-related holdings may be difficult or impossible to dispose of readily at what we believe to be a fair price. Investment products and investors can have exposure to lower-rated instruments and securities, which generally reflects a greater possibility that adverse changes in the financial condition of the borrower or in general economic conditions (including, for example, a substantial period of rising interest rates or declining earnings) or both, may impair the ability of the borrower to make payment of principal and interest.

Current and future market and economic developments may increase default and delinquency rates and negatively impact the quality of the credit portfolio. Although our estimates contemplate current conditions and how we expect them to change over the life of the investment portfolio, it is possible that actual conditions could be worse than anticipated, which could cause our revenues and net income to decline.

There are regulatory risks related to the digital asset industry and ongoing and future regulatory actions may materially alter our ability to operate.

As digital assets have grown in both popularity and market size, governments around the world have reacted differently to digital assets with certain governments deeming them illegal while others have allowed their use and trade. Ongoing and future regulatory actions may alter, perhaps to a materially adverse extent, our ability to continue to operate. The effect of any future regulatory change on us or on any digital asset that we may invest in is difficult to predict, but such change could be materially adverse to both us and the digital asset industry as a whole.

Governments may, in the future, restrict or prohibit the acquisition, use or redemption of digital assets. Ownership of, holding or trading in digital assets may then be considered illegal and subject to sanctions. Governments may also take regulatory actions that may increase the cost and/or subject companies in the digital asset industry to additional regulations.

Governments may in the future take regulatory actions that prohibit or severely restrict the right to acquire, own, hold, sell, use or trade digital assets or to exchange digital assets for fiat currency. By extension, similar actions by other governments may result in the restriction of the acquisition, ownership, holding, selling, use or trading of our common shares. Such a restriction could result in us liquidating our digital asset investments at unfavorable prices and may adversely affect our shareholders.

Risks Related to Legal, Compliance and Regulations

We operate in an industry that is highly regulated in most countries and any enforcement action or proceeding against us or significant changes in the laws or regulations governing our business or industry could damage our reputation or decrease our AUM, revenues, net income and liquidity.

As with all investment management companies, our activities are highly regulated in many countries in which we conduct business. The regulatory environment in which we operate frequently changes and in recent years we have seen a significant increase in both regulatory updates and enforcement actions and proceedings brought by governmental agencies, regulators and industry self-regulatory bodies against financial services companies and individuals. Laws and regulations generally grant governmental agencies, regulators and industry self-regulatory authorities broad administrative discretion over our activities, including the power to require registrations or licenses, limit or restrict our business activities, conduct examinations, require periodic reporting, enterprise and AML Risk Assessments, investigations and capital adequacy reviews and impose remedial programs to address identified deficiencies. As a result of regulatory oversight, we could face requirements, actions or proceedings that negatively impact the way in which we conduct business, delay or deny approval for new products or service offerings, cause or contribute to reduced sales of or increased redemptions of our existing products or services, impair the investment performance of certain of our products or services, impact our product mix, increase our compliance costs and/or impose additional capital requirements. Our regulators likewise have the authority to commence enforcement actions or proceedings that could lead to penalties and sanctions up to and including the revocation of registrations or licenses necessary to operate certain businesses, the suspension or expulsion from a particular jurisdiction or market of any of our business organizations or their key personnel or the imposition of fines and censures on us or individual employees. Furthermore, regulators across borders can coordinate actions against us as issues arise resulting in impacts on our business in multiple jurisdictions. Judgments or findings of wrongdoing or non-compliance with applicable law or regulation by governmental authorities or in private civil litigation against us, would have a detrimental effect on our reputation, increase our costs of doing business, create increased ongoing friction with key counterparty relationships and/or negatively impact our revenues. Any of the effects discussed above could have a material negative impact on our AUM, revenue, net income or liquidity.

Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the jurisdictions in which we operate, including those governing banking, broker-dealers, securities, commodities, credit, collective portfolio management, alternative investment fund management, crypto-asset services, cross-border and domestic money and digital asset transmission, custody, anti-bribery, economic and trade sanctions and AML and counter-terrorism financing.

Regulatory Compliance:    A substantial portion of the products and/or services (as the case may be) we currently offer or will begin offering, are subject to regulatory requirements imposed in the jurisdictions in which we operate or jurisdictions where our products are listed. For example, our products and/or services (as the case may be) in the U.S. are regulated by the SEC, FINRA, U.S. Commodities Futures Trading Commission, the National Futures Association, in the U.K. are regulated by the Financial Conduct Authority, in France are regulated by the AMF, in Ireland are (or are anticipated to be) regulated by the Central Bank of Ireland, in Sweden are regulated by the Swedish Financial Supervisory Authority, in Germany are regulated by the Federal Financial Supervisory Authority (“BaFin”), in its capacity as the competent authority for products listed on Xetra, in Italy are regulated by the Commissione Nazionale per le Società e la Borsa (CONSOB), in its capacity as the competent authority for products listed on Borsa Italiana, in Jersey are regulated by the Jersey Financial Services Commission and in Switzerland are regulated by the Swiss Financial Market Supervisory Authority.

Anti-Corruption Compliance:    We are also subject to anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act the U.K. Bribery Act, and the Corruption (Jersey) Law 2006, in the jurisdictions in which we operate. These anti-corruption laws generally prohibit corruptly offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to a government official or private party in order to influence official action or otherwise gain an unfair business advantage, such as to obtain or retain business. Violation of these or similar laws and regulations could subject us, and individual employees, to regulatory enforcement action, as well as significant civil and criminal penalties. Such violations could also result in severe restrictions on our activities and damage to our reputation.

Anti-Money Laundering:    We are subject to applicable AML laws in the jurisdictions in which we operate, including the Bank Secrecy Act and USA PATRIOT Act in the United States, the Proceeds of Crime Act, the Terrorism Act and the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (as amended) in the United Kingdom and the Proceeds of Crime (Jersey) Law 1999, the Money Laundering (Jersey) Order 2008, the Terrorism (Jersey) Law 2002, and the Proceeds of Crime (Supervisory Bodies) (Jersey) Law 2008, as administered by the JFSC, in France, Articles L.561-1 et seq. of the Code monétaire et financier (transposing the EU AML Directives) and Tracfin reporting obligations under Article L.561-15, as supervised by the AMF. The AML laws impose a variety of requirements, including implementing and maintaining risk-based systems and controls that obtain “know-your-customer” documentation upon onboarding clients and screen clients on an ongoing basis. A violation of these or similar laws have in the past and could in the future subject us, and individual employees, to a regulatory enforcement action, as well as significant civil and criminal penalties and reputational harm.

Our subsidiaries operating in the European Union (the “EU”) and the products listed and/or services they provide are mainly regulated (or are anticipated to be regulated) by the AMF in France, the Swedish Financial Supervisory Authority in Sweden, the Central Bank of Ireland, the BaFin in Germany (in its capacity as the competent authority for products listed on Xetra), the Commissione Nazionale per le Società e la Borsa (CONSOB) in Italy (in its capacity as the competent authority for products listed on Borsa Italiana) and ESMA, as applicable. Such subsidiaries are also subject to various EU Directives, which generally are implemented by member state national legislation and by EU Regulations. Our operations elsewhere in the world are regulated by similar agencies and authorities, including the Swiss Financial Market Supervisory Authority in Switzerland (in its capacity as the competent authority for products listed on the SIX Swiss Exchange).

Regulators in the U.S., U.K., EU, Jersey and Asia, have promulgated or are considering whether to promulgate various new or revised regulatory measures pertaining to financial services, including investment management.

Regulatory developments and changes specific to our business will or may include, without limitation:

•        regulations that place restrictions on outbound investments, such as the U.S. Department of Treasury’s Outbound Investment Screening Rule that became effective in 2025, may impede our ability to provide certain products and add complexity to our compliance program with heightened regulatory requirements;

•        regulations pertaining to the privacy and use, security, transfer and management of personal data with respect to investors, employees and business partners, including the General Data Protection Regulation in the European Union;

•        regulations promulgated to address perceptions that the asset management industry or certain products or services provided by the industry, pose systematic risks to the financial system, which could impede our ability to provide certain products or services or subject us, certain of our activities or products to heightened regulation or increased liquidity or capital adequacy requirements;

•        regulations aimed at addressing concerns regarding open-end funds that are investing in less liquid asset classes;

•        regulations aimed at the use of leverage by funds (in particular, leverage attained through derivatives), an example of which is the SEC’s 2020 rules with respect to the use of derivatives by U.S. registered funds;

•        regulations pertaining to the integration of ESG factors in asset management;

•        enhanced licensing and qualification requirements for key personnel of financial services firms which could make it more difficult for CoinShares to hire and retain key personnel;

•        strengthened laws and regulations applicable to asset managers with respect to preventing money laundering and the financing of terrorism, which may increase our compliance costs and burdens and regulatory enforcement risk;

•        regulations promulgated to address risks of fraud, malfeasance, adverse consequences stemming from cyber-attacks and/or cross-border data transfer and to ensure the digital operational resilience of firms, in particular, the EU Digital Operational Resilience Act (Regulation (EU) 2022/2554), applicable since 17 January 2025;

•        the application of antitrust, change in bank control and similar competition laws and regulations to the asset management industry, including proposed amendments to these laws and regulations that could require asset managers to make pre-acquisition notification filings or requests for approval with the U.S. Federal Trade Commission, Department of Justice and/or U.S. banking regulators and the potential for antitrust regulators to promulgate regulations limiting common ownership of competitive companies by a single fund or by affiliated funds in a single fund complex; and

•        guidelines regarding the structure and components of fund manager compensation and other related rules, regulations and disclosure requirements, which could impose requirements for more widespread disclosures of compensation to highly-paid individuals and depending upon the scope of any such requirements, we could be disadvantaged in retaining key employees vis-à-vis private companies, including hedge fund sponsors.

New or further regulations that impact the markets in which we operate could negatively impact our existing products that employ leverage or derivatives, impede our ability to bring new products to market and raise our compliance costs associated with sponsoring and managing products. We cannot predict the full impact of legal and regulatory changes, changes in the interpretation of existing laws and regulations or possible enforcement actions or proceedings on our business. Such changes have imposed and are likely to continue to impose, new compliance costs and/or capital requirements or impact us in other ways that could have a material adverse impact on our AUM, revenues, net income or liquidity. Moreover, certain legal or regulatory changes could require us to modify our strategies, businesses or operations and we may incur other new constraints or costs, including the investment of significant management time and resources to satisfy new regulatory requirements or to compete in a changed business environment. In recent years, certain regulatory developments have also added to downward pressures on our fee levels.

The asset management business is highly regulated and regulators may apply or interpret these regulations with respect to digital assets in novel and unexpected ways.

Asset management is a highly regulated business subject to numerous legal and regulatory requirements. These regulations are intended to protect customers whose assets are under management and, as such, may limit our ability to develop, expand or carry out our asset management business in the intended manner. We are guided in significant part by regulatory regimes that are not clear or are still developing. To the extent that there is ongoing ambiguity as to whether an asset under management is a security, the applicability of many regulations to our asset management business will not be clear. Furthermore, we must address conflicts of interest, as well as the perception of conflicts of interest, between ourselves (including our other business lines) and our investors and funds. We have developed procedures that are designed to detect and manage actual, potential or perceived conflicts of interest, including conflict identification and management, guidelines for transparency and regular training and oversight by our compliance team. In particular, we are required to act in the best interest of our investors and funds, which may include allocating opportunities to our investors and funds rather than to our own principal business lines. In addition, regulators have substantial discretion in determining what is in the best interest of a client of a fund and have increased their scrutiny of potential conflicts as well as the disclosure of such conflicts to an asset manager’s investors. Appropriately dealing with conflicts of interest is complex and if we fail or appear to fail, to deal appropriately with any of these conflicts of interest, we may face reputational damage, litigation, regulatory proceedings or penalties, fines or sanctions, any of which may have a material and negative impact on our asset management business. In addition, to the extent that we are required to obtain client or investor consent in connection with any potential conflict, any failure or delay in obtaining such consent may have a material and negative impact on our ability to take advantage of certain business opportunities.

The regulatory landscape for digital assets continues to evolve and how CoinShares will be affected is uncertain.

Given the growth in popularity and size of the digital asset industry, the European Union adopted in May 2023 a comprehensive regulation on digital assets issuance and service providers, known as the “MiCA Regulation” (Regulation 2023/1114 of the European Parliament and of the Council of 31 May 2023 on markets in crypto-assets). More recently, the U.S. Congress and U.S. federal agencies have focused on establishing a clear framework for the regulation of digital assets, notably on the issuance of payment stablecoins. In the past, the SEC has brought several enforcement actions against digital asset market participants, including U.S.-based digital asset exchanges and digital asset issuers, for alleged violations of U.S. securities laws. However, the current administration has taken steps to position the U.S. as a global leader in the digital asset industry, resulting in the creation of an interagency working group that aims to propose a regulatory framework for digital assets in the United States.

The U.S. Congress has taken measures to introduce legislation aimed at providing clear laws relating to digital assets. The Guiding and Establishing National Innovation for U.S. Stablecoins Act (the “Genius Act”) was signed by the U.S. President in July 2025 and establishes the first U.S. federal regulatory framework for stablecoins. Whether additional new federal legislation on digital assets will be introduced remains uncertain, and it is not clear to what extent we will be materially and adversely affected by any new regulations. Separately, the SEC has established a “Crypto Task Force” to focus on providing clear guidance with respect to the application of U.S. federal securities laws in the context of digital assets generally, as well as for digital asset developers and intermediaries. Additionally, the SEC has recently withdrawn or paused several enforcement actions and investigations against digital asset exchanges, issuers, and related companies.

On March 17, 2026, the SEC and Commodities Futures Trading Commission (“CFTC”) issued a new interpretive release (SEC Interpretive Rel. 33-11412) entitled Application of the Federal Securities Laws to Certain Types of Crypto Assets and Certain Transactions Involving Crypto Assets (the “Interpretive Release”). In the Interpretive Release, the SEC significantly clarified the application of the federal securities laws to certain types of crypto assets and transactions involving crypto assets. The Interpretive Release classifies crypto assets into five categories: digital commodities, digital collectibles, digital tools, stablecoins and digital securities. Applying the traditional Howey test, the Interpretive Release explains that digital commodities, digital collectibles, digital tools, and stablecoins will generally not be considered securities so long as they are not the subject of an “investment contract,” which is defined as any contract, transaction, or scheme whereby a person invests money in a common enterprise and reasonably expects profits to be derived from the efforts of others.

A digital commodity is a crypto asset that is intrinsically linked to and derives its value from the programmatic operation of a crypto system that is functional, as well as supply and demand dynamics, rather than from the expectation of profits from the essential managerial efforts of others. Specific examples digital commodities named in the Interpretive Release include Bitcoin, Litecoin, and Dogecoin, among several others. The Interpretive Release also addresses several types of digital asset activities, including protocol mining and staking. Protocol mining on a proof-of-work network, either individually or as part of a pool, will generally not require the registration of transactions under the Securities Act, as the miners contribute their own computational resources in exchange for crypto asset rewards.

However, the Interpretive Release does not mention certain digital assets the Company holds or plans to hold, and thus, there is uncertainty as to whether such unmentioned digital assets may be treated as securities under the federal securities laws. While the Interpretive Release states that Bitcoin, Ether, and certain other digital assets the Company holds or plans to hold are not securities in and of themselves, certain transactions in such digital assets may nonetheless be considered investment contracts, and thus securities for purposes of the federal securities laws. The Interpretive Release states that specific transactions in non-securities digital assets, such as certain staking and mining services, would not be considered investment contracts. However, the Interpretive Release does not discuss all digital asset-related activities and transactions that the Company may undertake, and it is possible that certain of those activities or transactions could be determined to involve an investment contract, and thus, the holding, offer or sale of a security by the Company for purposes of federal securities laws.

The evolving regulatory landscape creates uncertainty for CoinShares, as new regulations or changes to existing regulations could materially and adversely affect our business operations, financial condition and results of operations. CoinShares will continue to monitor regulatory developments and adapt its operations as necessary to comply with any new legal requirements.

The determination as to whether a particular digital asset constitutes a “security” in the United States is uncertain and the regulation of digital assets is uncertain in the light of differences between the SEC’s and CFTC’s approaches to digital asset classification as well as potential legislation.

Historically the CFTC and the SEC have not taken consistent positions with respect to the appropriate classification of various digital assets which presents regulatory uncertainty. The classification of a digital asset as a security or a commodity under applicable U.S. federal law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, holding and clearing of such assets and could materially and adversely affect our business. As detailed below, if certain digital assets in our portfolio were conclusively deemed to be securities by the SEC or a U.S. court, either through a rulemaking or final court order, we could be forced to materially alter our business which could adversely affect our financial condition, business and results of operations, among other things.

The legal test for determining whether any given digital asset is a security is a highly complex, fact-driven analysis that has evolved over time and the outcome of which is difficult to predict. The SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. To date, the SEC has not determined through official rulemaking or regulatory guidance that any particular digital asset that we hold or transact in is a security and only a relatively small number of specific digital assets have been subjected to review by federal courts (none of which are material holdings of CoinShares). The views and positions of the SEC and its staff with respect to digital assets are subject to continued evolution, detail and development in the future for a variety of reasons, including as a result of changes to governing administrations, SEC Chair or commissioner appointments or otherwise. Though the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given digital asset is a security in April 2019, this framework does not constitute an SEC rule or regulation, is not binding on the SEC and has been updated to account for subsequent judicial or enforcement precedent. Furthermore, while the SEC Division of Enforcement to date has filed complaints and initiated investigations against digital asset exchanges, projects and intermediaries, alleging, among other things, that certain digital assets are securities or have been offered as securities, many of these enforcement actions are ongoing or have been withdrawn, do not provide conclusive direction for digital asset market participants to follow. The SEC has recently approved and/or acknowledged numerous applications for spot ETFs with various additional digital asset underliers. Additionally, SEC staff has issued public statements in an effort to provide regulatory clarity with respect to their views on stablecoins, stating that issuers of ‘Covered Stablecoins’ do not need to register minting and redemption transactions with the SEC and proof-of-work mining activities, providing guidance that certain mining activities do not involve the offer and sale of securities.

More recently, in the Interpretive Release, the SEC significantly clarified the application of the federal securities laws to certain types of crypto assets and transactions involving crypto assets. The Interpretive Release classifies crypto assets into five categories: digital commodities, digital collectibles, digital tools, stablecoins and digital securities. Applying the traditional Howey test, the Interpretive Release explains that digital commodities, digital collectibles, digital tools, and stablecoins will generally not be considered securities so long as they are not the subject of an “investment contract,” which is defined as any contract, transaction, or scheme whereby a person invests money in a common enterprise and reasonably expects profits to be derived from the efforts of others.

A digital commodity is a crypto asset that is intrinsically linked to and derives its value from the programmatic operation of a crypto system that is functional, as well as supply and demand dynamics, rather than from the expectation of profits from the essential managerial efforts of others. Specific examples of digital commodities named in the Interpretive Release include Bitcoin, Litecoin, and Dogecoin, among several others. The Interpretive Release also addresses several types of digital asset activities, including protocol mining and staking. Protocol mining on a proof-of-work network, either individually or as part of a pool, will generally not require the registration of transactions under the Securities Act, as the miners contribute their own computational resources in exchange for crypto asset rewards.

However, the Interpretive Release is not binding on the SEC and does not mention certain digital assets the Company holds or plans to hold, and thus, there is uncertainty as to whether such unmentioned digital assets may be treated as securities under the federal securities laws. While the Interpretive Release provides comfort that Bitcoin, Ether, and certain other digital assets the Company holds or plans to hold are not securities in and of themselves, certain transactions in such digital assets may nonetheless be considered investment contracts, and thus securities for purposes of the federal securities laws. The Interpretive Release provides further comfort that specific transactions in non-securities digital assets, such as certain staking and mining services, would not be considered investment contracts. However, the Interpretive Release does not discuss all digital asset-related activities and transactions that the Company may undertake, and it is possible that certain of those activities or transactions could be determined to involve an investment contract, and thus, the holding, offer or sale of a security by the Company for purposes of federal securities laws.

The CFTC and its staff have taken the position, including in the Interpretive Release, that certain digital assets fall within the definition of a “commodity” under the U.S. federal commodities and derivatives laws. In his July 2024 testimony before the Senate Committee on Agriculture, Nutrition and Forestry, former CFTC Chairman Rostin Benham re-iterated that in a July 2024 decision (CFTC v. Sam Ikkurty A/K/A Sreeniv Asi Rao, et. al, 22-cv-02465 (Northern District of Illinois) (“Rao”)), a federal court “re-affirmed that both Bitcoin and ETH are commodities under the Commodity Exchange Act.” The court in Rao relied on previous precedent from the federal District Court of Massachusetts (CFTC v. My Big Coin Pay, Inc., 334 F. Supp. 3d 492, 498 (D. Mass. 2018) (“My Big Coin Pay”)), which stated that “the Commodity Exchange Act only requires the existence of futures trading within a certain class (e.g. “natural gas”) in order for all items within that class (e.g. “West Coast” natural gas) to be considered commodities.” The court in Rao also used the My Big Coin Pay language to determine that two other non-Bitcoin and ETH digital assets also qualify as commodities. The CFTC has further classified other digital assets as commodities in its own enforcement settlement orders and complaints.

While both the SEC and CFTC continue to develop distinct positions with respect to digital asset classification and jurisdiction, the U.S. Congress is also moving forward with legislation that would definitively clarify jurisdiction over digital assets between the two agencies. In addition, the House of Representatives and the U.S. Senate have been considering and may continue to consider, legislation that may provide the SEC, CFTC and certain other regulatory agencies with clearer digital asset market oversight mandates. Notwithstanding the conclusions we may draw based upon existing applicable law and regulations, new case law precedent, market practices and digital asset architecture and offering histories, there is no certainty that the SEC will not determine that a particular digital asset is a “security” under applicable law at some point in the future.

If we are deemed an “investment company” subject to regulation under the Investment Company Act we may be required to institute burdensome compliance requirements which could make it impractical for us to continue our business as contemplated, which would have a material adverse effect on our business.

We trade and hold a substantial amount of digital assets. As detailed below, if certain of the digital assets that we hold other than Bitcoin and Ethereum (“ETH”) are determined to be “securities” or “investment securities” under the Investment Company Act or other federal securities laws by the SEC or a U.S. court, we could be forced to materially alter our business in order to comply with the Investment Company Act.

Under the Investment Company Act, an issuer will generally be deemed to be an “investment company” if, absent an applicable exclusion or exemption:

•        it is or holds itself out as being engaged primarily or proposes to engage primarily, in the business of investing, reinvesting or trading in “securities”; or

•        it owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of “U.S. government securities” and “cash items”) on an unconsolidated basis.

We consider ourselves as a non-securities digital asset services company engaged in the business of providing access to non-securities financial products and not in the business of investing, reinvesting or trading in “securities.” As of December 31, 2025, the value of our total unconsolidated assets, exclusive of cash items, which consisted of “securities” as defined under the Investment Company Act was less than 40% of our total unconsolidated assets, exclusive of cash items. Further, given our current business lines and the nature of our digital asset holdings, we do not hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Therefore, we do not currently intend to register as an investment company under the Investment Company Act.

However, if in the future: (1) some material percentage of our digital asset holdings other than Bitcoin or ETH were conclusively deemed to be “securities” or “investment securities” under the Investment Company Act or other federal securities laws by the SEC or a U.S. court; or (2) if it was determined that we hold ourselves out as being or propose to be, primarily engaged in the business of investing, reinvesting or trading in “securities,” we could be required to register as an “investment company” pursuant to Section 3(a)(1)(C) or Section 3(a)(1)(A) of the Investment Company Act. If we or any of our subsidiaries, become obligated to register as an “investment company” under the Investment Company Act, we would have to comply with substantive requirements under the Investment Company Act that impose, among other things:

•        limitations on capital structure;

•        restrictions on specified investments;

•        prohibitions on transactions with certain affiliates; and

•        compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we or any of our subsidiaries were deemed to be an “investment” company under the Investment Company Act, the applicable entity would either have to register as an “investment company” under the Investment Company Act, obtain exemptive relief from the SEC or make business and organizational changes to fall outside the definition of an “investment company”.

Registering as an “investment company” pursuant to the Investment Company Act could, among other things, materially adversely affect our financial condition, business and results of operations, materially limit our ability to borrow funds or engage in other transactions involving leverage and require us to add directors who are independent and otherwise will subject us to additional regulation which compliance with will be costly and time-consuming. Modifying our equity interests and debt positions or organizational structure or our contract rights could require us to alter our business and investment strategy in a manner that requires us to purchase or dispose of assets or securities, prevents us from pursuing certain opportunities or otherwise restricts our business, which may have a material adverse effect on our business results of operations, financial condition or prospects.

We currently trade our digital asset holdings primarily on non-U.S. digital asset exchanges, which may subject us to regulatory uncertainty in foreign jurisdictions.

We currently buy and sell digital assets primarily on non-U.S. exchanges consistent with the regulatory frameworks applicable to such foreign jurisdictions and outside of the regulatory purview of the SEC. A portion of our digital asset trading activities occur on regulated exchanges located in the EU. In 2023, the EU passed the MiCA Regulation. This EU Regulation went into effect gradually in June 2024 and provides a clear framework for offering and trading digital assets, without requiring a determination of the security status of a particular digital asset. While several foreign jurisdictions have taken a broad-based approach to classifying digital assets as “securities,” other foreign jurisdictions, such as the EU, Switzerland and Singapore, have adopted a narrower approach. As a result, certain digital assets may be deemed to be a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations or directives that affect the characterization of digital assets as “securities.”

During the years ended December 31, 2025 and 2024, the Company traded our digital asset holdings primarily on a limited number of digital asset exchanges, including OKX, Binance, BitMEX, Deribit, LMAX Digital, Bitstamp, and DBS Digital Exchange, which together accounted for a substantial majority of our digital asset trading activity. Additional exchanges are used by the Company during the ordinary course of business, but the exchanges outlined below comprise the majority of the Company’s activity.

OKX, formerly known as OKEx, is one of the largest cryptocurrency exchanges by daily volume. OKX offers spot and derivatives trading (futures, perpetuals and options). CoinShares Capital Markets utilizes OKX for trading of our proprietary strategies, and we also trade a number of contracts for our funds. OKX serves many international markets with jurisdiction-specific availability depending on local regulations.

Binance is the world’s largest crypto exchange by trading volume, offering a broad platform to trade cryptocurrencies. Like OKX, Binance offers spot, margin and derivatives trading. CoinShares Capital Markets utilizes Binance for trading of our proprietary strategies, and we also trade a number of contracts for our funds.

BitMEX is a crypto derivatives exchange, historically focused on Bitcoin-based products focused, now focused on perpetual futures and leveraged trading, using bitcoin as collateral. CoinShares Capital Markets utilizes BitMEX for trading of our proprietary strategies.

Deribit is a leading crypto derivatives exchange, focused on Bitcoin and Ethereum options trading. Deribit was acquired by Coinbase in 2025. CoinShares Capital Markets utilizes Deribit for trading of our proprietary strategies.

LMAX Digital is an institutional cryptocurrency exchange operated by LMAX Group, a global financial infrastructure provider with origins in FX trading. LMAX Digital offers spot trading across a focused universe of major digital assets. CoinShares Capital Markets utilizes LMAX Digital for trading of our proprietary strategies and hedging of our flow from liquidity provisioning activities.

Bitstamp, founded in 2011, is one of the longest-running crypto exchanges. It was founded as a European-focused alternative to the exchange Mt. Gox, accepting fiat deposits from within the EU’s Single Euro Payments Area. In April 2016, the Luxembourgish government granted a license to Bitstamp to be fully regulated in the EU as a payment institution, allowing it to do business in all 28 EU member states. Bitstamp was acquired by RobinHood Markets in 2025. CoinShares Capital Markets utilizes Bitstamp for trading of our proprietary strategies and hedging of our flow from liquidity provisioning activities.

DBS Digital Exchange (DDEx) is a Singapore-based, institutionally-focused digital asset exchange run by DBS Bank, supporting institutional and accredited investors, rather than mass retail. DDEx supports both spot trading of a limited universe of digital assets and some security tokens. CoinShares Capital Markets utilized DDEx for Liquidity Provisioning activities.

We may be classified as a passive foreign investment company now or in the future, which could result in adverse U.S. federal income tax consequences to U.S. investors.

Certain adverse U.S. federal income tax rules may apply to U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations.”) that hold shares in a PFIC (as defined below) for U.S. federal income tax purposes. Assuming the SPAC Merger qualified as a reorganization under Section 368(a)(1)(F) of the Code, the Company should be treated as a successor of Vine Hill for U.S. federal income tax purposes. Thus, for purposes of the PFIC rules, the Ordinary Shares generally will be treated as the Vine Hill Class A Shares exchanged in the SPAC Merger, and the Warrants generally will be treated as the Vine Hill Public Warrants exchanged in the SPAC Merger. In general, the annual PFIC income and asset tests in respect of the Company will be applied based on the assets and activities of the combined business. To determine whether the PFIC asset test has been met, a calendar-year corporation generally divides the average of the values of passive assets at the end of each quarter by the average value of all assets at the end of each quarter. Because Vine Hill was a blank-check company with no active business, based upon the composition of Vine Hills’s income and assets for its first and second taxable years (ending December 31, 2024 and December 31, 2025, respectively), Vine Hill (and thus the Company) may be a PFIC for the taxable years ending December 31, 2024 and December 31, 2025. Further, the Company may be a PFIC for the taxable year ending December 31, 2026. However, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of the Company for any taxable year until after the close of the taxable year. In addition, because PFIC status is an inherently factual issue, the Company’s U.S. counsel expresses no opinion with respect to the Company’s PFIC status for any taxable year.

Furthermore, if we are treated as a PFIC, and one or more of our subsidiaries are also treated as PFICs, U.S. Holders will be subject to the PFIC rules with respect to their indirect interests in those subsidiaries and will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. Accordingly, U.S. Holders should invest in our Ordinary Shares and Warrants only if they are willing to bear the U.S. federal income tax consequences associated with investments in PFICs.

If we are characterized as a PFIC for any taxable year, and a U.S. Holder held our Ordinary Shares or Warrants during such taxable year, we generally will continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding taxable years during which the U.S. Holder holds Ordinary Shares or Warrants, even if we cease to meet the requirements for PFIC status. In such case, U.S. Holders of our Ordinary Shares or Warrants would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferential tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred and additional reporting requirements under U.S. federal income tax laws and regulations. Whether U.S. Holders of our Ordinary Shares make (or are eligible to make) a timely qualified electing fund, or QEF, election or a mark-to-market election may affect the U.S. federal income tax consequences to U.S. Holders with respect to the ownership and disposition of our Ordinary Shares and any distributions such U.S. Holders may receive. A U.S. Holder may not make a QEF election with respect to its Warrants to acquire the Ordinary Shares.

If we determine we are a PFIC for any taxable year, upon written request by a U.S. Holder, we may endeavor to provide to such U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable such U.S. Holder to make and maintain a QEF election, but there is no assurance that we will do so or that we will provide such required information on a timely basis. There is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

For a description of the material U.S. federal income tax consequences to a U.S. Holder if the Company is treated as a PFIC and potential elections that may be made to mitigate the adverse consequences thereof, see the description in the section entitled “Material U.S. Federal Income Tax Considerations.”

Risks Related to Our Operations

Our investment management professionals and other key employees are a vital part of our ability to attract and retain investors and the loss of key individuals, or a significant portion of those professionals could result in a reduction of our AUM, revenues and net income.

Retaining highly skilled investment management and other in-high demand personnel is important to our ability to attract and retain our product investors. The market for skilled investment management professionals and other key personnel is highly competitive. Our policy has been to provide our investment management professionals and other key personnel with a supportive professional working environment and compensation and benefits that we believe are competitive with other leading investment management firms. However, we may not be successful in retaining our investment management professionals and other key personnel and the loss of significant investment professionals or other key personnel could reduce the attractiveness of our products and services to potential and current investors and could, therefore, adversely affect our AUM, revenues and net income.

Furthermore, there has been an escalation in the physical targeting of individuals associated with cryptocurrency wealth, including executives of prominent crypto firms and/or members of their families. These so-called “wrench attacks” seek to use physical force or intimidation, including street robbery, burglary, kidnapping and extortion, to compel a victim to surrender access to their or their firm’s digital assets. While such incidents remain rare, wrench attacks carried out in several countries in recent months received significant media attention due to the brazenness and violence of the attacks. If the frequency of attacks targeting the digital assets sector were to increase, or if there is a perception that such attacks are becoming more frequent or violent or that digital assets firms are unable to protect their employees, we may face difficulty in retaining and recruiting qualified professionals. Further, if any members of our management, our employees or their families were subject to or threatened by such an attack, we could suffer significant losses, become subject to legal proceedings, face increased regulatory scrutiny and/or suffer damage to our reputation.

Third parties are subject to credit risk in relation to our XBT Note Program, the XBT Physical ETP Program and the CoinShares Physical ETP Program.

CoinShares XBT Provider, a wholly owned subsidiary of CoinShares PLC, is the issuer of certificates (the “XBT Notes”) issued under its program (the “XBT Note Program”) and is also the issuer of ETPs under its physical ETP program (the “XBT Physical ETP Program”). CoinShares Digital Securities Limited (“CSDSL”, “CS Physical” or “CoinShares Physical”, as the context requires), a wholly owned subsidiary of CoinShares PLC, is the issuer of ETPs under its physical ETP program (“CoinShares Physical ETP Program”). (The CoinShares Physical ETP Program together with the XBT Note Program and the XBT Physical ETP Program, the “Note Programs”).

Investors in the XBT Notes are exposed to the credit risk of CoinShares XBT Provider as issuer and to CoinShares Capital Markets (Jersey) Limited (“CSCM”) as guarantor. Investors in the ETPs issued by CoinShares XBT Provider under its XBT Physical ETP Program are exposed to the credit risk of CoinShares XBT Provider as issuer. Investors in the ETPs issued by CSDSL under its CoinShares Physical ETP Program are exposed to the credit risk of CSDSL as issuer. In each case, investors have no contractual or other recourse to CoinShares PLC, CSIL or any other member of the CoinShares group.

The XBT Notes and the guarantee constitute unsecured and unsubordinated obligations and do not benefit from any security, collateral or priority over the assets of CoinShares XBT Provider or CSCM. In the event of the insolvency or similar proceedings of CoinShares XBT Provider or CSCM, noteholders would rank as general unsecured creditors and may recover less than the full amount of their investment, or nothing at all, regardless of the performance of the underlying digital assets.

CoinShares XBT Provider’s ability to meet its obligations to noteholders is dependent on CSCM’s performance under the Collateral Management Agreement (the “CMA”), and CSCM may default independently of CoinShares XBT Provider. Digital assets and related exposures held by CSCM in connection with the XBT Notes are legally owned by CSCM, are not ring-fenced or bankruptcy-remote, and do not give noteholders any proprietary, security or trust interest.

Where redemptions are effected by cash settlement, failures by third-party counterparties to pay sale proceeds could result in noteholders losing some or all of their investment.

Our XBT Note Program is subject to risks related to the maintenance of hedging activities.

The hedging activities undertaken by the Company in order to ensure the obligation arising from the products issued under the XBT Note Program are performed by CSCM. These activities are governed by the terms of the CMA in place between CSCM and CoinShares XBT Provider, which dictates how CSCM is required to hedge the obligation. At least 75% of the hedge must be held in the relevant physical digital assets or non-leveraged, collateralized digital asset ETPs issued by third parties to which the products relate. No more than 25% of the remaining exposure may be held in futures, options derivatives or cash (provided the cash element remains no more than 5% of the total hedge amount). Consequently, should CSCM fail to fulfill its obligations under the relevant hedging arrangements, it would have an adverse effect on the XBT Note Program.

A substantial portion of the Company’s revenue is derived from the XBT Note Program.

The XBT Note Program represents an important component of the Company’s business, revenues and balance sheet assets. While the Company continues to expand and diversify its product offering and revenue streams, a substantial portion of the Company’s current operations remains connected to the XBT Note Program.

For the years ended December 31, 2025 and 2024, management fees derived from the XBT Note Program accounted for 73% and 77%, respectively, of the Company’s management fees and other revenue. In addition, a significant proportion of the Company’s gross assets are held in accordance with the terms of the CMA in order to ensure that liabilities arising under the XBT Note Program can be met. As of December 31, 2025 and 2024, the value of such assets held against these liabilities — comprising digital asset holdings and digital asset exposure obtained through financial instruments — represented 46% and 62%, respectively, of the Company’s gross assets.

The Company’s exposure to CoinShares XBT Provider and the XBT Note Program reflects, in part, the historical scale and maturity of the program relative to other business lines, which are continuing to develop and grow. As the Company diversifies their product range and revenue sources, the relative contribution of the XBT Note Program may decrease over time. However, at present, adverse developments affecting CoinShares XBT Provider or the operation of the XBT Note Program — including regulatory changes, operational disruptions, systems failures, counterparty issues or market conditions affecting digital assets — could have a disproportionate effect on the Company’s revenue, asset base and financial performance.

We may fail to maintain the listing requirements related to our ETPs or other products.

Although our ETPs and certain other products issued by CoinShares XBT Provider and by CSDSL, as applicable, are admitted to trading on one or more venues, there is a risk that the Company may not succeed in maintaining the status of the ETPs or other products as listed instruments. If one or more venues on which these products are made available decide that the products should no longer remain admitted to trading, regardless of whether this is due to circumstances assignable to the relevant issuer, the ETPs, the products, the tracked digital assets, the market maker(s) and/or changed rules or any other reason, there is a risk that the Company will not succeed in having the products admitted to trading on another regulated market, MTF or other marketplace. Such a course of events would worsen the liquidity, disposal opportunities and the market value of the products and thus create risks of losses for investors.

Specifically, for any of the Note Programs, if a delisting were to occur and no other listing is obtained within an appropriate time frame, we may be required to action a redemption of the XBT Notes/ETPs. While this redemption would create significant level of cash inflow to us on the realization of the accumulated management fee, it would impact our future revenues, as the XBT Note Program, in particular, has historically been a key source of revenue for the Company, and will no longer be active.

The staking rewards generated by the ETPs under the XBT Physical ETP Program and/or the CoinShares Physical ETP Program may be subject to fluctuation, impacting the commercial viability of these products.

Certain ETPs, including notes, issued under the CoinShares Physical ETP Program and under the XBT Physical ETP Program are structured so that the underlying reference digital assets of such ETPs are subject to “staking.” A portion of the staking rewards (consisting of variable yield) received for this staking contribute to the total value of the relevant ETP, as the reference price of the ETP equals the price for the underlying asset being subject to the staking activities plus the staking rewards (variable yield). This set up allows staking gains to be passed back to the ETP holders. Although these staked ETPs do not generate managements fees for the Company, they remain commercially viable due to the ability for our group to retain a portion of the staking gains. Risks noted in the risk factor titled “— We may suffer losses due to staking, restaking, delegating, and other related services” below also pertain to the now discussed ETP staking activities.

An additional risk to consider is that staking rewards could fluctuate and potentially decrease to a point where commercial viability is considered no longer acceptable. Without a management fee, the staking rewards that our group retains need to be in excess of the costs of running the staking activities.

We depend on information technology and any failures of or damage to, attack on or unauthorized access to our information technology systems or facilities or those of third parties with which we do business or that facilitate our business activities, including as a result of cyber-attacks, could result in significant limits on our ability to conduct our operations and activities, costs and reputational damage.

We are highly dependent upon the use of various proprietary and third-party information and security technology, software applications and other technology systems to operate our business. We are also dependent on the effectiveness of our information and cyber security infrastructure, policies, procedures and capabilities to protect our technology and digital systems and the data that reside on or are transmitted through them, including data provided by third parties that is significant to portions of our business and products. We use our technology to, among other things, manage and trade portfolio investments, obtain securities pricing information, process client transactions, protect the privacy of investors’, employees’ and business partners’ data, support our other operations and provide other services to our investors.

In recent years, several financial services firms suffered cyber-attacks launched both domestically and from abroad, resulting in the disruption of services to investors, loss or misappropriation of confidential data, litigation and regulatory enforcement actions and reputational harm. Cyber security incidents and cyber-attacks have been occurring globally at a more frequent and severe level. Our status as a global financial institution and the nature of our client base may enhance the risk that we are targeted by such cyber threats. Although we take protective measures, including measures to effectively secure information through system security technology, have many controls, processes, digital backup and recovery processes in place and seek to continually monitor and develop our systems to protect our technology infrastructure and data from misappropriation or corruption, our technology systems may still be vulnerable to unauthorized access as a result of an external attack, actions by employees or vendors with access to our systems, computer malware or other events that have a security impact and that result in the disclosure or release of confidential information inadvertently or through malfeasance or result in the loss (temporarily or permanently) of data, applications or systems. The third parties with which we do business or which facilitate our business activities, including financial intermediaries and technology infrastructure, data storage and service providers, are also susceptible to the foregoing risks (including those related to the third parties with which they are similarly interconnected or on which they otherwise rely) and our or their business operations and activities may therefore be adversely affected, perhaps materially, by failures, terminations, errors or malfeasance by or attacks or constraints on, one or more financial, technology or infrastructure institutions or intermediaries with whom we or they are interconnected or conduct business. Further, third-party service providers may have limited indemnification obligations to us in the event a cyber incident causes us to incur loss or damages.

A breach of our technology systems could damage our reputation and could result in the unauthorized disclosure or modification or loss of sensitive or confidential information (including client data); unauthorized disclosure, modification or loss of proprietary information relating to our business; inability to process client or company transactions and processes; breach and termination of client contracts; liability for stolen assets, information or identity; remediation costs to repair damage caused by the breach, including damage to systems and recovery of lost data; additional security costs to mitigate against future incidents; regulatory actions (including fines and penalties, which could be material) and litigation costs resulting from the incident. Such consequences could have a negative effect on our AUM, revenues and net income.

Our ability to manage and grow our business successfully can be impeded by systems and other technological limitations.

Our continued success in effectively managing and growing our business depends on our ability to integrate our varied accounting, financial, information and operational systems on a global basis, in particular as we seek to expand into North American markets. Moreover, adapting or developing the existing technology systems we use to meet our internal needs, as well as client needs, industry demands and new regulatory requirements, is also critical for our business. The introduction of new technologies presents new challenges and new potential risks to us. On an ongoing basis, we need to upgrade and improve our technology, including our data processing, financial, accounting, shareholder servicing and trading systems. Implementing any such upgrades, updates or other changes or replacements for our systems may be expensive and time-consuming, could divert management’s focus away from core business activities and may adversely affect our business if additional or unanticipated time or resources are necessary to complete any such changes to our systems. If the updated or new systems do not operate as anticipated or if other unforeseen issues arise with the transition to the new or updated systems, our business may be adversely affected. Further, we also must be proactive and prepared to implement new technology when growth opportunities present themselves, whether as a result of a business acquisition or rapidly increasing business activities in particular markets or regions. These needs could present operational issues or require significant capital and may require us to reevaluate the current value and/or expected useful lives of the technology we use, which could negatively impact our AUM, revenues, net income and liquidity.

Our business is vulnerable to deficiencies and failures in support systems, including data management and customer service functions that could lead to breaches and errors or reputational harm, resulting in loss of investors or claims against us or our subsidiaries.

In addition to investment management, our services include sales, distribution and marketing. We must properly perform our responsibilities associated with the forgoing services, including portfolio recordkeeping and accounting, security pricing, corporate actions, investment restrictions compliance, daily NAV computations, account reconciliations and required distributions to fund shareholders. The ability to consistently and reliably perform such services is essential to our continuing success. Certain types of securities may experience liquidity constraints that could impact fair value pricing, which is dependent on certain subjective judgments that have the potential to be challenged. Any delays or inaccuracies in obtaining pricing information, processing transactions or reports, other breaches and errors and/or any inadequacies in customer service, could result in reimbursement obligations or other liabilities or alienate investors or distributors and/or claims against us. Our ability to conduct any of the foregoing actions is highly dependent on communications and information systems and on third-party service providers and their related technology systems and platforms. Certain of these processes involve a degree of manual input and thus errors could occur. In addition, our operations and processes rely on commercially available data provided by third parties as well as providers of services, including technology services and operating errors, process failures or failures to comply with data usage requirements with respect to these service providers may adversely impact us. Our data providers commonly disclaim the accuracy and completeness of data, and we do not have the ability to validate or verify the accuracy and completeness of commercially sourced datasets. Our failure to properly perform and monitor our operations, including data management or our otherwise suffering deficiencies and failures in these systems or service functions due to a failure of a third-party service provider or other key vendor could result in material financial loss or costs, regulatory actions, breach of client contracts, reputational harm or legal claims and liability, which in turn could have a negative effect on our AUM, revenues and net income.

Errors in the digital asset code or protocols may jeopardize the integrity and security of the networks and may adversely affect the value of our ETPs and/or our other products.

The source code of digital assets is public and may be downloaded and viewed by anyone. There may be errors in the respective codes that may jeopardize the integrity and security of one or more of these networks. Errors in the protocols of tracked digital assets that have larger user bases, wider adoption and more developers are more likely to be identified and corrected. Errors for new protocols or those with fewer developers or lower adoption rates are more likely to face this risk. Should any such material error occur and be hard to overcome and/or easy to exploit improperly, the value of the associated digital asset will decrease, which in turn would affect the value of the ETPs and/or our other products negatively.

Risks of 51 percent attacks may materially damage confidence in digital assets and adversely affect the value of our ETPs and/or our other products.

The decentralized global P2P-network (peer-to-peer) of nodes making up the network for any particular digital asset should, to achieve high security, be spread across several participants. Should one participant control over 50% of all capacity to verify transactions in the network, there is a risk that such participants will be able to verify 100% of all transactions and thus earn all the rewards in the network. As private keys are needed to create transactions, the participant should not be able to create new transactions, however, the participant may in certain circumstances delete recent transactions. Such a scenario would be likely to materially damage confidence in the digital asset and tracked digital assets in general and adversely affect their prices, which in turn would adversely affect the value of our ETPs and/or our other products.

Risks of “cancer” nodes may adversely affect confidence in a digital asset’s underlying protocol and adversely affect the value of our ETPs and/or our other products.

This form of attack involves one or more malicious actors propagating “cancer nodes” to isolate certain users from the legitimate digital asset network. If a targeted user is surrounded by such cancer nodes they may be placed on a separate network, allowing the malicious actor(s) to relay only blocks created by the separate network in order to open the target to the risk of double-spending attacks or to cut them off from the relevant digital asset community entirely by not relaying any new block. Such a scenario would be likely to materially damage confidence in the digital asset concerned and in digital assets in general and adversely affect their prices. Should such a loss of confidence in the underlying protocol occur, the value of the associated digital asset will decrease, which in turn would affect the value of the ETPs and/or our other products.

Risks of double-spending may adversely affect confidence in a digital asset’s underlying protocol and adversely affect the value of our ETPs and/or our other products.

This form of attack involves one or more malicious actors creating a valid new block which contains an instance of a double-spend transaction. The release of the new block is timed so as to be added to the relevant blockchain before a target user’s legitimate transaction can be included in a block. Such a scenario would be likely to materially damage confidence in the digital asset concerned and in digital assets in general and adversely affect their prices. Should such a loss of confidence in the underlying protocol occur, the value of the associated digital asset will decrease, which in turn would affect the value of the ETPs and/or our other products.

Digital assets are subject to storage-related risks, which may impact the value of such digital assets.

Digital assets reside on the public blockchain in a distributed ledger. Evidence of ownership is not recorded by a central authority at a single location but rather distributed among a network of users. The ledger in a public blockchain is transparent, and everyone can view the public addresses to which digital assets can be sent. However, to evidence ownership of the digital assets from a particular address and transfer them to another address requires the use of a private cryptographic key. The private cryptographic key is the sole way to evidence ownership, and whoever controls that key controls the digital assets held at its public addresses. As a result, securing the private keys that enable assets to be transferred is crucial to safeguarding ownership and control of the assets.

Storage of private keys is constantly evolving, and there are now multiple methods to store the keys and multiple security protocols governing access to the private keys. One of the most popular methods is to independently hold private keys either in paper or electronic form. Independent storage of private keys involves the primary risk of permanent loss of such key, which in turn would result in the permanent loss in the ability to evidence ownership in the digital assets (including cryptocurrencies) linked to that private key. This could be either through forgetting encryption passwords to access keys or losing the recovery seed to hardware wallets. Alternatively, investors may underestimate the requirement to ensure effective backups of keys, risking the loss of their investments if the medium used to physically store private keys was to fail, rendering the digital assets inaccessible and incapable of being realized. Instances of investors losing access to digital assets may adversely affect the levels of adoption and use of digital assets (including cryptocurrencies), as well as investor sentiment towards them. This could adversely affect the price of digital assets and consequently the value of an investment in ETPs and/or our other products.

We partner with reputable specialist institutional crypto custody firms to hold our digital assets. Institutional custodian solutions may vary in their specific security implementation and process. However, they often will offer duplicate high security wallets or vaults for safekeeping of private keys with elaborate security protocols surrounding access to such keys and withdrawals from addresses associated with the private keys stored or encrypted in the vault. Such arrangements offer high levels of security versus other ways of holding digital assets.

However, there is no guarantee than these arrangements fully protect from loss of assets. Furthermore, such elaborate security protocols may delay access to assets, either as a normal aspect of operational procedure or in the event the custodians were to experience any kind of systematic failure relating to technology, process or people. Either of these situations could result in a loss in cases where the price of the relevant digital assets moves adversely.

The jurisdiction or geography in which private keys are stored by the custodian firm, in case they are stored physically or on paper, may also affect the ability of an investor to withdraw assets in instances where regulation changes. A successful hacking attempt on a reputable custodian may (i) adversely affect the levels of adoption and use of digital assets (including cryptocurrencies), (ii) investor sentiment towards them, and (iii) adversely affect the price of digital assets and consequently the value of an investment in ETPs and/or our other products.

Our custodians are subject to storage risks related to digital assets.

Our continued success in effectively managing and growing our business depends on our ability to integrate our varied custodians. Komainu, Zodia UK as well as Zodia Europe, are our current custodians to our digital assets in connection to our Note Programs.

The custodians employ industry-standard custody technologies, including hardware security modules and multi-party computation frameworks, to protect private keys and prevent unauthorized access. Under these arrangements, private keys are generated, stored and used within secure environments, and no single individual or system has unilateral control over private key material.

Digital assets are held in segregated wallets and recorded by the custodians as held for the benefit of the Company. The existence and ownership of such assets are validated through daily reconciliations between custodians’ records, the Company’s internal records, and publicly available blockchain data. In addition, the Company receives independent daily on-chain verification reports from a third-party service provider, The Network Firm.

Custodians’ custody platforms and related software controls are subject to independent examination through Service Organization Control reports, which assess the design and operating effectiveness of relevant controls, including access controls and change management.

While these measures are designed to provide reasonable assurance regarding the existence, ownership and security of digital assets, the Company remains exposed to risks associated with reliance on third-party custodians.

It is a possibility that the custodian or a system interfacing with the custodian could be subject to a hacking attempt or to risks specific to their respective custody solutions, signature environments and/or control and security standards (e.g. cold storage solution, physical storage, signature set-ups, cryptographic key management, back-up plans). Such attempt(s) if successful could result in the loss of digital assets or make it impossible for us to create or redeem ETPs. Any loss of digital assets held by the custodian will not be recoverable by other assets, and security holders could suffer a loss as they cannot realize the full value of their investment.

Any insurance coverage obtained by or for the custodians is solely for the benefit of the custodians and does not guarantee or insure the Company in any way. There is no third-party insurance held by the Company on the digital assets in custody.

Disruptions in the markets, to market participants and to the operations of third parties whose functions are integral to our ETF, ETP and other related investment platforms may adversely affect the prices at which ETFs, ETPs and other related investment platforms trade, particularly during periods of market volatility.

The trading price of an ETF’s or ETP’s shares or units fluctuates continuously throughout trading hours. While an ETF’s and ETP’s creation/redemption feature and the arbitrage mechanism are designed to make it more likely that the ETF’s or ETP’s shares or units normally will trade at prices close to the ETF’s or ETP’s NAV, exchange prices may deviate significantly from the NAV. ETF and ETP market prices are subject to numerous potential risks, including significant market volatility; imbalances in supply and demand; trading halts invoked by a stock exchange; and inability or unwillingness of market makers, authorized participants, settlement systems or other market participants to perform functions necessary for an ETF’s or ETP’s arbitrage.

If market events lead to instances where an ETF or ETP trades at prices that deviate significantly from the ETF’s or ETP’s NAV or indicative value or trading halts are invoked by the relevant stock exchange or market, investors may lose confidence in ETF or ETP products and sell their holdings, which may cause our AUM, revenue and net income to decline.

The recent advancements in and increased use of AI present risks and challenges that may adversely impact our business.

We or our third-party vendors, investors or counterparties have developed and may continue to develop or incorporate AI technology in certain business processes, services or products. The development and use of AI present a number of risks and challenges to our business. The legal and regulatory environment relating to AI is uncertain and rapidly evolving, in the U.S. and internationally and includes regulation targeted specifically at AI technology, as well as provisions in intellectual property, privacy, consumer protection, employment and other laws applicable to the use of AI. These evolving laws and regulations could require changes in our implementation of AI technology, increase our compliance costs and the risk of non-compliance and restrict or impede our ability to develop, adopt and deploy AI technologies efficiently and effectively. AI models, particularly generative AI models, may produce output or take action that is incorrect or outdated, that result in the release of personal, confidential or proprietary information, that reflect biases included in the data on which they are trained or introduced during the training or fine tuning process, that infringe on the intellectual property rights of others or that is otherwise harmful. In addition, the complexity of many AI models makes it challenging to understand why they are generating particular outputs. This limited transparency increases the challenges associated with assessing the proper operation of AI technology, understanding and monitoring the capabilities of the AI technology developed by third parties and, to that extent, are dependent in part on the manner in which those third parties develop and train their models. This results in risks arising from the inclusion of any unauthorized material in the training data for their models and the effectiveness of the steps these third parties have taken to limit the risks associated with the output of their models, matters over which we may have limited visibility. Any of these risks could expose us to liability or adverse legal or regulatory consequences and harm our reputation and the public perception of our business or the effectiveness of our security measures. In addition to our use of AI technologies, we are exposed to risks arising from the use of AI technologies by bad actors to commit fraud and misappropriate funds and to facilitate cyberattacks. Generative AI, if used to perpetrate fraud or launch cyberattacks, could result in losses, liquidity outflows or other adverse effects at a particular financial institution or exchange. If our use of AI becomes controversial, we may experience brand or reputational harm, competitive harm, or legal liability.

Failure to comply with client contractual requirements and/or investment guidelines could result in costs of correction, damage awards and/or regulatory fines and penalties against us and loss of revenues due to client terminations.

Many of the investment management agreements under which we manage assets or provide products or services specify investment guidelines or requirements, such as adherence to investment restrictions or limits, that we are required to observe in the provision of our services. Laws and regulations impose similar requirements for certain investment products. A failure to comply with these guidelines or requirements could result in damage to our reputation or in our investors seeking to recover losses, withdrawing their assets or terminating their contracts. Regulators likewise may commence enforcement actions for violations of such requirements, which could lead to fines and penalties against

CoinShares, which could cause our AUM, revenues and net income to decline. We maintain various compliance procedures and other controls to seek to prevent, detect, and correct such errors. Significant errors by CoinShares could impact our reputation, AUM, revenues, net income, or liquidity.

We primarily trade our digital asset holdings in secondary market transactions on non-U.S. digital asset exchanges that blindly match buyers and sellers, which have been determined to be non-securities transactions by a U.S. federal court.

On July 13, 2023, in SEC v. Ripple Labs, et al., 20-cv-10832 (S.D.N.Y) (“Ripple Labs”), in a ruling on both parties’ motions for summary judgment, the court distinguished between bilateral, contractual sales of XRP from Ripple (the issuer) to institutional investors and “programmatic” sales of XRP on secondary markets that facilitate trading through an order book that blindly matches buy and sell orders (“Programmatic Trading”). The court found that while the initial XRP sales satisfied the Howey test and therefore constituted securities under U.S. federal securities laws, the court held that XRP underlying Programmatic Trading did not constitute a security under Howey. Various foreign jurisdictions may, in the future, adopt additional laws, regulations or directives that affect the characterization of digital assets as “securities.”

While the ruling in Ripple Labs is not definitive and other courts have taken dissimilar positions with respect to other digital assets, some of our interaction with digital assets is in connection with Programmatic Trading activities (i.e., we generally purchase, sell and hold digital assets through exchanges that operate blind matching engines). Ultimately, none of the digital assets that comprise a material portion of our digital asset holdings have been conclusively determined to be a security by the SEC or any U.S. court.

If we determine that any digital asset, held by a grantor trust in respect of which we or any of our affiliates acts as sponsor (each a “Trust”), is a “security” or an “investment security” under the Investment Company Act or other federal securities laws, whether that determination is initially made by us, or because a federal court upholds an allegation that the digital asset is such a “security” or “investment security”, we do not intend to permit the Trust to continue holding such digital asset in a manner that would cause the Trust to be an “investment company” under the Investment Company Act or otherwise violate the federal securities laws. In such circumstances, we would expect either to dissolve the Trust or to seek to restructure or operate the Trust in a way that complies with applicable securities laws.

Because the legal standards for determining whether a digital asset is or is not a security often leave room for interpretation, we intend, so long as we have good faith grounds to conclude that the Trust’s holdings are not securities, to continue to operate the Trust as a grantor trust and not to dissolve it merely on the basis that a digital asset could at some future point be determined to be a security.

Any enforcement action by the SEC or a state securities regulator asserting that a digital asset is a security, or a court decision to that effect, would be expected to have an immediate and material adverse effect on the trading value of the digital asset, as well as on the Shares of the Trust. This is because most digital assets, and the grantor trust structures that hold them, are not designed to operate within the framework of securities regulation. If a digital asset were determined to be a security, it would likely become difficult or impossible for such asset to be traded, cleared, or custodied in the United States through the same channels used by non-security digital assets. This in turn would be expected to adversely affect the liquidity of the asset, the ability of market participants to convert it into U.S. dollars, and the value of the Trust’s shares.

Our information regarding prior performance may not prove to be reflective of future results.

Information regarding prior performance is not necessarily indicative of actual results to be achieved for unrealized investments, the realization of which is dependent upon many factors, many of which are beyond CoinShares’ control. Further, there can be no assurance that the valuations for unrealized investments on which prior performance is calculated accurately reflect the amounts for which the subject investments will be sold and the actual realized returns may differ materially from such valuations. Any information presented in this Prospectus is not intended to suggest CoinShares would make all of the same or similar investments or would have the same or similar performance. Accordingly, prospective investors should not construe such performance as providing any assurances regarding the future performance of CoinShares.

The Company and CSIL have identified material weaknesses in its internal control over financial reporting. If the Company and CSIL are unable to remediate these material weaknesses or identify additional material weaknesses, it could lead to errors in financial reporting, which could adversely affect the Company’s business and the market price of the Company’s securities.

As a public company in Sweden, CSIL was not required to document and test its internal controls over financial reporting nor was management required to certify the effectiveness of its internal controls and its auditors were not required to opine on the effectiveness of its internal control over financial reporting. Following the consummation of the Business Combination, the Company will become subject to Section 404 of the Sarbanes-Oxley Act upon filing its second annual report, which requires public companies to include a report of management on their internal control over financial reporting in certain of its filings. In addition, when the Company is no longer an emerging growth company, its independent registered public accounting firm must attest to and report on the effectiveness of the Company’s internal control over financial reporting.

The Company and CSIL have identified material weaknesses in its internal control over financial reporting for the year ended December 31, 2025. The material weaknesses identified impact both the Company and CSIL, as a result of the Business Combination, CSIL became a wholly owned subsidiary of the Company, and the Company has become a publicly traded company. As defined in standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified relate to (1) deficiencies in the design and implementation of controls related to the detail and timeliness of reviews of reconciliations and other controls over financial reporting including the recognition, measurement and disclosures related to completeness of liabilities and to digital assets in CSIL and; (2) in respect of CSIL, deficiencies in the design and implementation of effective IT general controls related to the accounting systems supporting the financial reporting process, including in relation to logical access and change management controls.

As of the date of this Prospectus, the Company is designing and implementing a plan to remediate the material weaknesses identified. To address these material weaknesses, we are making and continue to make a number of changes to our program and controls as set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Controls and Procedures.” While the Company is working to remediate the material weaknesses as timely and efficiently as possible, at this time the Company cannot provide an estimate of the time it will take to fully complete this remediation plan.

All internal control systems, no matter how well designed, have inherent limitations including the possibility of human error and the circumvention or overriding of controls. Further, because of changes in conditions, the effectiveness of internal controls may vary over time. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The Company cannot be certain that these measures will successfully remediate the material weaknesses or that other material weaknesses will not be discovered in the future. If the Company’s efforts are not successful or other material weaknesses or control deficiencies occur in the future, the Company may be unable to report its financial results accurately or on a timely basis or identify or prevent fraud, which could cause its reported financial results to be materially misstated and result in the financial statements having to be restated or loss of investor confidence and cause the market price of the Company’s securities to decline. In addition, it could in turn lead to the delisting of the Company’s securities from the exchange on which they are listed and limit the Company’s ability to raise additional capital. Additionally, ineffective internal control over financial reporting could expose it to increased risk of fraud or misuse of corporate assets and subject it to potential regulatory investigations, civil or criminal sanctions and litigation and related damages.

The Company is subject to the Sarbanes-Oxley Act. We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. We will be required to furnish a report by our management on the effectiveness of our internal control over financial reporting, pursuant to Section 404a of the Sarbanes-Oxley Act, at the time we file our second annual report on Form 20-F with the SEC, which will be for the year ending December 31, 2026.

Further, our independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and such control deficiencies could have also represented one or more material weaknesses in addition to those previously identified.

If our existing material weaknesses persist or we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our ordinary shares and our overall business.

The Sarbanes-Oxley Act requires, among other things, that we assess the effectiveness of our internal control over financial reporting annually and the effectiveness of our disclosure controls and procedures annually. In particular, Section 404(a) of the Sarbanes-Oxley Act, will require us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting. Section 404 (b) of the Sarbanes-Oxley Act, or Section 404(b), also requires our independent registered public accounting firm to attest to the effectiveness of our internal control over financial reporting. To date, we have been exempt from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 (b). However, we will no longer be exempt from this requirement beginning with the filing of our annual report on Form 20-F for the fiscal year ending December 31, 2026. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404(b) will correspondingly increase. Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements.

Furthermore, investor perceptions of our company may suffer if additional deficiencies are found in our internal control over financial reporting, and this could cause a decline in the market price of our shares and accordingly our overall business. Regardless of compliance with Section 404, our failure to remediate the material weaknesses which have been identified or any additional failure of our internal control over financial reporting could have a material adverse effect on our stated operating results and harm our reputation. If we are unable to implement these requirements effectively or efficiently, it could harm our business, financial condition, liquidity, results of operation, cash flows or prospects and could result in an adverse opinion on our internal controls from our independent registered public accounting firm.

Risks Related to the Company’s Securities.

The requirements of being a public company in the United States may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that result from being a public company in the United States may be greater than we anticipate.

Requirements associated with being a public company in the United States require significant resources and management attention. As a result of the Business Combination, the Company became subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC and Nasdaq. The Company is also subject to various other regulatory requirements, including the Sarbanes-Oxley Act. These rules and regulations increase our legal, accounting and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, complying with rules and regulations and the increasingly complex laws pertaining to public companies requires substantial attention from our senior management, which could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, results of operations and financial condition. We will also need to hire additional personnel to support our financial reporting function and may face challenges in doing so.

The Company may lose its foreign private issuer status which would then require it to comply with the Exchange Act’s domestic reporting regime and cause it to incur significant legal, accounting and other expenses.

For so long as the Company qualifies as a foreign private issuer, it is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. The Company may no longer be a foreign private issuer as early as December 31, 2026 which would require the Company to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. In order to maintain its current status as a foreign private issuer, as of the last business day of the most recently completed second fiscal quarter that follows the consummation of the Business Combination, either (a) a majority of the Company’s securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of the Company’s executive officers or directors cannot be United States citizens or residents, (ii) more than 50% of the Company’s assets must be located outside the United States and (iii) the Company’s business must be administered principally outside the United States. If the Company loses its status as a foreign private issuer, the Company would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. The Company may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. The Company would also have to mandatorily comply with U.S. federal proxy requirements, and the Company’s officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act.

The regulatory and compliance costs to the Company under U.S. securities laws if it is required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs the Company would incur as a foreign private issuer. As a result, the Company expects that a loss of foreign private issuer status would increase its legal and financial compliance costs and is likely to make some activities highly time consuming and costly. The Company also expects that if it was required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for the Company to obtain director and officer liability insurance, and the Company may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for the Company to attract and retain qualified members of its board of directors.

The Articles designate Jersey courts as the exclusive forum for certain types of actions and proceedings and the federal district courts as the exclusive forum for Securities Act claims, which could limit shareholders’ ability to choose the judicial forum for disputes with the Company or our directors, officers, shareholders or employees.

The Articles provide that, Jersey courts shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, shareholder, officer or other employee of the Company to the Company or its shareholders, (iii) any action, suit or proceeding arising pursuant to any provision of Jersey law, the Articles (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination). If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than a Jersey court (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the Jersey courts in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. The Articles also provide that, to the fullest extent permitted by law, federal district courts of the United States of America will be the sole and exclusive forum for the resolutions of any complaint asserting a cause or causes of action arising under the Securities Act. This provision in the Articles does not address or apply to claims that arise under the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations under the Exchange Act. To the extent these provisions could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provisions in connection with such claims and shareholders cannot waive compliance with the federal securities laws and the rules and regulations under the federal securities laws.

Any person or entity purchasing, holding or otherwise acquiring any interest in any of the securities of the Company will be deemed to have notice of and consented to the provisions of the Articles described in the preceding paragraph. These exclusive-forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors, officers, shareholder or other employees, which may discourage lawsuits against the Company and its directors, officers, shareholders and other employees. The enforceability of similar exclusive-forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in the Articles is inapplicable or unenforceable. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

The Company is an “emerging growth company” and the Company cannot be certain if the reduced reporting and disclosure requirements applicable to “emerging growth companies” will make the Company’s securities less attractive to investors.

The Company is an “emerging growth company” as defined in the JOBS Act, and the Company takes advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act.

The Company will remain an “emerging growth company” until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which the Company has a total annual gross revenue of at least $1.235 billion, or (c) in which the Company is deemed to be a large accelerated filer; and (ii) the date on which the Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

The Company cannot predict if investors will find its securities less attractive because the Company chooses to rely on these exemptions. If some investors find the Company’s securities less attractive as a result, there may be a less active trading market for the Company’s securities, and the price of the Company’s securities may be more volatile.

The Company is subject to reporting requirements. If the Company fails to comply or lacks the appropriate internal controls, it could be subject to sanctions or investigations by the SEC or other regulatory authorities.

As a publicly traded company in the United States, the Company is subject to the reporting requirements of the Exchange Act and Sarbanes Oxley Act. As a public company in Sweden, CSIL was not required to document and test its internal controls over financial reporting nor was CSIL’s management required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. In addition, certain of the Company’s subsidiaries prepare separate financial statements under local GAAP for statutory purposes, and the Company is therefore subject to accounting and financial reporting requirements under multiple jurisdictions and regulations. Accordingly, the Company will be required to establish and maintain internal controls over financial reporting and disclosure controls and procedures and to comply with certain of these requirements. Even when such controls are implemented, the Company will not be able to guarantee that its internal controls and disclosure controls and procedures will prevent all possible errors.

Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company’s business have been detected. These inherent limitations include the possibility that judgments in decision-making can be faulty and subject to simple error or mistake, which may be heightened due to decentralized organizational model governing the Company’s subsidiaries where they are largely responsible for and conduct the business independently. Furthermore, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and any system of controls may not succeed in achieving its stated goals under all potential future conditions. Over time, measures of control may become inadequate because of changes in conditions, or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

If the Company is not able to comply with the financial reporting requirements of Regulation S-X or the requirements under the Sarbanes-Oxley Act in a timely manner, or if it is unable to maintain proper and effective internal controls, it may not be able to produce timely and accurate financial statements as required under the financial reporting requirements of the Securities and Exchange Act of 1934. If that were to happen, the market price of the Company’s securities could decline, and it could be subject to sanctions or investigations by the SEC or other regulatory authorities.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline. The trading price of Ordinary Shares and/or Warrants could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Inflationary pressures, increases in interest rates and other adverse economic and market forces may contribute to potential downward pressures in market value of Ordinary Shares and/or Warrants. Additionally, any of the risk factors discussed in this Prospectus could have a material adverse effect on your investment, and Ordinary Shares and/or Warrants may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Ordinary Shares and/or Warrants may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of Ordinary Shares irrespective of the Company’s operating performance. The stock market in general and Nasdaq specifically has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a financial conditions or results of operations. A decline in the market price of the Company’s securities also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future. As a result of this volatility, holders may not be able to sell their securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Company could depress the price of the Ordinary Shares and/or Warrants regardless of the Company’s business, prospects, financial conditions or results of operations. A decline in the market price of the Company’s securities also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future.

There is no guarantee that the Warrants will ever be in the money, and they may expire worthless. The Warrants may have an adverse effect on the market price of the Ordinary Shares.

The Vine Hill Public Warrants became Warrants. The exercise price for the Warrants is $11.50 per Ordinary Share, subject to adjustment. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

The Warrants entitle the holders to purchase Ordinary Shares. Such Warrants, when exercised, will increase the number of issued and outstanding shares. Such increased number of shares, or even the possibility of such an increase in the number of shares, may reduce the market price of the Ordinary Shares.

Holders may only be able to exercise their Warrants on a “cashless basis” under certain circumstances and if they do so, they will receive fewer Ordinary Shares from such exercise than if they were to exercise such Warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of Warrants who seek to exercise their Warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Ordinary Shares issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if the Company has so elected and the Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if the Company has so elected and the Company calls the Warrants for redemption. If you exercise the Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the

Warrants, multiplied by the excess of the “fair market value” of the Ordinary Shares (as defined in the next sentence) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Warrants, as applicable. As a result, you would receive fewer Ordinary Shares from such exercise than if you were to exercise such Warrants for cash.

The Company may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to holders, thereby making the Warrants worthless.

The Company will have the ability to redeem all of the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Ordinary Shares equals or exceeds $18.00 per share on each of 20 trading days within a 30 trading-day period commencing once the Warrants become exercisable and ending on the third trading day prior to proper notice of such redemption. The Company will not redeem the Warrants unless an effective registration statement under the Securities Act (other than a registration statement on Form S-4 or S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity) covering the Ordinary Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

The Company may amend the terms of the Warrants in a manner that may be adverse to holders of the Warrants with the approval by the holders of at least a majority of the then outstanding Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened, and the number of Ordinary Shares purchasable upon exercise of a Warrant could be decreased, all without your approval.

The Warrants were issued in registered form under the Warrant Agreement and are governed by the terms of the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants. Accordingly, the Company may amend the terms of the Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Warrants approve of such amendment. Although the Company’s ability to amend the terms of the Warrants with the consent of at least a majority of the then outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of Ordinary Shares purchasable upon exercise of a Warrant.

The Warrant Agreement designates the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which limits the ability of Warrant holders to obtain a favorable judicial forum for disputes with the Company.

The Warrant Agreement provides that subject to applicable law, (i) any action, proceeding or claim against the Company arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, (ii) in each case the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. The Company will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement do not and will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any Warrants, as applicable, will be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, as applicable, is filed in a court other than a court of the State of New York located in the County of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Warrants, as applicable, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions and (y) having service of process made upon such Warrant holder in any such action brought in such court to enforce the forum provisions by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.

This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company, which may discourage such lawsuits. Warrant holders who are unable to bring their claims in the judicial forum of their choosing may be required to incur additional costs in pursuit of actions which are subject to the Company’s choice-of-forum provisions. Alternatively, if a court were to find this provision of the Warrant Agreement, inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Company’s business, financial condition and results of operations and result in a diversion of the time and resources of the Company’s management and board of directors.

An active trading market for the Company’s securities may not develop, which may limit your ability to sell such securities.

The Ordinary Shares and Warrants are listed on Nasdaq under the ticker symbols “CSHR” and “CSHRW,” respectively, and trading commenced on April 1, 2026. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the Ordinary Shares and Warrants. The market price of the Ordinary Shares may decline, and you may not be able to sell your Ordinary Shares at or above the price at which they were acquired. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing Ordinary Shares and Warrants.

The Articles contain certain provisions, including anti-takeover provisions, that limit the ability of shareholders to take certain actions and could delay or discourage takeover attempts that shareholders may consider favorable.

The Articles contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by the Board of Directors and therefore depress the trading price of the Ordinary Shares. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the then-current members of the Board of Directors or taking other corporate actions, including effecting changes in management. Among other things, the Articles include provisions regarding:

•        the authority of the Board of Directors to issue shares in one or more classes with preferred or other special rights and to determine by resolution the rights, preferences, limitations and restrictions attaching to such shares, without shareholder approval, which may operate in a manner similar to so-called “blank check” preference shares and could be used, among other things, to significantly dilute the ownership of a hostile acquirer; the limitation of the liability of and the indemnification of, the Company’s directors and officers;

•        controlling the procedures for the conduct and scheduling of the Board of Directors and shareholder meetings; and

•        the requirement for the affirmative vote of holders of at least 66 2/3% of the total voting power of all of the then issued voting shares of the Company entitled to vote thereon, voting together as a single class, to amend or modify certain provisions in the Articles which could preclude shareholders from bringing matters before annual or special meetings of shareholders and delay changes in the Board of Directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board of Directors or management.

As a Jersey company, the Company will generally be subject to provisions of Jersey law. See the description of the Articles in Exhibit 2.7 to this Prospectus.

Any provision of the Articles or Jersey law that has the effect of delaying or preventing a change in control could limit the opportunity for shareholders to receive a premium for their Ordinary Shares and could also affect the price that some investors are willing to pay for Ordinary Shares.

Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Ordinary Shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Board of Directors’ attention and resources from our business, which may adversely affect our business, financial condition and results of operations. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. We may also be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.

Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Securities of companies formed through mergers such as the Business Combination may experience a material decline in price relative to the share price of the Vine Hill Public Shares prior to the business combination.

As with most SPAC initial public offerings in recent years, Vine Hill issued shares as part of the Vine Hill Units for $10.00 per unit upon the closing of its IPO. As with other SPACs, the $10.00 per share price of Vine Hill reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the Business Combination. Following the Vine Hill IPO, the proceeds held in the Trust Account were initially equal to approximately $10.05 per share and at the time Vine Hill’s public shares were redeemed were equal to approximately $10.71 per share. Following the Business Combination, the Ordinary Shares outstanding no longer have any such redemption right and are solely dependent upon the fundamental value of the Company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than both the redemption price and the amount per share initially held in the Trust Account upon consummation of the Vine Hill initial public offering.

Risks Related to this Offering.

Certain of the Selling Shareholders acquired, or have the right to acquire, Ordinary Shares at a price that is less than the market price of the Ordinary Shares as of the date of this Prospectus, may earn a positive rate of return even if the price of the Ordinary Shares declines, and may be willing to sell their Ordinary Shares at a price less than shareholders that acquired Ordinary Shares in the public market.

Certain of our Selling Shareholders acquired, or have the right to acquire, their respective Ordinary Shares at prices lower than current market prices and may therefore experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment. As a result, the Selling Shareholders are able to recognize a greater return on their investment than shareholders or holders of Warrants acquired in the public market. In particular, certain Selling Shareholders are able to recognize a positive return even though the closing price of our Ordinary Shares on May 14, 2026 was $6.32, which is significantly below the $10.00 offering price of the units offered in the Vine Hill IPO. Furthermore, the Selling Shareholders may earn a positive rate of return even if the price of the Ordinary Shares declines significantly. As a result, the Selling Shareholders may be willing to sell their Ordinary Shares at a price less than shareholders that acquired their Ordinary Shares in the public market or at higher prices than the price paid by such Selling Shareholders, the sale of which would result in the Selling Shareholders realizing a significant gain even if other CoinShares shareholders experience a negative rate of return. For example, in connection with the Vine Hill IPO, the Sponsor and its affiliates paid an aggregate of $25,000, or approximately $0.006 per share, for an aggregate of 4,400,001 Founder Shares that were converted to Ordinary Shares at the Closing of the Business Combination. Even when our trading price is significantly below $10.00, the offering price for the units offered in the Vine Hill IPO, certain of the Selling Shareholders, including the Sponsor and its affiliates, may still have an incentive to sell Ordinary Shares because they acquired or may acquire the shares at prices lower than the public investors or the current trading price of our Ordinary Shares. For example, based on the closing price of our Ordinary Shares of $6.32 on May 14, 2026, the Sponsor and its affiliates would experience a potential profit of up to approximately $6.314 per share.

The sale or possibility of sale of the Ordinary Shares, including those pursuant to this Prospectus, could have the effect of increasing the volatility in the Ordinary Share price or putting significant downward pressure on the price of the Ordinary Shares. The Ordinary Shares being offered for resale by the Selling Shareholders pursuant to this Prospectus represent approximately 74.0% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 10,999,993 Ordinary Shares upon exercise of all outstanding Warrants).

A significant portion of our total outstanding Ordinary Shares are restricted from immediate resale but may be sold into the public market in the future. This could cause the market price of the Ordinary Shares to drop significantly, even if our business is performing well.

Sales of a substantial number of Ordinary Shares in the public market could occur at any time. These sales, or the perception in the public market that the holders of a large number of Ordinary Shares intend to sell such shares, could reduce the market price of the Ordinary Shares.

The Company and the other parties thereto entered into the Shareholder and Registration Rights Agreement, dated as of March 31, 2026, by and among the Company, SPAC Merger Sub, the Sponsor, and each of the persons listed on the signature pages thereto, pursuant to which we agreed to file with the SEC (at our sole cost and expense) the registration statement of which this Prospectus forms a part, and we agreed to use our commercially reasonable efforts to have this registration statement declared effective as soon as reasonably practicable after the filing hereof. Pursuant to the Shareholder and Registration Rights Agreement, in certain circumstances, the Lock-Up Parties can require our assistance with underwritten offerings and exercise demand or piggyback rights with respect to such offerings. Additionally, although certain Selling Shareholders are subject to contractual lock-up restrictions that prohibit them from selling such securities at this time, subject to certain exceptions, the rights under the Shareholder and Registration Rights Agreement, including the right to have us file the registration statement of which this Prospectus forms a part, may have the effect of facilitating access to the capital markets (upon expiration of the applicable lock-up period) for Lock-Up Parties seeking to sell their Ordinary Shares by permitting such holders to sell Ordinary Shares prior to the date that the safe-harbor from registration available under Rule 144 of the Securities Act will be available and/or allowing such holders to sell Ordinary Shares in one or more transactions in an underwritten or other marketed transaction.

Future issuances of Ordinary Shares or securities convertible into, or exercisable or exchangeable for, Ordinary Shares, or the expiration of lock-up provisions contained in the Lock-Up Agreement that restrict the trading of Ordinary Shares (among other equity securities of the Company), could cause the market price of the Ordinary Shares to decline and could result in the dilution of our shareholders’ holdings.

Future issuances of Ordinary Shares or securities convertible into, or exercisable or exchangeable for, Ordinary Shares, or the sale of Ordinary Shares by the Lock-Up Parties after the expiration of the lock-up provisions contained in the Lock-Up Agreement that restrict the trading of Ordinary Shares (among other equity securities of the Company), could cause the market price of the Ordinary Shares to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expiration of lock-up provisions contained in the Lock-Up Agreement, on the price of the Ordinary Shares. In all events, future issuances of Ordinary Shares would result in the dilution of then-existing shareholders’ holdings. In addition, the perception that new issuances of securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of the Ordinary Shares.

Pursuant to the Lock-Up Agreement, the Lock-Up Parties agreed that the Ordinary Shares of the Company received by each such Lock-Up Party are subject to transfer restrictions, subject to certain exceptions. If the restrictions under the lock-up provisions are waived, additional Ordinary Shares may become available for resale, subject to applicable law, including without notice, which could reduce the market price for the Ordinary Shares.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding the Ordinary Shares adversely, the price and trading volume of the Ordinary Shares could decline.

The trading market for the Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding the Ordinary Shares adversely, or provide more favorable relative recommendations about our competitors, the price of the Ordinary Shares would likely decline. If any analyst who may cover us were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

The price at which the Ordinary Shares are quoted on Nasdaq may increase or decrease due to a number of factors, which may negatively affect the price of the Ordinary Shares.

The price at which the Ordinary Shares are quoted on Nasdaq may increase or decrease due to a number of factors. These factors may cause the Ordinary Shares to trade at prices above or below the price at which the Ordinary Shares were first offered. There is no assurance that the price of the Ordinary Shares will increase following the quotation of the Ordinary Shares on Nasdaq, even if our operations and financial performance improve. Some of the factors which may affect the price of the Ordinary Shares include:

•        fluctuations in the domestic and international market for listed stocks;

•        general economic conditions, including interest rates, inflation rates, exchange rates, commodity and cryptocurrency prices;

•        changes to government fiscal, monetary or regulatory policies, legislation or regulation;

•        inclusion in or removal from market indices;

•        acquisition and dilution;

•        pandemic risk;

•        the nature of the markets in which we operate; and

•        general operational and business risks.

Other factors which may negatively affect investor sentiment and influence the Company, specifically, or the stock market more generally include acts of terrorism, an outbreak of international hostilities or tensions, fires, floods, earthquakes, labor strikes, civil wars, pandemics, natural disasters, outbreaks of disease or other man-made or natural events. We have limited ability to insure against some of the risks mentioned above.

In the future, we will need to raise additional funds which may result in dilution to our shareholders, and such funds may not be available on favorable terms or at all.

We will need to raise additional capital in the future and may elect to issue Ordinary Shares (including pursuant to incentive arrangements) or engage in fundraising activities for a variety of reasons, including funding acquisitions or growth initiatives. Our shareholders may be diluted as a result of such issuances of Ordinary Shares and fundraisings.

Additionally, we may raise additional funds through the issuance of debt securities or through obtaining credit from government or financial institutions. We cannot be certain that additional funds will be available on favorable terms when required, or at all. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of such securities or loans could require significant interest payments, contain covenants that restrict our business, or other unfavorable terms. Together, these factors could adversely affect our ability to obtain financing on terms acceptable to us, or at all, and may result in further dilution to our shareholders.

USE OF PROCEEDS

All of the Ordinary Shares and the Warrants offered by the Selling Shareholders pursuant to this Prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this Prospectus, as described in the section titled “Plan of Distribution.”

Assuming the exercise of all outstanding Warrants for cash, we would receive aggregate proceeds of approximately $126.5 million. If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. However, we will only receive such proceeds if all Warrant holders fully exercise their Warrants for cash. The exercise price of the Warrants is $11.50 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. On May 14, 2026, the closing prices for our Ordinary Shares and Warrants on Nasdaq were $6.32 per share and $1.47 per warrant, respectively. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Warrant holders have the option to exercise their Warrants on a cashless basis in accordance with the Warrant Agreement. To the extent that any Warrants are exercised on a cashless basis, the amount of cash we would receive from the exercise of Warrants will decrease.

DIVIDEND POLICY

Prior to the completion of the merger, a dividend was paid in respect of the 2025 financial year. The Board of Directors evaluates the Company’s capital allocation strategy, including the payment of dividends, based on the Company’s results of operations, financial condition, capital requirements, strategic priorities and other relevant factors, including tax considerations. The Company does not currently intend to pay dividends in the foreseeable future, and no assurance can be given that any dividends will be declared.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the capitalization of the Company as of December 31, 2025, on an actual basis and on an unaudited pro forma combined basis after giving effect to (i) the Business Combination, (ii) payment of dividends subsequent to December 31, 2025 and (iii) repayment of current and non-current Notes payable subsequent to December 31, 2025. The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this Prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.

(in thousands)	As of December 31, 2025
	Actual	Pro Forma Combined (unaudited)(1)
Cash and cash equivalents	$31	$21,371
Notes payable, related party		250
Operating lease liability, current portion		1,347
Operating lease liability, net of current portion		1,528
Total indebtedness		3,125
Equity
Ordinary Shares	150	49,418
Accumulated other comprehensive income	—	16,671
(Accumulated deficit)/retained earnings	(151)	403,137
Total (deficit)/equity	(1)	469,226
Total capitalization	$(1)	$472,351

____________

(1)      Excludes the impact of any cash exercise of 100% of the outstanding Warrants. The exercise price of the Warrants is $11.50 per share. We believe that the likelihood that Warrant holders determine to exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the exercise price of the Warrants (on a per share basis), we believe that Warrant holders will be very unlikely to exercise any of their Warrants, and accordingly, we will not receive any such proceeds. On May 14, 2026, the closing prices for our Ordinary Shares and Warrants on Nasdaq were $6.32 per share and $1.47 per warrant, respectively. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. Further, all of the Ordinary Shares and Warrants offered by the Selling Shareholders pursuant to this Prospectus will be sold by the Selling Shareholders for their respective accounts, and we will not receive any of the proceeds from such sales. As such, there is no impact to the capitalization relating to the resale.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context otherwise requires, all references in this section to “we,” “our,” “CSIL,” “CoinShares,” the “Group,” or the “Company” refer to CoinShares International Limited and its subsidiaries prior to the Business Combination and to CoinShares PLC and its Subsidiaries following the Business Combination.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The Company is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination.

The historical financial information of CoinShares PLC was derived from the audited financial statements of CoinShares PLC as of December 31, 2025 and for the period from August 29, 2025 (inception) through December 31, 2025. The historical financial information of Vine Hill was derived from the audited financial statements of Vine Hill as of and for the year ended December 31, 2025 included within Vine Hill’s Form 10-K filed with the SEC on March 27, 2026. The historical financial information of CoinShares was derived from the audited consolidated financial statements of CoinShares as of and for the year ended December 31, 2025, included elsewhere in this Report. This information should be read together with CoinShares’ historical financial statements and related notes, CoinShares’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Vine Hill’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Vine Hill’s Form 10-K filed with the SEC on March 27, 2026, and other financial information included elsewhere in Prospectus.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 assumes that the Business Combination and related transactions occurred on December 31, 2025. The unaudited pro forma condensed combined statement of operations and comprehensive income for the year ended December 31, 2025 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2025.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed.

Description of the Business Combination

On March 31, 2026 (the “Closing Date”), CoinShares PLC, a public company limited by shares organized under the laws of Jersey (f/k/a Odysseus Holdings Limited, the “Company” or “Holdco”), consummated its previously announced business combination (the “Business Combination”) pursuant to Business Combination Agreement, dated as of September 8, 2025 (the “Business Combination Agreement”), by and among the Company, CoinShares International Limited, a public company limited by shares organized under the laws of Jersey (“CoinShares”), Vine Hill Capital Investment Corp., a Cayman Islands exempted company (“Vine Hill”) and Odysseus (Cayman) Limited, a Cayman Islands exempted company (“SPAC Merger Sub”).

Pursuant to the Business Combination Agreement, (a) Vine Hill merged with and into SPAC Merger Sub, with SPAC Merger Sub being the surviving entity as a direct, wholly-owned subsidiary of the Company (the “SPAC Merger”) and with each Vine Hill shareholder receiving one no par value ordinary share of the Company (each, a “Ordinary Share”) for each Vine Hill Class A ordinary share (each, a “Vine Hill Class A Share”), (b) among other things, SPAC Merger Sub acquired CoinShares, with such acquisition being effected by the exchange of all ordinary shares £0.000495 each in CoinShares’ share capital (each, a “CoinShares Share”) for Ordinary Shares by way of a court sanctioned scheme of arrangement under Jersey law (the “Scheme of Arrangement” and, together with the SPAC Merger, the “Mergers”), pursuant to which CoinShares became a direct, wholly-owned subsidiary of SPAC Merger Sub, and (c) after the Mergers, SPAC Merger Sub will distribute any remaining cash (after giving effect to valid redemption elections of its public shareholders) in Vine Hill’s trust account held for the benefit of its public shareholders (the “Trust Account”) to the Company and will be liquidated, each as more fully described in the final prospectus of the Company and definitive proxy statement of Vine Hill, dated March 16, 2026 (the “Proxy Statement/Prospectus”), which was filed with the SEC. Following the consummation of the transactions contemplated by the Business Combination Agreement, SPAC Merger Sub was liquidated. As a result of the Business Combination, CoinShares became wholly-owned subsidiaries of the Company and the Company has become a publicly traded company.

In connection with the Business Combination, (i) one day prior to the effective time of the SPAC Merger, Vine Hill Capital Sponsor I LLC (the “Sponsor”) forfeited to Vine Hill for no consideration Class B ordinary share of Vine Hill, par value $0.0001 per share (each, a “Vine Hill Class B Share”) held by it and (ii) the Sponsor forfeited to Vine Hill for no consideration all of the warrants to purchase Vine Hill Class A Shares purchased by the Sponsor in a private placement concurrent with Vine Hill’s initial public offering (the “Vine Hill Private Warrants”), upon which forfeiture the Vine Hill Private Warrants were cancelled.

As consideration for the SPAC Merger, at the effective time of the SPAC Merger, (a) each issued and outstanding Vine Hill Class A Share (including each Vine Hill Class A Share issued upon the conversion of the Vine Hill Class B Shares) converted into one Ordinary Share and (b) each outstanding public warrant of Vine Hill (each, a “Vine Hill Public Warrant”) was assumed by the Company as a public warrant of the Company (each, a “Warrant”), having substantially the same terms and conditions and exercisable for Ordinary Shares.

As consideration for the Scheme of Arrangement, at the effective time of the Scheme of Arrangement, (w) each CoinShares Share that was issued and outstanding (other than the PIPE Shares (as defined below)) was exchanged for the number of Ordinary Shares equal to the quotient obtained by dividing (i) (A) $1.2 billion divided by (B) the number of Fully Diluted Equity Securities (as defined below) (such quotient obtained by dividing (A) by (B), the “Equity Value Per Share”) by (ii) $10.00 (such quotient obtained by dividing (i) by (ii), the “Equity Exchange Ratio”); (x) each option to purchase CoinShares Shares (each, a “CoinShares Option”) that was issued and outstanding and had vested pursuant to its terms was converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the excess of the Equity Value Per Share over the exercise price of such CoinShares Option that has vested by (ii) the number of CoinShares Shares underlying such CoinShares Option; (y) (i) each CoinShares Option that was unvested was converted into an option to purchase a number of Ordinary Shares (each a “Company Option”) equal to the product obtained by multiplying (A) the number of CoinShares Shares underlying such CoinShares Option by (B) the Equity Exchange Ratio and (ii) the per share exercise price of each Ordinary Share issuable upon exercise of each such converted CoinShares Option will be equal to the quotient obtained by dividing (A) the exercise price per share of such CoinShares Option immediately before the effective time of the Scheme of Arrangement by (B) the Equity Exchange Ratio, subject to the same terms and conditions of such CoinShares Option prior to conversion; and (z) each PIPE Share was exchanged for one Ordinary Share. “Fully Diluted Equity Securities” means (a) CoinShares Shares issued and outstanding immediately prior to the effective time of the Scheme of Arrangement (other than the PIPE Shares) and (b) CoinShares Shares that, immediately prior to the effective time of the Scheme of Arrangement, would be issued if CoinShares Options, whether vested or unvested, were net settled by withholding CoinShares Shares upon exercise.

PIPE Investment

Concurrently with the execution of the Business Combination Agreement, in connection with a financing effort related to the Business Combination, CoinShares and the Company entered into a subscription agreement with an institutional investor (the “PIPE Investor” and, such subscription agreement, the “PIPE Subscription Agreement”). Subject to the terms and conditions of the PIPE Subscription Agreement, the PIPE Investor agreed to subscribe for and purchase 5,000,000 CoinShares Shares from CoinShares (the “PIPE Investment Shares” and, such investment, the “PIPE Investment”) for a total purchase price of $50,000,000. In consideration of the PIPE Investor’s commitment, CoinShares agreed, subject to the PIPE Investor’s compliance with its obligations under the PIPE Subscription Agreement, to issue to the PIPE Investor an additional 1,666,667 CoinShares Shares as a commitment fee immediately prior to the effective time of the Scheme of Arrangement (the “Commitment Fee Shares” and together with the PIPE

Investment Shares, the “PIPE Shares”). Pursuant to the PIPE Subscription Agreement, the PIPE Investor was permitted to elect to reduce the number of PIPE Investment Shares that it was obligated to purchase under the PIPE Subscription Agreement by the number of Vine Hill Class A Shares acquired by the PIPE Investor in the open market or in privately negotiated transactions with third parties after the date of the Subscription Agreement and prior to the extraordinary general meeting of Vine Hill held to approve the Business Combination (the “Extraordinary General Meeting”) and not submitted for redemption (on a one-for-one basis up to the total amount of PIPE Investment Shares subscribed for under the PIPE Subscription Agreement). The PIPE Investor held and did not submit for redemption 102,020 Vine Hill Class A Shares, purchased 4,897,980 PIPE Investment Shares immediately prior to the effective time of the Scheme of Arrangement and was also issued the 1,666,667 Commitment Fee Shares immediately prior to the effective time of the Scheme of Arrangement.

Per the terms of Vine Hill’s letter agreement with its placement agent, the placement agent was entitled to a contingent cash placement fee of 5% of proceeds raised in any financings related to the Business Combination (the “Placement Fee”). As a result, the net proceeds of $46.2 million, net of $2.8 million in cash transaction costs related to the Placement Fee and other related transaction costs, are allocated to the Holdco Ordinary Shares. Refer to adjustment B below for the impact on the unaudited pro forma condensed combined financial information.

Forfeiture of Founder Shares and Private Placement Warrants

Pursuant to the Sponsor Support Agreement dated September 8, 2025, immediately prior to the closing of the Business Combination, the Sponsor irrevocably forfeited and surrendered 2,933,333 Sponsor Forfeited Shares for no consideration as a contribution to the capital of Vine Hill. Additionally, pursuant to the Sponsor Agreement, one day prior to the SPAC Effective Time, each of the 5,500,000 Vine Hill Private Warrants held by the Sponsor were automatically surrendered to Vine Hill for no consideration and immediately cancelled by Vine Hill. Refer to adjustment G below for the impact of the forfeitures of the Founder Shares and Vine Hill Private Warrants on the unaudited pro forma condensed combined financial information.

Anticipated Accounting Treatment

CoinShares is treated as the “acquirer” and Vine Hill is treated as the “acquiree” for financial reporting purposes given that the operations of the combined company comprise the operations of CoinShares’, CoinShares’ existing shareholders are the largest shareholder group of the combined company, and CoinShares’ executive management becomes the executive management of the combined company. Further, CoinShares’ existing shareholders have the majority voting equity interests of the post-combination company, one of CoinShares’ existing shareholders has the largest single minority voting interest in the post-combination company, CoinShares’ existing senior management team comprises the senior management of the post-combination company, the post-combination company assumes CoinShares’ name, and from an employee base and business operation standpoint CoinShares is the larger entity in terms of relative size. Additionally, influence on the board of directors is split between CoinShares and Vine Hill because, while Vine Hill nominated three of the five directors, they were subject to the acceptance of CoinShares’ CEO and Chairman. Under this method of accounting, the Business Combination will be accounted for as a reverse recapitalization, with the net assets of CoinShares being stated at historical cost with no goodwill or other intangible assets recorded. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of CoinShares issuing shares for the net assets of Vine Hill, accompanied by a recapitalization.

Business Combination Approval

The Extraordinary General Meeting of shareholders of Vine Hill was held on March 27, 2026, where the Vine Hill’s shareholders considered and approved, among other matters, a proposal to approve the Business Combination Agreement and the transactions contemplated thereby. In connection with the Extraordinary General Meeting, holders of 20,707,319 Public Shares exercised their right to redeem those shares for a pro rata portion of the cash in the Vine Hill Trust Account, which equaled approximately $10.71 per share, for an aggregate of approximately $221.8 million.

The following summarizes the pro forma outstanding shares:

	Shares	%
CoinShares Shareholders(1)(2)	119,522,880	90.7%
Vine Hill Public Shareholders(3)(4)	1,292,681	1.0%
Sponsor(5)(6)	4,400,001	3.3%
PIPE Investor(7)	6,564,647	5.0%
Pro forma Holdco Ordinary Shares	131,780,209	100.0%

____________

(1)      Excludes shares underlying 784,260 Unvested CoinShares Options.

(2)      Calculated as the number of issued and outstanding CoinShares Shares as of March 26, 2026 of 65,538,673, excluding 1,139,537 shares held in treasury by CoinShares, and 430,038 shares underlying Unvested CoinShares Options multiplied by an Equity Exchange Ratio of approximately 1.8237.

(3)      Reflects the redemption of 20,707,319 Vine Hill Public Shares in conjunction with the Extraordinary General Meeting held on March 27, 2026.

(4)      Excludes 10,999,993 Vine Hill Public Shares underlying the Vine Hill Public Warrants.

(5)      Excludes 5,500,000 Vine Hill Public Shares underlying 5,500,000 Vine Hill Private Warrants, which have been forfeited one day prior to the close of the Business Combination.

(6)      Excludes the 2,993,333 Sponsor Forfeited Shares which have been forfeited immediately prior to the close of the Business Combination.

(7)      Includes the subscription and purchase of 4,987,980 PIPE Investment Shares for a purchase price of $10.00 per share, plus 1,666,667 Commitment Fee Shares in consideration of the PIPE Subscription Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2025
(in thousands, except share and per share amounts)

	CoinShares International Limited	CoinShares PLC f/k/a Odysseus Holdings Limited	Vine Hill Capital Investment Corp.	Financing Transactions (Note 3)		PIPE Financing (Note 3)		Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$64,243	$31	$92	$(49,624)	A	$46,167	B	$13,844	C	$21,371
								(35,562)	D
								(2,340)	E
								(15,480)	F
Digital assets – held for operations	3,974,713	—	—	—		—		—		3,974,713
Digital assets – held as treasury	33,354	—	—	—		—		—		33,354
Digital asset exchange traded products	1,145,428	—	—	—		—		—		1,145,428
Trade receivables	3,491	—	—	—		—		—		3,491
Digital asset receivables, net of allowance	108,517	—	—	—		—		—		108,517
Prepaids and other current assets	13,326	30	201	—		—		(3,837)	D	9,720
Total current assets	5,343,072	61	293	(49,624)		46,167		(43,375)		5,296,594
Property and equipment, net	366	—	—	—		—		—		366
Operating right of use assets	2,957	—	—	—		—		—		2,957
Goodwill	2,820	—	—	—		—		—		2,820
Other intangible assets, net	11,897	—	—	—		—		—		11,897
Investments	18,850	—	—	—		—		—		18,850
Other non-current assets	2,316	—	—	—		—		—		2,316
Investments held in Trust Account	—	—	233,705	—		—		(219,861)	C	—
								(13,844)	C
Total assets	$5,382,278	$61	$233,998	$(49,624)		$46,167		$(277,080)		$5,335,800

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
XBT Certificate Liabilities	$2,465,007	$—	$—	$—		$—		$—		$2,465,007
XBT CS Physical Certificate Liabilities	1,279	—	—	—		—		—		1,279
CS Physical Certificate Liabilities	2,041,154	—	—	—		—		—		2,041,154
Digital asset payables	168,374	—	—	—		—		—		168,374
Amounts due to brokers	169,086	—	—	—		—		—		169,086
Trade and other payables	28,400	62	12	—		—		(961)	D	17,216
								(10,297)	F
Notes payable, current	3,151	—	—	(3,151)	A	—		—		—
Notes payable – related party	—	—	250	—		—		—		250
Other current liabilities	—	—	321	—		—		—		321
Operating lease liability, current portion	1,347	—	—	—		—		—		1,347
Deferred compensation – related parties	—	—	1,045	—		—		(1,045)	D	—
Total current liabilities	4,877,798	62	1,628	(3,151)		—		(12,303)		4,864,034
Operating lease liability, net of current portion	1,528	—	—	—		—		—		1,528
Other non-current liabilities	1,012	—	—	—		—		—		1,012
Notes payable, non-current	24,973	—	—	(24,973)	A	—		—		—
Deferred legal fees	—	—	2,094	—		—		(2,094)	D	—
Total liabilities	4,905,311	62	3,722	(28,124)		—		(14,397)		4,866,574

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)

AS OF DECEMBER 31, 2025

(in thousands, except share and per share amounts)

	CoinShares International Limited	CoinShares PLC f/k/a Odysseus Holdings Limited	Vine Hill Capital Investment Corp.	Financing Transactions (Note 3)		PIPE Financing (Note 3)		Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Commitments and contingencies:
Class A ordinary shares subject to possible redemption; 22,000,000 shares outstanding at $10.62 per share at December 31, 2025	—	—	233,705	—		—		(221,763)	C	—
								(11,942)	G

Shareholders’ Equity (Deficit):
Ordinary shares, £0.000495 par value; 200,000,000 shares authorized at December 31, 2025; 66,678,210 shares issued as of December 31, 2025; 65,538,653 shares outstanding as of December 31, 2025	44	—	—	—		4	B	(48)	H	—
Ordinary shares, no par value; 200,000,000 shares authorized and 150 shares issued and outstanding at December 31, 2025	—	150	—	—		—		48	H	12,141
								11,943	G
Preference shares, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding at December 31, 2025	—	—	—	—		—		—		—
Class A ordinary shares, $0.0001 par value; 200,000,000 authorized shares; none issued or outstanding at December 31, 2025 (excluding 22,000,000 shares subject to possible redemption)	—	—	—	—		—		—		—
Class B ordinary shares, $0.0001 par value, 20,000,000 authorized shares; 7,333,334 shares issued and outstanding at December 31, 2025	—	—	1	—		—		(1)	G	—
Additional paid-in capital	29,203	—	—	—		46,163	B	(34,659)	D	37,277
								(3,430)	I
Accumulated other comprehensive income	16,671	—	—	—		—		—		16,671
Retained earnings (accumulated deficit)	431,049	(151)	(3,430)	(21,500)	A	—		1,902	C	403,137
								(640)	D
								(2,340)	E
								(5,183)	F
								3,430	I
Total shareholders’ equity (deficit)	476,967	(1)	(3,429)	(21,500)		46,167		(28,978)		469,226
Total liabilities and shareholders’ equity (deficit)	$5,382,278	$61	$233,998	$(21,500)		$46,167		$(277,080)		$5,363,924

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2025
(in thousands, except share and per share amounts)

	CoinShares International Limited	CoinShares PLC f/k/a Odysseus Holdings Limited	Vine Hill Capital Investment Corp.	PIPE Financing (Note 3)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Revenue	$165,677	$—	$—	$—	$—		$165,677

Gains/(losses) from operations
Loss on digital assets and digital asset ETPs	(982,773)	—	—	—	—		(982,773)
Gain on certificate liabilities	802,747	—	—	—	—		802,747
Other operating gains	211,999	—	—	—	—		211,999
Total gains/(losses) from operations	31,973	—	—	—	—		31,973

Operating expenses
Cost of revenue	20,189	—	—	—	—		20,189
Salaries and employee benefits	19,521	—	—	—	2,340	EE	21,861
Share-based compensation	2,839	—	—	—	5,183	BB	8,022
Professional fees	9,870	—	—	—	640	DD	10,510
Marketing expense	5,291	—	—	—	—		5,291
Technology expense	4,474	—	—	—	—		4,474
Depreciation and amortization	3,143	—	—	—	—		3,143
Allowance for credit losses	(1,142)	—	—	—	—		(1,142)
Other general and administrative expenses	6,474	151	3,896	—	(1,308)	AA	9,213
Total operating expenses	70,659	151	3,896	—	6,855		81,561

Operating income	126,991	(151)	(3,896)	—	(6,855)		116,089

Other income (expenses)
Loss on treasury digital assets	(4,685)	—	—	—	—		(4,685)
Fair value loss on investments	(1,574)	—	—	—	—		(1,574)
Interest expense	(7,804)	—	—	—	—		(7,804)
Interest income	1,793	—	—	—	—		1,793
Interest income on Trust Account	—	—	9,411	—	(9,411)	CC	—
Interest income on operating account	—	—	23	—	—		23
Income (loss) before income taxes	114,721	(151)	5,538	—	(16,266)		103,842
Income tax expense	449	—	—	—	—		449
Net income (loss)	114,272	(151)	5,538	—	(16,266)		103,393

Other comprehensive income
Foreign currency translation adjustment	1,713	—	—	—	—		1,713
Total comprehensive income (loss)	$115,985	$(151)	$5,538	$—	$(16,266)		$105,106

Net profit (loss) per share (Note 4):
Earnings per share – basic	$1.74	$(1,442.00)
Earnings per share – diluted	$1.74	$(1,442.00)
Net income per share, Class A shares subject to possible redemption – basis and diluted			$0.19
Net income per share, Class B non-redeemable ordinary shares – basis and diluted			$0.19
Weighted average shares outstanding – basic							132,257,329
Weighted average shares outstanding – diluted							132,518,251
Net profit per share – basic							$0.78
Net profit per share – diluted							$0.78

Note 1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with U.S. GAAP. Under this method of accounting, Vine Hill will be treated as the “accounting acquiree” and CoinShares as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of CoinShares issuing shares for the net assets of Vine Hill, followed by a recapitalization. The net assets of CoinShares will be stated at historical cost.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 gives effect to the Business Combination and related transactions as if they occurred on December 31, 2025. The unaudited pro forma condensed combined statement of operations and comprehensive income for the year ended December 31, 2025 gives effect to the Business Combination and related transactions as if they occurred on January 1, 2025.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transactions are based on currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. Lastly, due to the nature of the adjusting entries and the fact that CoinShares is domiciled in Jersey, a territory with no income tax, there is no tax effect to any of the pro forma adjustments.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Vine Hill, CoinShares, and CoinShares PLC.

Note 2. Accounting Policies and Reclassifications

Management performed a comprehensive review of the three entities’ accounting policies. As a result of the review, management did not identify any material differences related to the application of the accounting policies applied by Vine Hill, CoinShares, and CoinShares PLC that would require adjustments in the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Vine Hills’s financial statement presentation with that of CoinShares and CoinShares PLC.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet Resulting from Subsequent Dividend Declaration amd Notes payable repayment (the Financing Transactions”)

A.     Represents (i) CoinShares’ dividend announced in February 2026 in the amount of approximately $21.5 million, which was subsequently paid in March 2026, and (ii) the repayment in full of notes payable current and notes payable non-current in the aggregate amount of approximately $28.1 million subsequent to December 31, 2025. The adjustments reflect a reduction of cash and cash equivalents of approximately $49.6 million, a reduction of retained earnings of approximately $21.5 million related to the dividend payment, and reductions of notes payable current and notes payable non-current of approximately $3.2 million and $25.0 million, respectively.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet resulting from PIPE Financing Transaction

B.      Represents the pro forma adjustment to record gross proceeds of $49.0 million from PIPE Investor in return for the issuance of a total of 6,564,647 CoinShares Shares (consisting of 4,897,980 PIPE Investment Shares and 1,666,667 Commitment Fee Shares). Gross proceeds of $49.0 million, net of $2.8 million in equity issuance costs, were allocated to CoinShares Shares as follows: (1) $4 thousand was allocated to ordinary shares based on the par value of CoinShares Shares of $0.00066825 per share and (2) the remaining $46.2 million of the net proceeds was allocated to additional paid-in capital.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025 are as follows:

C.     Reflects the reclassification of $13.8 million held in the Trust Account to cash that was available at closing of the Business Combination, which includes additional interest income of $1.9 million earned subsequent to December 31, 2025. This reclassification is net of the redemptions of 20,707,319 Vine Hill Public Shares for aggregate redemption payments of $221.8 million using a redemption price of $10.71 per share in connection with the Extraordinary General Meeting which occurred on March 27, 2026.

D.     Represents the amount of total transaction costs of $38.7 million incurred in relation to the Business Combination related to advisory, legal, accounting, and placement agent fees. As of December 31, 2025, the estimated transaction costs include i) $2.1 million of deferred legal fees that have been incurred and recorded within deferred legal fees within the balance sheet of Vine Hill, ii) $1.0 million of deferred compensation payments to Vine Hill’s Chief Executive Officer, Chief Financial Officer, and Executive Director for their services prior to the consummation of the Business Combination that have been incurred and recorded within deferred compensation — related parties within the balance sheet of Vine Hill, and iii) $3.8 million that has been incurred and recorded within prepaids and other assets within the balance sheet of CoinShares, $3.1 million of which has been paid in cash as of December 31, 2025. The balance of $0.8 million in transaction costs incurred by CoinShares at December 31, 2025 is recorded within trade and other payables on the balance sheet. As of December 31, 2025, Vine Hill had incurred additional transaction costs of $0.2 million which is reported in trade and other payables on the balance sheet. The remaining balance of transaction costs of $31.5 million is not reflected in the historical financial statements of Vine Hill or CoinShares. The transaction costs incurred by CoinShares, amounting to $34.7 million, are recorded as a reduction to additional paid-in capital given the Business Combination is being accounted for as a reverse recapitalization. The transaction costs incurred by Vine Hill, amounting to $4.0 million, are expensed as part of the Business Combination.

E.      Reflects the estimated cash payment of $2.3 million related to transaction bonuses paid to non-US employees of CoinShares at the close of the Business Combination. Of this amount, $2.0 million is related to the transaction bonus itself and $0.3 million is related to the estimated payment of the CoinShares employer payroll taxes for the bonus recipients.

F.      Reflects i) the total estimated cash payment of $15.5 million ($14.4 million paid to the holders of Vested CoinShares Options and $1.1 million related to the estimated payroll taxes) and ii) the derecognition of the share option liability of $10.3 million related to vested CoinShares Options that, immediately prior to the Business Combination, will be cancelled and converted into a right to receive cash. Additionally, CoinShares replaced Unvested CoinShares Options with equivalent Converted Options, which remain outstanding as a liability in the pro forma condensed combined balance sheet. This represents a modification of a share-based award. Under ASC 718, the expense is determined as the excess of the fair value of the award immediately after the modification as compared to immediately before. Since the replacement awards have identical terms to the Unvested CoinShares Options and management does not expect any change in share price at the time of modification, no additional compensation cost has been reflected in the unaudited pro forma condensed combined statement of operations and comprehensive income.

G.     Reflects the reclassification of $11.9 million of Vine Hill Class A Shares that are subject to possible redemption into Holdco Ordinary Shares, the forfeiture of 2,933,333 Vine Hill Class B Shares by the Sponsor, and the ultimate reclassification of the remaining Vine Hill Class B Shares into Holdco Ordinary Shares in the amount of $1 thousand as a result of a series of transactions as part of the Business Combination.

Additionally, this adjustment reflects the forfeiture of the 5,500,000 Vine Hill Private Warrants by the Sponsor.

H.     Represents the recapitalization of CoinShares outstanding equity (share capital of $48 thousand, $44 thousand of which is reflected in the historical financial statements of CoinShares and $4 thousand of which relates to the issuance of the PIPE Investment Shares and Commitment Fee Shares discussed in adjustment B above) and the issuance of Holdco Ordinary Shares to existing CoinShares Shareholders after giving effect to the Exchange Ratio at the close of the Business Combination.

I.       Reflects the elimination of Vine Hill’s historical accumulated deficit.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Income

The adjustments included in the unaudited pro forma condensed combined statement of operations and comprehensive income for the year ended December 31, 2025 are as follows:

AA.  Reflects the reversal of the expenses incurred by Vine Hill related to fees incurred under the Vine Hill Administrative Support Agreement as well as compensation to Vine Hill’s Chief Executive Officer and Chief Financial Officer for services prior to the Business Combination, as if the Business Combination occurred on January 1, 2025 for purposes of the unaudited pro forma condensed combined statement of operations and comprehensive income.

BB.   Reflects the recognition of a loss of $5.2 million related to the Vested CoinShares Options that, immediately prior to the Business Combination, will be cancelled and converted into a right to receive cash as described above in adjustment F. The loss is comprised of i) a loss of $6.3 million reflecting the reversal of a gain for the fair value adjustment of the Vested CoinShares Options previously recognized in the historical financial statements for the year ended December 31, 2025; offset by ii) a net gain of $1.1 million reflecting the gain recognized on the derecognition of the share option liability of $16.6 million at January 1, 2025 offset by $15.5 million for the estimated cash payment to the holders of Vested CoinShares Options.

CC.   Reflects elimination of investment income on the Trust Account.

DD.   The transaction adjustment of $0.6 million for the year ended December 31, 2025 reflects Vine Hill’s total estimated transaction costs of $4.0 million related to advisory and legal fees incurred on January 1, 2025, the date the Business Combination occurred for purposes of the pro forma financial information, less $3.4 million of transaction costs that are already recorded in the historical statements of operations and comprehensive income. This is a non-recurring item.

EE.   Reflects the estimated compensation expense for the $2.3 million transaction bonuses paid to non-US employees of CoinShares at the close of the Business Combination. Of this amount, $2.0 million is related to the transaction bonus itself and $0.3 million is related to the estimated payment of the CoinShares employer payroll taxes for the bonus recipients. This is a nonrecurring item.

Note 4. Net Earnings per Share

Net earnings per share was calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the year, the calculation of weighted average shares outstanding for basic and diluted net earnings per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of the year.

The computation of diluted net earnings per share includes the assumed exercise of options and warrants if the effect is dilutive. The assumed exercise of the options was dilutive for the year ended December 31, 2025 and therefore was included in the diluted earnings per share calculation for that period. The assumed exercise of the Vine Hill Public Warrants is antidilutive for the year ended December 31, 2025 and is therefore excluded from the diluted earnings per share calculation for these periods.

(in thousands except share and per share amounts)	For the Year Ended December 31, 2025
Numerator:
Pro forma earnings after income tax expense(1)	$103,393
Denominator:
Weighted average shares outstanding – basic	132,257,329
Weighted average shares outstanding – diluted	132,518,251
Pro forma net earnings per share:
Basic	$0.78
Diluted	$0.78
Potentially dilutive securities
Vine Hill Public Warrants	10,999,993

____________

(1)      Pro forma net earnings per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of Ordinary Shares and Warrants by U.S. Holders (as defined below). This section applies only to U.S. Holders that hold their Ordinary Shares and Warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment) and also does not address the Sponsor, insiders or their affiliates, representatives, employees or other stakeholders.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, administrative rulings and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS or formal written opinion from our tax advisors with respect to the statements made and the positions or conclusions described in the following summary. Such statements, positions and conclusions are not free from doubt and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements and conclusions.

This summary does not discuss the alternative minimum tax or the application of Section 451(b) of the Code to accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code and does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, any tax treaties or any other tax law other than U.S. federal income tax law. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•        entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        founders or officers or directors;

•        PIPE Investors;

•        banks, insurance companies or other financial institutions;

•        tax-exempt or governmental organizations;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•        dealers in securities or foreign currencies;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        U.S. expatriates or former long-term residents of the U.S.;

•        traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        persons deemed to sell our securities under the constructive sale provisions of the Code;

•        persons that acquired our securities through the exercise of employee share options or otherwise as compensation or through a tax-qualified retirement plan;

•        persons that actually or constructively own 5% percent or more (by vote or value) of any class of our shares;

•        persons that hold our securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•        certain former citizens or long-term residents of the United States;

•        pension funds;

•        mutual funds;

•        regulated investment companies; and

•        real estate investment trusts.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds Ordinary Shares or Warrants, the tax treatment of a partner or other member in such partnership or other pass-through entity generally will depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding Ordinary Shares or Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of the acquisition, ownership and disposition of Ordinary Shares and Warrants by the partnership or other pass-through entity.

For purposes of this description, a “U.S. Holder” means a beneficial owner of Ordinary Shares or Warrants that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code).

THE U.S. FEDERAL INCOME TAX TREATMENT OF ACQUIRING, OWNING AND DISPOSING OF ORDINARY SHARES OR WARRANTS MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE HOLDERS OF ORDINARY SHARES OR WARRANTS TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF ACQUIRING, OWNING AND DISPOSING OF ORDINARY SHARES OR WARRANTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Passive Foreign Investment Company Rules

Adverse U.S. federal income tax rules apply to U.S. Holders that hold shares in a foreign (i.e., non-U.S.) corporation classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

(i)     at least 75% of our gross income for such taxable year, including our pro rata share of the gross income of any corporation in which we are considered to own at least 25% of the shares by value, consists of passive income (which generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets); or

(ii)    at least 50% of our assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including our pro rata share of the assets of any corporation in which we are considered to own at least 25% of the shares by value, produce or are held for the production of passive income.

In certain circumstances, a foreign corporation may qualify for a “start-up exception,” pursuant to which it would not be treated as a PFIC for the first taxable year it has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC, (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year and (3) the corporation is not in fact a PFIC for either of those years. Because the Company is expected to be treated as a successor to Vine Hill for U.S. federal income tax purposes, and because Vine Hill was a blank-check company with no active business operations, the start-up exception is unlikely to be applicable to the Company. Thus, the Company may be classified as a passive foreign investment company now or in the future.

Assuming the SPAC Merger qualified as a reorganization under Section 368(a)(1)(F) of the Code, the Company should be treated as a successor of Vine Hill for U.S. federal income tax purposes. Thus, for purposes of the PFIC rules, the Ordinary Shares generally will be treated as the Vine Hill Class A Shares exchanged in the SPAC Merger, and the Warrants generally will be treated as the Vine Hill Public Warrants exchanged in the SPAC Merger. In general, the annual PFIC income and asset tests in respect of the Company will be applied based on the assets and activities of the combined business. To determine whether the PFIC asset test has been met, a calendar-year corporation generally divides the average of the values of passive assets at the end of each quarter by the average value of all assets at the end of each quarter. Because Vine Hill was a blank-check company with no active business, based upon the composition of Vine Hills’s income and assets for its first and second taxable years (ending December 31, 2024 and December 31, 2025, respectively), Vine Hill (and thus the Company) may be a PFIC for the taxable years ending December 31, 2024 and December 31, 2025. Further, the Company may be a PFIC for the taxable year ending December 31, 2026. However, because PFIC status is based on income, assets and activities for the entire taxable year, it is not possible to determine the PFIC status of the Company for any taxable year until after the close of the taxable year. In addition, because PFIC status is an inherently factual issue, the Company’s U.S. counsel expresses no opinion with respect to the Company’s PFIC status for any taxable year.

The rules dealing with PFICs discussed above and below are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders are strongly urged to consult their tax advisors concerning the application of the PFIC rules to their particular circumstances, including as a result of QEF and mark-to-market elections that such U.S. Holders may have made or may wish to make.

Although our PFIC status is determined in each taxable year, an initial determination that we are a PFIC will generally apply for subsequent years to a U.S. Holder who held (or is deemed to have held) Ordinary Shares or Warrants while we were a PFIC, whether or not we are treated as a PFIC in those subsequent years. If we are treated as a PFIC for any taxable year in which a U.S. Holder holds the Ordinary Shares or Warrants (regardless of whether we remain a PFIC for subsequent taxable years) and, in the case of the Ordinary Shares, the U.S. Holder did not make either a timely QEF election or a mark-to-market election (in either case, as described below), such U.S. Holder generally will be subject to special rules with respect to (i) any gain realized on the sale or other disposition of its Ordinary Shares or Warrants and (ii) any “excess distribution” (generally, the portion of any distributions received by such U.S. Holder during a taxable year in excess of 125% of the average annual distributions received by such U.S. Holder during the three preceding taxable years or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares). Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or Warrants;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder realized the gain or received the excess distribution or to the portion of the U.S. Holder’s holding period prior to the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income; and

•        the amount allocated to each of the other taxable years (or portions thereof) of the U.S. Holder will be subject to tax at the highest tax rate in effect for the U.S. Holder in that year (and would not be eligible for the lower long-term capital gains rate) and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year (or portion thereof).

In general, if we are treated as a PFIC, a U.S. Holder may be able to avoid the PFIC tax consequences described above in respect of the Ordinary Shares (but not the Warrants) by making a timely and valid QEF election (if eligible to do so) in the first taxable year in which the U.S. Holder held (or was deemed to hold) Ordinary Shares in which we are classified as a PFIC. If a U.S. Holder makes a timely QEF election with respect to the Ordinary Shares, each year such U.S. Holder will be required to include in its income its pro rata share of our net capital gains (as long-term capital gain) and our ordinary earnings (as ordinary income), if any, for our taxable year that ends with or within the taxable year of the U.S. Holder, regardless of whether or not we make distributions to such U.S. Holder (although a U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge). Such U.S. Holder’s adjusted tax basis in the Ordinary Shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the Ordinary Shares and will not be taxed again once distributed. A U.S. Holder that has made a timely QEF election or a mark-to-market election with respect to the Ordinary Shares will generally recognize capital gain or loss on the sale or other disposition of the Ordinary Shares and no additional tax or interest charge will be imposed under the PFIC rules.

It is not entirely clear how various aspects of the PFIC rules apply to Warrants and U.S. Holders are strongly urged to consult with and rely solely upon their tax advisors regarding the application of such rules to their Warrants in their particular circumstances. A U.S. Holder may not make a QEF election with respect to its Warrants to acquire the Ordinary Shares. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants (other than upon the exercise of such Warrants) and we were treated as a PFIC at any time during the U.S. Holder’s holding period of such Warrants, any gain recognized generally will be treated in the same manner as an excess distribution, taxed as described above. If a U.S. Holder that exercises such Warrants properly makes a QEF election with respect to the newly acquired Ordinary Shares (or has previously made a QEF election with respect to the Ordinary Shares), the QEF election will apply to the newly acquired Ordinary Shares. Notwithstanding any such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, generally will continue to apply with respect to such newly acquired Ordinary Shares (which generally will be deemed to have a holding period — for purposes of the PFIC rules — that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated in the same manner as an excess distribution, taxed as described above. As a result of this purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in Ordinary Shares acquired upon the exercise of the Warrants. The application of the rules related to purging elections described above to a U.S. Holder of a Warrant that already owns Ordinary Shares is not entirely clear. U.S. Holders are strongly urged to consult with and rely solely upon their own tax advisors regarding the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, will apply to all subsequent taxable years of the U.S. Holder during which it holds Ordinary Shares, unless we cease to be a PFIC or unless revoked by the U.S. Holder with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621, including the information provided in a PFIC annual information statement (discussed below), to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult with and rely solely upon their tax advisors regarding the availability and tax consequences of a retroactive QEF election in their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. If we determine we are a PFIC for any taxable year, upon written request by a U.S. Holder, we may endeavor to provide to such U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable such U.S. Holder to make and maintain a QEF election, but there is no assurance that we will do so or that we will provide such required information on a timely basis. There is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

A U.S. Holder that does not make a timely QEF election in the first taxable year (or portion thereof) in which we are a PFIC that is included in the holding period of such U.S. Holder may be able to mitigate the adverse PFIC tax consequences by making a QEF election in a subsequent taxable year and simultaneously making a purging election under the PFIC rules. As noted above, under one type of purging election, the U.S. Holder will be deemed to have sold its Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated in the same manner as an excess distribution, taxed as described above. As a result of this purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale). U.S. Holders are strongly urged to consult with and rely solely upon their tax advisors regarding the application of the rules governing purging elections to their particular circumstances.

Alternatively, if we are treated as a PFIC and the Ordinary Shares are treated as “marketable stock,” a U.S. Holder that holds the Ordinary Shares at the close of a taxable year may make a mark-to-market election with respect to such Ordinary Shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related U.S. Treasury regulations. The mark-to-market election is available only for “marketable stock,” which generally includes stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Ordinary Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders should consult with and rely solely upon their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of the Ordinary Shares in their particular circumstances.

If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) the Ordinary Shares and in which we are treated as a PFIC, such U.S. Holder generally will not be subject to the PFIC rules described above in respect of Ordinary Shares. Instead, in general, such U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its Ordinary Shares at the end of the taxable year over its adjusted tax basis in its Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. Such U.S. Holder also will be permitted an ordinary loss in respect of the excess, if any, of its adjusted tax basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Such U.S. Holder’s tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any gain recognized by such U.S. Holder on a sale or other disposition of its Ordinary Shares will be treated as ordinary income and any loss recognized on the sale or other disposition of its Ordinary Shares will be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. Under current law, a mark-to-market election may not be made with respect to Warrants.

If we are a PFIC and, at any time, have a direct or indirect interest in another entity that is treated as a PFIC (a “subsidiary PFIC”), each U.S. Holder generally would be treated as owning its pro rata share by value of the stock of such subsidiary PFIC and generally could incur liability for the deferred tax and interest charge described in the general PFIC rules above if we receive a distribution from or dispose of all or part of our interest in, the subsidiary PFIC or the U.S. Holder is otherwise deemed to have disposed of an interest in the subsidiary PFIC. Upon written request by a U.S. Holder, we may but are not required to endeavor to cause any subsidiary PFIC to provide to such U.S. Holder the information that may be required to make or maintain a QEF election with respect to the subsidiary PFIC. There can be no assurance that we will have timely knowledge of the status of any such subsidiary PFIC. In addition, we may not hold a controlling interest in any such subsidiary PFIC and thus there can be no assurance we will be able to cause the subsidiary PFIC to provide such required information. A mark-to-market election generally would not be available with respect to a subsidiary PFIC. U.S. Holders are urged to consult with and rely solely upon their tax advisors regarding the tax issues raised by subsidiary PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Department of the Treasury. Failure to do so, if required, may subject such U.S. Holder to substantial penalties and will extend the statute of limitations on the assessment and collection of all U.S. federal income taxes of such person for the related tax year until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Ordinary Shares and Warrants are strongly urged to consult with and rely solely upon their own tax advisors regarding the application of the PFIC rules to them in their particular circumstances.

Tax Consequences of Ownership and Disposition of Ordinary Shares

Taxation of Distributions

Subject to the PFIC rules described above, distributions of cash or other property to U.S. Holders of Ordinary Shares (other than certain distributions of our stock or rights to acquire our stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The Company does not expect that it will maintain calculations of earnings and profits under U.S. federal income tax principles for purposes of determining whether a distribution is a dividend for U.S. federal income tax purposes. Thus, it is expected that the full amount of any such distributions may have to be reported as dividends for U.S. federal income tax purposes. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess generally will be treated as gain realized on the sale or other taxable disposition of the Ordinary Shares, as described below under the section entitled “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants.” All these rules are further subject to the potential application of the PFIC rules as described above.

Subject to the PFIC rules discussed above, any portion of a distribution that is treated as a dividend paid by the Company will be taxable to a corporate U.S. Holder at regular rates and generally (subject to certain exceptions) will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

If the Company is not classified as a PFIC during the taxable year in which the dividend is paid or a preceding taxable year (and the PFIC rules do not otherwise apply to such a U.S. Holder), any portion of a distribution that is treated as a dividend paid to a non-corporate U.S. Holder generally will constitute a “qualified dividend” that will be subject to U.S. federal income tax at the lower applicable long-term capital gains rate but only if Ordinary Shares are readily tradable on an established securities market in the United States and certain holding period and other requirements are met. If the applicable holding period requirements are not satisfied, a non-corporate U.S. Holder may be subject to tax on the dividend at regular ordinary income tax rates instead of the preferential income tax rate that applies to qualified dividend income. U.S. Holders should consult with and rely solely upon their own tax advisors regarding the availability of the lower preferential income tax rate for qualified dividend income for any dividends paid with respect to Ordinary Shares.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the PFIC rules described above, upon a sale, exchange or other taxable disposition of Ordinary Shares and Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the applicable Ordinary Shares and Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Ordinary Shares and Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. All these rules are further subject to the potential application of the PFIC rules as described above.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Ordinary Shares and Warrants so disposed of. See the section entitled “— Exercise, Lapse or Redemption of Warrants” below for a discussion regarding a U.S. Holder’s tax basis and holding period in Ordinary Shares acquired pursuant to the exercise of a Warrant. All these rules are further subject to the potential application of the PFIC rules as described above.

Exercise, Lapse or Redemption of Warrants

Subject to the PFIC rules described above, a U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Ordinary Shares upon exercise of Warrants for cash. The U.S. Holder’s tax basis in the Ordinary Shares received upon exercise of the Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Ordinary Shares received upon exercise of the Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Warrants. If any Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed Warrants.

The tax consequences of a cashless exercise of Warrants are not clear under current tax law. Subject to the PFIC rules discussed above, a cashless exercise could potentially be characterized as any of the following for U.S. federal income tax purposes: (i) not a realization event and thus tax-deferred, (ii) a realization event that qualifies as a tax-deferred ”recapitalization,” or (iii) a taxable realization event. If a cashless exercise were characterized as either not a realization event or as a realization event that qualifies as a recapitalization, the U.S. Holder generally would not recognize any gain or loss on the exchange of Warrants for Ordinary Shares. A U.S. Holder’s basis in the Ordinary Shares received would generally equal the holder’s basis in the exchanged Warrants. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Warrants equal to the number of Ordinary Shares having a value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between the value of the portion of the Warrants deemed surrendered and its adjusted tax basis in such Warrants. In such case, subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to the Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Ordinary Shares that would have been received in a regular exercise of the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Ordinary Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise.

If the Company redeems Warrants for cash or if it purchases Warrants in an open market transaction, such redemption or purchase generally and subject to the PFIC rules will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants.”

All the above rules are subject to the PFIC rules described above.

Possible Constructive Distributions with Respect to Warrants

The terms of the Warrants provide for an adjustment to the number of our Ordinary Shares for which Warrants may be exercised or to the exercise price of the Warrants in certain events, as discussed in the section of this Prospectus entitled “Risk Factors — The Company may amend the terms of the Warrants in a manner that may be adverse to holders of the Warrants with the approval by the holders of at least a majority of the then outstanding Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of Ordinary Shares purchasable upon exercise of a Warrant could be decreased, all without your approval.” An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of Warrants would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property to the holders of our ordinary shares. Any such constructive distribution would be treated in the same manner as if U.S. Holders of Warrants received a cash distribution from the

Company generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to holders of Ordinary Shares described herein. See “— Tax Consequences of Ownership and Disposition of Ordinary Shares — Taxation of Distributions” above. For certain information reporting purposes, the Company is required to determine the date and amount of any such constructive distributions. Proposed U.S. Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds from the sale or other disposition of Ordinary Shares and Warrants unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash). Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include Ordinary Shares and Warrants unless held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Potential investors are urged to consult with and rely solely upon their own tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Ordinary Shares and Warrants.

Certain Material Jersey Tax Considerations

The comments set out below do not constitute tax advice. Specifically, the comments do not deal with any Jersey tax considerations for the Company’s shareholders who are resident in Jersey.

The following summary of the anticipated treatment of the Company and the Company’s shareholders (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date of this document and is subject to changes in such taxation law and practice. For avoidance of doubt, it does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice (including such tax law and practice as they apply to any land or building situate in Jersey). The Company’s shareholders should consult their professional advisors on the implications of selling or otherwise disposing of the Ordinary Shares as well as the acquisition and issue of the Ordinary Shares under the laws of any jurisdiction in which they may be liable to taxation.

Taxation of Holdco

The Company is regarded as resident for tax purposes in Jersey and on the basis that the Company is not carrying on any activities that would attract a higher rate, including that it is neither a financial services company nor a utility company for the purposes of the Income Tax (Jersey) Law 1961, as amended, the Company is subject to income tax in Jersey at a rate of zero per cent. Dividends on Ordinary Shares may be paid by the Company without withholding or deduction for or on account of Jersey income tax and the Company’s shareholders (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such Ordinary Shares.

Stamp duty

On the basis that the Ordinary Shares do not confer a direct or indirect interest in, or confer any right to occupy, land in Jersey, no stamp duty or similar transaction tax is levied in Jersey on the issue or transfer of the Ordinary Shares except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer Ordinary Shares on the death of a holder of such Ordinary Shares. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of Ordinary Shares domiciled in Jersey, or situated in Jersey in respect of a holder of Ordinary Shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are their other estate duties.

BUSINESS

CoinShares is an asset manager specialized in digital assets operating an institutional-grade platform with integrated capital markets capabilities. The Company combines recurring fee-based revenues with balance sheet-driven, yield-oriented returns. This model enables the Company to deliver performance across market cycles.

The Asset Management business provides regulated, exchange-listed access to digital assets across multiple jurisdictions, while the Capital Markets platform supports product development, execution and balance sheet deployment through trading, staking and lending activities. The Company operates within a multi-jurisdictional regulatory framework and applies a security-first operating model to manage risk and ensure product integrity. The Company has established a leading position in a fragmented European market, supporting scalable long-term growth.

A.     History and Development of the Company

CoinShares PLC (formerly Odysseus Holdings Limited) is a company incorporated under the laws of Jersey, Channel Islands on August 29, 2025. On the Closing Date, the Company consummated the Business Combination pursuant to the Business Combination Agreement, because of which CSIL became a wholly owned subsidiary of the Company, and the Company became a publicly traded company listed on Nasdaq. For further information on the Business Combination, see “About This Prospectus” above.

CSIL is a company incorporated under the laws of Jersey, Channel Islands, and is a leading asset management firm specialized in digital assets. Prior to the Business Combination, ordinary shares of CSIL were listed and traded on the Nasdaq First North Growth Market in Stockholm, Sweden.

The Company’s registered office and principal executive offices are located at 2 Hill Street, St. Helier, JE2 4UA, Jersey. The Company’s address for service of process in the United States is located at 437 Madison Avenue, 28th Floor, New York, NY 10022. The Company’s principal website address is https://coinshares.com/. We do not incorporate the information contained on, or accessible through, the Company’s websites into this Prospectus, and you should not consider it a part of this Prospectus. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s website is https://www.sec.gov.

We are an asset management firm born in Europe and headquartered in Jersey, Channel Islands. The Company’s wholly owned subsidiary, CSIL, was founded in 2014 with the objective of building an institutional-grade platform for accessing digital assets through regulated financial products.

Since inception, we have focused on developing the infrastructure required to support institutional participation in digital assets. Early milestones include the launch of one of the first regulated Bitcoin hedge funds (GABI) and the acquisition of the first European publicly traded crypto ETP (CoinShares XBT Provider) in 2016, establishing the foundation for our asset management platform.

Over time, we expanded our capabilities through a combination of organic development and targeted acquisitions, including CoinShares XBT Provider (2016 — Sweden), the BLOCK Index business (2021 — United Kingdom), Napoleon Asset Management (2022 — France), Valkyrie Funds (2024 — United States), Bastion Asset Management Limited (2025 — United Kingdom subject to completion in 2026). These transactions broadened our product offering, enhanced our distribution footprint, and strengthened our presence across key markets.

In September 2025, CSIL announced a business combination with Vine Hill, resulting in the Company becoming publicly listed on Nasdaq in April 2026. The consummation of the Business Combination reflects our strategic objective to establish a long-term presence in the United States and to position CoinShares as a global asset management franchise with deep expertise in digital assets and innovation operating across both European and U.S. markets.

Subsequent to December 31, 2025, the Company, CSIL and SPAC Merger Sub completed the transaction with Vine Hill, resulting in the listing of CoinShares PLC on the US Nasdaq under the ticker CSHR. The first day of trading was April 1, 2026.

B.     Business Overview

1.      Our Company

CoinShares is an asset manager specialized in digital assets operating institutional-grade platforms with integrated capital markets capabilities, combining recurring fee-based revenues with balance sheet-driven, yield-oriented returns. This model enables the Company to deliver performance across market cycles.

The Company operates at the intersection of traditional financial markets and blockchain-based assets, providing investors with regulated and operationally robust access to digital asset exposures through familiar investment structures.

The Company has historically operated with a focus on revenue generation, profitability, and capital efficiency, which has shaped the development of its business model.

2.      Our Business Model

Our business model combines:

•        Asset Management revenues, derived primarily from management fees accruing daily based on assets under management; and

•        Capital Markets revenues, generated through non-directional trading and hedging strategies, staking, lending, and liquidity provisioning.

This dual-engine model provides diversified revenue streams across market cycles, with the Asset Management platform generating recurring income and the Capital Markets platform engaging in activities that enhance returns through disciplined balance sheet deployment.

The model is designed to generate a blended yield on a growing asset base over time, with performance being influenced by market conditions, including volatility and activity across the platform. As assets under management increase, the Company benefits from operating leverage, with a relatively stable cost base outside of direct trading and custody costs.

3.      Our Operating Model

The Group operates an institutional platform comprising an Asset Management platform and with integrated Capital Markets capabilities.

i.       Asset Management

The Group’s Asset Management platform is focused on the design, issuance, and management of investment products, providing exposure to digital assets and related investment themes. These products are distributed through regulated exchanges and financial intermediaries, enabling access for institutional and retail investors across multiple jurisdictions.

The platform operates through a combination of product structuring, portfolio management, and distribution capabilities, supported by regulated infrastructure and established market participants.

The Group’s products are listed across multiple regulated exchanges and rely on a network of authorized participants and market makers to support liquidity, price discovery and investor access. Creation and redemption processes are facilitated through these participants, enabling efficient primary and secondary market functioning.

The Asset Management platform includes both listed and non-listed investment solutions:

a.      Listed Product Platform

The Group designs and manages a range of exchange-traded products, including physically backed and synthetic structures, as well as products incorporating staking features and index-based exposures. These products are structured to meet regulatory, liquidity, and custody requirements across jurisdictions and are designed to integrate with traditional financial market infrastructure. The Group operates multiple product platforms in Europe and maintains a presence in the United States through its acquired platform, which is being further developed to support future growth.

b.      Non-Listed Product Platform

The Group also develops and manages non-listed investment solutions, including systematic and quantitative strategies delivered through managed accounts and other structures. These solutions leverage the Group’s internal technology, execution capabilities, and investment expertise. The Asset Management platform is supported by the Group’s Capital Markets capabilities, enabling efficient execution, product innovation, and integration of balance sheet-driven strategies.

ii.      Capital Markets

The Company operates a Capital Markets platform that supports and enhances the Asset Management platform while generating complementary revenue streams. This platform is an integrated set of trading, infrastructure, and engineering capabilities designed to enhance product development, optimize execution, and actively manage balance sheet exposures.

It supports product development, execution, and balance sheet utilization. The Capital Markets platform has historically contributed a complementary yield on the Company’s asset base through staking, lending, liquidity provisioning and non-directional trading activities, with performance varying across market environments. These activities support the Company’s ability to deliver a blended yield on a growing AUM base.

The Capital Markets platform performs three core functions:

a.      Product Development and Engineering

The platform acts as a development and testing environment for new investment strategies, product structures, and underlying digital assets prior to their integration into the Company’s Asset Management offering.

This includes:

•        Testing of trading strategies and hedging approaches; and

•        Evaluation of new digital assets and yield opportunities.

b.      Operational Infrastructure and Execution

The platform provides critical middle- and back-office capabilities to support the Asset Management business, including:

•        Market making and liquidity provision for listed products;

•        Creation and redemption monitoring;

•        Execution infrastructure supporting creation and redemption processes;

•        Selection and monitoring of liquidity providers and authorized participants;

•        Management of staking programs and their deployment across supported assets;

•        Custodian selection and oversight; and

•        Counterparty selection and monitoring.

This integrated infrastructure supports efficient product operation and contributes to tighter spreads, improved liquidity, and enhanced investor experience.

c.      Balance Sheet Utilization and Revenue Generation

In addition to supporting Asset Management, the platform generates standalone revenues through the active deployment of the Company’s balance sheet.

These activities include:

•        Staking of eligible digital assets to generate yield;

•        Lending of digital assets to selected counterparties; and

•        Algorithmic and relative value trading strategies.

These activities are each managed within a defined risk framework and are designed to generate returns across market environments, including through non-directional strategies. These capabilities support both product innovation and operational efficiency, while enabling the Company to manage liquidity, execution, and balance sheet exposures across its platform.

4.      Our Security-first approach

The Company’s operating model is supported by a security-first framework that is embedded across its Asset Management and Capital Markets platforms. This framework integrates risk management, regulatory alignment, and cybersecurity into the core design of the Company, supporting scalable and sustainable revenue generation. The security-first operating model is based on four principles:

i.       Risk Management, Governance and Control Framework

The Company maintains a formal risk governance structure designed to ensure that its risk profile remains aligned with its investment objectives and the risk appetite defined by our board of directors.

This framework includes:

•        A Risk and Compliance Committee comprising senior management, including the Chief Executive Officer, Chief Financial Officer, General Counsel and heads of business units, complemented at each regulated entity by a permanent compliance function as required by applicable local law;

•        Independent risk oversight with direct access to our board of directors where required; and

•        Continuous monitoring of market, counterparty, and operational risks.

Risk management is embedded in day-to-day operations and supported by a set of structured policies and frameworks governing collateral management, counterparty exposure, market risk and digital asset-specific risks, including DeFi protocols.

The Company applies defined risk frameworks across its activities, including:

•        Collateral and counterparty risk frameworks with defined exposure limits;

•        Counterparty and market risk frameworks governing trading venues, custodians and lending counterparties;

•        Monitoring of market exposures and liquidity; and

•        Defined limits on lending activity, including duration, collateralization, and counterparty selection.

These frameworks are designed to manage risk, preserve capital, and ensure disciplined deployment of the Company’s balance sheet.

ii.      Technology and Risk Infrastructure

The Company’s risk management processes are supported by proprietary and third-party technology systems designed to provide real-time visibility over positions, exposures, and operational activity.

These include:

•        Proprietary trading and execution systems;

•        Centralized risk data aggregation platforms;

•        Portfolio management systems consolidating positions and risk metrics across the Company; and

•        Formal risk registers and monitoring tools.

This infrastructure enables the Company to monitor exposures dynamically and respond to changing market conditions.

These dependencies are actively managed to ensure continuity of operations and resilience under stressed market conditions.

The Company also maintains redundancy across critical systems and providers to enhance operational resilience.

iii.     Cybersecurity and Operational Resilience

Cybersecurity is integrated into the Company’s operating model as a core component of risk management and operational resilience.

The Company maintains:

•        Centralized identity and access management controls based on least-privilege principles;

•        Multi-factor authentication and device-level security controls;

•        Continuous monitoring of systems, networks and applications through dedicated security operations capabilities;

•        Segmented and secure cloud-based infrastructure designed to isolate critical systems; and

•        Vendor risk management processes and ongoing security assessments.

Cybersecurity controls are supported by internal capabilities and external partners and are aligned with industry standards and regulatory expectations.

iv.     Regulatory Framework

The Group operates through regulated entities across multiple jurisdictions. This regulatory footprint is integral to its positioning as an institutional asset manager operating at the intersection of traditional financial instruments and digital assets.

In the European Union, the Group operates through entities, including its French subsidiary CoinShares Asset Management, authorized and supervised by the Autorité des Marchés Financiers in France (AMF). These authorizations include permissions under the Markets in Financial Instruments Directive (MiFID II) framework, enabling the provision of investment services such as portfolio management and investment advice in financial instruments, as well as authorization under the Alternative Investment Fund Managers Directive (AIFMD) to manage alternative investment funds.

CoinShares Asset Management is also authorised by the AMF as a Crypto-Asset Service Provider under Title V of the MiCA Regulation, with passporting rights into other Member States under Article 65. These frameworks collectively support the Group’s ability to structure and manage products that combine exposure to traditional financial instruments and digital assets across multiple European jurisdictions.

In Jersey, certain Group entities are either regulated by or registered with the Jersey Financial Services Commission and are subject to local financial services laws including in relation to investment management, money laundering, and governance arrangements.

In the United States, the Group conducts activities through entities that are subject to oversight by the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority and the National Futures Association, depending on the nature of the activity.

In the UK, the capital markets entity carried out sales and marketing activities under permissions granted through an Authorised Representative arrangement with Strata Global Limited, an FCA regulated business.

The Group is also subject to applicable laws and regulations relating to anti-money laundering, counter-terrorist financing, sanctions compliance and data protection, including the General Data Protection Regulation.

5.      Our Products

The Company offers a range of investment solutions across its Asset Management platform, including:

•        Exchange-traded products providing exposure to digital assets such as Bitcoin, Ethereum and other digital assets;

•        Staked ETPs designed to incorporate on-chain yield;

•        Index-tracking strategies and thematic exposures; and

•        Actively managed strategies.

These products are structured to meet regulatory, liquidity, and custody requirements across jurisdictions and are designed to integrate with traditional financial market infrastructure.

6.      Our Competitive Positioning

i.       Europe versus US Dynamics

The Company operates in a competitive environment characterized by a distinction between a fragmented European market and a scale-driven U.S. market. This structural fragmentation in Europe creates barriers to entry that favor established platforms with regulatory, operational and distribution capabilities across jurisdictions.

The United States represents a large, relatively homogeneous market in which scale-driven asset managers have established strong positions, particularly in low-cost products providing exposure to major digital assets. In contrast, the European market remains fragmented across multiple jurisdictions, languages, and regulatory regimes. Despite increasing regulatory harmonization, including through passporting frameworks, market entry and distribution in Europe continue to require country-specific approaches and local expertise.

This fragmentation creates meaningful barriers to entry and favors established platforms with:

•        Multi-jurisdictional regulatory approvals;

•        Localized distribution capabilities; and

•        Operational infrastructure adapted to diverse market requirements.

The Company has developed these capabilities over more than a decade, resulting in a leading position in the European digital asset ETP market.

Our competitive positioning in Europe is supported by:

•        A comprehensive product offering across multiple asset types and structures;

•        A diversified revenue model combining Asset Management and Capital Markets capabilities;

•        Established infrastructure and operational capabilities; and

•        A cost-efficient operating model supported by technology, enabling continued innovation.

In the United States, the competitive landscape is characterized by the presence of large, diversified asset managers with significant distribution scale and pricing power in core products.

Our strategy in the United States is not to compete directly on scale in commoditized exposures, but rather to leverage existing market infrastructure and investor awareness to introduce differentiated, higher value-added investment solutions. These are expected to focus on areas where specialized expertise, product structuring capabilities and active management can support premium unit economics.

This disciplined approach to market entry reflects our focus on capital efficiency and long-term value creation for shareholders.

The Company’s unit economics further reinforce its competitive positioning and support its ability to deliver a stable yield on a growing AUM base. We have historically been able to achieve breakeven on new products at relatively modest levels of AUM compared to larger, scale-driven asset managers focused on low-cost, commoditized exposures.

This cost-efficient operating model enables participation in smaller and more fragmented markets and supports the launch of differentiated investment products that may be uneconomic for larger competitors. Combined with the Company’s multi-jurisdictional regulatory footprint and established distribution infrastructure, these dynamics contribute to durable fee stability and support the blended yield profile delivered across market cycles.

ii.      Intellectual Property

The Group relies on a combination of trademarks, proprietary technology, and confidential know-how to support its operations. These capabilities support the Group’s ability to develop and operate investment products across both traditional financial instruments and digital assets.

iii.     Trademarks

The Group owns and maintains registered trademarks in multiple jurisdictions, including the “CoinShares” and “CoinShares XBT Provider” brands, which are used in connection with its investment products, corporate communications and digital platforms. The Group monitors and enforces its intellectual property rights where appropriate to protect its brand and reputation.

iv.     Proprietary Technology

The Group has developed proprietary systems and infrastructure supporting its Asset Management and Capital Markets activities, including trading, portfolio management and risk monitoring functions. These systems are developed and maintained internally and form part of the operational infrastructure of the business.

v.      Confidential Information and Trade Secrets

A significant portion of the Group’s intellectual property consists of confidential information and trade secrets, including proprietary methodologies, models, and processes. The Group seeks to protect this information through contractual arrangements, internal policies and technical safeguards, including confidentiality agreements, access controls and information security measures.

C.     Organizational Structure

CoinShares PLC is the ultimate holding company of the combined Group. CoinShares PLC directly or indirectly owns 100% of the outstanding equity interests of CSIL. The diagram below depicts a simplified version of the Company’s organizational structure subsequent to the closure of the Business Combination.

CoinShares PLC
(publicly listed on Nasdaq Global Select Market)
Ticker: CSHR
Company No: 161481
100%
CoinShares International Limited
Company No: 102185
100%
CoinShares Subsidiaries

D.     Property, Plants and Equipment

We lease approximately 7,567 square feet of office space in St. Helier, Jersey, Channel Islands, which serves as our corporate headquarters. In addition, we lease approximately 6,275 (London, England), 2,271 (Paris, France) and 2,384 (New York, USA) square feet additional office space to support our operations.

E.     Employees

As of December 31, 2025, we had 93 employees and 15 contractors with teams spanning asset management, capital markets, technology, risk and compliance, distribution and corporate functions. We emphasize rigorous risk management, regulatory engagement, cross-border product structuring expertise, and a culture of operational excellence).

As of December 31, 2025, we had 93 employees and 15 contractors. The jurisdictional split of the 93 employees is as follows: Jersey (22), London (41), U.S. (11), France (18). The operational split of the 93 employees is as follows: Asset Management (16), Other Corporate Functions (44), Capital Markets (32) and Executive (1).

None of our employees are represented by a labor organization or are a party to a collective bargaining arrangement, other than the employees of CoinShares France SAS and CoinShares Asset Management SAS, which are subject to collective bargaining agreement with Fédération Syntec: Convention Collective (Applicable aux Bureaux d’Études Techniques, de Cabinets d’Ingénieurs-Conseils et des Sociétés de Conseils) located at Fédération Syntec’s and have an employee representative located in France.

As of December 31, 2024, we had 91 employees and 15 contractors, and as of December 31, 2023, we had 82 employees and 12 contractors.

F.      Material Contractual Obligations/Agreements

Across the Group there are several material agreements in place that bring rise to financial obligations.

CoinShares XBT Provider Prospectuses

The relevant CoinShares XBT Provider prospectuses outlines the contractual terms and conditions of the products in issue. The core obligations arising from the product issuance highlight that:

•        Investors have the right to request redemption of their XBT products in accordance with the procedures and notice periods set out in the relevant prospectus. We are obliged to settle redemptions promptly.

•        The issuer must ensure that the XBT products remain fully supported through maintenance of appropriate hedging and collateral arrangements.

This results in a certificate liability recognized on our consolidated balance sheet on an ongoing basis until note redemption. The liability is economically hedged by the Group through its proprietary assets which are actively managed, ensuring the requisite exposure to the digital assets referenced by the XBT products is constantly maintained. Similarly, we must maintain digital asset exposure that is sufficiently liquid to settle such liabilities on demand.

The composition of the liability is as follows:

	December 31,		Change	Percent Change
(in thousands)	2025	2024
Bitcoin Tracker One	$885,201	$1,200,872	$(315,671)	(26.3)%
Bitcoin Tracker Euro	883,371	1,474,552	(591,181)	(40.1)%
Ethereum Tracker One	265,659	370,577	(104,918)	(28.3)%
Ethereum Tracker Euro	430,776	649,535	(218,759)	(33.7)%
Total	$2,465,007	$3,695,536	$(1,230,529)	(33.3)%

The certificate liability arising from the issuance of the CoinShares XBT Provider products has decreased by $1,230.5 million or 33.3% from $3,695.5 million as of December 31, 2024, to $2,465.0 million as of December 31, 2025. This has been driven by price declines on the digital assets referenced by the products in issue during the year ended December 31, 2025, coupled with outflow for the year of $982.1 million.

	December 31,		Change	Percent Change
(in thousands)	2024	2023
Bitcoin Tracker One	$1,200,872	$678,229	$522,643	77.1%
Bitcoin Tracker Euro	1,474,552	843,165	631,387	74.9%
Ethereum Tracker One	370,577	315,519	55,058	17.4%
Ethereum Tracker Euro	649,535	508,222	141,313	27.8%
Total	$3,695,536	$2,345,135	$1,350,401	57.6%

The certificate liability arising from the issuance of the CoinShares XBT Provider products has increased by $1,350.4 million or 57.6% from $2,345.1 million as of December 31, 2023, to $3,695.5 million as of December 31, 2024. This has been driven by price increases on the digital assets referenced by the products in issue during the year ended December 31, 2024, equating to an increase of 124% for BTC and 49% for ETH, offset by net outflow on the product suite over the year ended December 31, 2024, of $774.1 million.

CS Physical Prospectuses

The relevant CoinShares Physical prospectuses outlines the contractual terms and conditions of the products in issue. The core obligations arising from the product issuance highlight that:

•        Investors have the right to request redemption of their CoinShares Physical products in accordance with the procedures and notice periods set out in the relevant prospectus. We are obliged to settle redemptions promptly.

•        The issuer must ensure that the CoinShares Physical products remain fully collateralized, holding all assets at a designated custodian.

This results in a certificate liability recognized on our Consolidated Statement of Financial Position on an ongoing basis (until note redemption) that is material. Similarly, we always hold a digital asset balance equivalent to the liability. The composition of the liability as at each financial year end in the period is as follows:

	December 31,		Change	Percent Change
(in thousands)	2025	2024
CoinShares Bitcoin ETP	$1,222,197	$773,007	$449,190	58.1%
CoinShares Ethereum Staking ETP	291,152	278,318	12,834	4.6%
CoinShares Litecoin ETP	9,992	11,839	(1,847)	(15.6)%
CoinShares XRP ETP	226,083	144,312	81,771	56.7%
CoinShares Polkadot Staking ETP	6,010	12,997	(6,987)	(53.8)%
CoinShares Tezos Staking ETP	10,909	5,878	5,031	85.6%
CoinShares Solana Staking ETP	189,058	127,568	61,490	48.2%
CoinShares Chainlink ETP	15,577	15,433	144	0.9%
CoinShares Uniswap ETP	4,483	7,873	(3,390)	(43.1)%
CoinShares Cardano Staking ETP	17,354	31,182	(13,828)	(44.3)%
CoinShares Cosmos Staking ETP	1,864	2,433	(569)	(23.4)%
CoinShares Polygon Staking ETP	3,497	7,131	(3,634)	(51.0)%
CoinShares Algorand Staking ETP	9,225	17,703	(8,478)	(47.9)%
CoinShares SEI Staking ETP	2,227	—	2,227	N/A
CoinShares TON Staking ETP	91	—	91	N/A
CoinShares Physical Top 10 Crypto Market	10,037	3,786	6,251	165.1%
CoinShares Physical Smart Contract Platform	2,412	3,343	(931)	(27.8)%
CoinShares Finanzen.net Top 10 Crypto ETP	18,986	11,141	7,845	70.4%
Total	$2,041,154	$1,453,944	$587,210	40.4%

The certificate liability arising from the issuance of the CoinShares Physical products has increased $587.2 million or 40.4% from $1,453.9 million as of December 31, 2024, to $2,041.2 million as of December 31, 2025. This has been driven by additional product launches (CoinShares TON staking ETP, CoinShares SEI staking ETP), and net inflow on the product suite over the year ended December 31, 2025, of $1,089.7 million, offset by price declines at the end of the year.

	December 31,		Change	Percent Change
(in thousands)	2024	2023
CoinShares Bitcoin ETP	$773,007	$381,958	$391,049	102.4%
CoinShares Ethereum Staking ETP	278,318	115,141	163,177	141.7%
CoinShares Litecoin ETP	11,839	5,591	6,248	111.8%
CoinShares XRP ETP	144,312	20,558	123,754	602.0%
CoinShares Polkadot Staking ETP	12,997	5,015	7,982	159.2%
CoinShares Tezos Staking ETP	5,878	2,999	2,879	96.0%
CoinShares Solana Staking ETP	127,568	38,715	88,853	229.5%
CoinShares Chainlink ETP	15,433	4,524	10,909	241.1%
CoinShares Uniswap ETP	7,873	1,625	6,248	384.5%
CoinShares Cardano Staking ETP	31,182	14,095	17,087	121.2%
CoinShares Cosmos Staking ETP	2,433	2,130	303	14.2%
CoinShares Polygon Staking ETP	7,131	5,745	1,386	24.1%
CoinShares Algorand Staking ETP	17,703	4,963	12,740	256.7%
CoinShares Physical Top 10 Crypto Market	3,786	437	3,349	766.4%
CoinShares Physical Smart Contract Platform	3,343	189	3,154	1668.8%
CoinShares Finanzen.net Top 10 Crypto ETP	11,141	—	11,141	N/A
Total	$1,453,944	$603,685	$850,259	140.8%

The certificate liability arising from the issuance of the CoinShares Physical products has increased $850.3 million or 140.8% from $603.7 million as of December 31, 2023, to $1,453.9 million as of December 31, 2024. This has been driven by price increases on the digital assets referenced by the products in issue during the year ended December 31, 2024, additional product launches (CoinShares Finanzen.net Top 10 Crypto ETP), and net inflow on the product suite over the year ended December 31, 2024, of $164.5 million.

Custody Arrangements

We utilize third-party digital asset custodians to provide secure custody services for digital assets held in connection with our products. Our primary custodians include Komainu, Zodia UK, Zodia Europe, and Bitgo, each of which provides custody services pursuant to contractual custody agreements. The use of specified custodians is required for certain products, including assets held in respect of the Note Programs and certain CoinShares US products.

Custody services are critical to our ongoing operations. Although our custody arrangements are non-exclusive, we are dependent on the continued operational performance, security controls, regulatory status, and financial condition of our custodians. In the event that a custodian were to cease providing services, experience a material operational failure, or become subject to regulatory or insolvency proceedings, we would be required to transition affected assets to alternative approved custodians, which could result in delays, increased costs, operational disruption or an inability to support certain products for a period of time.

A Custody Agreement establishes the rights and responsibilities of the relevant Custodians with respect to the relevant custody accounts that are established and maintained by the Custodians.

The custodians are responsible for the safekeeping of digital assets held in secured wallets and charge fees for their services in accordance with the terms of the relevant custody agreement. Under the terms of the applicable custody agreement, certain provisions limit the liability of the relevant custodian and grant indemnities in favor of the relevant custodian in certain circumstances.

Each of the custody agreements may be terminated in accordance with their respective terms. Under the terms of the relevant custody agreement in respect of the relevant Note Programs (as applicable), each of Zodia UK and Zodia Europe may terminate the relevant custody agreement by 90 days’ or three months prior written notice (as the case may be) or immediately in certain circumstances.

Each custodian may make such insurance arrangements from time to time in connection with its custodial obligations to store such digital assets held in secured wallets as it considers appropriate. The custodians have no obligation to insure such digital assets against loss, theft, or damage, and we do not intend to insure against such risks. The custodians shall be responsible for all costs, fees, and expenses in relation thereto.

Staking and Validator Infrastructure

We maintain ordinary course service arrangements with third-party staking and validator infrastructure providers, including Blockdaemon and Twinstake, to support staking-related services across certain exchange-traded products. These providers offer largely standardized infrastructure services, and we do not rely on any single provider exclusively. While there are numerous alternative providers capable of performing similar services on comparable terms, our ability to deliver staking-related features remains dependent on the availability, performance and reliability of such third-party infrastructure.

Exchange and Liquidity Venue Connectivity

We maintain connectivity with a diversified group of third-party digital asset exchanges and liquidity providers, including CME, OKX, Cumberland DRW, B2C2, Deribit and LMAX Digital, primarily under standard terms and conditions applicable to market participants. These relationships support execution, hedging, and liquidity management activities. Although we do not have exclusive or bespoke arrangements with such venues, and no single venue represents a material concentration of activity, we remain exposed to operational, technological and regulatory risks associated with third-party trading venues, including systems outages, trading halts, liquidity constraints or changes in access terms.

Although we seek to mitigate these risks through diversification of providers, contractual arrangements and ongoing monitoring, deficiencies or failures in third-party infrastructure or support systems could adversely affect our operations, financial condition and ability to manage and grow our business successfully.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COINSHARES PLC

Unless context otherwise requires, all references in this section to “we,” “us,” “our,” or “Holdco” refer to CoinShares PLC (f/k/a Odysseus Holdings Limited) and subsidiary. The following discussion and analysis of our financial condition and results of operations of CoinShares PLC and subsidiary should be read together with the consolidated financial statements and the related notes of CoinShares PLC and subsidiary and the other financial information included elsewhere in this Prospectus, including CoinShares International Limited. This discussion contains forward-looking statements that involve risks and uncertainties. CoinShares PLC and subsidiary’s actual business, financial condition and results of operations could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Prospectus, particularly under “Risk Factors.” See “Cautionary Statement Regarding Forward-Looking Statements.” CoinShares PLC and subsidiary’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Holdco, a private limited company organized under the laws of Bailiwick of Jersey, Channel Islands on August 29, 2025 (Inception) was formed for the purpose of effectuating the business combination with CoinShares International Limited and Vine Hill Capital Investment Corp (the “Business Combination.”) Holdco is the owner of all of the issued and outstanding equity interest of SPAC Merger Sub. Holdco owns no material assets other than the equity interest of SPAC Merger Sub and it does not operate any business. Holdco has no prior operating activities.

SPAC Merger Sub, a Cayman Islands exempted company formed on August 25, 2025, is a wholly owned subsidiary of Holdco. The SPAC Merger Sub was formed solely for the purpose of effectuating the Business Combination and it does not own any material assets or conduct any business activities other than activities incidental to effectuating the business combination.

Results of Operations

We incurred expenses for the period from August 29, 2025 (Inception) to December 31, 2025 for formation and operating activities. For the period from August 29, 2025 (Inception) to December 31, 2025, we incurred a net loss of $151,410 related to general and administrative expenses and other organizational activities.

Liquidity and Capital Resources

Operating activities

Net cash used in operating activities for the period from August 29, 2025 (Inception) to December 31, 2025 was $119,578 which was related primarily to costs incurred for accounting and administrative costs and costs related to the formation of the Company.

Financing activities

Net cash provided by financing activities for the period from August 29, 2025 (Inception) to December 31, 2025 was $150,000 from the issuance of 150 ordinary shares.

As of December 31, 2025, we had cash of $30,422. As of December 31, 2025, our total liabilities were $61,832. The Company is a non-revenue generating holding company which was solely created to be the surviving company in connection with the Business Combination Agreement. Prior to the consummation of the Business Combination, there was a risk that it would not be completed, and the Company would lack liquidity to sustain operations for significant costs associated with the merger which include, but are not limited to formation costs, filing costs, and legal costs. Accordingly, there was material uncertainty related to events or conditions that cast substantial doubt on the Company’s ability to continue as a going concern, and therefore it may have been unable to realize its assets and discharge its liabilities in the normal course of business. The Company has since completed the closing of the business combination at which time it obtained access to proceeds from the Trust Account and PIPE Investment Shares.

COINSHARES INTERNATIONAL LIMITED

Unless the context otherwise requires, all references in this section to “we,” “our,” “CSIL,” “CoinShares,” the “Group,” or the “Company” refer to CoinShares International Limited and its subsidiaries prior to the Business Combination and to CoinShares PLC and its Subsidiaries following the Business Combination. The following discussion and analysis of the financial condition and results of operations of CoinShares International Limited (together with its subsidiaries) should be read in conjunction with CSIL’s Consolidated Financial Statements as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024, and 2023, and the related notes thereto, included elsewhere in Prospectus and the other financial information included elsewhere in this Prospectus, including CoinShares PLC.

The Consolidated Financial Statements have been prepared in accordance with U.S. GAAP for the year ended December 31, 2025. As this represents the Group’s first U.S. GAAP financial statements, prior period information has been presented on a comparable basis. The adoption of U.S. GAAP has resulted in changes to the recognition and presentation of certain items, including digital assets, which will affect the comparability of results to prior periods previously reported under IFRS. The change in functional currency of the parent entity from GBP to USD did not have a material impact on the Group’s results of operations or financial position, as the parent entity has limited foreign currency exposure.

This discussion contains forward-looking statements within the meaning of applicable securities laws that involve risks and uncertainties. CoinShares’ actual business, financial condition and results of operations could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Prospectus, particularly under “Risk Factors.” See “Cautionary Statement Regarding Forward-Looking Statements.” CoinShares’ historical results are not necessarily indicative of the results that may be expected for any period in the future. All financial information is presented in U.S. dollars. Certain totals may not sum due to rounding.

CoinShares Overview

CoinShares is an asset manager specialized in digital assets operating an institutional-grade platform with integrated capital markets capabilities. The Company combines recurring fee-based revenues from its Asset Management platform with complementary returns generated through its Capital Markets capabilities, which support product operations, execution and balance sheet management.

The Group generates a diversified range of revenues, gains and other income across varying market conditions, through a combination of asset management activities and complementary capital markets capabilities that support product operations, execution and balance sheet management.

The Group operates within a multi-jurisdictional regulatory framework and applies a security-first operating model across its two operating segments: Asset Management and Capital Markets (referred to herein as the “Asset Management Segment” and “Capital Markets Segment”).

Our Operations

Our financial results reflect a combination of:

•        Recurring Asset Management revenues, derived primarily from management fees accruing daily based on assets under management;

•        Capital Markets revenue and gains, arising from the Group’s Capital Markets activities, including trading and hedging strategies, staking, lending and liquidity provisioning in support of the Group’s product platform; and

•        a cost base that management seeks to manage efficiently, with a focus on delivering operating leverage as the business scales.

Accordingly, management evaluates the performance of the Group using the following key metrics, in addition to those included within Key Performance Indicators and Metrics:

•        Asset Management fees;

•        Capital Markets revenue and gains (a non-GAAP measure);

Revenue and gains from operations (a non-GAAP measure);

•        Operating Income; and

•        Segment EBITDA (included herein within Segment Reporting).

These measures are considered primary indicators of the Group’s underlying operating performance.

Gains and losses on digital assets and gains and losses on certificate liabilities can result in significant volatility in reported results. These movements are largely driven by changes in digital asset prices and represent economically linked positions on the Group’s balance sheet.

As a result, management focuses on the net impact of these items, which is reflected within Capital Markets’ revenue and gains, as a more meaningful measure of the performance of the Group’s trading and hedging activities.

Asset Management

The Asset Management Segment comprises a range of platforms designed to provide investors with exposure to digital assets across multiple products, jurisdictions and trading venues.

•        CoinShares XBT Provider is a retail-focused platform listed on Nasdaq OMX, with distribution primarily in the Nordic region.

•        CoinShares Physical is an institutional-grade platform, while remaining accessible to retail investors, listed across major European exchanges including SIX (Zurich), Xetra (Germany), Euronext (Paris and Amsterdam), Borsa Italiana (Milan) and the London Stock Exchange. The product suite includes both single-asset (staked and unstaked) and basket products.

•        BLOCK Index provides indirect exposure to digital assets through listed equities. CoinShares is responsible for index construction and risk allocation, while Invesco EMEA manages distribution.

•        CoinShares Valkyrie Funds comprises a suite of U.S.-listed ETFs (under the 1940 Act and 1933 Act), representing the Group’s expansion into the U.S. market and access to a broader investor base.

The Asset Management Segment generates recurring management fee income, primarily driven by AUM levels (in turn impacted by pricing and net flows) and product mix.

Capital Markets

The Capital Markets Segment is an integrated platform of capabilities that supports and enhances the Group’s Asset Management activities, including product development, execution and balance sheet management, while generating complementary revenue through the disciplined management of the Group’s balance sheet.

The segment plays a central role in supporting the Group’s listed product platform, including issuance and redemption processes, hedging activities, and execution across trading venues. Its core activities include:

•        Trading and execution strategies (algorithmic, relative value, non-directional);

•        Staking (primarily ETH);

•        Lending (to selected counterparties); and

•        Support of ETP flows and associated hedging.

These activities are undertaken to support product operations and to manage exposures arising from the Group’s Asset Management business, including accrued fees and other balance sheet positions.

Performance within the Capital Markets is influenced by market conditions, including volatility, pricing dislocations, and the level of activity across the Group’s product platform. The scale of the segment is linked to the size and activity of the Group’s product platform and associated balance sheet exposures.

The Group’s operating segments are identified in accordance with Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting, based on the way management organizes the business, allocates resources and assesses performance. Refer to the Group’s consolidated financial statements for further information on operating segments.

Other Activities

In addition to its operating segments, the Group maintains (i) a principal investment portfolio, comprising equity investments in digital asset-related companies and certain early-stage or restricted digital asset holdings held for investment purposes, (ii) centralized corporate and administrative functions that are not directly attributable to the operating segments, and (iii) digital assets designated as treasury, representing long-term holdings accumulated for investment purposes in accordance with the Group’s treasury policy.

Factors Affecting Results of Operations

Our operations are affected by external factors that directly impact financial performance. The most significant of these factors are outlined below.

Digital asset pricing

Digital assets are highly volatile, and subject to uncertainty regarding future trading prices. A substantial share of the Group’s revenue is directly linked to assets under management (“AUM”) within the Asset Management Segment, management fees, which accounted for 76.3%, 71.8% and 61.2% of our consolidated revenue for the years ended December 31, 2025, 2024, and 2023, respectively. In addition, the Capital Markets Segment generates gains through trading, hedging and liquidity management activities undertaken in support of the Group’s product platform.

As a result, the Group’s revenue and gain-generating capacity across both segments is closely correlated with digital asset prices, and fluctuations in market pricing have a direct and material impact on financial performance. Moreover, digital asset prices are inherently volatile and strongly influenced by macroeconomic and market forces beyond our control that cannot be fully hedged. The following graph illustrates the price performance of Bitcoin and Ethereum since January 2023.

Source: Compass Crypto Reference Index

Competitors/fees

Our ability to attract investor capital into our products, and in turn increase AUM and enhance earning capacity, depends on our ability to anticipate and respond to evolving market demand through the design, development and launch of relevant investment products. This includes careful consideration of product structure, features, and fee levels of all digital asset-referencing products introduced by us.

Having grown to become the largest digital asset ETP provider in Europe in recent years, our market position has been built on a track record of product innovation and competitive pricing.

The approval and launch of digital asset ETFs in the United States in 2024 accelerated mainstream adoption but also increased competitive pressures globally.

Our continued success and growth will therefore depend on:

•        The timely introduction of innovative, competitively priced products that align with investor demand (such as the launch of zero-fee, staked products within the CoinShares Physical product suite which allow noteholders to benefit from staking yield through an increase in coin entitlement per share);

•        Ongoing evaluation of existing products and services to ensure they remain competitive and reinforce our market position: and

•        Maintaining an active and disciplined approach to pricing and product innovation is expected to support sustained AUM growth and long-term financial performance.

The Group operates across structurally different market environments. In Europe, market fragmentation across jurisdictions, regulators and distribution channels creates barriers to entry that favor established platforms with multi-jurisdictional regulatory approvals and operational infrastructure. In this context, the Group competes from a position of scale and platform integration.

In the United States, the competitive landscape is more homogeneous and characterized by large asset managers offering low-cost exposure to major digital assets. The Group’s strategy is therefore not to compete directly in commoditized products, but to focus on differentiated, higher value-added investment solutions where its product structuring, Capital Markets capabilities and active management expertise can support premium unit economics.

Regulatory developments

The digital asset industry is a maturing market and is therefore subject to evolving regulatory frameworks across multiple jurisdictions. For a digital asset ETP issuer, regulatory clarity is critical to enabling product innovation, safeguarding investors, and supporting long-term market development.

By contrast, regulatory uncertainty or adverse policy changes can restrict market access, limit product offerings, and negatively affect AUM growth and financial performance. Our ability to maintain and expand our product suite is closely linked to the development of regulatory regimes governing digital assets. Future changes in requirements relating to custody, taxation and accounting treatment, disclosures, or distribution are likely to influence product design, cost structures, and investor demand.

Our financial performance will therefore continue to rely on both active engagement with regulators and policymakers, and our ability to adapt our product offering and operations in response to regulatory developments.

Partnerships

Strategic partnerships with other participants in the digital asset ecosystem are key drivers of growth and financial performance. By strengthening our network within the industry, partnerships enhance market connectivity, broaden access to our products, and improve our ability to attract investor capital.

Historically, partnerships have also facilitated the provision of seed capital for new products, accelerating AUM growth, and expanding our revenue-generating capacity. As competition in the digital asset investment space intensifies, establishing and maintaining high-quality partnerships will be critical to sustaining our leadership position. Collaborations that expand distribution channels, improve liquidity, or provide differentiated market insights create advantages that will have a direct impact on our financial performance.

Accordingly, the ability to maintain strong, mutually beneficial partnerships is expected to support continued growth and financial performance.

Market perception/investor sentiment

Investor sentiment toward digital assets is a key driver of demand for the Group’s products and services. Sentiment is influenced by a range of factors, including regulatory developments, institutional adoption, technological advancements, and broader macroeconomic conditions such as interest rates, inflation, and liquidity. Increased regulatory clarity and the continued expansion of digital asset investment products have supported broader market participation and improved access to capital and liquidity in recent periods.

Conversely, adverse regulatory developments, market disruptions, macroeconomic uncertainty, contentious governance issues within protocols, digital asset hacks, and high-profile frauds such as FTX can undermine market sentiment and dampen investor demand. Changes in market perception are typically reflected in digital asset price volatility, which directly impacts the Group’s AUM and, consequently, its revenue.

Accordingly, the Group’s financial performance is closely correlated with prevailing market conditions and investor sentiment toward digital assets. Sustained positive sentiment may support AUM growth and revenue expansion, while periods of negative sentiment may result in reduced inflows, lower asset values, and increased volatility in financial performance.

Key Developments — year ended December 31, 2025

During the year ended December 31, 2025, digital asset markets experienced periods of volatility, reflecting changing macroeconomic conditions and investor sentiment. Bitcoin (“BTC”) opened the year at approximately $94.8 thousand, reached a high of approximately $124.8 thousand on October 6, 2025, and closed the year at approximately $87.5 thousand. Ethereum (“ETH”) followed a broadly similar pattern, with intra-year volatility and weaker performance relative to BTC over the period. We experienced a decrease in AUM1 over the year of 7.9% to $7.40 billion, although a higher average AUM over the course of the year contributed to Operating Income of $127.0 million and Net Income of $114.3 million.

This reflects the importance of average AUM, rather than period-end levels, in driving fee generation within the Asset Management segment.

Other key developments during the year included:

•        Asset Management:    Revenue grew 13.1% in the year to $126.4 million because of both net inflows and digital asset pricing movements, with both BTC and ETH experiencing new all-time highs in the final quarter of the year.

•        Capital Markets:    Revenue attributable to the Capital Markets Segment (which comprises staking, lending, and other revenues generated from trading activities) declined 10.4% from $43.8 million to $39.3 million, predominantly due to a decline in staking yield on Ethereum seen during 2025, with consistency shown across other activities. Other gains and losses from operations attributable to the Group’s Capital Markets related activities resulted in net gains of $33.8 million in 2025, down 13.0% from 2024 net gains of $38.8 million.

•        Flows and platform performance:    CoinShares Physical (our growth platform launched in 2021) recorded net inflows of $1,098.6 million for the year, reflecting continued investor demand for regulated digital asset exposure. This was partially offset by net outflows of $982.1 million from the CoinShares XBT Provider platform, (our legacy platform), reflecting the continuation of shifting investor preferences towards our newer offerings. This trend highlights an ongoing transition in AUM composition towards the CoinShares Physical platform.

•        Product expansion:    During the second half of 2025, the Group launched additional exchange-traded products, including staking-focused offerings in Europe and new products in the United States, further expanding its product suite. This expansion supports both AUM growth and diversification of revenue streams.

____________

1        AUM expressed inclusive of non-fee-paying seed amounts within CoinShares Physical and CoinShares Valkyrie of $0.57 billion and $0.44 billion, respectively. Fee-paying AUM as of December 31, 2025 totaled $6.39 billion.

•        Distribution expansion:    On March 25, 2025, the Group announced that five CoinShares Physical ETPs would be made available through BoursoBank, expanding access to regulated digital asset investment products to a broad retail client base in France. This expansion supports broader distribution and enhances the Group’s ability to attract retail investor inflows.

•        Regulatory developments:    During 2025, our French subsidiary CoinShares Asset Management was authorized by the AMF as a Crypto-Asset Service Provider under Title V of the MiCA Regulation, enabling the provision of crypto-asset services across the European Economic Area, subject to passport notifications under Article 65. This provides a scalable regulatory framework to support future product distribution and growth across Europe.

•        Strategic expansion:    On September 8, 2025, the Group announced a definitive business combination agreement with Vine Hill Capital Investment Corp. to become publicly listed on the Nasdaq Stock Market in the United States, supporting its strategy to expand its presence in the U.S. market and broaden access to capital. This was followed by the confidential submission of a draft registration statement with the SEC on November 21, 2025, and the progression of customary regulatory approvals and shareholder processes. The transaction was successfully completed in late March 2026, and the Company began trading on the Nasdaq under the ticker symbol “CSHR” on April 1, 2026, marking a significant milestone in the Group’s strategic expansion. Concurrently with the closing of this transaction, the Group completed a private investment in public equity for aggregate gross proceeds of $49.0 million.

•        Balance sheet and treasury exposure:    The Group maintained its digital asset holdings during the year; however, the value of treasury-designated digital assets declined toward the end of the period in line with market prices, negatively impacting the carrying value of these positions. This reflects the sensitivity of treasury holdings to digital asset price movements.

Key Developments — year ended December 31, 2024

Between January 1, 2024, and December 31, 2024, digital asset prices showed significant growth. BTC appreciated from $42.3 thousand at the start of 2024 to $94.8 thousand at year-end 2024, representing an increase of 124.4%. ETH also increased materially, albeit by a lower relative amount, from $2.3 thousand to $3.4 thousand, representing an increase of 49.1%. The Group experienced an increase in AUM3 over the year of 92.7% to $8.04 billion, contributing to Operating Income of $125.0 million and Net Income in the year of $162.4 million. Other developments during 2024 include:

•        Asset Management:    Revenue grew 108.0% in the year to $111.7 million as a result of net inflows, digital asset pricing, and the introduction of a 1.25% per annum staking reward in our flagship Physical Ethereum ETP.

•        Capital Markets:    Revenue attributable to the Capital Markets Segment (which comprises staking, lending, and other revenues generated from trading activities) increased $9.8 million, or 29.0%, to $43.8 million in 2024, driven by stronger staking and lending activity in improved market conditions. Other gains and losses from operations attributable to the Group’s Capital Markets related activities resulted in net gains of $38.8 million in 2024, up 307.9% from 2023 net gains of $9.5 million.

•        U.S. market expansion:    On January 10, 2024, SEC approval was received for the issuance of Valkyrie’s spot Bitcoin ETF, The Valkyrie Bitcoin Fund (BRRR), which commenced trading on January 11, 2024, on Nasdaq as part of the first cohort of issuers for spot BTC ETFs in the US. This subsequently became part of the Group following the completion of the acquisition of Valkyrie Funds LLC and its associated products on March 12, 2024. This marked the Group’s entry into the U.S. ETF market and expanded its access to a broader investor base.

____________

3        AUM expressed inclusive of non-fee-paying seed amounts within CoinShares Physical and CoinShares Valkyrie of $0.62 billion and $0.49 billion, respectively. Fee-paying AUM as of December 31, 2024 totaled $6.92 billion.

•        Product pricing:    On February 1, 2024, we announced that we had implemented a 1.25% p.a. staking reward in our flagship Physical Ethereum ETP. This reflects a strategic focus on innovation to support AUM growth and boost revenue.

•        FTX claim realization:    On June 24, 2024, we announced the successful sale of our FTX claim, held in respect of assets written off during the fourth quarter of 2022 following the bankruptcy of FTX. The agreement yielded a recovery rate of 116% net of broker fees, resulting in a return of $36.8 million recognized as other income. This represented a one-off gain that materially contributed to reported profitability in 2024, a significant portion of which was subsequently returned to shareholders.

•        Capital allocation framework:    On April 10, 2024, we announced a dividend policy to declare and pay in four equal installments an annual dividend calculated as between 20% to 40% of the Group’s total comprehensive income. This formalized the Group’s capital allocation framework and commitment to shareholder returns.

Key Developments — year ended December 31, 2023

Between January 1, 2023, and December 31, 2023, digital asset markets remained volatile but showed signs of recovery following the significant market disruption experienced in 2022. BTC increased from $16.5 thousand at the start of the year to $42.3 thousand at year-end, while ETH increased from $1.2 thousand to $2.3 thousand over the same period.

The Group experienced a corresponding increase in AUM, contributing to improved financial performance relative to 2022. Key developments during 2023 included:

•        Market recovery:    Improving digital asset prices supported AUM growth and fee generation following the downturn experienced in 2022.

•        Operational resilience:    The Group maintained its product offering and market position despite ongoing market uncertainty.

•        Balance sheet positioning:    The Group continued to manage its balance sheet and digital asset exposure conservatively following the dislocation events of 2022.

COMPONENTS OF CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

Revenues

Management fees

Management fees arise from the issuance of ETPs that provide investors with exposure to the digital asset industry, predominantly through referencing the price of digital assets. These products generate either a fixed management fee or, in the case of certain products within the CoinShares Physical product suite, a variable management fee linked to staking yields on the relevant digital asset referenced by the product. Fee levels across the Group’s Asset Management products vary depending on product type and structure, and are influenced by competitive dynamics and product features, including staking:

CoinShares XBT Provider:	250 bps per annum
CoinShares Physical:	15 bps – 150 bps per annum
CoinShares Physical (staked products):	0 bps – 1,000 bps (variable due to fluctuating staking yields)
CoinShares Valkyrie:	25 bps per annum – 185 bps per annum
Block Index:	32.5 bps per annum (50% share of 65 bps per annum)

The overall blended fee rate is influenced by product mix and prevailing staking yields.

Staking

The Group generates staking income by deploying ETH held on its consolidated balance sheet into staking activities. Staking income is driven by ETH prices, the proportion of ETH staked, and prevailing staking yields, all of which may fluctuate. The proportion of ETH staked is managed within a risk framework designed to maintain sufficient liquidity to meet potential product outflows.

Lending

The Group generates lending income by providing short-duration loans of digital assets to a limited number of counterparties, for which interest is earned. Lending activity is predominantly denominated in BTC and ETH.

Gains/(losses) from operations

Gain/(loss) on digital assets and digital asset ETPs.

Reflects changes in the fair value of the Group’s digital asset exposure, including direct holdings of digital assets, digital asset exchange-traded products (“ETPs”) issued by third parties and held as part of the CoinShares XBT Provider hedging program, as well as digital asset derivative positions and trading and hedging strategies undertaken by the Capital Markets Segment.

Gain/(loss) on certificate liabilities

Reflects movements in liabilities arising from the issuance of the Group’s core Asset Management products, CoinShares XBT Provider and CoinShares Physical. As AUM increases due to price appreciation, the value of the associated liability increases and is recognized within the consolidated statement of operations and comprehensive income. Similarly, price depreciation results in a reduction in AUM and a corresponding reduction in the liability.

These movements are economically offset by corresponding changes in the value of digital assets and related instruments held to hedge these liabilities. The structure of the Group’s ETPs requires that sufficient digital assets are held to hedge the liability arising from the issuance of CoinShares XBT Provider and collateralize the liability arising from the issuance of CoinShares Physical.

Together, gain/(loss) on digital assets and digital asset ETPs and gain/(loss) on certificate liabilities form a key component of Capital Markets revenue and gains, a non-GAAP performance measure. On a net basis, these items reflect the outcome of the Group’s trading and hedging activities within the Capital Markets Segment.

Other operating gains/(losses)

Other operating gains and losses primarily comprise gains and losses arising from movements in digital asset payables and receivables, reflecting changes in the value of assets and obligations denominated in digital assets.

They also include fair value gains and losses on derivative instruments, driven by market movements in underlying digital asset prices and related risk management activities.

Operating Expenses

The largest components are as follows:

Cost of revenue (exclusive of depreciation and amortization)

Cost of revenue comprises:

•        Issuer expense — Issuer expenses relate to costs incurred by the Group’s ETP issuing entities, including audit, legal and other administrative costs required to maintain and operate these issuing entities.

•        Trading expenses — Trading expenses represent costs incurred in the purchase and sale of digital assets, both in support of ETP issuance and in the execution of Capital Markets trading and hedging strategies. These costs are generally correlated with trading volumes. Certain distribution partnerships also give rise to commissions and related payments linked to trading activity.

•        Custody fees — Custody fees relate to the safekeeping of digital assets held to support ETP issuance. These costs are generally correlated with AUM levels.

•        Salary costs — Certain salary costs are included within cost of revenue where they relate directly to trading, product support and ETP operations.

Salaries and employee benefits

A significant component of our operating expenses is salary costs (inclusive of discretionary bonus payments made to employees) in the variety of jurisdictions within which we operate. Salary costs are split accordingly in our segment analysis. To attract and retain suitably experienced and qualified personnel, remuneration is regularly assessed alongside factors such as inflation and market rates.

Share-based compensation

Share-based compensation represents the fair value of liability-settled awards granted to employees and directors, which are remeasured at each reporting date and recognized as an expense over the relevant vesting periods. The associated expense may vary between periods based on changes in the Group’s share price and other valuation assumptions.

Professional fees

Professional fees include costs for legal, audit, accounting, and other external services.

Marketing expense

Marketing expenses are incurred to promote the Group and its products with a view to driving inflows.

Technology expense

Technology expense comprises costs associated with the Group’s IT infrastructure, including software, systems, cyber security and control environment enhancements.

Depreciation and amortization

Depreciation is charged on tangible assets held and used by the Group, while amortization is recognized on a straight-line basis over the useful life of the intangible asset held in respect of the BLOCK index.

Movement in expected credit loss provision

Movement in expected credit loss provision reflects changes in impairment on digital asset lending balances, based on ongoing monitoring and reassessment of counterparty credit risk.

Other general and administrative expenses

Other expenses incurred by us and included within administrative expenses include items such as rental costs, travel expenses, consultants, insurance, and other general expenses.

Other income (expenses)

Income from sale of FTX claim

Income in 2024 represents amounts received from the sale of a claim over assets held on the FTX exchange that belonged to us at the time of its bankruptcy in 2022.

Gain/(loss) on treasury digital assets

Represents changes in the fair value of digital assets held for long-term investment purposes. These assets are not held as part of the Group’s operating or trading activities within the Capital Markets Segment, and the associated gains and losses are therefore presented separately from operating gains and losses. As a result, movements in this line item reflect changes in market prices of investment holdings rather than trading and hedging strategies.

Fair value (loss)/gain on investments

The Group holds investments in companies within the digital asset ecosystem. The Group ceased making new investments in 2024. Fair value gains and losses are recognized in relation to these holdings within other income and expense.

Interest income

Interest income primarily represents interest income earned on cash positions held with financial counterparties.

Interest expenses

Interest expenses comprise amounts paid in respect of open positions held with financial institutions, primarily on drawdowns on broker facilities to support delta-neutral trading activities, and other borrowings on which interest is charged.

Results of Operations

Comparison for Year Ended December 31, 2025 to Year Ended December 31, 2024

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Revenue	$165,677	$155,540	$10,137	6.5%
(Loss)/gain on digital assets and digital asset ETPs	(982,773)	2,933,410	(3,916,183)	(133.5)%
Gain/(loss) on certificate liabilities	802,747	(2,910,985)	3,713,732	(127.6)%
Other operating gains	211,999	19,835	192,164	968.8%
Total gains/(losses) from operations	31,973	42,260	(10,287)	(24.3)%
Operating expenses	(70,659)	(72,789)	(2,130)	(2.9)%
Operating income	126,991	125,011	1,980	1.6%
Other (expense) and income	(12,270)	38,372	(50,642)	(132.0)%
Income/(loss) before income tax	114,720	163,383	(48,663)	(29.8)%
Income tax expense	(449)	(935)	486	(52.0)%
Net income	$114,272	$162,448	$(48,176)	(29.7)%

Revenue

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Management fees	$126,371	$111,691	$14,680	13.1%
Staking revenue	21,901	29,449	(7,548)	(25.6)%
Lending book interest	10,684	9,397	1,287	13.7%
Other revenue	6,721	5,003	1,718	34.3%
Total	$165,677	$155,540	$10,137	6.5%

i)       Management fees

(in thousands)	Years ended December 31,		Change	Percent Change
	2025	2024
CoinShares XBT Provider AB	$92,647	$85,814	$6,833	8.0%
CoinShares Physical	27,676	21,363	6,313	29.6%
Block Index	3,281	2,215	1,066	48.1%
CoinShares Valkyrie	2,763	2,137	626	29.3%
Other	4	162	(158)	(97.5)%
Total	$126,371	$111,691	$14,680	13.1%

Management fees increased by $14.7 million, or 13.1%, to $126.4 million, driven by higher average AUM over the course of the year, reflecting positive market price action and net inflows into CoinShares Physical products, partially offset by outflows from CoinShares XBT Provider. The increase in management fees was achieved despite lower period-end AUM, highlighting the importance of average AUM across products in driving fee generation.

CoinShares XBT Provider generated management fees of $92.6 million in 2025, up from $85.8 million in 2024, representing an increase of $6.8 million or 8.0%. This growth highlights the resilience of the platform, with higher digital asset prices during the year more than offsetting the impact of continued outflows driven by evolving investor preferences and competitive dynamics.

CoinShares Physical generated management fees of $27.7 million in 2025, compared to $21.4 million in 2024, representing an increase of $6.3 million or 29.6%. AUM increased by $477.4 million, or 20.5%, over the year. This growth was driven by strong net inflows of $1,098.6 million, reflecting continued investor demand for regulated digital asset exposure, partially offset by adverse market price movements towards the end of the year. The performance of the platform reflects its continued growth as the Group’s primary AUM driver, with inflows more than offsetting price-related volatility.

Combined management fees from the BLOCK Index and CoinShares Valkyrie Funds totaled $6.0 million in 2025, compared to $4.4 million in 2024. Growth in BLOCK Index was driven primarily by favorable market movements in underlying constituents, while Valkyrie Funds contributed modestly following the Group’s entry into the U.S. market in 2024, despite lower AUM levels during 2025.

ii)      Staking revenue

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Staking revenue	$21,901	$29,449	$(7,548)	(25.6)%

Staking revenue decreased by $7.5 million, or 25.6%, from $29.4 million in 2024 to $21.9 million in 2025. This decrease reflects lower effective staking yields during the period, while ETH prices and the level of assets staked remained broadly stable.

iii)    Lending book interest

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Lending book interest	$10,684	$9,397	$1,287	13.7%

Lending book interest increased by 13.7%, representing a $1.3 million increase from 2024 revenues of $9.4 million to $10.7 million. This reflects broadly stable lending activity and yields with exposures to counterparties actively managed to mitigate credit risk.

Other revenue

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Other revenue	$6,721	$5,003	$1,718	34.3%

Other revenue increased by $1.7 million, or 34.3%, from $5.0 million in 2024 to $6.7 million in 2025. This increase was primarily driven by active FX swap trading undertaken to manage foreign exchange exposures arising from accrued fee balances within the CoinShares XBT Provider platform, with income generated from both execution of these positions and prevailing interest rate differentials.

(Loss)/gain on digital assets and digital asset ETPs

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
(Loss)/gain on digital assets and digital asset ETPs	$(982,773)	$2,933,410	$(3,916,183)	(133.5)%

(Loss)/gain on digital assets and digital asset ETPs, in conjunction with other operating gains and losses, reflect changes in the fair value of the Group’s digital asset exposures. During 2025, the Group recognized a loss of $982.8 million compared to a gain of $2,933.4 million in 2024, primarily reflecting the decline in digital asset prices toward the end of the year following a period of strength earlier in the period.

These movements are economically offset by corresponding changes in certificate liabilities, which are directly linked to the same underlying digital asset prices.

Other operating gains

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Other operating gains	$211,999	19,835	192,164	968.8%

Other operating gains increased by $192.2 million to $212.0 million in 2025, primarily driven by gains on derivatives of $152.2 million, reflecting year-end positions as part of the Group’s hedging and trading activities; these movements are partially offset by corresponding gains and losses on the wider digital asset balances. Additional gains arise from movements in digital asset receivables and payables due to underlying digital asset price changes.

Gain/(loss) on certificate liabilities

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Gain/(loss) on certificate liabilities	$802,747	$(2,910,985)	$3,713,732	127.6%

Gain/(loss) on certificate liabilities reflects the movement in liabilities associated with the Group’s exchange-traded products, which are directly linked to underlying digital asset prices. During 2025, the Group recognized a gain of $802.7 million compared to a loss of $2,911.0 million in 2024, reflecting the reduction in liability values as digital asset prices declined toward the end of the year.

“Gain/(loss) on certificate liabilities” and “(Loss)/gain on digital assets and digital asset ETPs” are economically linked and largely offset one another, as digital asset exposures are held to hedge the liabilities arising from the Group’s exchange-traded products. As a result, the gross movements in these line items are primarily driven by changes in digital asset prices and do not reflect underlying operating performance. Management therefore focuses on the net impact of these items, which represents the outcome of trading and hedging activities within the Capital Markets Segment and is included within “Capital Markets revenue and gains” — a non-GAAP measure.

Cost of revenue (exclusive of depreciation and amortization)

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Trading expenses	$7,693	$3,976	$3,717	93.5%
Issuer fees	4,521	4,070	451	11.1%
Custody fees	5,507	4,781	726	15.2%
Direct salary costs	2,468	2,382	86	3.6%
Total	$20,189	$15,209	$4,980	32.7%

Cost of revenue has increased by $5.0 million or 32.7% from $15.2 million in 2024 to $20.2 million in 2025. Increased levels of AUM have resulted in higher custody fees, while levels of trading expenses incurred by the Capital Markets team increased significantly, particularly during the highly volatile markets conditions in the second half of the year, by 93.5% from $4.0 million to $7.7 million.

Other Operating expenses (excluding cost of revenue)

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Salaries and employee benefits	$19,521	$21,737	$(2,216)	(10.2)%
Share-based compensation	2,839	12,369	(9,530)	(77.0)%
Professional fees	9,870	4,655	5,215	112.0%
Marketing expense	5,291	5,471	(180)	(3.3)%
Technology expense	4,474	2,738	1,736	63.4%
Depreciation and amortization	3,143	3,022	121	4.0%
Allowance for credit losses	(1,142)	1,902	(3,044)	(160.0)%
Other general and administrative expenses	6,474	5,686	788	13.9%
Total	$50,470	$57,580	$(7,110)	(12.3)%

Operating expenses (excluding cost of revenue) have shown a $7.1 million or 12.3% decrease year on year, from $57.6 million in 2024 to $50.5 million in 2025. The decrease is driven by several specific areas, being:

•        Salary and employee benefits reduced by $2.2 million. Despite an increase in base salary costs, the bonus accrual recognized reduced from $8.1 million to $4.0 million moving from 2024 to 2025;

•        Professional fees increased by $5.2 million, due to increases in legal fees, accounting fees and consultant fees largely related to steps taken to prepare for the U.S. listing; and

•        The recognition of a liability in respect of our share option plan previously classified as equity settled, totaling $12.4 million in the first half of 2024, reducing to $2.8 million in 2025 driven by a combination of share price performance and significant reduction in outstanding options. This figure is excluded in the calculation of the Group’s Segment EBITDA, within Segment Reporting.

Operating income

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Operating income	$126,991	$125,011	$1,980	1.6%

The total operating income generated by the Group has increased by 1.6% from $125.0 million to $127.0 million because of increased revenue and operating gains and reduced costs as outlined above.

Other (expense) and income

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Income from sale of FTX claim	$—	$36,816	$(36,816)	(100.0)%
(Loss)/gain on treasury digital assets	(4,685)	3,493	(8,178)	(234.1)%
Fair value (loss)/gain on investments	(1,574)	997	(2,571)	(257.9)%
Impairment of equity method investments	—	(74)	74	(100.0)%
Interest income	1,793	8,495	(6,702)	(78.9)%
Interest expense	(7,804)	(11,355)	3,551	(31.3)%
Total	$(12,270)	$38,372	$(50,642)	(132.0)%

Other (expense) and income decreased by $50.6 million (132.0%) from income of $38.4 million in 2024 to an expense of $12.3 million in 2025, primarily driven by the absence of non-recurring income recognized in the prior year and changes in financing and treasury-related items as described further below.

Income from the sale of the FTX claim decreased by $36.8 million (100.0%) to zero in 2025, reflecting the one-off nature of the gain recognized in 2024 following the sale of a claim relating to assets lost on the FTX exchange in 2022.

(Loss)/gain on treasury digital assets decreased by $8.2 million (234.1%) from a gain of $3.5 million in 2024 to a loss of $4.7 million in 2025, reflecting adverse digital asset price movements toward the end of 2025.

Interest income decreased by $6.7 million (78.9%) from $8.5 million in 2024 to $1.8 million in 2025. This decrease reflects a shift in the Group’s approach to managing USD exposure, moving from a passive long USD position to FX swap arrangements, resulting in lower interest income but improved overall hedge efficiency and an increase in revenue for the Group.

Interest expense decreased by $3.6 million (31.3%) from $11.4 million in 2024 to $7.8 million in 2025, primarily reflecting lower average borrowings and the cost of funding broker balance drawdowns and related facilities.

Fair value loss/(gain) on investments decreased by $2.6 million (257.9%) from a gain of $1.0 million in 2024 to a loss of $1.6 million in 2025, reflecting adverse valuation movements in the Group’s investment portfolio.

Income tax expense

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Income tax expense	$449	$935	$(486)	(52.0)%

Income tax expense decreased to $449 in 2025 from $935 in 2024, primarily due to a lower change in valuation allowance and the recognition of tax credits in 2025, partially offset by higher non-deductible.

Net income

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Net income	$114,272	$162,448	$(48,176)	(29.7)%

Net income decreased by $48.2 million (29.7%) from $162.5 million in 2024 to $114.3 million in 2025. This decrease was primarily driven by the absence of the $36.8 million one-off gain recognized in 2024 relating to the sale of the Group’s FTX claim, in addition to a $15.8 million positive unrealized movement arising in 2024 from the differential between ETP trading prices and the underlying digital asset exposure, compared to a significantly smaller positive unrealized impact of $1.6 million in 2025. These differentials are driven by market dynamics and are not representative of underlying digital asset price movements or the Group’s operating performance.

Segment Reporting — Comparison for Year Ended December 31, 2025, to Year Ended December 31, 2024

We regularly review the financial performance of our segments: Asset Management and Capital Markets. The measure of profitability that is reviewed by the CODM for each of the segments is Segment EBITDA.

The table below presents Segment EBITDA, consistent with the information presented in the operating segment note within the Group’s consolidated financial statements.

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Asset Management Segment	$96,225	$93,398	$2,827	3.0%
Capital Markets Segment	57,667	54,810	2,857	5.2%
Unallocated	(22,373)	(23,567)	1,194	(5.1)%
Segment EBITDA	$131,340	$124,642	$6,698	5.4%

A reconciliation from operating income to Segment EBITDA has been provided for each year below. The XBT/ETP pricing differential represents unrealized gains/(losses) that arise due to pricing dislocations against the underlying digital assets referenced. Management do not consider these gains to represent the underlying operating performance of the business and these amounts are therefore excluded from Segment EBITDA.

(in thousands)	Year Ended December 31,
	2025	2024
Operating Income	$126,990	$125,011
Share based compensation	2,839	12,369
ETP/XBT pricing differential	(1,633)	(15,760)
Depreciation and amortization	3,143	3,022
Segment EBITDA	$131,340	$124,642

Segment EBITDA

Segment EBITDA increased by $6.7 million, or 5.4%, to $131.3 million for the year ended December 31, 2025, compared to $124.6 million in the prior year.

Segment EBITDA is a key measure used by the CODM to assess the underlying operating performance of the Group. It comprises revenues generated from the Group’s core activities, including management fees from asset management products and all Capital Markets’ revenues, such as staking, lending, and trading gains. Trading gains are driven by the net impact of movements in digital asset positions versus corresponding certificate liabilities.

Segment EBITDA excludes non-operational or non-recurring items, including financing costs, depreciation and amortization, share-based compensation and one-off items such as the prior year gain on the sale of the Group’s FTX claim. It is also adjusted to exclude unrealized movements arising from the differential between ETP trading prices and the underlying digital asset exposure, as these are market-driven and not reflective of underlying operating performance.

The increase in Segment EBITDA during the year reflects continued strength in the Group’s core revenue streams, particularly within Asset Management and Capital Markets activities. This growth was achieved despite more muted contributions from market-driven factors compared to the prior year.

As a result, Segment EBITDA shows underlying growth in the business, in contrast to operating income and net income, which were impacted by the absence of the prior year one-off FTX-related gain and lower contributions from non-operational market movements.

Asset Management Segment

Asset Management Segment EBITDA showed a 3.0% increase of $2.8 million, from $93.4 million in the year ended December 31, 2024, to $96.2 million in the year ended December 31, 2025. This reflects higher costs allocated to the segment, offset by increased Asset Management revenues, which rose by 13.1% from $111.7 million to $126.4 million, driven by higher average AUM during the year, partially offset by higher costs allocated to the segment during the year.

Capital Markets Segment

Capital Markets Segment EBITDA showed a 5.2% increase of $2.9 million, from $54.8 million in the year ended December 31, 2024, to $57.7 million in the year ended December 31, 2025. This increase reflects consistent performance across trading, staking and related Capital Markets activities within the segment, partially offset by higher costs.

Unallocated

Unallocated costs comprise items not directly attributable to the Group’s operating segments, including central corporate expenses. These costs have remained consistent year on year, showing a marginal decrease of 5.1% from $23.6 million to $22.4 million.

Refer to the Group’s consolidated financial statements for further information on operating segments.

Comparison for Year Ended December 31, 2024, to Year Ended December 31, 2023

During the year ended December 31, 2024, the Group’s financial performance improved significantly compared to 2023, driven by strong digital asset price appreciation, increased AUM and higher levels of activity across both the Asset Management and Capital Markets Segments.

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Revenues	$155,540	$87,711	$67,829	77.3%
Gain on digital assets and digital asset ETPs	2,933,410	1,744,803	1,188,607	68.1%
Loss on certificate liabilities	(2,910,985)	(1,703,465)	(1,207,520)	70.9%
Other operating gains/(losses)	19,835	(28,366)	48,201	(169.9)%
Total gains/(losses) from operations	42,260	12,972	29,288	225.8%
Operating expenses	(72,789)	(39,410)	(33,379)	84.7%
Operating income	125,011	61,273	63,738	104.0%
Other income and (expenses)	38,372	15,197	23,175	152.5%
Income/(loss) before income taxes	163,383	76,470	86,913	113.7%
Income tax expense	(935)	(715)	(220)	30.8%
Net income	$162,448	$75,755	$86,693	114.4%

Revenues

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Management fees	$111,691	$53,709	$57,982	108.0%
Staking revenue	29,449	24,692	4,757	19.3%
Lending book interest	9,397	2,390	7,007	293.2%
Other revenue	5,003	6,920	(1,917)	(27.7)%
Total	$155,540	$87,711	$67,829	77.3%

i)       Management fees

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
CoinShares XBT Provider AB	$85,814	$48,389	$37,425	77.3%
CoinShares Physical	21,363	3,373	17,990	533.4%
Block Index	2,215	1,787	428	24.0%
CoinShares Valkyrie funds	2,137	—	2,137	n/a
Other	162	160	2	1.3%
Total	$111,691	$53,709	$57,982	108.0%

Asset management fees increased by $58.0 million, or 108.0%, to $111.7 million, driven by significantly higher average AUM, reflecting strong digital asset price appreciation and net inflows across the Group’s product suite, with contributions from both legacy platforms and newer products.

ii)      Staking revenue

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Staking revenue	$29,449	$24,692	$4,757	19.3%

Staking revenues derived from ETH staking increased during 2024 by 19.3% from $24.7 million to $29.4 million. This increase was primarily driven by higher ETH prices during the period.

iii)    Lending book interest

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Lending book interest	$9,397	$2,390	$7,007	293.2%

Lending book interest increased by $7.0 million, or 293.2%, from $2.4 million in 2023 to $9.4 million in 2024, driven by increased lending activity and higher demand for borrowing during a period of favorable market conditions.

Gain on digital assets and digital asset ETPs

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Gain on digital assets and digital asset ETPs	$2,933,410	$1,744,803	$1,188,607	68.1%

In aggregate, total gains arising from the Group’s digital asset exposures increased by $1,188.6 million (68.1%) from $1,744.8 million in 2023 to $2,933.4 million in 2024. These movements reflect the overall increase in the fair value of the Group’s digital asset exposure due to price increases during the course of 2024. These movements should be considered together, as they are economically linked and largely offset by corresponding movements in certificate liabilities arising from the Group’s exchange-traded products.

Other operating gains/(losses)

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Other operating gains/(losses)	$19,835	$(28,366)	$48,201	(169.9)%

Other operating gains/(losses) have increased by $48.2 million during 2024 to $19.8 million from a loss of $28.4 million in 2023. The movement reflects shifts in both unrealized gains/losses on derivative positions and digital asset receivables/payables that form part of the hedging activities of the Group, with movements offset by digital asset holdings associated with these derivatives/positions.

Loss on certificate liabilities

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Loss on certificate liabilities	$2,910,985	$1,703,465	$1,207,520	70.9%

Loss on certificate liabilities increased by $1,207.5 million (70.9%) from a loss of $1,703.5 million in 2024 to a loss of $2,911.0 million in 2024. This movement reflects changes in the fair value of liabilities arising from the issuance of the Group’s CoinShares XBT Provider and CoinShares Physical exchange-traded products, which are directly linked to underlying digital asset prices. The increase in digital asset prices during 2024 led to a higher liability value and a corresponding loss in the year, compared to 2023.

“Loss on certificate liabilities” and “Gain on digital assets and digital asset ETPs” are economically linked and largely offset one another, as digital asset exposures are held to hedge the liabilities arising from the Group’s exchange-traded products. As a result, the gross movements in these line items are primarily driven by changes in digital asset prices and do not reflect underlying operating performance. Management therefore focuses on the net impact of these items, which represents the outcome of trading and hedging activities within the Capital Markets segment and is included within “Capital Markets revenue and gains — non-GAAP measure”.

Cost of revenue (exclusive of depreciation and amortization)

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Trading expenses	$3,976	$1,863	$2,113	113.4%
Issuer fees	4,070	1,432	2,638	184.3%
Custody fees	4,781	1,742	3,039	174.4%
Direct salary costs	2,382	2,055	327	16.0%
Total	$15,209	$7,092	$8,117	114.5%

Cost of revenue has increased by $8.1 million or 114.5% from $7.1 million in 2023 to $15.2 million in 2024. Increased levels of AUM have resulted in custody fees rising 174.4% from $1.7 million to $4.8 million, while issuer fees showed a notable rise following the acquisition of CoinShares Valkyrie in early 2024 of 184.3% from $1.4 million to $4.1 million.

Other operating expenses (excluding cost of revenue)

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Salaries and employee benefits	$21,737	$13,316	$8,421	63.2%
Share-based compensation	12,369	1,261	11,108	880.9%
Professional fees	4,655	4,497	158	3.5%
Marketing expense	5,471	3,219	2,252	70.0%
Technology expense	2,738	2,404	334	13.9%
Depreciation and amortization	3,022	3,993	(971)	(24.3)%
Allowance for credit losses	1,902	—	1,902	n/a
Other general and administrative expenses	5,686	3,628	2,058	56.7%
Total	$57,580	$32,318	$25,262	78.2%

Operating expenses (excluding cost of revenue) have shown a $25.3 million or 78.2% increase year on year, from $32.3 million in 2023 to $57.6 million in 2024. The increase is driven by several specific areas, being:

Salaries and employee benefits increasing $8.4 million (63.2%) from $13.3 million in 2023 to $21.7 million in 2024, due in part to the expansion of the staff base in the U.S. following the acquisition of Valkyrie in early 2024 and salary increases across the Group, but predominantly as a result of an increase in the Group’s bonus accrual (which is a function of performance). This increased $5.1 million (171.7%) from $3.0 million in 2023 to $8.1 million in 2024;

The recognition of a liability in respect of our share option plan previously classed as equity settled, totaling $12.4 million in 2024, increasing 880.9% from $1.3 million in 2023.

Marketing expenditure increasing $2.3 million (70.0%) from $3.2 million in 2023 to $5.5 million in 2024 following increased efforts across Europe to raise the profile of our various products.

Operating income

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Operating income	$125,011	$61,273	$63,738	104.0%

The total operating income generated by the Group has increased by 104.0% from $61.3 million to $125.0 million as result of increased revenue and operating gains as outlined above, partially by increased operating expenses.

Other (expense) and income

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Income from sale of FTX claim	$36,816	$—	$36,816	n/a
Gain on treasury digital assets	3,493	—	3,493	n/a
Fair value gain on investments	997	16,002	(15,005)	(93.8)%
Impairment of equity method investments	(74)	(270)	196	(72.6)%
Interest income	8,495	7,975	520	6.5%
Interest expense	(11,355)	(8,510)	(2,845)	33.4%
Total	$38,372	$15,197	$23,175	152.5%

Other income increased by $23.2 million, or 152.5% from $15.2 million in 2023 to $38.4 million in 2024, primarily driven by the recognition of a one-off gain and movements in investment-related items.

Income from the sale of the FTX claim increased by $36.8 million from zero in 2023 to $36.8 million in 2024, reflecting the sale of a claim relating to assets lost on the FTX exchange in 2022.

Gain on treasury digital assets increased by $3.5 million from zero in 2023 with 2024 marking the first period when the Group elected to hold long digital asset positions for investment purposes.

Fair value gain on investments decreased by $15.0 million (93.8%) from a gain of $16.0 million in 2023 to a gain of $1.0 million in 2024, reflecting lower valuation gains within the Group’s investment portfolio compared to the prior year.

Interest income increased by $0.5 million (6.5%) from $8.0 million in 2023 to $8.5 million in 2024, reflecting higher average long USD positions held with brokers in respect of the hedging activities related to the EUR/SEK denominated accrued XBT fee.

Interest expense increased by $2.8 million (33.4%) from $8.5 million in 2023 to $11.4 million in 2024, primarily reflecting higher funding costs associated with broker balances and related facilities.

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Income tax expense	$935	$715	$220	30.8%

Income tax expense increased to $935 in 2024 from $715 in 2023, primarily driven by a higher change in valuation allowance, partially offset by favorable impacts from non-taxable income, fixed asset capital allowances, and differences in foreign tax rates.

Net income

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Net income	$162,448	$75,755	$86,693	114.4%

Net income increased by $86.7 million (114.4%) from $75.8 million in 2023 to $162.4 million in 2024. This increase was driven by the operating results of the Group as described above, further bolstered by the income recognized in respect of the FTX claim sale recognized within non-operating income.

Segment Reporting — Comparison for Year Ended December 31, 2024, to Year Ended December 31, 2023

We regularly review the financial performance of the Asset Management Segment and Capital Markets Segment. The measure of profitability that is reviewed by the CODM for each of the segments is Segment EBITDA.

The table below presents Segment EBITDA, consistent with the information presented in the operating segment note within the Group’s audited financial statements.

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Asset Management Segment	$93,398	$44,368	$49,030	110.5%
Capital Markets Segment	54,811	34,158	20,653	60.5%
Unallocated	(23,567)	(14,233)	(9,334)	65.6%
Segment EBITDA	$124,642	$64,293	$60,349	93.9%

A reconciliation from operating income to Segment EBITDA has been provided for each year below. The XBT/ETP pricing differential represents unrealized gains/(losses) that arise due to pricing dislocations against the underlying digital assets referenced. Management do not consider these gains to represent the underlying operating performance of the business and these amounts are therefore excluded from Segment EBITDA.

(in thousands)	Year Ended December 31,
	2024	2023
Operating Income	$125,011	$61,273
Share based compensation	12,369	1,261
ETP/XBT pricing differential	(15,760)	(2,234)
Depreciation and amortization	3,022	3,993
Segment EBITDA	$124,642	$64,293

Segment EBITDA

Segment EBITDA increased by $60.3 million, or 93.9%, to $124.6 million for the year ended December 31, 2024, compared to $64.3 million in the prior year.

Segment EBITDA is a key measure used by management to assess the underlying operating performance of the Group. It comprises revenues generated from the Group’s core activities, including management fees from asset management products and all Capital Markets’ revenues, such as staking, lending, and trading gains. Trading gains are presented net, reflecting the combined impact of movements in digital asset positions and the corresponding certificate liabilities. Segment EBITDA excludes non-operational or non-recurring items, including financing costs, depreciation and amortization, and one-off items such as gains on disposals. It is also adjusted to exclude unrealized movements arising from the differential between ETP trading prices and the underlying digital asset exposure, as these are market-driven and not reflective of underlying operating performance.

The significant increase in Segment EBITDA during the year reflects strong growth across both Asset Management and Capital Markets Segments. Asset Management revenues more than doubled, driven by higher average assets under management and improved market conditions, while Capital Markets’ performance benefited from increased activity across staking, lending, and trading.

Importantly, Segment EBITDA excludes unrealized movements arising from the differential between ETP trading prices and the underlying digital asset exposure, which was significantly higher in 2024 compared to a relatively modest $2.2 million gain in 2023, as well as the one-off gain related to the sale of the Group’s FTX claim.

As a result, Segment EBITDA provides a clear view of the Group’s underlying operational performance, with the year-on-year increase reflecting a genuine improvement in core earnings rather than non-operational or one-off items.

Asset Management Segment

Asset Management Segment EBITDA increased by 110.5%, or $49.0 million, from $44.4 million in the year ended December 31, 2023, to $93.4 million in the year ended December 31, 2024. This increase was driven by strong digital asset price performance during the year, resulting in higher management fees, combined with a relatively stable cost base.

Capital Markets Segment

Capital Markets Segment EBITDA showed a 60.5% increase of $20.6 million, from $34.2 million in the year ended December 31, 2023 to $54.8 million in the year ended December 31, 2024. This increase was driven by higher levels of activity across the segment, including lending, staking, and trading activities, supported by improved market conditions.

Unallocated

Unallocated amounts have decreased by $9.3 million from negative $14.2 million in 2023 to negative $23.6 million in 2024. This movement was primarily driven by income of $36.8 million recognized in 2024 in relation to the sale of the Group’s FTX claim, which more than offset unallocated costs.

Refer to the Group’s consolidated financial statements for further information on operating segments.

Segmental Analysis

Our key business metrics focus on the financial performance of the Group’s Asset Management activities. A variety of metrics are monitored within the operations of the Group’s Asset Management activities. Revenues generated, level AUM within the individual product lines and collectively as a platform, and the level of flow seen on the various product suites.

Asset Management Business Metrics — AUM and Flows

	Year Ended December 31,
	2025	2024	2023
CoinShares XBT Provider
Beginning of period assets	$3,780,961	$2,380,503	$1,055,552
(Outflows)/Inflows, net	(982,070)	(774,130)	(124,970)
Price appreciation/(depreciation)	(286,821)	2,174,588	1,449,921
End of period assets	$2,512,070	$3,780,961	$2,380,503
Management fees generated	$92,647	$85,814	$48,389
Number of products (end of period)	4	4	4

CoinShares Physical[7]
Beginning of period assets	$2,323,398	$1,025,628	$290,791
(Outflows)/Inflows, net	1,098,640	164,480	223,180
Price appreciation/(depreciation)	(621,216)	1,133,290	511,657
End of period assets	$2,800,822	$2,323,398	$1,025,628
Management fees generated	$27,676	$21,363	$3,373
Number of products (end of period)	15	16	13

CoinShares Valkyrie[8]
Beginning of period assets	$1,109,632	$350,995	n/a
(Outflows)/Inflows, net	(55,870)	303,700	n/a
Price appreciation/(depreciation)	(298,446)	454,936	n/a
End of period assets	$755,316	$1,109,631	$—
Management fees generated	$2,763	$2,137	n/a
Number of products (end of period)	4	4	n/a

Block Index
Beginning of period assets	$821,303	$764,133	$523,863
(Outflows)/Inflows, net	(94,070)	(94,310)	63,970
Price appreciation/(depreciation)	605,372	151,481	176,299
End of period assets	$1,332,605	$821,304	$764,132
Management fees generated	$3,281	$2,215	$1,787
Number of products (end of period)	1	1	1

Total AUM[9]
Beginning of period assets	$8,035,294	$4,521,259	$1,870,206
(Outflows)/Inflows, net	(33,370)	(400,260)	162,180
Price appreciation/(depreciation)	(601,111)	3,914,295	2,137,877
End of period assets	$7,400,813	$8,035,294	$4,170,263
Management fees generated	$126,367	$111,529	$53,549

Composition of AUM
CoinShares XBT Provider	34%	47%	57%
CoinShares Physical	38%	29%	25%
CoinShares Valkyrie	10%	14%	n/a
Block Index	18%	10%	18%
Total	100%	100%	100%

____________

7        AUM expressed inclusive of non-fee-paying seed amounts of $303.4 million, $621.9 million and $567.9 million as of December 31, 2023, 2024, and 2025, respectively.

8        AUM expressed inclusive of non-fee-paying seed amounts of $nil, $491.3 million and $444.3 million as of December 31, 2023, 2024, and 2025, respectively.

9        Total fee-paying AUM as of December 31, 2023, 2024, and 2025 of $3.87 billion, $6.92 billion and $6.39 billion, respectively.

Key Performance Indicators and Metrics

In assessing the performance of our business, we consider a variety of operating and financial measures:

Asset Management Fees represent management fees earned on the Group’s products and reflect the performance of the Asset Management Segment, driven primarily by AUM and fee rates.

Capital Markets Revenues represent the revenues generated by the Capital Markets Segment of the Group, predominantly related to staking and lending of digital assets.

Capital Markets Gains/(Losses) represent gains/(losses) reflect returns generated through the Group’s Capital Markets activities, including trading strategies, hedging strategies, and liquidity provisioning undertaken in support of the Group’s product platform. The combined performance of Capital Markets Revenues and Capital Markets Gains/(Losses) is a key performance measure and is discussed further below in non-GAAP Financial Information.

Revenue and gains from operations represent revenue plus: gain or loss on digital assets and digital asset ETPs, gain or loss on certificate liabilities, and other operating gains or losses. This metric shows a combined view of operations and includes activity from our Capital Markets segment which are not considered revenue under U.S. GAAP. This is a key performance measure and is discussed further below in non-GAAP Financial Information.

Operating Income is a U.S. GAAP measure representing the Group’s profit from operations.

Net Income is a U.S. GAAP measure representing the Group’s profit for the period.

Available Capital Position represents management’s view of the Group’s available capital, comprising cash balances and proprietary assets that can be readily realized to meet operational requirements. These resources primarily support product operations, investor redemptions, and hedging activities associated with the Group’s Asset Management platform. Available capital includes actively managed positions and digital assets held in respect of accrued management fees within the CoinShares XBT Provider platform, which are economically linked to fiat-denominated balances and are not exposed to digital asset price volatility. This measure reflects the Group’s capital-light model and the deployment of liquidity across highly liquid financial instruments beyond reported cash equivalents. The Group’s Available Capital Position is discussed further below in non-GAAP Financial Information.

Assets Under Management (AUM) is an operating metric monitored by the Group which represents the total value of assets across the Group’s products, including (i) assets held on the Group’s consolidated balance sheets (including CoinShares XBT Provider and CoinShares Physical) and (ii) assets within products managed by the Group that are not consolidated but generate management fees (including BLOCK Index and CoinShares Valkyrie). AUM is a key driver of fee generation within the Asset Management segment and influences the level of activity within the Capital Markets segment through product-related flows, hedging requirements, and accrued balances. It is presented inclusive of seed amounts within CoinShares Physical and CoinShares Valkyrie.

We refer to Capital markets revenue and gains, Available capital position and AUM within this Prospectus, as we use these measures to evaluate our operating performance. These measures are defined as non-GAAP Financial Measures. We believe these measures are useful to investors in evaluating our operating performance. These measures are supplemental and are not presented in accordance with U.S. GAAP and should not be considered as substitutes for U.S. GAAP measures.

Further information relating to our non-GAAP Financial Measures including reconciliations to the most directly comparable U.S. GAAP measures can be found below in the non-GAAP Information section.

2025 — Key Performance Indicators and Metrics

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Asset management fees	$126,371	$111,691	$14,680	13.1%
Capital markets revenue and gains (unaudited)	$73,092	$82,682	$(9,590)	(11.6)%
Revenue and gains from operations (unaudited)	$197,649	$197,800	$(151)	(0.1)%
Operating income	$126,991	$125,011	$1,980	1.6%
Net income	$114,272	$162,448	$(48,176)	(29.7)%
Available capital position (unaudited)	$481,355	$413,422	$67,933	16.4%
AUM[5] (unaudited)	$7,400,813	$8,035,294	$(634,481)	(7.9)%

____________

5        AUM expressed inclusive of non-fee-paying seed amounts within CoinShares Physical and CoinShares Valkyrie. Fee-paying AUM as of December 31, 2025, totaled $6.38 billion. Fee-paying AUM as of December 31, 2024, totaled $6.92 billion.

Asset management fees increased by $14.7 million, or 13.1%, to $126.4 million for the year ended December 31, 2025, compared to $111.7 million in the prior year. The increase was primarily driven by higher average AUM over the course of the year, reflecting positive market price action and net inflows into CoinShares Physical products, partially offset by outflows on CoinShares XBT. This increase was achieved despite lower period-end AUM, highlighting the importance of average AUM in driving fee generation.

Capital markets revenue and gains decreased by $9.6 million, or 11.6%, to $73.1 million for the year ended December 31, 2025, compared to $82.7 million in the prior year. Trading, lending, staking and related Capital Markets remained relatively stable year on year. The decrease seen is driven by a $15.8 million positive unrealized movement in 2024 from the differential between ETP trading prices and the underlying digital asset exposure, compared to a significantly smaller positive unrealized impact of $1.6 million in 2025. These differentials are driven by market dynamics and are not representative of underlying digital asset price movements or the Group’s operating performance. As such, these effects are adjusted for in the Group’s Segment EBITDA, which management uses to assess performance and is included within Segment Reporting.

Operating income increased by $2.0 million, or 1.6%, to $127.0 million for the year ended December 31, 2025, compared to $125.0 million in the prior year. The increase reflects higher revenues and continued cost discipline.

Net income decreased by $48.2 million, or 29.7%, to $114.3 million for the year ended December 31, 2025, compared to $162.4 million in the prior year. The decrease is primarily due to the absence of a one-off gain recognized in the prior period related to the sale of the Group’s FTX claim, which contributed $36.8 million to net income in 2024.

The Group’s available capital position increased by $67.9 million, or 16.4%, to $481.4 million for the year ended December 31, 2025. Of this balance, $280.0 million is represented by the digital assets held in respect of accrued management fees within the CoinShares XBT Provider platform, and a further $26.9 million is represented by the cumulative unrealized impact of the differential between ETP trading prices and the underlying digital asset exposure. While unrealized, it represents an economic benefit to the Group; however, the resulting gains and losses are non-operational in nature and are therefore excluded from Segment EBITDA and monitored separately by management.

The increase seen in the year of $67.9 million is driven by the performance of the Group (which has resulted in Operating Income of $127.0 million), reduced primarily by cash outflows arising from dividend payments ($25.1 million), share buybacks and share option cancellations ($16.2 million), net interest expenses ($6.0 million), purchases of other investments ($4.5 million), decreases seen in trade and other payables seen during the period ($4.7 million) and a number of smaller items.

AUM decreased by $634.5 million, or 7.9%, to $7.40 billion as of December 31, 2025, compared to $8.04 billion as of December 31, 2024. The decrease was primarily driven by adverse market price movements toward the end of the year, partially offset by net inflows during the period. This reflects the sensitivity of period-end AUM to market pricing, despite positive inflows during the year.

2024 — Key Performance Indicators and Metrics

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Asset management fees	$111,691	$53,709	$57,982	108.0%
Capital markets revenue and gains (unaudited)	$82,682	$43,522	$39,160	90.0%
Revenue and gains from operations (unaudited)	$197,800	$100,683	$97,117	96.5%
Operating Income	$125,011	$61,273	$63,738	104.0%
Net income	$162,448	$75,755	$86,693	114.4%
AUM[6] (unaudited)	$8,035,294	$4,170,263	$3,865,031	92.7%

____________

6        AUM expressed inclusive of non-fee-paying seed amounts within CoinShares Physical and CoinShares Valkyrie. Fee-paying AUM as of December 31, 2024, totaled $6.92 billion. Fee-paying AUM as of December 31, 2023 totaled $3.87 billion.

Asset management fees increased by $58.0 million, or 108.0%, to $111.7 million for the year ended December 31, 2024, compared to $53.7 million in the prior year. The increase was primarily driven by significantly higher average AUM, reflecting strong market price appreciation in digital assets as well as net inflows across key product lines.

Capital markets revenue and gains increased by $39.2 million, or 90.0%, to $82.7 million for the year ended December 31, 2024, compared to $43.5 million in the prior year. The increase was driven by improved market conditions and higher activity across trading, staking, and lending, supported by the expansion of the Group’s product platform. In addition to improved performance, 2024 was further positively impacted by a $15.8 million positive unrealized movement in 2024 from the differential between ETP trading prices and the underlying digital asset exposure (as discussed above), compared to a significantly smaller positive unrealized impact of $2.2 million in 2023.

Operating income increased by $63.7 million, or 104.0%, to $125.0 million for the year ended December 31, 2024, compared to $61.3 million in the prior year. The increase reflects returns generated through the Group’s Capital Markets activities, including trading, hedging and liquidity management undertaken in support of the Group’s product platform.

Net income increased by $86.7 million, or 114.4%, to $162.4 million for the year ended December 31, 2024, compared to $75.8 million in the prior year. The increase was driven by improved operating performance as well as the recognition of a one-off gain related to the sale of an FTX claim during the period totaling $36.8 million, and the unrealized impact of the differential between ETP trading prices and the underlying digital asset exposure seen in the year which resulted in a gain of $15.8 million. AUM increased by $3.9 billion, or 92.7%, to $8.04 billion as of December 31, 2024, compared to $4.17 billion as of December 31, 2023. The increase was primarily driven by strong market price appreciation in digital assets, as well as net inflows across the Company’s product suite.

Liquidity and Capital Resources

Summary Cashflow — Comparison for Year Ended December 31, 2025 to Year Ended December 31, 2024

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Net cash flow provided by operating activities	$123,575	$17,270	$106,305	615.5%
Net cash (used in)/provided by investing activities	(6,559)	3,090	(9,649)	(312.3)%
Net cash used in financing activities	(40,763)	(44,244)	3,481	(7.9)%
Net increase/(decrease) in cash and cash equivalents	76,253	(23,884)	100,137	(419.3)%
Cash and cash equivalents at the beginning of the year	24,915	32,475	(7,560)	(23.3)%
Effects of currency translation on cash and cash equivalents	(36,925)	16,324	(53,249)	(326.2)%
Cash and cash equivalents at the end of the year	$64,243	$24,915	$39,328	157.8%

Operating activities

Net cash flows provided by operating activities increased by $106.3 million to $123.6 million in the year ended December 31, 2025, compared to $17.3 million in the year ended December 31, 2024. Net cash generated from operating activities primarily reflected net sales of digital assets of $1,154.5 million in the year ended December 31, 2025, compared to $1,155.2 million in the year ended December 31, 2024, and net purchases of XBT Certificate Liabilities of $971.1 million in 2025, compared to $766.3 million in 2024. Cash outflows in respect of changes in digital asset ETPs, trade receivables, and other assets reduced from $454.9 million in the year ended December 31, 2024, to $76.4 million in the year ended December 31, 2025.

Investing activities

Net cash used in investing activities of $6.6 million in the year ended December 31, 2025, predominantly reflects the cash outflow in respect of the Group’s investment in Bastion Asset Management Limited. In the year ended December 31, 2024, net cash provided by investing activities was $3.1 million, primarily comprising proceeds from our realization of our holding in investee company 3iQ at the beginning of the year of $5.2 million.

Financing activities

Net cash used in financing activities of $40.8 million for the year ended December 31, 2025, is a $3.5 million decrease from the figure of $44.2 million of net cash used in for the year ended December 31, 2024. Cash outflows decreased due to dividends paid in the period reducing from $42.0 million in the year ended December 31, 2024, to $25.1 million in the year ended December 31, 2025. This decrease was partially offset by an additional cash outflow of $10.6 million in the year ended December 31, 2025, in respect of the Group’s repurchase of ordinary shares.

Borrowings

As of December 31, 2025, loan amounts of $28.1 million remained outstanding, of which $25.0 million was classified as non-current. Under the terms of the loan agreement, the Company is required to maintain collateral in the form of digital asset ETPs with the lender at a loan-to-value (“LTV”) ratio of 25%. As of December 31, 2025, the value of ETPs held with the lender totaled $136.0 million, significantly exceeding the required collateral level.

Amounts due to Brokers

As of December 31, 2025, amounts due to brokers totaled $169.1 million. These balances relate to facilities drawn by the Group to support its delta-neutral trading strategies. As such, the exposure is fully matched by assets held by the Group, and repayment will not present a constraint. The facilities are rolling in nature, bear interest, and form part of the Group’s ongoing broker relationships.

Summary Cashflow — Comparison for Year Ended December 31, 2024, to Year Ended December 31, 2023

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Net cash flow provided by/(used in) operating activities	$17,270	$(122,068)	$139,338	114.1%
Net cash provided by/(used in) investing activities	3,090	(1,723)	4,813	279.3%
Net cash used in financing activities	(44,244)	(5,333)	(38,911)	(729.6)%
Net decrease in cash and cash equivalents	(23,884)	(129,124)	105,240	81.5%
Cash and cash equivalents at the beginning of the year	32,475	163,078	(130,603)	(80.1)%
Effects of currency translation on cash and cash equivalents	16,324	(1,479)	17,803	1,203.7%
Cash and cash equivalents at the end of the year	$24,915	$32,475	$(7,560)	(23.3)%

Operating activities

Net cash flow provided by/(used in) operating activities increased by $139.3 million to $17.3 million in the year ended December 31, 2024, compared with cash used in operating activities of $122.1 million in the year ended December 31, 2023. Net cash generated from operating activities primarily reflected net sales of digital assets of $1.2 billion in the year ended December 31, 2024 (versus purchases of $72.1 million in the year ended December 31, 2023) offset the movement of digital asset ETPs, trade receivables and other assets $454.9 million (2023: sales of $102.1 million) and cash payments made in respect of net redemptions of CoinShares XBT Provider certificate liabilities of $766.3 million in the year ended December 31, 2024, up from $123.5 million during the year ended December 31, 2023.

Investing activities

Net cash provided by investing activities of $3.1 million in 2024 predominantly reflects proceeds from our realization of our holding in investee company 3iQ at the beginning of the year of $5.2 million, offset by intangible asset purchases of $1.5 million. In 2023, net cash used in investing activities was $1.7 million, being predominantly driven by intangible asset purchases of $1.5 million.

Financing activities

For the year ended December 31, 2024, we used $44.2 million of cash in financing activities, mainly due to dividends paid in the year totaling $42.0 million. In the year ended December 31, 2023, we used $5.3 million of cash in financing activities, primarily representing share buybacks totaling $5.3 million.

Borrowings

As of December 31, 2024, loan amounts of $24.7 million remained outstanding, all of which were classified as non-current. Under the terms of the loan agreement, the Company is required to maintain collateral in the form of digital asset ETPs with the lender at a loan-to-value (“LTV”) ratio of 25%. As of December 31, 2024, the value of ETPs held with the lender totaled $145.8 million, significantly exceeding the required collateral level.

Amounts due to Brokers

As of December 31, 2024, amounts due to brokers totaled $99.1 million. These balances relate to facilities drawn by the Group to support its delta-neutral trading strategies. As such, the exposure is fully matched by assets held by the Group, and repayment will not present a constraint. The facilities are rolling in nature, bear interest, and form part of the Group’s ongoing broker relationships.

Non-GAAP Information

Revenue and gains from operations

Revenues and gains from operations is a non-GAAP financial measure used by management to evaluate the performance of the Group’s primary business activities. This measure includes revenues derived from the issuance and management of the Group’s Asset Management Products, income generated from certain Capital Markets activities (including lending and staking), and net gains or losses arising from trading and hedging activities conducted using the Group’s balance sheet.

Management believes this measure provides useful supplemental information by reflecting the combined economic contribution of the Group’s fee-based and market-based activities, which are managed as part of an integrated operating model. Accordingly, this measure is used by management as an indicator of the Group’s overall operating performance.

Revenues and gains from operations is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to, or more meaningful than, revenue or other measures of performance prepared in accordance with U.S. GAAP. In addition, this measure may not be comparable to similarly titled measures used by other companies.

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Revenues	$165,677	$155,540	$10,137	6.5%
(Loss)/gain on digital assets and digital asset ETPs	(982,773)	2,933,410	(3,916,183)	(133.5)%
(Loss)/gain on certificate liabilities	802,747	(2,910,985)	3,713,732	(127.6)%
Other operating gains/(losses)	211,999	19,835	192,164	968.8)%
Revenue and gains from operations	$197,649	$197,800	$(150)	(0.1)%
(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Revenues	$155,540	$87,711	$67,829	77.3%
(Loss)/gain on digital assets and digital asset ETPs	2,933,410	1,744,803	1,188,607	68.1%
(Loss)/gain on certificate liabilities	(2,910,985)	(1,703,465)	(1,207,520)	70.9%
Other operating gains/(losses)	19,835	(28,366)	48,201	(169.9)%
Revenue and gains from operations	$197,800	$100,683	$97,117	96.5%

Capital Markets revenue and gains

Capital Markets revenue and gains is a non-GAAP measure that reflects the total performance of the Capital Markets operating segment. It includes all income streams attributable to this segment, capturing the full economic impact of its activities.

This measure incorporates the net effect of digital asset gains and losses together with movements in certificate liabilities, which are intrinsically linked through the structuring and hedging of products. As such, it presents the combined outcome of these positions on a net basis.

Capital Markets’ revenue and gains are driven by the Group’s Capital Markets activities, including trading, hedging and liquidity management. By aggregating these components, the measure provides a more representative view of the segment’s underlying performance than individual line items presented under U.S. GAAP.

Included within the Capital Markets revenue and gains is the unrealized impact of differences between ETP trading prices and the underlying digital asset exposure. These differences reflect changes in market premiums and discounts rather than underlying digital asset price movements. As a result, these impacts can be either positive or negative depending on how market dynamics evolve between reporting periods. In the periods presented, the effect was positive, amounting to $1.6 million in 2025, $15.8 million in 2024, and $2.2 million in 2023.

(in thousands)	Year Ended December 31,		Change	Percent Change
	2025	2024
Staking revenue	$21,901	$29,449	$(7,548)	(25.6)%
Lending book interest	10,684	9,397	1,287	13.7%
Other revenue	6,721	5,003	1,718	34.3%
Capital Markets revenue	$39,306	$43,849	$(4,543)	(10.4)%
(Loss)/gain on digital assets	(982,773)	2,933,410	(3,916,183)	(133.5)%
Gain/(loss) on certificate liabilities	802,746	(2,910,985)	3,713,731	(127.6)%
Other operating gains/(losses)	211,999	19,835	192,164	968.8%
Less: Gain/(loss) on digital assets allocated to other operating segments and unallocated gains/(losses) on digital assets	1,813	(3,427)	5,240	(152.9)%
Capital markets gains/(losses)	$33,785	$38,833	$(5,048)	(13.0)%
Capital markets revenue and gains	$73,091	$82,682	$(9,591)	(11.6)%

(in thousands)	Year Ended December 31,		Change	Percent Change
	2024	2023
Staking revenue	$29,449	$24,692	$4,757	19.3%
Lending book interest	9,397	2,390	7,007	293.2%
Other revenue	5,003	6,920	(1,917)	(27.7)%
Capital Markets revenue	$43,849	$34,002	$9,847	29.0%
(Loss)/gain on digital assets	2,933,410	1,744,803	1,188,607	68.1%
Gain/(loss) on certificate liabilities	(2,910,985)	(1,703,465)	(1,207,520)	70.9%
Other operating gains/(losses)	19,835	(28,366)	48,201	(169.9)%
Less: Gain/(loss) on digital assets allocated to other operating segments and unallocated gains/(losses) on digital assets	(3,427)	(3,452)	25	(0.7)%
Capital markets gains/(losses)	$38,833	$9,520	$29,313	307.9%
Capital markets revenue and gains	$82,682	$43,522	$39,160	90.0%

Available Capital Position

The Group’s liquidity is not solely represented by cash and cash equivalents. These resources primarily support product operations, investor redemptions, and hedging activities associated with the Group’s Asset Management platform. Given the nature of the Group’s business model, cash and liquid resources are actively managed within the Group’s product, hedging and treasury activities, within defined risk and liquidity frameworks.

Accordingly, management assesses liquidity based on its available capital position, which includes cash balances and proprietary assets that can be readily realized to meet operational requirements and investor redemptions.

A significant component of this position relates to digital assets and hedging positions held in respect of accrued management fees within the CoinShares XBT Provider platform. While these assets are denominated in digital assets such as BTC and ETH, they are economically linked to fixed fiat-denominated fee balances and are not exposed to digital asset price volatility. Although included within the Group’s available capital position, the Company has elected not to realize (i.e., convert to cash) these balances until the underlying notes to which the accrued fees relate are redeemed. The timing of such redemptions is not within the Group’s control but occurs on an ongoing basis as part of the normal course of business.

This approach reflects the Group’s capital-light Asset Management model, complemented by a liquid balance sheet supporting the Group’s operations.

The table below reflects management’s view of the Group’s available capital position, which exceeds reported cash balances due to the deployment of capital into liquid hedging and market activities supporting the Group’s product platform and other trading activities.

(in thousands)	December 31,		Change	Percent Change
	2025	2024
Cash and cash equivalents	$64,243	$24,915	$39,328	157.8%
Digital assets – held for operations	3,974,713	4,466,678	(491,965)	(11.0)%
Digital assets – held as treasury	33,354	15,249	18,105	118.7%
Digital asset exchange traded products	1,145,428	1,190,998	(45,570)	(3.8)%
Digital asset receivables, net	108,517	205,892	(97,375)	(47.3)%
Total	$5,326,255	$5,903,732	$(577,477)	(9.8)%

(in thousands)		December 31,		Change	Percent Change
		2025	2024
XBT Certificate Liabilities		(2,465,007)	(3,695,537)	1,230,530	(33.3)%
XBT CS Physical Certificate Liabilities		(1,279)	—	(1,279)	n/a
CS Physical Certificate Liabilities		(2,041,154)	(1,453,943)	(587,211)	40.3%
Digital asset payables		(168,374)	(241,705)	73,331	(30.3)%
Amounts due to brokers		(169,086)	(99,124)	(69,962)	70.6%
Total		$(4,844,900)	$(5,490,309)	$645,409	(11.8)%
Available Capital Position	(i)	$481,355	$413,423	$67,933	16.4%
of which accrued fee	(ii)	(280,020)	(223,459)	(56,561)	25.3%

____________

(i)      Within the Group’s Available Capital Position includes the cumulative unrealized impact of the differential between ETP trading prices and the underlying digital asset exposure, arising from the structural relationship between digital asset holdings and corresponding liabilities. This amounted to $26.9 million as of December 31, 2025 (2024: $25.2 million).

(ii)     XBT accrued fees represent earned but unrealized management fees within the CoinShares XBT Provider platform. While held in digital assets, these balances are economically linked to fiat-denominated fee accruals and are not exposed to digital asset price volatility. The Group elects to realize these balances upon investor redemption of the underlying notes rather than as they are earned, and they are therefore included within available capital.

Material Contractual Obligations/Agreements

Across the Group there are several material agreements in place that bring rise to financial obligations.

CoinShares XBT Provider Prospectuses

The relevant CoinShares XBT Provider prospectuses outlines the contractual terms and conditions of the products in issue. The core obligations arising from the product issuance highlight that:

•        Investors have the right to request redemption of their XBT products in accordance with the procedures and notice periods set out in the relevant prospectus. We are obliged to settle redemptions promptly.

•        The issuer must ensure that the XBT products remain fully supported through maintenance of appropriate hedging and collateral arrangements.

This results in a certificate liability recognized on our consolidated balance sheet on an ongoing basis until note redemption. The liability is economically hedged by the Group through its proprietary assets which are actively managed, ensuring the requisite exposure to the digital assets referenced by the XBT products is constantly maintained. Similarly, we must maintain digital asset exposure that is sufficiently liquid to settle such liabilities on demand.

The composition of the liability is as follows:

(in thousands)	December 31,		Change	Percent Change
	2025	2024
Bitcoin Tracker One	$885,201	$1,200,872	$(315,671)	(26.3)%
Bitcoin Tracker Euro	883,371	1,474,552	(591,181)	(40.1)%
Ethereum Tracker One	265,659	370,577	(104,918)	(28.3)%
Ethereum Tracker Euro	430,776	649,535	(218,759)	(33.7)%
Total	$2,465,007	$3,695,536	$(1,230,529)	(33.3)%

The certificate liability arising from the issuance of the CoinShares XBT Provider products has decreased by $1,230.5 million or 33.3% from $3,695.5 million as of December 31, 2024, to $2,465.0 million as of December 31, 2025. This has been driven by price declines on the digital assets referenced by the products in issue during the year ended December 31, 2025, coupled with outflow for the year of $982.1 million.

(in thousands)	December 31,		Change	Percent Change
	2024	2023
Bitcoin Tracker One	$1,200,872	$678,229	$522,643	77.1%
Bitcoin Tracker Euro	1,474,552	843,165	631,387	74.9%
Ethereum Tracker One	370,577	315,519	55,058	17.4%
Ethereum Tracker Euro	649,535	508,222	141,313	27.8%
Total	$3,695,536	$2,345,135	$1,350,401	57.6%

The certificate liability arising from the issuance of the CoinShares XBT Provider products has increased by $1,350.4 million or 57.6% from $2,345.1 million as of December 31, 2023, to $3,695.5 million as of December 31, 2024. This has been driven by price increases on the digital assets referenced by the products in issue during the year ended December 31, 2024, equating to an increase of 124% for BTC and 49% for ETH, offset by net outflow on the product suite over the year ended December 31, 2024, of $774.1 million.

CS Physical Prospectuses

The relevant CoinShares Physical prospectuses outlines the contractual terms and conditions of the products in issue. The core obligations arising from the product issuance highlight that:

•        Investors have the right to request redemption of their CoinShares Physical products in accordance with the procedures and notice periods set out in the relevant prospectus. We are obliged to settle redemptions promptly.

•        The issuer must ensure that the CoinShares Physical products remain fully collateralized, holding all assets at a designated custodian.

This results in a certificate liability recognized on our Consolidated Statement of Financial Position on an ongoing basis (until note redemption) that is material. Similarly, we always hold a digital asset balance equivalent to the liability. The composition of the liability as at each financial year end in the period is as follows:

(in thousands)	December 31,		Change	Percent Change
	2025	2024
CoinShares Bitcoin ETP	$1,222,197	$773,007	$449,190	58.1%
CoinShares Ethereum Staking ETP	291,152	278,318	12,834	4.6%
CoinShares Litecoin ETP	9,992	11,839	(1,847)	(15.6)%
CoinShares XRP ETP	226,083	144,312	81,771	56.7%
CoinShares Polkadot Staking ETP	6,010	12,997	(6,987)	(53.8)%
CoinShares Tezos Staking ETP	10,909	5,878	5,031	85.6%
CoinShares Solana Staking ETP	189,058	127,568	61,490	48.2%
CoinShares Chainlink ETP	15,577	15,433	144	0.9%
CoinShares Uniswap ETP	4,483	7,873	(3,390)	(43.1)%
CoinShares Cardano Staking ETP	17,354	31,182	(13,828)	(44.3)%
CoinShares Cosmos Staking ETP	1,864	2,433	(569)	(23.4)%
CoinShares Polygon Staking ETP	3,497	7,131	(3,634)	(51.0)%
CoinShares Algorand Staking ETP	9,225	17,703	(8,478)	(47.9)%
CoinShares SEI Staking ETP	2,227	—	2,227	N/A
CoinShares TON Staking ETP	91	—	91	N/A
CoinShares Physical Top 10 Crypto Market	10,037	3,786	6,251	165.1%
CoinShares Physical Smart Contract Platform	2,412	3,343	(931)	(27.8)%
CoinShares Finanzen.net Top 10 Crypto ETP	18,986	11,141	7,845	70.4%
Total	$2,041,154	$1,453,944	$587,210	40.4%

The certificate liability arising from the issuance of the CoinShares Physical products has increased $587.2 million or 40.4% from $1,453.9 million as of December 31, 2024, to $2,041.2 million as of December 31, 2025. This has been driven by additional product launches (CoinShares TON staking ETP, CoinShares SEI staking ETP), and net inflow on the product suite over the year ended December 31, 2025, of $1,098.6 million, offset by price declines at the end of the year.

(in thousands)	December 31,		Change	Percent Change
	2024	2023
CoinShares Bitcoin ETP	$773,007	$381,958	$391,049	102.4%
CoinShares Ethereum Staking ETP	278,318	115,141	163,177	141.7%
CoinShares Litecoin ETP	11,839	5,591	6,248	111.8%
CoinShares XRP ETP	144,312	20,558	123,754	602.0%
CoinShares Polkadot Staking ETP	12,997	5,015	7,982	159.2%
CoinShares Tezos Staking ETP	5,878	2,999	2,879	96.0%
CoinShares Solana Staking ETP	127,568	38,715	88,853	229.5%
CoinShares Chainlink ETP	15,433	4,524	10,909	241.1%
CoinShares Uniswap ETP	7,873	1,625	6,248	384.5%
CoinShares Cardano Staking ETP	31,182	14,095	17,087	121.2%
CoinShares Cosmos Staking ETP	2,433	2,130	303	14.2%
CoinShares Polygon Staking ETP	7,131	5,745	1,386	24.1%
CoinShares Algorand Staking ETP	17,703	4,963	12,740	256.7%
CoinShares Physical Top 10 Crypto Market	3,786	437	3,349	766.4%
CoinShares Physical Smart Contract Platform	3,343	189	3,154	1668.8%
CoinShares Finanzen.net Top 10 Crypto ETP	11,141	—	11,141	N/A
Total	$1,453,944	$603,685	$850,259	140.8%

The certificate liability arising from the issuance of the CoinShares Physical products has increased $850.3 million or 140.8% from $603.7 million as of December 31, 2023, to $1,453.9 million as of December 31, 2024. This has been driven by price increases on the digital assets referenced by the products in issue during the year ended December 31, 2024, additional product launches (CoinShares Finanzen.net Top 10 Crypto ETP), and net inflow on the product suite over the year ended December 31, 2024, of $164.5 million.

Quantitative and Qualitative Disclosures about Market Risk

The Group is exposed to market risks arising from fluctuations in digital asset prices, foreign exchange rates, and interest rates. These risks are managed through a combination of structural offsets inherent in the Group’s business model and active risk management strategies undertaken by the Capital Markets function.

Digital Asset Price Risk

The Group’s exposure to digital asset price movements primarily arises from holdings of digital assets on its balance sheet and from its role as issuer of exchange-traded products (“ETPs”). In respect of its ETP activities, the Group holds digital assets to hedge liabilities associated with issued products. As a result, movements in digital asset prices give rise to corresponding changes in both asset values and certificate liabilities, which are economically linked and largely offset to one another.

Accordingly, while changes in digital asset prices may result in significant gross gains or losses within the consolidated statement of operations, the Group’s net economic exposure in respect of these positions is limited. The Group also holds certain digital assets for treasury purposes. These positions are actively subject to market price volatility and are as follows as of December 31, 2024 and 2025:

(in thousands)	December 31,
	2025	2024
Digital assets – held as treasury	$33,354	$15,249

Foreign Exchange Risk — CoinShares XBT Provider Accrued Fee

The Group is exposed to foreign exchange risk primarily in relation to accrued management fees within the CoinShares XBT Provider platform, which are denominated in EUR and SEK. To manage this exposure, the Group enters foreign exchange swap arrangements and other hedging transactions. These positions are designed to mitigate the impact of currency fluctuations on the Group’s net economic exposure. While these hedging activities may give rise to gains or losses due to market movements and interest rate differentials, they are undertaken in the context of risk management and are intended to reduce overall exposure rather than create additional risk.

Liquidity and Funding Risk

The Group manages liquidity risk through maintaining a portfolio of liquid assets, including cash and digital assets that can be readily realized.

Given the Group’s business model, cash and liquid assets are actively managed within Capital Market activities, subject to defined risk and liquidity frameworks; however, management monitors overall liquidity based on a broader definition, which includes proprietary trading positions and assets held in connection with the CoinShares XBT Provider platform. This approach ensures that the Group can meet its operational requirements and investor redemption obligations as they fall due.

Counterparty Credit Risk — Lending

The Group is exposed to counterparty credit risk through its digital asset lending activities, whereby assets are lent to a select group of institutional counterparties. These counterparties are subject to internal approval processes and ongoing monitoring, with exposures managed within defined risk limits.

The Group’s lending activities are primarily conducted with established market participants, and counterparty risk is assessed through a combination of quantitative and qualitative factors, including creditworthiness, market reputation, liquidity profile and historical performance.

In certain instances, loans are extended on an uncollateralized basis. While such arrangements carry an inherent risk of counterparty default, the Group seeks to mitigate this risk through careful counterparty selection, diversification of exposures, and active monitoring of credit conditions. The Group continuously evaluates its lending portfolio and may adjust exposure levels or terminate lending relationships where risk profiles change.

(in thousands)	December 31,
	2025	2024
Digital asset lending	$70,472	$196,837

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible to rely on certain exemptions from public company reporting requirements. These include, among others, the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations relating to executive compensation in this Prospectus and in our periodic reports and proxy statements, and the absence of any requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

We may also take advantage of the extended transition period provided under Section 107 of the JOBS Act for complying with new or revised accounting standards, which allows emerging growth companies to defer adoption of certain standards until they would otherwise apply to private companies. As a result of these accommodations, the information we provide may differ from that of other public companies that are not emerging growth companies.

We will continue to qualify as an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the first sale of our ordinary shares pursuant to an effective registration statement, or the fiscal year in which our total annual gross revenues equal or exceed $1,235,000,000 (as such amount may be adjusted for inflation in accordance with SEC rules); or (ii) the date on which we become a large accelerated filer, meaning the market value of our common shares held by non-affiliates exceeds $700,000,000 as of the end of the second fiscal quarter of a given year, or the date on which we have issued more than $1,000,000,000 in non-convertible debt over the preceding three-year period.

Research and development, patents and licenses, etc.

For a description of the Company’s research and development policies, see “Business — Business Overview” and discussions elsewhere in this “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations”.

Trend Information

Other than as disclosed elsewhere in this Prospectus, we are not aware of any trends, uncertainties, demands, commitments or events since December 31, 2025 that are reasonably likely to have a material adverse effect on our revenues, income, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future operating results or financial conditions.

Critical Accounting Estimates and Judgments

The preparation of the Group consolidated financial statements requires management to make judgments, estimates and assumptions in applying accounting policies to determine the reported amounts of assets, liabilities, income, and expenses. The estimates and associated assumptions are based on historical experience and various factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ significantly from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis.

Valuation of digital assets and digital asset ETPs

Management needs to apply judgment in determining appropriate accounting policies based on the facts and circumstances of the digital asset holdings, including in the identification of a principal market. Furthermore, in certain cases when determining fair values, inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Management needs to apply judgment to identify the significance of particular inputs to their fair value measurement and consideration of factors specific to the asset.

The principal market for each digital asset is an active market with quoted prices for identical assets. Therefore, the fair value of the asset is measured within Level 1 as the product of the quoted price for the individual digital asset and the quantity held by the Group. As digital asset markets operate continuously, without a traditional market close, the Company established an accounting convention for the cut-off for determining the fair value of the digital assets on the reporting date as 11:59:59 GMT.

Additionally, the Company purchases third-party issued digital asset ETPs as part of the economic hedge arising from the issuance of the Company’s XBT Certificate Liabilities. These instruments provide exposure to the performance of the referenced digital assets represented by the note and are traded on active markets with a fiat denominated quoted price. The quoted prices are adjusted for significant events related to the underlying digital asset that occur outside of trading hours of the ETPs. Accordingly, the fair value of the digital asset ETPs are classified as Level 2. The digital asset ETPs are accounted for as financial instruments, rather than as digital assets. The digital asset ETPs are measured at fair value, with changes in fair value recognized within (loss)/gain on digital assets and digital asset ETPs on the consolidated statements of operations and comprehensive income.

Valuation of certificate liabilities

The Group values its ETP assets using quoted prices in active markets wherever available. However, on certain reporting dates an ETP may not trade, even though the underlying digital asset it represents continues to move in value. In these circumstances, the Group adjusts the last available quoted price by reflecting the movement in the underlying digital asset up to the time of market close for that asset on the reporting date. This ensures that the fair value of the ETP remains aligned with the economic exposure represented by its underlying digital asset and maintains consistency with the valuation approach applied to the Group’s digital asset holdings.

Share based payments

Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the exercise multiple, volatility and dividend yield and making assumptions about them. The Group measures the fair value of its share option liability using the binomial model. Share options are remeasured to fair value at the end of each reporting period until settlement or expiration.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) that are designed to ensure that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Principal Executive Officer and Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. Our management, with the participation of our Principal Executive Officer and Principal Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2025. Based upon that evaluation, our Principal Executive Officer and Principal Financial Officer concluded that, as of December 31, 2025, our disclosure controls and procedures were not effective to accomplish their objectives at the reasonable assurance level because of the identification of material weaknesses in internal control over financial reporting relating to the issues described below.

Management believes that our internal control over financial reporting in CoinShares International Limited and CoinShares PLC was ineffective as of December 31, 2025 because of the material weaknesses identified related to the following:

(i)     Deficiencies in the design and implementation of controls related to the detail and timeliness of reviews of reconciliations and other controls over financial reporting including the recognition, measurement and disclosures related to completeness of liabilities and to digital assets in CoinShares International Limited.

(ii)    In respect of CoinShares International Limited, deficiencies in the design and implementation of effective IT general controls related to the accounting systems supporting the financial reporting process, including in relation to logical access and change management controls.

The identified material weaknesses related to inadequate design and implementation of internal controls as it relates to the application of US GAAP and with our financial reporting processes, including but not limited to accounting for digital assets and certificate liabilities presentation and classification of items in the statement of cash flows and completeness and accuracy of certain disclosures.

The Company is in the process of designing and implementing the following measures to strengthen its financial reporting capabilities and create an internal audit function. The Company is taking the following actions: (1) the Company is hiring additional accounting and finance resources with appropriate technical accounting and reporting experience to execute the implementation of key controls related to various financial reporting processes. As of the date of this Prospectus, the Company has enlisted the help of external advisors to provide assistance in the areas of application of U.S. GAAP; (2) the Company intends to improve the documentation of its internal controls over financial reporting, evaluate, test and where applicable remediate deficiencies in its internal controls over financial reporting, including those that operate at a sufficient level of precision and frequency or that evidence the performance of the control and will enlist the help of external advisors to provide assistance in the areas of internal controls over financial reporting in the short term, and evaluate the longer-term resource needs of our accounting staff; and (3) the Company seeks to assess, and, as necessary, design and implement enhancements to such controls and related processes.

As of the date of this Prospectus, the Company is in the early stages of designing and implementing a plan to remediate the material weaknesses identified. For instance, the Company has planned an assessment of its internal control gaps by specialized consultants, as well as the adoption of processes and corrections of controls arising from this evaluation.

The Company notes that these remediation efforts will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles. As a result, the timing of when the Company will be able to fully remediate the material weaknesses is uncertain. While the Company is working to remediate the material weaknesses as timely and efficiently as possible, at this time the Company cannot provide an estimate of the time it will take to fully complete this remediation plan.

All internal control systems, no matter how well designed, have inherent limitations including the possibility of human error and the circumvention or overriding of controls. Further, because of changes in conditions, the effectiveness of internal controls may vary over time. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The Company cannot be certain that these measures will successfully remediate the material weaknesses or that other material weaknesses will not be discovered in the future.

MANAGEMENT

The following table provides information relating to our directors and officers as of the date of this Prospectus. Our board of directors is comprised of five (5) directors.

Name	Age	Position
Jean-Marie Mognetti	41	Chief Executive Officer, President and Executive Director
Richard Nash	41	Interim Chief Financial Officer
Paul Grinberg	65	Director
Daniel Masters	62	Director
Christopher D. Myers	64	Director
Caroline D. Pham	44	Director

Executive Officers

Jean-Marie Mognetti.    Jean-Marie Mognetti currently serves as the Chief Executive Officer and a director of the Company, positions he has held since March 31, 2026. Mr. Mognetti also serves as the Chief Executive Officer of CSIL, a position he has held since March 2017, and is a member of the Board of Directors. Mr. Mognetti co-founded CSIL in 2014. Mr. Mognetti is a seasoned commodity trader, having developed advanced expertise in areas such as quantitative analysis, risk management, and alpha generation. His skills extend to the management of trading programs focused on macroeconomic commodities, including notably cryptocurrencies. Since 2014, he has been recognized as a leading expert in the digital asset sector. Prior to co-founding CSIL, Mr. Mognetti served as a quantitative trader at Hermes Commodities Fund Managers from October 2009 to March 2011. Mr. Mognetti also serves on the board of directors of Mognetti Partners Limited and Tactiques D’avant-Garde (Jersey) Limited, positions he has held since February 2017 and February 2013, respectively. Mr. Mognetti holds a Master’s degree in Mathematical Trading and Finance from Sir John Cass Business School.

Richard Nash.    Richard Nash currently serves as the Interim Chief Financial Officer of the Company, a position he has held since March 31, 2026. Mr. Nash also serves as the Chief Financial Officer of CSIL, a position he has held since March 2021, and served as the Chief Operating Officer of CSIL from September 2019 to March 2021. Prior to joining CSIL, Mr. Nash held the positions of Director, from May 2018 to September 2019, and Assistant Director, from July 2015 to May 2018, at Cairn Financial Advisors, a financial advisory firm, where he acted as Nominated Advisor to several listed companies, holding the status of Qualified Executive (as granted by the London Stock Exchange). Prior to that, Mr. Nash held positions at Baker Tilly, an advisory, tax and assurance firm, from August 2010 to December 2014. Mr. Nash has over 15 years of experience as a chartered accountant. Mr. Nash holds a Master’s degree in Sinology from School of Oriental and African Studies, University of London.

Directors

Paul Grinberg.    Paul Grinberg has served as Chairman of the Board of Directors since April 7, 2026, and has served as a director on the Board of Directors since March 31, 2026. Mr. Grinberg currently serves as the Chairman of Axos Financial, Inc. (NYSE: AX), a nationwide, digital-first bank that provides consumer and business banking products through its low-cost distribution channels and affinity partner. He has served as a member of the board of directors of Axos Financial, Inc. since April 2004 and as the Chairman of its board of directors since February 2017. Mr. Grinberg currently serves as Chief Executive Officer and Chairman of the board of directors of Mountain Lake Acquisition Corp. (Nasdaq: MLAC), a position he has held since June 2024. He also serves as Chief Executive Officer and Chairman of the board of directors of Mountain Lake Acquisition Corp. II (Nasdaq: MLAA), a position he has held since October 2025. Mr. Grinberg has served as Non-Executive Chairman of RMG ML SPORTS HOLDINGS since December 2025. Additionally, Mr. Grinberg serves on the board of directors of TRAK America, a business solution provider, a position he has held since April 2019. From July 2020 to September 2025, Mr. Grinberg served on the advisory council of DEVA Capital, an affiliate of Banco Santander, as an alternative investor, specializing in credit across Europe and Latin America. From August 2019 to April 2024, Mr. Grinberg served as a senior advisor at Flexpoint Ford LLC, a private equity investment firm specializing in the financial services and healthcare industries. From November 2020 to February 2024, Mr. Grinberg served as Chairman of Social Leverage Acquisition Corp. I. From July 2018 to December 2022, Mr. Grinberg served as a senior advisor at Blenheim Chalcot, one of the UK’s largest venture builders. He also serves as a director to several credit funds and private companies. From July 2013 to December 2018, Mr. Grinberg served as a member of the board of directors of Cabot Credit Management.

Mr. Grinberg served as President, Executive Vice President and Chief Financial Officer of Encore Capital Group and Chief Financial Officer of Telespectrum Worldwide, Inc. Mr. Grinberg also served as partner and a senior member of the M&A services group at Deloitte, where he was employed for 14 years. He graduated from Columbia Business School with a Master of Business Administration degree and from Yeshiva University with a Bachelor of Arts degree in accounting. Mr. Grinberg serves as a director of the Board of Directors, Chairman of the Audit Committee and a member of the Compensation Committee.

Daniel Masters.    Daniel Masters has served as a director on the Board of Directors since March 31, 2026. Mr. Masters previously served as the Chairman of the Board of Directors of CSIL, a position he held from December 2021 until April 2026, and also served as chair of Remuneration Committee of CSIL. Mr. Masters served on the Board of Directors of CSIL from June 2018 until April 2026. Mr. Masters also served as Executive Chairman of CSIL from April 2017 to December 2021. Mr. Masters has more than 30 years of experience in energy trading. He was the Head of Global Energy Trading for Morgan Guaranty Trust Company (MGT), oversaw several of the trading and risk management functions at the Energy Division of Salomon, Inc., was involved in the establishment of the natural gas and electricity markets in the UK, completed some of the first forward contracts for electricity and was one of the first and most active participants in the market for Contracts for Difference in Europe. Mr. Masters also serves on the Board of Directors of Crypto Composite Limited, a position he has held since March 2018, Satoshipay Limited, a position he has held since April 2019, Stable Mint Ltd., a position he has held since July 2024, and the Tezos Foundation, a position he has held since February 2021. Mr. Masters holds a Bachelor of Science (Honors) in Physics from Exeter University and Master’s degree in Management Science and Operational Research from Imperial College, London. Mr. Masters serves as a director of the Board of Directors.

Christopher D. Myers.    Christopher D. Myers has served as a director on the Board of Directors since March 31, 2026. Mr. Myers was the President & CEO, CVB Financial Corp until March 2020 and served after that for an extra year as consultant for the firm. Mr. Myers joined Citizens Business Bank in August 2006 as President and Chief Executive Officer. Prior to his tenure at Citizens Business Bank, Mr. Myers served as Chairman and Chief Executive Officer of Mellon First Business Bank. He is presently an advisor for three private companies headquartered in Southern California and the UCLA Anderson School of Management’s Fink Center for Finance and Investments. Mr. Myers received his Bachelor of Arts Degree from Harvard University in 1984 and a Master of Business Administration in Finance and Marketing from the University of California in Los Angeles in 1991. Mr. Myers serves as a director of the Board of Directors, Chairman of the Compensation Committee and a member of the Audit Committee.

Caroline D. Pham.    Caroline D. Pham has served as a director on the Board of Directors since March 31, 2026. Ms. Pham is Chief Legal Officer and Chief Administrative Officer at MoonPay, positions she has held since December 2025. In her role, she oversees MoonPay’s global legal, compliance, regulatory affairs, policy, governance, risk, and enterprise administrative functions, helping strengthen the company’s operating foundation as it scales and expands into new markets and products. An internationally recognized leader across regulation, capital markets, and digital assets, Ms. Pham brings 25 years of experience in law, finance, and technology, including over a decade focused on crypto and blockchain. Prior to joining MoonPay, Ms. Pham served as acting Chairman of the U.S. Commodity Futures Trading Commission (CFTC) from January 2025 to December 2025, where she led an agency of more than 650 employees and oversaw a $365 million budget. She sponsored the CFTC’s Global Markets Advisory Committee. Prior to being named acting Chairman, Ms. Pham served as a commissioner of the CFTC beginning in April 2022. Before the CFTC, Ms. Pham was a Managing Director at Citigroup, where she held senior global leadership roles across Legal, Compliance, Citi Chief Administrative Office, and the Institutional Clients Group. She advised the Citigroup CEO, Board, and clients on strategy, risk, and innovation, served on firm-wide governance committees, and supported major shareholder and earnings communications and corporate disclosures. She also led the implementation of enterprise-wide programs and helped shape Citi’s market structure and digital asset strategy, including partnerships, venture capital and strategic equity investments, and product development. She earned a B.A. from UCLA and a certificate from UCLA Anderson School of Management and received her J.D. from The George Washington University Law School, where she served on the Dean’s Advisory Council for the Business and Finance Law Program. She is a member of the Bretton Woods Committee, Life Fellow of the American Bar Foundation, and has held many leadership roles in the American Bar Association and other industry organizations. Ms. Pham serves as a director of the Board of Directors and a member of both the Audit and Compensation Committees.

Compensation

The following discussion provides an overview of the significant elements of the historical compensation program for CSIL for the fiscal year ending December 31, 2025. Set forth below is a table summarizing the compensation paid to CSIL’s Chief Executive Officer, individually, and the remaining members of CSIL’s Executive Management Committee as a group (consisting of five (5) individuals), in each case for the year ended December 31, 2025.

Name and Principal Position	Year	Salary (GBP)	Cash Bonus (GBP)	Options (GBP)	Pension (GBP)	Total (GBP)
Executive Officers
Jean-Marie Mognetti	2025	330,000	1,650,000	—	14,780	1,994,780
Chief Executive Officer
Remaining Members (5)	2025	985,450	1,061,257	—	10,000	2,056,707

Set forth below is a table summarizing the aggregate compensation paid to CSIL’s directors, excluding our Chief Executive Officer (five (5) individuals), in 2025:

Directors	Fees Earned or Paid in Cash (GBP)	Cash Bonus	Options	Pension	Total (GBP)
Directors	375,833	—	—	—	375,833

As a shell company formed to facilitate the Business Combination, the Company did not provide compensation to its sole director during the period from its inception to December 31, 2025.

Board Practices

Board of Directors

Composition

The Company’s business and affairs are managed under the direction of the Board of Directors. The Board of Directors includes as members the individuals named above. Paul Grinberg currently serves as the chairman of the Board of Directors. The Board of Directors has determined that each of Paul Grinberg, Christopher D. Myers and Caroline D. Pham qualify as independent in accordance with applicable Nasdaq listing rules. Subject to the terms of the Articles, the number of directors is fixed by the Board of Directors and is currently fixed at five directors.

When considering whether directors have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of its business and structure, the Board of Directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

Under the Nasdaq listing rules, a director is not independent unless the Board of Directors affirmatively determines that the director does not have a direct or indirect material relationship with the Company or any of its subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq listing rules.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board of Directors has determined that Mr. Grinberg, Mr. Myers and Ms. Pham do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq listing rules. In making these determinations, the Board of Directors considered the relationships that each non-employee director has with the Company, and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the director’s beneficial ownership of the Company’s securities.

Board Committees

Audit Committee

The audit committee (the “Audit Committee”) consists of Mr. Grinberg, Mr. Myers and Ms. Pham. The Board of Directors has determined that Mr. Grinberg satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. The Board of Directors has determined that each of Mr. Grinberg, Mr. Myers and Ms. Pham satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act. Paul Grinberg serves as the chairman of the Audit Committee.

The Audit Committee oversees the Company’s accounting and financial reporting processes. The Audit Committee is responsible for, among other things:

•        overseeing the relationship with the Company’s independent auditors, including:

•        appointing, retaining and determining the compensation of the Company’s independent auditors;

•        approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•        discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•        reviewing at least annually the qualifications, performance and independence of the independent auditors;

•        reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by the Company and all other material written communications between the independent auditors and management;

•        reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•        overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•        reviewing and recommending all related party transactions to the Board of Directors for approval and reviewing and approving all changes to the Company’s related party transactions policy;

•        reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of the Company’s internal controls;

•        overseeing risks and exposure associated with financial matters; and

•        establishing and overseeing procedures for the receipt, retention and treatment of complaints received from the Company’s employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee

Effective upon the consummation of the Business Combination, the Board of Directors established a compensation committee. The compensation committee consists of Mr. Grinberg, Mr. Myers and Ms. Pham. The compensation committee has a written charter and oversees the Company’s compensation of its executive officers and directors. The compensation committee assists the board in determining its responsibilities in relation to remuneration, including making recommendations to the board on the Company’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors and recommending and monitoring the remuneration of senior management below board level, as the Board of Directors so directs. Mr. Myers serves as chairman of the Compensation Committee.

Indemnification of Directors and Officers

We have entered into separate indemnification agreements with our directors and executive officers that may be broader than the specific indemnification provisions contained in the Articles. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, liabilities, fines, penalties and amounts paid in settlement incurred by a director or executive officer in any action, suit or proceeding arising out of their services as one of our directors or executive officers.

Corporate Governance Practices

The Company is a “foreign private issuer,” as such term is defined in Rule 3b-4 under the Exchange Act. As a foreign private issuer, the Company is permitted to comply with corporate governance practices of the laws of Jersey (“Jersey”) (collectively, “Home Country Practice”) instead of certain Nasdaq corporate governance rules, provided that it discloses which requirements it does not follow and the equivalent Home Country Practice that it complies with instead.

We intend to rely on this “foreign private issuer exemption” in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to Jersey requirements in lieu of many of the Nasdaq corporate governance rules. Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Because the Company will be a foreign private issuer, its directors and senior management are not subject to short-swing profit rules under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Sections 13 and 16 of the Exchange Act and related SEC rules.

Foreign Private Issuer Status

The Company is a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer, the Company is permitted to comply with Jersey corporate governance practices in lieu of the otherwise applicable Nasdaq listing rules, with limited exceptions, provided that it discloses the Nasdaq listing rules it does not follow and the equivalent Jersey requirements with which it complies instead.

The Company relies on this “foreign private issuer exemption” with respect to the following requirements:

Requirement	Nasdaq Listing Rules	Company Practice
Independent Director Oversight of Director Nominations

Nasdaq Listing Rule 5605(e)(1) requires independent director involvement in the selection of director nominees, by having a Nomination Committee comprised solely of independent directors, or by having director nominees selected or recommended by a majority of its independent directors meeting in executive session.

Jersey law does not impose any requirements with respect to independent director oversight of director nominations.

Requirement	Nasdaq Listing Rules	Company Practice
Nominations Committee Charter or Board Resolution

Nasdaq Listing Rule 5605(e)(2) requires companies to adopt a formal written charter or board resolution, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws.

Jersey law does not impose any requirement to adopt a formal written charter or board resolution, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws.

Third Party Director and Nominee Compensation	Nasdaq Listing Rule 5250(b)(3) requires listed companies to disclose third party director and nominee compensation.	Jersey law does not require disclosure of third-party director and nominee compensation.

Shareholder Voting/Proxy Solicitation

Section 14 of the Securities Exchange Act imposes extensive disclosure, procedural and liability regime applicable to proxy solicitation.

Nasdaq Listing Rule 5620(b) requires companies that are not a limited partnership to solicit proxies and provide proxy statements for all meetings of shareholders and to provide copies of such proxy solicitation material to Nasdaq.

Jersey law does not impose a requirement to solicit proxies or provide proxy statements in connection with meetings of shareholders. The Articles prescribe the requirements for shareholder meetings of the Company.

Quorum	Nasdaq Listing Rule 5620(c) sets out a quorum requirement of 33-1/3% of the outstanding shares of common voting stock.	Consistent with Jersey Law and the Articles, a quorum is defined as at least two shareholders.

Shareholder Approval

Nasdaq Listing Rule 5635 requires companies to obtain shareholder approval before undertaking any of the following transactions:

•   acquiring the stock or assets of another company, where such acquisition results in the issuance of 20% or more of the Company’s

•   outstanding share capital or voting power; entering into any change of control transaction;

•   establishing or materially amending any equity compensation arrangement; and

•   entering into any transaction other than a public offering involving the sale, issuance or potential issuance by the Company of shares (or securities convertible into or exercisable for shares) equal to 20% or more of the Company’s outstanding share capital or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

Jersey law, and the Articles, generally permit our Board of Directors to undertake the transactions specified in Nasdaq Listing Rule 5635 without shareholder approval.

Code of Business Conduct and Ethics

In connection with the closing of the Business Combination, the Company adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of its directors, officers and employees. The Code of Conduct sets out the Company’s fundamental values and standards of behavior that are expected from the Company’s directors, officers and employees with respect to all aspects of the Company’s business. The objective of the Code of Conduct is to provide guidelines for maintaining the Company’s integrity, reputation, and honesty with a goal of honoring others’ trust in the Company at all times. The Code of Conduct sets out guidance with respect to conflicts of interest, protection and proper use of corporate assets and opportunities, confidentiality of corporate information, fair dealing with third parties, compliance with laws and reporting of any illegal or unethical behavior.

The Company’s Audit Committee is responsible for reviewing and evaluating the Code of Conduct periodically and recommends any necessary or appropriate changes thereto to the Board of Directors for consideration. The Audit Committee also assists the Board of Directors with the monitoring of compliance with the Code of Conduct and is responsible for considering any waivers of the Code of Conduct (other than waivers applicable to the Company’s directors or executive officers, which are subject to review by the Board of Directors as a whole).

A copy of the Code of Conduct is available on the Company’s website.

Investment Proposal, Approval, and Oversight Policy

Investment proposals originate from business opportunities, strategic partnerships, or through CoinShares’ professional network. All proposed investments are initially reviewed and discussed at the Executive Management Committee level. CoinShares does not operate a standalone investment or product function. Each proposed investment is subject to due diligence procedures. Investment proposals over $0.5 million require approval by the Board of Directors. Commercial terms of the investment are negotiated by a designated member of the Executive Management Committee. All contractual documentation is subject to review and approval by the Company legal team and is subject to evaluation for potential conflicts of interest. All investments are subject to regulatory, due diligence, conflicts of interest, and anti-money laundering (AML) reviews by the Company, as applicable. On an ongoing basis, investment valuations and accounting treatments are reviewed on a regular basis as part of the financial reporting process and by the Board of Directors. Such reviews are informed by information received through investee reporting and/or publicly available sources. Investment sale offers will be considered as exit opportunities arise. The Board of Directors is notified of any divestment opportunities over $0.5 million and approve of any offers. Upon approval by the Board of Directors, the legal team will review as required any documentation about divestments, and all relevant documentation will be signed and executed by the Chief Executive Officer.

EXECUTIVE COMPENSATION

Compensation of Officers and Directors

Decisions regarding the executive compensation program will be made by the compensation committee of the Board. The Company intends to develop an executive compensation program that is designed to align compensation with business objectives and the creation of shareholder value, while enabling the Company to attract, retain, incentivize and reward individuals who contribute to its long-term success.

For the year ended December 31, 2025, the aggregate amount of compensation paid by us to all directors and executive officers was £4.4 million.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

CSIL’s Related Person Transactions

CS2LP and CSGP2L

CoinShares GP II Limited, (“CSGP2L”) is the General Partner to CoinShares Fund II LP (“CS2LP”).

CoinShares had control of CSGP2L until April 3, 2025, when it was disposed of in its entirety to a third party. As part of this transaction the Group retains the carried interest due to it as carried interest partner to CS2LP as of December 31, 2024, which is due on dissolution of the underlying Fund. In lieu of any consideration, CoinShares is also entitled to receive 50% of any carried interest earned in excess of the amount held as of December 31, 2024. As of December 31, 2025, 2024, and 2023, the carried interest was valued at $7.0 million, $6.1 million and $6.6 million respectively. The carried interest will not be recognized until the liquidation of CS2LP in accordance with the Group’s carried interest policy.

CSGP2L also received quarterly an amount of one quarter of two percent of the net asset value of CSF2LP. $0.2 million, $0.2 million and $42.0 thousand was accrued for this fee, of which $40.8 thousand, $40.6 thousand and $0 was outstanding as of December 31, 2023, 2024, and 2025, respectively. As at April 30, 2026 this is valued at $6.6 million.

Gold Token SA

CoinShares previously held an investment in Gold Token SA (“GTSA”), which it held as an associate as of December 31, 2023 due the shares owned by CoinShares (2023: 22.54% and 2024: 18.57%) in StableMint and the significant influence over the entity. It was initially established as joint venture with an investment of CHF 35,000 in 2018. It was initially established as joint venture with an investment of CH 35,000 in 2018. The Group had provided a fixed term interest free loan of CHF100,000, repayable on February 28, 2021. The outstanding amount of CHF100,000 was written off during 2022, as was an equivalent amount due from GTSA to the other former joint venture partner. The Group settled expenditure on behalf of GTSA of $0.3 thousand and $2.1 thousand of which $0 and $0 remained outstanding as of December 31, 2023 and December 2024, respectively. As of December 31, 2024, GTSA was held by the Group as an investment. During 2025, the shares held in GTSA were traded for 17.63% of the shares in Stable Mint and as of October 29, 2025, the Group no longer holds any ownership interest in GTSA.

Komainu

The Group has an investment in Komainu Holdings Limited (“KHL”) of which Mr. Jean-Marie Mognetti, our Chief Executive Officer and a 10% shareholder, is a shareholder, and was a director before resigning on January 15, 2025. In the year ended December 31, 2023, the Group settled expenditure on behalf of KHL of $8.4 thousand (£6.7 thousand) of which $0 remained outstanding as of December 31, 2023. There was no settled expenditure for the year ended December 31, 2024, or for any period thereafter.

The Group has a recharge agreement since 2020 with KHL which allows for KHL to use office facilities of the Group. Under the recharge agreement, for the years ended December 31, 2023, 2024, and 2025, $0.2 million, $0.2 million and $0.2 million, respectively, was charged by the Group to KHL. As of December 31, 2023, 2024 and 2025, $14.0 thousand, $13.9 thousand and $15 thousand, respectively was outstanding. In the year ended December 31, 2023, previously outstanding expenses of $12.6 thousand were written off by the Group Companies. As at April 30, 2026, $60.0 thousand has been charged for the period, with $14.9 thousand outstanding.

Komainu (Jersey) Limited (“KJL”), a wholly owned subsidiary of KHL provides custodial services to the Group. For the years ended December 31, 2023, 2024 and 2025, the Group paid fees to KJL of $1.0 million, $3.7 million and $4.4 million, respectively. Of such amounts, as of December 31, 2023, 2024 and 2025, $0.2 million, $0.4 million and $0.3 million was outstanding, respectively. The Group has paid fees of $0.5 million to April 30, 2026, with $0 outstanding at the period end.

The Group also settles transactions on behalf of KJL which has fees retained that are required to be returned to KJL. In the year ended December 31, 2023, fees of $13.2 thousand were returned, of which $0.1 thousand was outstanding as of December 31, 2023.

The Group has a service agreement with KJL which allows for support regarding staking and operations. In the year ended December 31, 2023, $6.2 thousand was charged for the period. In the year ended December 31, 2023, the Group wrote off the balance as of December 31, 2023. In the year ended December 31, 2023, an additional amount was charged in relation to a staff cost of $8.7 thousand of which $8.9 thousand was outstanding as of December 31, 2023.

3iQ

3iQ Corp (“3iQ”) which was an investee company of the Group in the year ended December 31, 2023, where Meltem Demirors, a person discharging managerial responsibility of the Group during such period, held a board seat. During the year ended December 31, 2023, the Group received a management fee rebate from 3iQ of $0.6 million of which $0 was receivable by December 31, 2023. All 3iQ CoinShares Bitcoin certificates were redeemed by the Group during the first quarter 2023.

Kingdom Trust

As of December 31, 2022, the Group had an investment in SBG 1320, LLC and Choice Fintech Group, LLC (formerly Kingdom Services Holdings LLC) (together, “Kingdom Trust”). The Group manages digital assets loans from the Kingdom Trust. As of December 31, 2022, $7.4 million and digital assets worth $4.2 million were due to the Kingdom Trust by the Group. Digital assets worth $0.7 million were also due to the Group from the Kingdom Trust. During 2023, there was a merger between Choice and WAO Holdings. The Group is entitled to a cash distribution and promissory note repayments as a result of this. At this point, the Group lost significant influence over this investment.

Shareholders

On January 10, 2023, the Group agreed to enter into block transactions with two shareholders to acquire 196,654 ordinary shares in the capital of CSIL, at a price per share equal to SEK 24 resulting in total consideration of SEK 4.7 million ($465 thousand). Of these, 75,000 shares were acquired from a person discharging managerial responsibility, and 121,654 shares were acquired from an entity affiliated with the Group. The transaction was completed on January 13, 2023.

On February 28, 2023, the Group agreed to enter into a block transaction with a shareholder with significant influence to acquire 50,000 ordinary shares in the capital of CSIL, at a price per share equal to SEK 33 resulting in total consideration of SEK 1.7 million ($0.2 million). The transaction was completed on March 10, 2023.

On March 24, 2023, the Group agreed to enter into a block transaction with a shareholder to acquire 160,000 ordinary shares in the capital of CSIL, at a price per share equal to SEK 29 resulting in total consideration of SEK 4.6 million ($0.4 million). The transaction was completed on March 31, 2023.

On May 26, 2023, the Group agreed to enter into a block transaction with a shareholder with significant influence to acquire 358,783 ordinary shares in the capital of CoinShares, at a price per share equal to SEK 30 resulting in total consideration of SEK 10.8 million ($1.0 million). The transaction was completed on June 14, 2023.

Richard Nash

Mr. Richard Nash was a person discharging managerial responsibility and a shareholder of CSIL, and is the interim Chief Financial Officer and a shareholder of the Company. As of December 31, 2023, the Group held 0.3 BTC on his behalf. During the year ended December 31, 2024, the Group undertook trades on his behalf of $0.2 million. As of December 31, 2024, the Group held 3 BTC ($0.3 million) on his behalf. As of December 31, 2025, the Group held 3 BTC ($0.26 million) on Mr. Nash’s behalf.

Daniel Masters

Mr. Daniel Masters was the chairman and a shareholder of CSIL, and is a director and shareholder of the Company. During the year ended December 31, 2023, the Group undertook trades on his behalf of 13.91 BTC, 134.10 ETH, 42,773.29 AVT, 258,552.22 USDC, 24,918.07 XTZ and 20,070.60 XRP equating to $0.93 million. During the year ended December 31, 2024, the Group undertook trades on Mr. Masters’ behalf in various assets equating to $7.9 million. During the year ended December 31, 2025, the Group undertook trades on his behalf equating to $1.7 million.

As of December 31, 2023 and 2024, the Group held no assets owed to Mr. Masters. As of December 31, 2023 and 2024, the Group held no assets owed to Mr. Masters. As of December 31, 2025, the Group held 225,300.42 XTZ ($0.1 million) owed to Mr. Masters.

As of December 31, 2023, 2024 and 2025, the Group also held a receivable from Mr. Masters and one other person jointly of $37.2 thousand in relation to an investment that was transferred using the Group as a broker.

Mr. Masters also has a holding in CS2LP. During the year ended December 31, 2023, Mr. Masters transferred $0.1 million of his holding to another Limited Partner. As of December 31, 2023, 2024 and 2025, Mr. Masters’ holding in CS2LP was valued at $7.1 million, $6.6 million and $9.7 million, respectively. As of December 31, 2025, $13,692.25 is payable in relation to his service as Chairman of the board of CSIL. Prior to the Closing of the Business Combination, the Group also paid amounts on behalf of Mr. Masters which were repaid regularly. The Group has paid $1.2 thousand on his behalf to April 30, 2026, of which $0.3 thousand is receivable as at the date hereof.

Jean-Marie Mognetti

Mr. Jean-Marie Mognetti was the Chief Executive Officer, a director and a greater than 10% shareholder of CSIL and is the Chief Executive Officer, a director and a greater than 10% shareholder of the Company. As of December 31, 2023, the Group held a balance of 30,000 AVT ($22.8 thousand) owed to Mr. Mognetti. During the year ended December 31, 2024, the Group undertook trades on his behalf of $0.3 million ($273,000). As of December 31, 2024, the Group held 9.08 BTC valued at $0.9 million due to Mr. Mognetti. During the year ended December 31, 2025, the Group undertook trades on his behalf of $0.5 million. As of December 31, 2025, the Group held 9.08 BTC ($804,500) owed to Mr. Mognetti.

Mr. Mognetti is also a director of Mognetti Partners Limited (“MPL”). During the year ended December 31, 2025, the Group undertook trades on behalf of MPL equating to $0.9 million. As of December 31, 2025, $317 thousand was outstanding from the Group to MPL.

Mr. Mognetti is also a director of Tactiques D’Avant-Garde (Jersey) Limited (“TAG”). During the year ended December 31, 2023, the Group undertook trades on behalf of TAG of 6.50 BTC, equating to $0.2 million. As of December 31, 2023, $0 was outstanding from TAG to the Group. There were no further transactions after this date.

Johan Lundberg

Mr. Johan Lundberg was a non-executive director of CSIL prior to the Business Combination. During the year ended December 31, 2023, the Group undertook trades on his behalf of 75,000 USDC and 105,000 USDT, equating to $0.2 million. As of December 31, 2023, the Group held no assets owed to Mr. Lundberg. During the year ended December 31, 2024, the Group undertook trades on his behalf of equating to $0.1 million. As December 31, 2024 and 2025, the Group held no assets owed to Mr. Lundberg.

StableMint

StableMint Limited is an investment of the Group. StableMint was acquired in 2025 through a share swap with shares owned by CSIL in GTSA. For the years ended December 31, 2025, 2024, and 2023, the Group settled expenditures on behalf of StableMint totaling $2 thousand, $2 thousand, and $0, respectively. As of December 31, 2025 and 2024, no amounts remained outstanding. As of October 29, 2025, the Group holds approximately 17.63% of Stable Mint as a minority shareholder.

Vine Hill’s Related Person Transactions

On May 28, 2024, the Sponsor purchased an aggregate of 7,666,667 Vine Hill Class B Shares for an aggregate purchase price of $25,000, of which 333,333 were subsequently forfeited following the partial exercise of the underwriters’ over-allotment option in the Vine Hill IPO. The number of Vine Hill Class B Shares issued was determined based on the expectation that the Vine Hill Class B Shares would represent 25% of the outstanding ordinary shares upon completion of the Vine Hill IPO. On September 12, 2024, Vine Hill closed on the underwriters’ partial exercise of their over-allotment option to purchase 2,000,000 Vine Hill Units and as a result of the underwriters’ partial exercise of the over-allotment option, 333,333 Vine Hill Class A Shares were forfeited, resulting in 7,333,334 Vine Hill Class B Shares being outstanding.

The Sponsor purchased an aggregate of 5,500,000 Vine Hill Private Warrants for a purchase price of $1.00 per warrant in the private placement. As such, the Sponsor’s interest in such transaction was valued at $5,500,000. Each Vine Hill Private Warrant entitled the holder thereof to purchase one Vine Hill Class A Share at a price of $11.50 per share, subject to adjustment as provided herein. The Vine Hill Private Warrants (including the Vine Hill Class A Shares issuable upon exercise of the Vine Hill Private Warrants) were surrendered for no consideration in connection with the Business Combination.

Prior to the Business Combination, the Sponsor, officers and directors or any of their respective affiliates were entitled to be reimbursed for any out-of-pocket expenses incurred in connection with activities on Vine Hill’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. No out-of-pocket expenses incurred in connection with activities on Vine Hill’s behalf were reimbursed.

At the time of the Vine Hill IPO, the Sponsor agreed to loan Vine Hill up to $300,000. These loans were non-interest-bearing, unsecured and were repaid upon completion of the Vine Hill IPO out of the $1,000,000 of offering proceeds that was allocated for the payment of offering expenses (other than underwriting commissions) not held in the Trust Account.

Commencing on the date on which Vine Hill’s securities were first listed on Nasdaq, Vine Hill began to pay an amount equal to $10,000 per month to an affiliate of the Sponsor for office space, administrative and shared personnel support services. These payments ended upon the Closing of the Business Combination.

Commencing on the date on which Vine Hill’s securities were first listed on Nasdaq, Vine Hill began to pay each of Mr. Petruska, its Chief Executive Officer and Mr. Zlotnitsky, its Chief Financial Officer, $33,000 per month for their services prior to the consummation of the Business Combination, of which $16,500 per month is payable on a current basis and the balance was payable and paid upon the consummation of the Business Combination. An aggregate of $309,748 was paid to Mr. Petruska and Mr. Zlotnitsky upon consummation of the Business Combination. In addition, commencing on the date on which Vine Hill’s securities were first listed on Nasdaq, Vine Hill began to pay Mr. Seavers, its Executive Director, director fees of $33,000 per month, all of which was payable and paid upon consummation of the Business Combination. An aggregate of $619,496 was paid to Mr. Seavers upon consummation of the Business Combination.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, Vine Hill entered into a Sponsor Support Agreement with Sponsor, CSIL and the Company (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor agreed (i) to vote its Vine Hill Ordinary Shares in favor of the Business Combination and all related transactions and proposals and withhold consent for any action that may result in breach of the Business Combination Agreement or otherwise impair the Closing, (ii) to waive any rights to adjustment or other anti-dilution or similar protections with respect to the rate that the Vine Hill Class B Shares held by Sponsor will convert into Vine Hill Class A Shares in connection with the Business Combination and related transactions, (iii) not to transfer, redeem or cause the redemption of any of the Vine Hill Class B Shares or Vine Hill Class A Shares held by Sponsor prior to or in connection with the consummation of the Business Combination, (iv) to forfeit and surrender the Sponsor Forfeited Shares, (v) to effect the Vine Hill Private Warrant Cancellation, (vi) to consummate the Sponsor Share Conversion one day prior to the Vine Hill Effective Time, (vii) to release any claims against Vine Hill, the Company, CSIL and SPAC Merger Sub with respect to any matter arising prior to the Closing, subject to customary exceptions and existing contractual rights and (viii) to cause to be forgiven, for no consideration, any loans made to Vine Hill by Sponsor, any member of Vine Hill or the Sponsor’s respective management teams or any other person.

DESCRIPTION OF SECURITIES

A summary of the material provisions governing our securities is set forth below. This summary is not complete and should be read together with the Articles, the Warrant Agreement, the Lock-Up Agreement, and the Registration Rights Agreement, each of which has been filed with the SEC. You are urged to read the Articles and the Warrant Agreement for a complete description of the rights and preferences of our securityholders.

General

CoinShares PLC (the “Company”) is a public company limited by shares organized under the laws of Jersey, and its affairs are governed by the Articles and the Companies (Jersey) Law 1991 (the “Jersey Companies Law”) (each as amended or modified from time to time).

The Ordinary Shares are listed on Nasdaq under the symbol “CSHR” and the Warrants are listed on Nasdaq under the symbol “CSHRW.”

Authorized Shares

The Company’s authorized share capital consists of an unlimited number of shares of no par value. The Ordinary Shares are registered shares.

The rights evidenced by the Ordinary Shares may be materially limited or qualified by the rights evidenced by any other class of securities authorized under the Articles, including shares with preferred or other special rights that may be issued by the Board of Directors from time to time.

Key Provisions of the Articles and the Jersey Companies Law Affecting CoinShares PLC’s Ordinary Shares or Corporate Governance

Voting Rights

All Ordinary Shares shall be entitled to vote. On a show of hands, every member present (other than by proxy) shall have one vote and on a poll, every member present (including by proxy) shall have one vote for each share of which it is the holder.

General meetings

Notice of every general meeting (including any general meeting called for the passing of a special resolution) shall be given by at least fourteen Clear Days’ Notice. A meeting called by shorter notice than that specified above shall nevertheless be deemed to have been duly called if it is so agreed by all the members entitled to attend and vote (in the case of an AGM) or by a majority in number of the members having a right to attend and vote holding not less than the minimum percentage of voting rights prescribed by the Jersey Companies Law (in the case of any other meeting).

General meetings may be held physically or subject to board approval, persons entitled to attend a general meeting may do so by participating in any means of communication (including communication by electronic means). Virtual attendance may also be permitted at a physical meeting.

Dividends

The right to dividends accrues to the person who is entered as holder of the shares in the share register and recorded in the record register on the record date set by shareholders when they declare a dividend at a general meeting of the Company’s shareholders. Dividends may be declared by an ordinary resolution of the shareholders (a resolution of the Company passed by a simple majority of the votes cast, in person or by proxy, at a general meeting by the Company’s shareholders entitled to do so) provided such dividend shall not exceed the amount recommended by the directors of the Company.

Return of capital

Subject to the requirements of the Jersey Companies Law and any additional rights or restrictions attaching to shares, on a winding up of the Company, the assets available for distribution among the shareholders shall be apportioned and distributed pro rata according to the number of shares in issue.

The whole or any part of the assets of the Company may also be divided among the shareholders in-specie (whether or not such assets consist of property of one kind or different kinds). The liquidator (or, where there is no liquidator, the directors) may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or vest the whole or any part of the assets of the Company in trustees upon such trusts for the benefit of the shareholders. However, no shareholder shall be compelled to accept any assets upon which there is a liability.

Transfer of shares

Subject to the Jersey Companies Law, all transfers of shares must be effected using an instrument of transfer. The instrument of transfer must be in writing in any usual common form or any form approved by the Directors.

Variation of rights

Changes in shareholders’ rights as set out in the Articles require approval by special resolution of the Company at a general meeting. If the change relates to only a class of shareholders (where there are different classes), such changes will require sanction by special resolution passed at a meeting of that class of shareholders or written consent of shareholders of at least 67% of the issued shares of the relevant class. The conditions for changing shareholders’ rights correspond to the provisions of the Jersey Companies Law

Share capital and changes in capital

The Company is a no par value company with no limit on the number of shares which may be issued by the Company including where there are different share classes in the capital of the Company. Subject to the provisions of the Jersey Companies Law, the share capital of the Company may be amended in any way by a special resolution of the shareholders.

There are no sinking fund provisions applicable to the Ordinary Shares. Holders of Ordinary Shares are not liable to further capital calls by the Company. There are no provisions in the Articles that discriminate against any existing or prospective holder of Ordinary Shares as a result of such shareholder owning a substantial number of shares.

Disclosure of interests

The Jersey Companies Law provides that, notwithstanding a conflict of interest, a director may participate in a transaction if the Articles permit it to do so.

Under the Articles, the following applies with respect to the directors’ interests. Subject to the provisions of the Jersey Companies Law, as long as a director of CoinShares PLC has disclosed the nature and extent of their interest to the board, such director can:

•        be a party to, or otherwise have an interest in, any transaction or arrangement with the Company or in which the Company has a direct or indirect interest;

•        be a director, officer or employee of or a party to a transaction or arrangement with, or otherwise interested in, any corporate body in which the Company has any interest whether direct or indirect;

•        act by themselves or through their firm in a paid professional role for the Company (other than as auditor); and

•        be a director who has, and is permitted to have, any interest referred to in the above paragraphs can keep any remuneration or other benefit which they derive as a result of having that interest as if they were not a director.

Any disclosure may be made at a meeting of the board, by notice in writing or by general notice or otherwise in accordance with the Jersey Companies Law.

Untraced shareholders

If a shareholder cannot be reached and their dividend remains unclaimed for a period of ten years from the date of declaration, their claim regarding the amount of payment to the Company remains for ten years. At the end of the ten-year period, the dividend will accrue to the Company.

Directors

Directors may be appointed or removed by the shareholders by ordinary resolution of the shareholders. Subject to the foregoing, each director shall hold office until they resign, retire, are disqualified, or are otherwise removed in accordance with the Articles.

The Board of Directors is not classified and there is no cumulative voting.

Redemption

Subject to the Jersey Companies Law, shares in the capital of the Company may be converted into shares which are to be redeemed or are liable to be redeemed at the option of the Company or at the option of the holder on such terms and in such manner as may be determined by special resolution.

Limitations on Rights to Own Securities

There are no limitations imposed by Jersey law or by the Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the Ordinary Shares.

Anti-Takeover Provisions

The Articles and Jersey law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by the Board of Directors and therefore depress the trading price of the Ordinary Shares. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the then-current members of the Board of Directors or taking other corporate actions, including effecting changes in management. Among other things, the Articles include provisions regarding:

•        the authority of the Board of Directors to issue shares in one or more classes with preferred or other special rights and to determine by resolution the rights, preferences, limitations and restrictions attaching to such shares, without shareholder approval, which may operate in a manner similar to so-called “blank check” preference shares and could be used, among other things, to significantly dilute the ownership of a hostile acquirer; the limitation of the liability of and the indemnification of, the Company’s directors and officers;

•        controlling the procedures for the conduct and scheduling of the Board of Directors and shareholder meetings; and

•        the requirement for the affirmative vote of holders of at least 66 2/3% of the total voting power of all of the then issued voting shares of the Company entitled to vote thereon, voting together as a single class, to amend or modify certain provisions in the Articles which could preclude shareholders from bringing matters before annual or special meetings of shareholders and delay changes in the Board of Directors and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Board of Directors or management.

Ownership Disclosure

The Articles do not contain a provision requiring the disclosure of shareholder ownership at a certain threshold.

Conditions Governing Changes in Capital

The Articles do not impose conditions on changes in capital that are more stringent than those required by the Jersey Companies Law. Subject to the provisions of the Jersey Companies Law, the share capital of the Company may be amended in any way by a special resolution of the shareholders. The Board of Directors is authorized to issue new shares, including shares with preferred or other special rights, without shareholder approval, subject to the terms of the Articles and the Jersey Companies Law.

Comparison of Jersey Corporate Law and Delaware Corporate Law

Jersey companies are governed by the Jersey Companies Law. The Jersey Companies Law differs from laws applicable to Delaware corporations and their shareholders. For comparison purposes, set forth below is a summary of some significant differences between the laws applicable to companies incorporated in the State of Delaware and the provisions of the Jersey Companies Law applicable to the Company.

DELAWARE CORPORATE LAW	JERSEY CORPORATE LAW
Mergers and similar arrangements; Appraisal rights

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock, without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

A sale or disposal of all or substantially all the assets of a Jersey company must be approved by the board of directors and, only if the articles of association of the company require, by the shareholders in a general meeting. A merger involving a Jersey company must be generally documented in a merger agreement which must be approved by special resolution (being a two-thirds majority, if the articles of association of the company do not specify a greater majority) of shareholders of that company.

There are no appraisal rights under Jersey company law.

Shareholders’ suits

Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at least the shareholder making the application.

There may also be customary law personal actions available to shareholders. Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders.

Shareholder vote on board and management compensation
Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	The board of directors may set the compensation of directors and members of management.

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Annual vote on board renewal

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of shareholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

Unless otherwise stated in a company’s articles of association, directors of Jersey companies may be elected at any meeting of shareholders including the annual general meeting. Re-election is possible.

Classified boards are permitted.

Indemnification of directors and executive officers and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors and officers of the corporation for monetary damages for breach of a fiduciary duty as a director or officer, except no provision in the certificate of incorporation may eliminate or limit the liability of a director or officer for:

•   any breach of the duty of loyalty to the corporation or its shareholders;

•   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   statutory liability for unlawful payment of dividends or unlawful share purchase or redemption; or

•   any transaction from which the director or officer derived an improper personal benefit.

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty.

However, currently a Jersey company may exempt from liability, and indemnify directors and officers, for liabilities:

•   incurred in defending any civil or criminal legal proceedings where:

•   judgment is given in the person’s favor or the person is acquitted;

•   the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

•   the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings;

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

•   incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company;

•   incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty or breach of trust under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

•   incurred in a case in which the company normally maintains insurance for persons other than directors.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•   by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•   by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

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• by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or • by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Directors’ fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components:

•   the duty of care; and

•   the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and make informed decisions based on, all material information reasonably available.

Under the Jersey Companies Law, a director of a Jersey company, in exercising the director’s powers and discharging the director’s duties, has a duty to

•   act honestly and in good faith with a view to the best interests of the company; and

•   exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Customary law is also an important source of law in the area of directors’ duties in Jersey as it expands upon and provides a more detailed understanding of the general duties and obligations of directors. The Jersey courts view English common law as highly persuasive in this area.

In summary, the following duties will apply as manifestations of the general fiduciary duty under the Jersey Companies Law: a duty to act in good faith and in what he or she bona fide considers to be the best interests of the company; a duty to exercise powers for a proper purpose; a duty to avoid any actual or potential conflict between his or her own and the company’s interests; and a duty to account for profits and not take personal profit from any opportunities arising from his or her directorship, even if he or she is acting honestly and for the good of the company. However, the articles of association of a company may permit the director to be personally interested in arrangements involving the company (subject to the requirement to have disclosed such interest).

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Shareholder action by written consent
A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.

If permitted by the articles of association of a company, a written consent signed and passed by the specified majority of members may affect any matter that otherwise may be brought before a shareholders’ meeting, except for the removal of a company’s auditors. Such consent shall be deemed effective when the instrument, or the last of several instruments, is signed by the specified majority of members or on such later date as is specified in the resolution.

Shareholder proposals; Special meetings of shareholders

A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents.

A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Jersey Companies Law does not provide for a shareholder right to put a proposal before the shareholders at the annual general meeting.

Shareholders holding 10% or more of a Jersey company’s voting rights and entitled to vote at the relevant meeting may legally require such company’s directors to call a meeting of shareholders. The JFSC may, at the request of any officer, secretary or shareholder, call or direct the calling of an annual general meeting. Failure to call an annual general meeting in accordance with the requirements of the Jersey Companies Law is a criminal offence on the part of a Jersey company and its directors and secretary.

Cumulative voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors may be permitted in the corporation’s certificate of incorporation.	There are no provisions in the Jersey Companies Law relating to cumulative voting.
Removal of directors

A director of a Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

There is no statutory right under Jersey Companies Law for shareholders to nominate, appoint or remove directors of a company.

If provided for in the articles of association, a director may be removed from office by the holders of ordinary shares by special resolution or other threshold only for “cause” (as defined in the articles of association). In addition, a director may be removed from office by the board of directors by resolution made by the board of directors for “cause” if the articles of association provide for such a right. The Company’s Articles do not permit removal of a director by the other directors.

Transactions with interested directors

Interested director transactions are permissible and may not be legally voided if:

•   either a majority of disinterested directors, or a majority of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction in good faith upon disclosure or knowledge of all material facts as to the interested directors’ relationship or interest as to the contract or transaction; or

An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware.

Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.

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• the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution of shareholders and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Transactions with interested shareholders

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting shares within the past three years.

This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Jersey Companies Law has no comparable provision. As a result, a Jersey company cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Jersey law does not regulate transactions between a company and its significant shareholders, as a general matter, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved in writing by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Jersey Companies Law, a Jersey company may be voluntarily dissolved, liquidated or wound up by a special resolution of the shareholders. In addition, a company may be wound up by the courts of Jersey if the court is of the opinion that it is just and equitable to do so or that it is expedient in the public interest to do so.

Alternatively, a creditor with a claim against a Jersey company of not less than £3,000 may apply to the Royal Court of Jersey for the property of that company to be declared en désastre (being the Jersey law equivalent of a declaration of bankruptcy). Such an application may also be made by the Jersey company itself without having to obtain any shareholder approval.

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Variation of rights of shares
A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under Jersey law, the rights attached to any class of shares may only be varied (unless otherwise provided in the articles of association or by the terms of issue of that class) with the written consent of the holders of two-thirds of the shares of such class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Our Articles of Association state that the rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class or with the written consent of not less than 67% of the issued shares of that class.

Amendment of governing documents
A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

The memorandum of association and the articles of association of a Jersey company may only be amended by special resolution (being a two-thirds majority if the articles of association of the company do not specify a greater majority) passed by shareholders in general meeting or by written resolution (if not prohibited by the articles of association) signed by either all the shareholders entitled to vote or, if authorized by the articles of association, the specified majority (being a two-thirds majority if the articles of association of the company do not specify a greater majority).

Blank check preferred stock/shares

A Delaware corporation’s certificate of incorporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares. In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Our Articles give the board of directors the right to provide for other classes of shares, including shares with preferred or other special rights, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans.

Where the United Kingdom City Code on Takeovers and Mergers does not apply to a company, Jersey law does not prohibit a company from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Inspection of books and records

Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

The register of shareholders and books containing the minutes of general meetings or of meetings of any class of shareholders of a Jersey company must during business hours be open to the inspection of a shareholder of the company without charge. The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge.

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Payment of dividends

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board of directors may declare and pay dividends upon the shares of its capital stock either:

•   out of its surplus; or

•   in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Subject to restrictions in a company’s articles of association, under Jersey Companies Law, a no par value Jersey company may make a distribution at any time and debit out of the stated capital account provided that the directors of the company who authorize the distribution make a solvency statement in the prescribed form confirming that they have formed the opinion that immediately following the date on which the distribution is proposed and for a 12 month period thereafter the company will be able to discharge its liabilities as they fall due.

Shareholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without shareholder approval.	Likewise, authorizing directors must also make a statutory solvency statement in the event of redeeming or purchasing the company’s shares.
Creation and issuance of new shares

All creation of shares requires the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation or shall be stated and expressed in the certificate of incorporation.

Pursuant to authority vested in the board of directors under the memorandum and articles of association, the board of directors may authorize the issuance of new shares through a resolution.

Warrants

There are 10,999,993 Warrants outstanding.

Each Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed herein, at any time commencing 30 days after the completion of the Business Combination, provided that the Company has an effective registration statement under the Securities Act (other than a registration statement on Form S-4 or F-4, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity) covering the Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a “cashless basis” under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of Ordinary Shares. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act (other than a registration statement on Form S-4 or F-4, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity) with respect to the Ordinary Shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue Ordinary Shares upon exercise of a Warrant unless the Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire without value to the holder. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Ordinary Share underlying such unit.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement registering, under the Securities Act, the issuance of the Ordinary Shares issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination (by June 25, 2026) and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement. If any such registration statement has not been declared effective by the 60th business day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by SEC, and during any other period when the Company shall fail to have maintained an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) or another exemption) for that number of Ordinary Shares per Warrant equal to (A) the quotient obtained by dividing (x) the excess of the “10-Day Average Closing Price” (as defined below) as of the date of exchange over the exercise price of the Warrants by (y) the 10-Day Average Closing Price as of the date of exchange. “10-Day Average Closing Price” shall be, as of any date, the average last reported sale price of the Ordinary Shares as reported during the ten-trading day period ending on the trading day prior to such date.

Notwithstanding the above, if the Ordinary Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its commercially reasonable efforts to register or qualify the issuance of shares under applicable blue sky laws to the extent an exemption is not available. To exercise Warrants on a cashless basis, each holder would pay the exercise price by surrendering the Warrants in exchange for a number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of (i) the number of Ordinary Shares underlying the Warrants, and (ii) the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) such fair market value. Solely for the purposes of the preceding sentence, “fair market value” shall mean the 10-Day Average Closing Price.

Redemption of the Company’s Warrants

Beginning 30 days after completion of the Business Combination, the Company may redeem the outstanding Warrants for cash:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders. The Company will not redeem the Warrants as described above unless a registration statement under the Securities Act (other than a registration statement on Form S-4 or S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity) covering the Ordinary Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those Ordinary Shares is available throughout such 30 trading day period and the 30-day redemption period.

If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each warrantholder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding Ordinary Shares is increased by a share dividend payable in Ordinary Shares, or by a subdivision of Ordinary Shares or other similar event, then, on the effective date of such share dividend, subdivision or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Ordinary Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion, (ii) 10-day average closing price means, as of any date, the average last reported sale price of the Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to such date and (iii) fair market value means the 10-day average closing price the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a proposed initial business combination, or (d) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) in a manner that would affect the substance or timing of our obligation to redeem 100% of our Ordinary Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other provision relating to the rights of holders of our Ordinary Shares or pre-initial business combination activity, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter. The Warrant Agreement provides that no adjustment to the number of the Ordinary Shares issuable upon exercise of a Warrant will be required until cumulative adjustments amount to 1% or more of the number of Ordinary Shares issuable upon exercise of a Warrant as last adjusted. Any such adjustments that are not made will be carried forward and taken into account in any subsequent adjustment. All such carried forward adjustments will be made (i) in connection with any subsequent adjustment that (taken together with such carried forward adjustments) would result in a change of at least 1% in the number of Ordinary Shares issuable upon exercise of a Warrant and (ii) on the exercise date of any Warrant.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of the securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of our Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes warrant value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The warrant exercise price will not be adjusted for other events.

The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in this Prospectus, but requires the approval by the holders of at least 50% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Ordinary Shares or any voting rights until they exercise their Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

The Warrant Agreement provides that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Risks Related to the Company’s Securities — The Warrant Agreement designates the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which limits the ability of Warrant holders to obtain a favorable judicial forum for disputes with the Company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the warrantholder.

The Warrants are not shares of capital stock and do not represent an equity interest in the Company. There is no minimum offer price and no coupons attach to the Ordinary Shares or the Warrants.

Lock-Up

In connection with the execution and delivery of the Business Combination Agreement, the Sponsor and certain former CSIL shareholders (collectively, the “Lock-Up Parties” and each, a “Lock-Up Party”) entered into a Lock-Up Agreement, effective as of the Closing Date (the “Lock-Up Agreement”), with the Company, Holdco and Vine Hill, pursuant to which the Lock-Up Parties agreed that the Ordinary Shares of the Company received by each such Lock-Up Party are subject to transfer restrictions, as described below, subject to certain exceptions. The Ordinary Shares of the Company held by each Lock-Up Party are locked up until the earlier of (i) six (6) months after the Closing Date and (ii) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization, tender offer, takeover offer, scheme of arrangement or other similar transaction after the Closing Date which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Beginning on the date that is 90 days after the Closing Date, any former CSIL shareholder prior to the Business Combination that is subject to a Lock-Up Agreement other than any executive officer, founder or director of the Company or their respective affiliates, may transfer up to 20% of their respective Ordinary Shares, so long as the closing sales price of the Ordinary Shares equals or exceeds $18.00 per share for at least 20 trading days within any 30 consecutive trading day period commencing any time 60 days after the Closing Date. Any former CSIL shareholder prior to the Business Combination that is subject to a Lock-Up Agreement may transfer all of their respective Ordinary Shares, so long as the closing sales price of the Ordinary Shares equals or exceeds $22.00 per share for at least 20 trading days within any 30 consecutive trading day period commencing any time after the Closing Date.

Amended and Restated Registration Rights Agreement

Vine Hill entered into a registration rights agreement (the “Original Registration Rights Agreement”) with respect to the Class A Ordinary Shares issuable upon conversion of Vine Hill Class B Shares, Vine Hill Private Warrants and warrants that may be issued upon conversion of working capital loans (and any Vine Hill Class A Shares issuable upon the exercise of the Vine Hill Private Warrants or warrants issued upon conversion of the working capital loans). At the Closing, the Company, SPAC Merger Sub, the Sponsor and certain holders of Ordinary Shares amended and restated such registration rights agreement, by entering into a new Registration Rights Agreement (the “Registration Rights Agreement”) that terminated and replaced the Original Registration Rights Agreement. Among other things, the Registration Rights Agreement provides that the Sponsor and such other holders have certain customary registration rights, on the terms and subject to the conditions set forth in the Registration Rights Agreement, with respect to securities of the Company that they hold following the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of the Ordinary Shares as of the May 14, 2026 by:

•        each person known by us to be the beneficial owner of more than 5% of outstanding Ordinary Shares

•        each of the Company’s executive officers and directors; and

•        all of the Company’s directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

As of May 14, 2026, there are 131,780,209 Ordinary Shares issued and outstanding.

Based solely on information that is known to the Company as of May 14, 2026, and including Cede & Co., we believe approximately 6.82% of the Ordinary Shares are held in the host country and there are three record holders of Ordinary Shares in the host country and approximately 100% of the Warrants and held in the host country and there is 3 record holder of Warrants in the host country.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

Name and Address of Beneficial Owner	Number of Ordinary Shares Owned	Percentage of Outstanding Ordinary Shares
Directors and Executive Officers
Jean-Marie Mognetti(1)	21,668,490	16.4%
Daniel Masters(2)	21,610,244	16.4%
Richard Nash	96,913	*
Caroline D. Pham	—	—
Paul Grinberg	—	—
Christopher D. Myers	—	—
All directors and executive officers as a group (6 individuals)	43,355,358	32.9%
Other 5% Percent Holders
Russell Newton(3)	15,253,427	11.6%
Alan Howard(4)	14,431,011	11.0%

____________

*        Less than 1%.

(1)      Interests shown are held by Mognetti Partners Limited. Jean-Marie Mognetti is the sole director of Mognetti Partners Limited.

(2)      Excludes 3,282,696 Ordinary Shares purchasable by Mr. Masters upon the exercise of 13 European-style call options held by Mr. Masters which, as of the date of this Prospectus, are not exercisable within 60 days of the date hereof.

(3)      Consists of (i) 492,399 Ordinary Shares held directly by Russell Newton, (ii) 14,671,667 Ordinary Shares held by Vitruvius Holdings Limited, and (iii) 89,361 Ordinary Shares held by GABI Ventures Limited. As the sole shareholder, Mr. Newton may be deemed to beneficially own the shares held by Vitruvius Holdings Limited. As the sole director, Mr. Newton may be deemed to beneficially own the shares held by GABI Ventures Limited. The business address of Mr. Newton is Villa Capri, la Route de la Cote, St Martin, Jersey, JE3 6DR.

(4)      Consists of (i) 12,063,261 Ordinary Shares held directly by the Reporting Person and (ii) 2,367,750 Ordinary Shares held by Brevan Howard Nominee Services Limited on behalf of, and as nominee of, the Reporting Person. The Reporting Person may be deemed to beneficially own the Ordinary Shares held by Brevan Howard Nominee Services Limited on behalf of, and as nominee of, the Reporting Person. The business address of Mr. Howard is Rue du Rhone 7, 1204 Geneva, Switzerland.

SELLING SHAREHOLDERS

This Prospectus relates to the possible resale by the Selling Shareholders from time to time of an aggregate of 105,610,080 Ordinary Shares.

The Selling Shareholders may offer and sell, from time to time, any or all of the Resale Shares being offered for resale by this Prospectus after the applicable lock-up period elapses. Please see the section entitled “Description of Securities” for further information regarding the rights and restrictions of these Resale Shares.

In this Prospectus, the term “Selling Shareholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this Prospectus forms a part or by a supplement to this Prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the Resale Shares covered by this Prospectus after the date of this Prospectus from the named Selling Shareholders as a gift, pledge, partnership distribution or other non-sale related transfer.

Certain of the Selling Shareholders have purchased their respective Ordinary Shares at prices lower than current market prices and may therefore experience a positive rate of return on their investment, even if our public shareholders experience a negative rate of return on their investment. As a result, the Selling Shareholders are able to recognize a greater return on their investment than shareholder or holders of Warrants acquired in the public market. Furthermore, the Selling Shareholders may earn a positive rate of return even if the price of the Ordinary Shares declines significantly. As a result, the Selling Shareholders may be willing to sell their shares at a price less than shareholders that acquired their Ordinary Shares in the public market or at higher prices than the price paid by such Selling Shareholders, the sale of which would result in the Selling Shareholders realizing a significant gain even if other shareholders experience a negative rate of return. For example, in connection with Vine Hill IPO, the Sponsor and its affiliates paid an aggregate of $25,000, or approximately $0.006 per share, for an aggregate of 4,400,001 Founder Shares that were converted to Ordinary Shares at the Closing of the Business Combination. Even when our trading price is significantly below $10.00, the offering price for the units offered in the Vine Hill IPO, as it currently is certain of the selling shareholders, including the Sponsor and its affiliates, may still have an incentive to sell Ordinary Shares because they purchased the shares at prices lower than the public investors or the current trading price of our Ordinary Shares. For example, based on the closing price of our Ordinary Shares of $6.32 on May 14, 2026, Alan Howard would experience a potential profit of up to approximately $5.49 per share and the Sponsor and its affiliates would experience a potential profit of up to approximately $6.314 per share. The sale or possibility of sale of the Ordinary Shares, including those pursuant to this Prospectus, could have the effect of increasing the volatility in Ordinary Share price or putting significant downward pressure on the price of Ordinary Shares. The Ordinary Shares being offered for resale by the Selling Shareholders pursuant to this Prospectus represent approximately 74.0% of our total issued and outstanding Ordinary Shares on a fully diluted basis (assuming and after giving effect to the issuance of 10,999,993 Ordinary Shares upon exercise of all outstanding Warrants). The table below sets forth, as of the date of this Prospectus, the name of the Selling Shareholders for which we are registering Resale Shares for resale to the public, and the aggregate principal amount that the Selling Shareholders may offer pursuant to this Prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over securities they own or have the right to acquire within 60 days, as well as securities for which they have the right to vote or dispose of such securities. Also, in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, securities which a person has the right to acquire within 60 days of the date of this Prospectus are included both in that person’s beneficial ownership as well as in the total number of securities issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same securities may be reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same securities.

Because each Selling Shareholders may dispose of all, none or some portion of their Resale Shares, no estimate can be given as to the number of Resale Shares that will be beneficially owned by a Selling Shareholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the Resale Shares covered by this Prospectus will be beneficially owned by the Selling Shareholder and further assumed that the Selling Shareholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. Please see the section titled “Plan of Distribution” for further information regarding the Selling Shareholders’ method of distributing these Resale Shares.

Name	Ordinary Shares Beneficially Owned Prior to Offering	Ordinary Shares Registered Hereby	Ordinary Shares Beneficially Owned After Sale of All Ordinary Shares Offered Hereby
Mognetti Partners Limited(1)	21,668,490	21,668,490	—
Daniel Masters(2)	21,610,244	24,892,904	—
Russell Paul Newton(3)	15,253,427	15,253,427	—
Alan Howard(4)	12,063,261	12,063,261	—
Alyeska Master Fund, L.P.(5)	9,275,886	6,564,647	2,711,239
Discovery Global Opportunity Master Fund, Ltd.(6)	6,495,570	5,951,012	544,558
Vine Hill Capital Sponsor I LLC(7)	4,400,001	4,400,001	—
Adam Levinson	3,603,445	3,603,445	—
Somerston Funding Limited(8)	2,683,150	2,683,150	—
Brevan Howard Nominee Services Limited, as Nominee for Alan Howard(9)	2,367,750	2,367,750	—
Meltem Demirors(10)	2,254,150	2,254,150	—
Horseferry Trading Pte Ltd(11)	2,203,029	2,203,029	—
Somerston Group Treasury Limited(12)	1,008,812	1,008,812	—
Richard Stephen Nash(13)	96,913	96,913	—
Pierre Albert Gervais Porthaux(14)	92,078	92,078	—
Viktor Fritzen and Anna Fritzen(15)	74,407	74,407	—
Carsten Koppen(16)	26,762	26,762	—
Carl Johan Lundberg(17)	4,559	4,559	—
William Edward Paul Davidson(18)	5,343,441	5,343,441	—

____________

(1)      The Ordinary Shares are held by Mognetti Partners Limited. Jean-Marie Mognetti is the sole member and director of Mognetti Partners Limited and has sole voting and investment power over the Ordinary Shares held by Mognetti Partners Limited. The address of Mognetti Partners Limited and Mr. Mognetti is 2 Hill Street, St Helier, Jersey, JE2 4UA. Mr. Mognetti is the Chief Executive Officer and a director of the Company, and the Chief Executive Officer and a director of CSIL. The Company is the indirect owner of CoinShares Capital LLC, a registered broker-dealer (CRD# 170506), through its subsidiaries CoinShares International Limited, CoinShares Capital Markets (UK) Limited and CoinShares Co. As a director of the Company, Mr. Mognetti may be deemed to be an affiliate of CoinShares Capital LLC. Mognetti Partners Limited has certified that it acquired the securities to be resold in the ordinary course of business and, at the time of the purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(2)      The Ordinary Shares are held by Daniel Masters. Mr. Masters has been a director of the Company since March 31, 2026, and previously served as Non-Executive Chairman of the Board (December 2021 to April 30, 2026) and director (June 2018 to April 30, 2026) of CoinShares International Limited, which is now a wholly owned subsidiary of the Company. Ordinary Shares Registered Hereby consists of (i) 21,610,244 Ordinary Shares owned by Mr. Masters and (ii) 3,282,660 Ordinary Shares purchasable by Mr. Masters upon the exercise of 13 European-style call options held by Mr. Masters which, as of the date of this Prospectus, are not exercisable within 60 days of the date hereof. The address of Mr. Masters is 2 Hill Street, St Helier, Jersey, JE2 4UA.

(3)      Consists of (i) 492,399 Ordinary Shares held by Russell Paul Newton; (ii) 14,671,666 Ordinary Shares held by Vitruvius Holdings Limited, a company of which Russell Paul Newton is the sole shareholder and director; and (iii) 89,361 Ordinary Shares held by GABI Ventures Limited, a company of which Russell Paul Newton is a majority shareholder and sole director. The address of each of Russell Paul Newton, Vitruvius Holdings Limited and GABI Ventures Limited is Villa Capri, La Route de la Cote, St. Martin, Jersey, JE3 6DR.

(4)      Alan Eldad Howard has sole voting and investment power over the Ordinary Shares reported in this footnote. Alan Howard is an affiliate of a broker-dealer and has certified that he acquired the securities to be resold in the ordinary course of business and, at the time of the purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Mr. Howard’s address is Cours des Bastions 14, 1205, Geneva, Switzerland. See also footnote (10) below with respect to 2,367,750 Ordinary Shares held by Brevan Howard Nominee Services Limited as nominee for Alan Howard.

(5)      Ordinary Shares Beneficially Owned Prior to Offering consists of (i) 6,564,647 PIPE Shares, (ii) 1,465,460 Ordinary Shares acquired outside of the PIPE and (iii) 1,245,779 Ordinary Shares underlying Warrants. Ordinary Shares Registered Hereby consists of 6,564,647 PIPE Shares. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(6)      Ordinary Shares Beneficially Owned Prior to Offering consists of (i) 5,951,012 Ordinary Shares received as consideration in the Scheme of Arrangement and (ii) 544,558 Ordinary Shares purchased after the Closing. Ordinary Shares Registered Hereby excludes Ordinary Shares purchased after the Closing. Robert K. Citrone, the portfolio manager of Discovery Global Opportunity Master Fund, Ltd., may be deemed to share beneficial ownership of the reporting Ordinary Shares. The address of Discovery Global Opportunity Master Fund, Ltd. is 20 Marshall Street, Suite 310, South Norwalk, CT 06854.

(7)      Nicholas Petruska, Managing Member of the Sponsor, may be deemed to share beneficial ownership of the Ordinary Shares owned by the Sponsor. Mr. Petruska disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest Mr. Petruska may have therein, directly or indirectly. Prior to the Closing, Mr. Petruska was the Chief Executive Officer and a director of Vine Hill. The address of the Sponsor is 500 E. Broward Blvd., Suite 900, Fort Lauderdale, FL 33394.

(8)      The Ordinary Shares are held by Somerston Funding Limited. Somerston Funding Limited is a wholly-owned subsidiary of Somerston Group International Holdings Limited. Somerston Group International Holdings Limited is a wholly-owned subsidiary of Carlton Investment Trust Limited. Carlton Investment Trust Limited is a wholly owned subsidiary of The Diana Hudson Family Settlement. Carlton Limited, and Carlton Protector Limited are the Trustee, and Protector, respectively of The Diana Hudson Family Settlement. The controllers of the trustee are Alex Ohlsson, Tracy Clarke and Jon Rees, the Settlor is Ruth Diana Claire Hudson. The address of each of Somerston Funding Limited, Somerston Group International Holdings Limited, Carlton Investment Trust Limited, Carlton Limited, Carlton Protector Limited, The Diana Hudson Family Settlement, Alex Ohlsson, Tracy Clarke, Jon Rees and Ruth Diana Claire is 4th Floor, Windward House, La Route de la Liberation, St. Helier, JE2 3BQ, Jersey.

(9)      The Ordinary Shares are held by Brevan Howard Nominee Services Limited as nominee for Alan Howard, who is the ultimate beneficial owner of these Ordinary Shares. Brevan Howard Nominee Services Limited is an affiliate of a broker-dealer and has certified that it acquired the securities to be resold in the ordinary course of business and, at the time of the purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address of Brevan Howard Nominee Services Limited is 6th Floor, 37 Esplanade, St Helier, Jersey, JE2 3QA.

(10)    Meltem Demirors served as Chief Strategy Officer of the Company (or its predecessor) on a full-time basis until January 2024, and thereafter served as an Advisor on a part-time basis from January 2024 until March 2025.

(11)    The Ordinary Shares are held by Horseferry Trading Pte Ltd. Lim Li Chia, as Director of Horseferry Trading Pte Ltd, has the power to vote or dispose of the Ordinary Shares held by Horseferry Trading Pte Ltd. The address of Horseferry Trading Pte Ltd is 114 Lavender Street, CT Hub 2, 08-52, Singapore 338729.

(12)    The Ordinary Shares are held by Somerston Group Treasury Limited. Somerston Group Treasury Limited is a wholly-owned subsidiary of Somerston Group Limited. Somerston Group Limited is a wholly-owned subsidiary of Carlton Investment Trust Limited. Carlton Investment Trust Limited is a wholly-owned subsidiary of The Diana Hudson Family Settlement. Carlton Limited, and Carlton Protector Limited are the Trustee, and Protector, respectively of The Diana Hudson Family Settlement. The controllers of the trustee are Alex Ohlsson, Tracy Clarke and Jon Rees, the Settlor is Ruth Diana Claire Hudson. The address of each of Somerston Funding Limited, Somerston Group International Holdings Limited, Carlton Investment Trust Limited, Carlton Limited, Carlton Protector Limited, The Diana Hudson Family Settlement, Alex Ohlsson, Tracy Clarke, Jon Rees and Ruth Diana Claire is 4th Floor, Windward House, La Route de la Liberation, St. Helier, JE2 3BQ, Jersey.

(13)   Richard Stephen Nash serves as Interim Chief Financial Officer of the Company. The Company is the indirect owner of CoinShares Capital LLC, a registered broker-dealer (CRD# 170506), through its subsidiaries CoinShares International Limited, CoinShares Capital Markets (UK) Limited and CoinShares Co. As an officer of the Company, Mr. Nash may be deemed to be an affiliate of CoinShares Capital LLC. Mr. Nash has certified that he acquired the securities to be resold in the ordinary course of business and, at the time of the purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The address of Mr. Nash is 2 Hill Street, St Helier, Jersey, JE2. Excludes 401,283 Ordinary Shares issuable upon the exercise of options held by Mr. Nash that are not exercisable within 60 days.

(14)    Consists of (i) 82,960 Ordinary Shares held by Pierre Albert Gervais Porthaux and (ii) 9,118 Ordinary Shares held by Valentina Porthaux, the spouse of Pierre Albert Gervais Porthaux. Pierre Albert Gervais Porthaux serves as Head of Quantitative Research and Development of CoinShares International Limited and is an employee and member of the Executive Committee of CoinShares International Limited.

(15)    Viktor Fritzen was a director of CSIL until April 30, 2026.

(16)    Carsten Koppen was a director of CSIL until April 30, 2026.

(17)    Carl Johan Lundberg was a director of CSIL until April 30, 2026.

(18)    William Edward Paul Davidson served on the nomination committee of CSIL for three years ending August 2025.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Resale Shares received after the date of this Prospectus from a Selling Shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Resale Shares on any stock exchange, market or trading facility on which the Ordinary Shares or Warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of Resale Shares or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the Resale Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        through trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this Prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their Resale Shares on the basis of parameters described in such trading plans;

•        through one or more underwritten offerings on a firm commitment or best-efforts basis;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        distributions to their members, partners, or stockholders;

•        short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers may agree with the Selling Shareholders to sell a specified number of such Resale Shares at a stipulated price per share or warrant;

•        through agents;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this Prospectus. The Selling Shareholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

In connection with the sale of the Resale Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell Resale Shares short and deliver these securities to close out their short positions, or loan or pledge the Resale Shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Resale Shares offered by this Prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Resale Shares to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Shareholders. Upon any exercise of the Vast warrants by payment of cash, however, we will receive the exercise price thereof.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Resale Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Resale Shares may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution of Resale Shares to its members, partners or stockholders pursuant to the registration statement of which this Prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the Resale Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

In order to comply with the securities laws of some states, if applicable, the Resale Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Resale Shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of Resale Shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Resale Shares offered by this Prospectus.

We have agreed with the Selling Shareholders to keep the registration statement of which this Prospectus constitutes a part effective until all of the Resale Shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of the Ordinary Shares underlying the Warrants and the offer and resale of the Resale Shares by the Selling Shareholders. With the exception of the SEC registration fee, all amounts are estimates.

	U.S. Dollar
SEC Registration Fee	$102,000	[1]
Legal Fees and Expenses	*
Accounting Fees and Expenses	70,000
Printing Expenses	*
Miscellaneous Expenses	*
Total	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

Under agreements to which we are party with the Selling Shareholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this Prospectus.

____________

1        $9500 was paid in connection with the F-4 (File No. 333-293885).

LEGAL MATTERS

Carey Olsen Jersey LLP has passed upon the validity of the securities offered by this Prospectus with respect to the Ordinary Shares and matters of Jersey law. The Company is being represented by White & Case LLP with respect to certain legal matters relating to United States federal law.

EXPERTS

The consolidated financial statements of CoinShares International Limited as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 included in this Prospectus, have been so included in reliance on the report of BDO LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CoinShares PLC as of December 31, 2025 and for the period from August 29, 2025 (inception) to December 31, 2025 included in this Prospectus, have been so included in reliance on the report of BDO LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

The financial statements of Odysseus (Cayman) Limited (f/k/a Vine Hill Capital Investment Corp.) as of December 31, 2025 and 2024, and for the year ended December 31, 2025 and for the period from May 24, 2024 (inception) to December 31, 2024, included in this Prospectus, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) appearing herein. Such financial statements are included in reliance upon the report of WithumSmith+Brown, PC, given upon their authority as experts in accounting and auditing.

NOTICES UNDER JERSEY LAW

The directors of the Company have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether of facts or of opinion. All of the directors accept responsibility accordingly.

A copy of this document has been delivered to the registrar of companies in Jersey (the “Jersey Registrar”) in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, as amended, and the Jersey Registrar has given, and has not withdrawn, his consent to its circulation.

The Jersey Financial Services Commission (the “JFSC”) has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of securities in the company.

The JFSC is protected by the Control of Borrowing (Jersey) Law 1947, as amended, against liability arising from the discharge of its functions under that law. It must be distinctly understood that, in giving these consents, neither the Jersey Registrar nor the JFSC take any responsibility for the financial soundness of the Company or for the correctness of any statements made or opinions expressed, with regard to it.

If you are in any doubt about the contents of this document you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser.

It should be remembered that the price of securities and the income from them can go down as well as up.

Our company secretary is Jeri-Lea Brown. Our registered office is 2 Hill Street, St. Helier, St. Helier, JE2 4UA, Jersey.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including exhibits, under the Securities Act with respect to the Ordinary Shares and Warrants offered by this Prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

INDEX TO FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

COINSHARES PLC

COINSHARES INTERNATIONAL LIMITED

VINE HILL CAPITAL INVESTMENT CORP.

Page
Report of Independent Registered Public Accounting Firm (WithumSmith + Brown, PC, New York, USA, PCAOB # 100)	F-64
Balance Sheets as of December 31, 2025 and 2024	F-65
Statements of Operations for the year ended December 31, 2025 and for the period from May 24, 2024 (inception) through December 31, 2024	F-66
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2025 and for the period from May 24, 2024 (inception) through December 31, 2024	F-67
Statements of Cash Flows for the year ended December 31, 2025 and for the period from May 24, 2024 (inception) through December 31, 2024	F-68
Notes to Financial Statements	F-69

Report of Independent Registered Public Accounting Firm

Shareholder and Board of Directors

CoinShares PLC

St. Helier, Jersey

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of CoinShares PLC (the “Company”) as of December 31, 2025, the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity, and cash flows for the period from August 29, 2025 (date of incorporation) to December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025, and the results of its operations and its cash flows for the period from August 29, 2025 (date of incorporation) to December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO LLP

BDO LLP

We have served as the Company’s auditor since 2026.

London, United Kingdom

April 30, 2026

COINSHARES PLC
CONSOLIDATED BALANCE SHEET

December 31, 2025
Assets
Current Assets:
Cash	$30,422
Prepaids	30,000
Total assets	$60,422

Liabilities and shareholder’s deficit
Current Liabilities:
Accounts payable	$14,653
Accrued expenses	47,166
Due to related party	13
Total liabilities	61,832

Commitments and Contingencies

Shareholder’s Deficit
Ordinary shares, no par value; 200,000,000 shares authorized and 150 shares issued and outstanding at December 31, 2025	150,000
Accumulated deficit	(151,410)
Total shareholder’s deficit	(1,410)
Total liabilities and shareholder’s deficit	$60,422

The accompanying notes form part of these consolidated financial statements.

COINSHARES PLC
CONSOLIDATED STATEMENT OF OPERATIONS

For the Period from August 29, 2025 (Inception) to December 31, 2025
General and administrative expenses	$(151,415)
Unrealized foreign currency gain	5
Net loss	$(151,410)

Weighted average shares outstanding, basic and diluted	105
Loss per share, basic and diluted	$(1,442.00)

The accompanying notes form part of these consolidated financial statements.

COINSHARES PLC
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICT

	Ordinary Shares		Accumulated deficit	Total shareholder’s deficit
	Shares	Amount
Balance at August 29, 2025 (Inception)	—	$—	$—	$—
Ordinary shares issued	150	150,000	—	150,000
Net loss	—	—	(151,410)	(151,410)
Balance at December 31, 2025	150	$150,000	$(151,410)	$(1,410)

The accompanying notes form part of these consolidated financial statements.

COINSHARES PLC
CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period from August 29, 2025 (Inception) to December 31, 2025
Cash flows from operating activities
Net loss	$(151,410)
Changes in operating assets and liabilities:
Prepaids	(30,000)
Accounts payable	14,653
Accrued expenses	47,166
Due to related party	13
Net cash used in operating activities	(119,578)

Cash flows from financing activities
Proceeds from issuance of ordinary shares	150,000
Net cash provided by financing activities	150,000

Net increase in cash held	30,422
Cash at beginning of period	—
Cash at end of period	$30,422

The accompanying notes form part of these consolidated financial statements.

COINSHARES PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 29, 2025 (INCEPTION) TO DECEMBER 31, 2025

1. Description of Organization and Business Operations

CoinShares PLC f/k/a Odysseus Holdings Limited (“Holdco”) is a Bailiwick of Jersey, Channel Islands corporation, registered in Jersey, Channel Islands on August 29, 2025 (inception) and was the surviving company in connection with a business combination (as described below in Note 5, “Business Combination Agreement”). Holdco has no prior operating activities. Holdco was formed solely for the purpose of effectuating the business combination, and it does not own any material assets or conduct any business activities other than activities incidental to effectuating the business combination.

In addition, Odysseus (Cayman) Limited, a Cayman Islands exempted company (“SPAC Merger Sub”) was formed on August 25, 2025, and is a wholly owned subsidiary of Holdco since incorporation. As of the reporting date, SPAC Merger Sub has no operations.

Liquidity

As of December 31, 2025, Holdco had cash of $30,422. Holdco recorded a net loss for the period from August 29, 2025 (Inception) to December 31, 2025 of $151,410. As of December 31, 2025, the Holdco’s total liabilities were $61,832. Holdco is a non-revenue generating holding company which was solely created to be the surviving company in connection with the Business Combination Agreement (as further described in Note 5). Prior to the consummation of the business combination, there was a risk that it would not be completed, and the Holdco would lack liquidity to sustain operations for significant costs associated with the merger which include, but are not limited to formation costs, filing costs, and legal costs. That risk was alleviated as Holdco has since completed the closing of the Business Combination at which time it obtained access to proceeds from the Trust Account, PIPE Investment and the operations of CoinShares, as further discussed in Note 5 and Note 7, for general working capital purposes.

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Prior to December 31, 2025, Holdco prepared its financial statements in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). Holdco has retrospectively converted its consolidated financial statements from IFRS to U.S. GAAP.

The consolidated financial statements include the accounts of Holdco and its wholly owned subsidiary. All intercompany transactions and balances have been eliminated in the consolidation.

Emerging Growth Company

Holdco is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but

COINSHARES PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 29, 2025 (INCEPTION) TO DECEMBER 31, 2025

2. Summary of Significant Accounting Policies (cont.)

any such election to opt out is irrevocable. The Holdco has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Holdco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Holdco’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Holdco will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which Holdco has total annual gross revenues of at least $1.235 billion; (ii) the last day of the Holdco’s fiscal year following the fifth anniversary of the completion of our public offering; (iii) the date on which Holdco has during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which Holdco is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once the Holdco ceases to be an emerging growth company, Holdco will not be entitled to the exemptions provided in the JOBS Act discussed above.

Use of Estimates

Consolidated financial statements prepared in conformity with U.S. GAAP require management to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein. Management evaluates its estimates, assumptions, and judgments on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Commitments and Contingencies

From time to time, Holdco could be involved in legal matters relating to claims arising in the ordinary course of business. There are currently no such matters pending.

Pursuant to the Business Combination Agreement as defined below in Note 7, if the unpaid expenses of the SPAC (as defined below) exceeds $4.0 million, Holdco shall cause the SPAC’s sponsor to, on the closing date of the Business Combination, either (i) pay SPAC transaction expenses in excess of $4.0 million in cash at closing, or (ii) irrevocably forfeit and surrender to Holdco for no consideration a number of Holdco Ordinary Shares equal to the quotient of (x) the amount of the SPAC transaction expenses in excess of $4.0 million divided by (y) $10.00. In the event of such forfeiture of Holdco Ordinary Share, Holdco shall pay the SPAC transaction expenses in excess of $4.0 million in an amount equal to such forfeited shares multiplied by $10.00. At the closing of the Business Combination, Holdco did not pay any SPAC transaction costs in excess of $4.0 million.

Further in connection with the Business Combination, CoinShares International Limited engaged a financial advisor for services whereby upon the successful closing of a business combination, the financial advisor would be paid a success fee of 2% of the equity value of the transaction. At the closing of the Business Combination, CoinShares International Limited paid the financial advisor an amount of $24.0 million.

Cash

Cash consists of cash on deposit with a financial institution.

Prepaids

Prepaid expenses represent a retainer for a single service provider.

COINSHARES PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 29, 2025 (INCEPTION) TO DECEMBER 31, 2025

2. Summary of Significant Accounting Policies (cont.)

Accounts payable

Accounts payable consist of amounts due to vendors and service providers for goods and services received in the ordinary course of business. Accounts payable are recognized when the obligation to pay arises, typically upon receipt of goods or services. As of December 31, 2025, the accounts payable represent amounts due to two service providers.

Accrued expenses

Accrued expenses represent an accrual for services performed by a service provider.

Fair Value of Financial Instruments

The fair value of the Holdco’s cash, accounts payable, and due to related party, which qualify as financial instruments under ASC 820, Fair Value Measurement, approximates the carrying amounts represented in the consolidated balance sheet, primarily due to their short-term nature.

Foreign Currency Translation

Holdco’s subsidiary has functional currency in the United States Dollar; therefore, there is no translation.

Foreign Currency Transactions

Foreign currency transactions are translated into United States dollars using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at reporting date exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in net loss.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding during the period. There are no dilutive securities or other contracts outstanding that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of Holdco.

Income Taxes

Holdco complies with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Holdco is domiciled in Jersey, Channel Islands, which is generally subject to a 0% corporate tax rate. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2025. Holdco recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from August 29, 2025 (Inception) to December 31, 2025. Holdco is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. Holdco has been subject to income tax examinations by major taxing authorities since inception. There was no tax provision for the period from August 29, 2025 (Inception) to December 31, 2025.

COINSHARES PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 29, 2025 (INCEPTION) TO DECEMBER 31, 2025

2. Summary of Significant Accounting Policies (cont.)

Recent Accounting Standards Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard requires a company to expand its existing income tax disclosures, specifically related to the rate reconciliation and income taxes paid. As an EGC, Holdco has elected to adopt the standard based on the effective date applicable to non-public business entities. Accordingly, the standard is effective for Holdco for annual periods beginning after December 15, 2025, with early adoption permitted. The new standard is expected to be applied prospectively, but retrospective application is permitted. Holdco is currently evaluating the effect of this new guidance.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in the require additional disaggregated disclosures in the notes to financial statements for certain categories of expenses that are included on the face of the income statement. This guidance is effective for fiscal years beginning after December 15, 2026, with early adoption permitted. Holdco is currently evaluating the effect of this new guidance.

3. Shareholder’s Deficit

Ordinary shares

Ordinary shares entitle the holder to participate in the proceeds on the winding up of Holdco in proportion to the number of ordinary shares held. Additionally, shareholders are entitled to dividends in proportion to the number of ordinary shares held and the amount paid on the shares. Holders are entitled to one vote for every ordinary share of which the member is the holder. The fully paid ordinary shares have no par value, and Holdco has an authorized capital of 200,000,000 ordinary shares.

On September 29, 2025, Holdco issued 100 ordinary shares in exchange for cash of $100,000. On December 18, 2025, Holdco issued an additional 50 ordinary shares in exchange for cash of $50,000. As of December 31, 2025, there were 150 ordinary shares issued and outstanding.

4. Related Party Transactions

Due to Related Party

For the period from August 29, 2025 (Inception) to December 31, 2025, Holdco owed expenses related to the formation of Holdco totaling $13, which were invoiced to Jeri-Lea Brown, Director, on behalf of Holdco. Jeri-Lea Brown is also the Group Company Secretary of CoinShares International Limited (“CoinShares”). This amount is expected to be repaid by Holdco to Jeri-Lea Brown, Director, upon closing of the business combination described below in Note 5. At December 31, 2025, Jeri-Lea Brown holds 150 shares in Holdco.

5. Business Combination Agreement

On September 8, 2025, Vine Hill Capital Investment Corp., a special purpose acquisition company which was publicly traded on the Nasdaq Stock Market (“Vine Hill” or the “SPAC”) and CoinShares entered into a business combination agreement (the “Business Combination Agreement”) pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement Holdco shall acquire CoinShares by the way of a court sanctioned scheme of arrangement under Jersey law (including the Jersey Companies Law) pursuant to which all the shares in CoinShares will be exchanged for voting shares in Holdco. As a result of the transactions contemplated by the Business Combination Agreement, SPAC and CoinShares wholly owned subsidiaries of Holdco. The SPAC Merger became effective on March 31, 2026 (the “SPAC Effective Time”) — see Subsequent Events for further discussion.

COINSHARES PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 29, 2025 (INCEPTION) TO DECEMBER 31, 2025

6. Segment Information

Operating segments are defined as components of an enterprise that engage in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources and to assess performance. Holdco’s Chief Executive Officer is Holdco’s CODM.

Holdco is non-revenue generating, formed solely for the purpose of effectuating a contemplated business combination. The CODM views Holdco’s operations and manages expenses incurred on a consolidated basis. Accordingly, Holdco has a single reporting segment. The CODM assesses performance of the reportable segment and decides how to allocate resources based on net loss that also is reported on the consolidated statement of operations as net loss. The measure of single segment assets is reported on the consolidated balance sheet as total assets. Holdco does not have intra-entity transfers.

7. Subsequent Events

Business Combination

On March 31, 2026 (the “Closing Date”), Holdco, consummated its previously announced business combination (the “Business Combination”) pursuant to Business Combination Agreement, dated as of September 8, 2025 (the “Business Combination Agreement”), by and among Holdco, CoinShares International Limited, a public company limited by shares organized under the laws of Jersey (“CoinShares”), Vine Hill Capital Investment Corp., a Cayman Islands exempted company (“Vine Hill”) and Odysseus (Cayman) Limited, a Cayman Islands exempted company (“SPAC Merger Sub”).

In connection with the Business Combination, each issued and outstanding Vine Hill Class A ordinary share was converted into one ordinary share of Holdco, resulting in the issuance of 1,292,681 shares to Vine Hill public shareholders. In addition, all outstanding Vine Hill public warrants were assumed by Holdco and became exercisable for Holdco ordinary shares on substantially the same terms and conditions.

Concurrently with the closing of the Business Combination, the Group completed a private investment in public equity (“PIPE”), pursuant to which 6,564,647 ordinary shares were issued to the PIPE investor (including commitment fee shares) for aggregate gross proceeds of $49.0 million.

The transaction also involved a share-for-share exchange whereby all existing shares in CoinShares International Limited were exchanged for newly issued Holdco ordinary shares in accordance with an equity exchange ratio, resulting in the issuance of approximately 120,000,000 shares to existing CoinShares shareholders.

At the effective time of, and pursuant to, the SPAC Merger, Holdco issued:

(i)     1,292,681 Ordinary Shares in exchange for the Vine Hill Class A Shares; and

(ii)    10,999,993 Warrants in exchange for 10,999,993 Vine Hill Public Warrants.

At the effective time of, and pursuant to, the Scheme of Arrangement, Holdco issued:

(i)     119,522,880 Ordinary Shares in exchange for CoinShares Shares (excluding the PIPE Shares as detailed under (ii) below);

(ii)    6,564,647 Ordinary Shares in exchange for the PIPE Shares; and

(iii)   Company Options to purchase up to 784,260 Ordinary Shares.

Holdco’s Ordinary Shares and Warrants were approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “CSHR” and CSHRW, respectively, and began trading on April 1, 2026.

Other than the Business Combination as described above, Holdco did not identify any subsequent events that would have required adjustment or disclosure in these consolidated financial statements.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
CoinShares International Limited
St. Helier, Jersey

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CoinShares International Limited (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO LLP

BDO LLP

We have served as the Company’s auditor since 2025.

London, United Kingdom
April 30, 2026

COINSHARES INTERNATIONAL LIMITED
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value and share information)

	As of December 31,
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$64,243	$24,915
Digital assets – held for operations	3,974,713	4,466,678
Digital assets – held as treasury	33,354	15,249
Digital asset exchange traded products	1,145,428	1,190,998
Trade receivables	3,491	2,126
Digital asset receivables, net of allowance for expected credit losses of $760 and $1,902, respectively	108,517	205,892
Prepaids and other current assets	13,326	914
Total current assets	5,343,072	5,906,772
Property and equipment, net	366	288
Operating right of use assets	2,957	2,885
Goodwill	2,820	2,819
Other intangible assets, net	11,897	11,113
Investments	18,850	20,338
Other non-current assets	2,316	2,699
Total assets	$5,382,278	$5,946,914

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
XBT Certificate Liabilities	$2,465,007	$3,695,537
XBT CS Physical Certificate Liabilities	1,279	—
CS Physical Certificate Liabilities	2,041,154	1,453,943
Digital asset payables	168,374	241,705
Amounts due to brokers	169,086	99,124
Trade and other payables	28,400	32,321
Notes payable, current	3,151	—
Operating lease liability, current portion	1,347	895
Total current liabilities	4,877,798	5,523,525
Notes payable, non-current	24,973	24,657
Operating lease liability, net of current portion	1,528	2,096
Other non-current liabilities	1,012	993
Total liabilities	4,905,311	5,551,271

Commitments and contingencies (Note 19)

Shareholders’ Equity
Ordinary shares, £0.000495 par value; 200,000,000 shares authorized at December 31, 2025 and 2024; 66,678,210 shares issued as of December 31, 2025 and 2024; 65,538,653 and 66,678,210 shares outstanding as of December 31, 2025 and 2024, respectively	44	44
Additional paid-in capital	29,203	38,020
Accumulated other comprehensive income	16,671	14,958
Retained earnings	431,049	342,621
Total shareholders’ equity	476,967	395,643
Total liabilities and shareholders’ equity	$5,382,278	$5,946,914

The accompanying notes are an integral part of these consolidated financial statements.

COINSHARES INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except share and per share information)

	For the Years Ended December 31,
	2025	2024	2023
Revenue	$165,677	$155,540	$87,711
Gains/(losses) from operations
(Loss)/gain on digital assets and digital asset ETPs	(982,773)	2,933,410	1,744,803
Gain/(loss) on certificate liabilities	802,747	(2,910,985)	(1,703,465)
Other operating gains/(losses)	211,999	19,835	(28,366)
Total gains/(losses) from operations	31,973	42,260	12,972

Operating expenses
Cost of revenue (excluding depreciation and amortization)	20,189	15,209	7,092
Salaries and employee benefits	19,521	21,737	13,316
Share-based compensation	2,839	12,369	1,261
Professional fees	9,870	4,655	4,497
Marketing expense	5,291	5,471	3,219
Technology expense	4,474	2,738	2,404
Depreciation and amortization	3,143	3,022	3,993
Allowance for credit losses	(1,142)	1,902	—
Other general and administrative expenses	6,474	5,686	3,628
Total operating expenses	70,659	72,789	39,410

Operating income	126,991	125,011	61,273

Other income (expenses)
Income from sale of FTX claim	—	36,816	—
(Loss)/gain on treasury digital assets	(4,685)	3,493	—
Fair value (loss)/gain on investments	(1,574)	997	16,002
Impairment of equity method investment	—	(74)	(270)
Interest income	1,793	8,495	7,975
Interest expense	(7,804)	(11,355)	(8,510)
Income before income taxes	114,721	163,383	76,470
Income tax expense	449	935	715
Net income	$114,272	$162,448	$75,755

Other comprehensive income
Foreign currency translation adjustment	1,713	4,109	(12,148)
Total comprehensive income	$115,985	$166,557	$63,607

Net income per share:
Basic	$1.74	$2.44	$1.13
Diluted	$1.74	$2.42	$1.10

Weighted average of ordinary shares used to compute net income per share:
Basic	65,831,201	66,543,318	67,282,937
Diluted	65,831,201	67,122,760	68,968,578

The accompanying notes are an integral part of these consolidated financial statements.

COINSHARES INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(in thousands, except share information)

	Ordinary Shares		Treasury Shares	Additional Paid in	Accumulated Other Comprehensive	Retained
	Shares	Amount	Shares	Capital	Income	Earnings	Total
Balance at January 1, 2023	68,213,821	$45	(78,396)	$42,180	$15,460	$152,095	$209,780
Share based compensation	—	—	—	1,652	—	—	1,652
Share cancellations	(200,050)	—	200,050	575	—	(575)	—
Share repurchases	—	—	(1,594,706)	(5,292)	—	25	(5,267)
Share options exercised	—	—	5,479	10	—	—	10
Foreign exchange impact from change in reporting currency	—	—	—	—	13,788	—	13,788
Net income	—	—	—	—	—	75,755	75,755
Other comprehensive loss	—	—	—	—	(12,148)	—	(12,148)
Balance at December 31, 2023	68,013,771	45	(1,467,573)	39,125	17,100	227,300	283,570
Share repurchases	—	—	(90,205)	(344)	—	—	(344)
Share based compensation	—	—	—	304	—	—	304
Share cancellations	(1,474,631)	(1)	1,474,631	4,154	—	(4,166)	(13)
Share options exercised	139,070	—	83,147	474	—	(9)	465
Reclassification of equity classified options to liability	—	—	—	(5,693)	—	—	(5,693)
Foreign exchange impact from change in reporting currency	—	—	—	—	(6,251)	—	(6,251)
Dividends declared	—	—	—	—		(42,952)	(42,952)
Net income	—	—	—	—	—	162,448	162,448
Other comprehensive income	—	—	—	—	4,109	—	4,109
Balance at December 31, 2024	66,678,210	44	—	38,020	14,958	342,621	395,643
Share repurchases	—	—	(1,385,500)	(10,617)	—	—	(10,617)
Share options exercised	—	—	245,943	1,800	—	—	1,800
Dividends declared	—	—	—	—	—	(25,844)	(25,844)
Net income	—	—	—	—	—	114,272	114,272
Other comprehensive income	—	—	—	—	1,713	—	1,713
Balance at December 31, 2025	66,678,210	$44	(1,139,557)	$29,203	$16,671	$431,049	$476,967

The accompanying notes are an integral part of these consolidated financial statements.

COINSHARES INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2025	2024	2023
Cash flows provided by/(used in) operating activities
Net income	$114,272	$162,448	$75,755
Adjustments to reconcile net income to net cash flow provided by/(used in) operating activities:
Digital assets revenue	(157,169)	(148,789)	(82,882)
Loss/(gain) on digital assets and digital asset ETPs	982,773	(2,933,410)	(1,744,803)
(Gain)/loss on certificate liabilities	(802,747)	2,910,985	1,703,465
Other operating gains/(losses)	(206,318)	(19,835)	28,366
Digital asset trading expenses	104	133	148
Loss/(gain) on treasury digital assets	4,685	(3,493)	—
Depreciation and amortization	3,143	3,022	3,993
Allowance for credit losses	(1,142)	1,902	—
Impairment of equity method investments	—	74	270
Fair value loss/(gain) on investments	1,574	(997)	(16,002)
Share-based compensation	2,839	12,369	1,261
Other non-cash adjustments	61	649	27

Changes in operating assets and liabilities:
Net sales/(purchases) of digital assets	1,154,512	1,155,152	(72,140)
Net redemption of XBT Certificate Liabilities	(971,063)	(766,319)	(123,467)
Digital asset ETPs, trade receivables and other assets	(76,434)	(454,854)	102,053
Trade payables, lease and other liabilities	4,749	—	1,149
Amounts due to brokers	69,962	98,272	835
Current tax liabilities	(226)	(39)	(96)
Net cash flow provided by/(used in) operating activities	123,575	17,270	(122,068)

Cash flows (used in)/provided by investing activities
Purchases of intangible assets	(1,721)	(1,492)	(1,490)
Proceeds from disposals of intangible assets	—	—	363
Purchases of property and equipment	(338)	(229)	(136)
Proceeds from disposals of property and equipment	—	75	72
Cash paid for acquisitions, net of cash acquired	—	(429)	—
Purchases of other investments	(4,500)	(55)	(588)
Proceeds from sale of other investments	—	5,220	56
Net cash (used in)/provided by investing activities	(6,559)	3,090	(1,723)

Cash flows provided by/(used in) financing activities
Proceeds from issuance of fund units	—	316	—
Repayment of long-term debt	—	(2,770)	(77)
Proceeds from exercise of share options	471	571	10
Purchases of share options	(5,547)	(51)	—
Repurchase of ordinary shares	(10,617)	(344)	(5,266)
Dividends paid	(25,070)	(41,966)	—
Net cash used in financing activities	(40,763)	(44,244)	(5,333)

COINSHARES INTERNATIONAL LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(in thousands)

	For the Years Ended December 31,
	2025	2024	2023
Net increase (decrease) in cash and cash equivalents	76,253	(23,884)	(129,124)
Cash and cash equivalents at beginning of period	24,915	32,475	163,078
Effect of exchange rate changes	(36,925)	16,324	(1,479)
Cash and cash equivalents at end of period	$64,243	$24,915	$32,475

Supplemental Disclosures
Cash paid for income taxes	$674	$974	$811
Cash paid for interest	$7,739	$10,971	$8,246
Cash received for interest	$1,736	$8,462	$7,975

Non-cash Investing and Financing Activities
Net transfers to treasury digital assets	$22,791	$12,192	$—
Acquisition of right-of-use assets	$809	$—	$3,836
Share-based compensation settled in equity	$—	$304	$1,652

The accompanying notes are an integral part of these consolidated financial statements.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

1. Organization and Description of Business

CoinShares International Limited (the “Company”) and its subsidiaries (together the “Group” or “CoinShares”) primarily operate in Jersey, Channel Islands. The Company’s principal activity is providing customers with exposure to the digital asset ecosystem through a range of financial products and services.

The principal activity of the Company is to act as the parent entity of the Group. In this capacity, the Company provides strategic direction, governance, and oversight to its subsidiaries. While the Company undertakes certain operational activities from time to time, including investment-related transactions, financing activities, and the payment of expenses, these activities are ancillary to its primary role as the parent company of the Group. The Company is a public company limited by shares and is incorporated and domiciled in Jersey. The address of its registered office is 2nd Floor, 2 Hill Street, St Helier, Jersey JE2 4UA.

Basis of presentation

The Company has prepared these special purpose consolidated financial statements (the “consolidated financial statements”) of the Company for inclusion in an Annual Report on Form 20-F to be submitted to the United States Securities and Exchange Commission (“SEC”) in an annual report to be filed by CoinShares PLC, the successor entity to the Company, subsequent to year end. The Company, CoinShares PLC, and Vine Hill Capital Investment Corp, a special purpose acquisition company (the “SPAC”), entered into a Business Combination Agreement dated as of September 8, 2025, in which at the time of closing of the Business Combination, the Company and the SPAC would become wholly-owned subsidiaries of CoinShares PLC, and CoinShares PLC would become a US publicly traded company. As predecessor of CoinShares PLC, a foreign private issuer who has voluntarily chosen to issue its financial statements for the period ended December 31, 2025 in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and presented in U.S. dollars, these accompanying consolidated financial statements are required to be prepared in accordance with U.S. GAAP. The Company has therefore presented these accompanying consolidated financial statements in U.S. dollars, which is also the Company’s presentation currency.

As discussed further in Note 24, on March 31, 2026 the Company consummated the Business Combination with the SPAC and CoinShares PLC. Concurrently with the closing of the Business Combination, the Company completed the delisting of its shares from Nasdaq Stockholm, with the last day of trading on Nasdaq Stockholm occurring on March 30, 2026.

Emerging Growth Company

The Company is an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC that reports under US GAAP can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. As the predecessor to CoinShares PLC the Company elected to take advantage of the extended transition periods.

2. Significant Accounting Policies

The significant accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Basis of preparation

These consolidated financial statements have been prepared in accordance with U.S. GAAP as discussed above. Prior to December 31, 2025, the Company prepared its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS as issued by the IASB”). The Company has retrospectively presented its financial statements herein in accordance with U.S. GAAP for all periods presented.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

As of January 1, 2025, the Company changed its functional and reporting currency from Great British Pound (“GBP”) to United States Dollar (“USD”). This change has been made to reflect the fact that the Company’s operations have become increasingly US-focused in recent years. The Company retrospectively changed the reporting for 2023 and 2024 financial information from GBP to USD.

Basis of consolidation

The accompanying consolidated financial statements include the results of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company evaluates the entities and other investment vehicles for potential consolidation first under the variable interest entity model (“VIE”) and then under the voting interest model (“VOE”) in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 810, Consolidation. The Company has a controlling financial interest in a VIE when the Company has a variable interest that provides it with (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The usual condition for a controlling financial interest in a VOE is ownership of a majority voting interest. If the Company has a majority voting interest in a VOE, the entity is consolidated. The Company reassesses its evaluation of whether an entity is a VIE or VOE when certain reconsideration events occur.

Use of Estimates

Preparation of the Company’s consolidated financial statements requires management to make judgments, estimates, and assumptions in applying accounting policies to determine the reported amounts of assets, liabilities, income, and expenses. Such management estimates and assumptions include, but are not limited to, the valuation of digital assets, and digital asset exchange-traded products (“ETPs”), the valuation of certificate liabilities, and share-based payments. The estimates and associated assumptions are based on historical experience and various factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ significantly from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis.

Foreign currency transactions

Foreign currency transactions are translated into the functional currency of the relevant Company entity using the exchange rates prevailing at the dates of the transactions.

At each reporting date, monetary assets and liabilities denominated in a foreign currency are translated into the functional currency of the relevant Company entity at the closing exchange rate. Non-monetary assets and liabilities denominated in a foreign currency, and measured at historical cost, are initially translated into the functional currency of the relevant Company entity at the date of the transaction and are not subsequently re-translated. Non-monetary assets and liabilities denominated in a foreign currency, and measured at fair value, are measured using the exchange rate at each date the fair value is determined.

Exchange gains and losses are recognized in earnings. For the years ended December 31, 2025, 2024, and 2023, the Company recognized net unrealized transaction gains of $11.5 million, $6.9 million, and $3.2 million, respectively, which is recorded in other operating gains/(losses) in the Company’s consolidated statements of operations and comprehensive income, and net realized transaction gains/(losses) of $1.1 million, $(0.3) million, and $0.1 million, respectively, which is recorded in other general and administrative expenses in the Company’s consolidated statements of operations and comprehensive income.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

Foreign currency translation

Assets and liabilities of subsidiaries whose functional currency is not the U.S. dollar are translated into the reporting currency of U.S. dollars using the exchange rates in effect on the consolidated balance sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the year, which is the result of the income statement translation process. Revenue and expense accounts are translated using the weighted average exchange rate during the period. The cumulative translation adjustments associated with the net assets of foreign subsidiaries are recorded in accumulated other comprehensive income in the accompanying consolidated statements of changes in shareholders’ equity. The Company’s subsidiaries have functional currencies in the United States Dollar, Great British Pound, Swedish Krona, Hong Kong Dollar, and the Euro. On the disposal of an overseas subsidiary, all of the exchange differences accumulated in a foreign currency translation reserve in respect of that subsidiary attributable to the owners of the Group are reclassified to profit or loss.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, amounts due from brokers, and amounts due from exchanges. Cash on hand includes demand deposits and other balances held with banks that are repayable on demand that are not restricted as to withdrawal or use with an initial maturity of three months or less. Amounts due from brokers represent cash receivables and margin balances arising from the Company’s ongoing trading activities with brokerage firms. Amounts due from exchanges represent cash receivables arising from digital asset transactions conducted on recognized exchanges. Amounts due from brokers and amounts due from exchanges represent cash held by/payable to brokers and exchanges and are classified as cash and cash equivalents as they have a maturity of three months or less from inception.

The Company’s cash and cash equivalents are primarily placed with financial institutions which are of high credit quality. Although the Company has corporate deposit balances with financial institutions, the Company has not experienced losses on these accounts and does not believe it is exposed to any significant credit risk with respect to these accounts.

Digital assets — held for operations and digital asset ETPs

The Company accounts for digital assets that are within the scope of ASC 350-60, Intangibles — Goodwill and Other — Crypto Assets as intangible assets at fair value. The fair value for each underlying digital asset is determined by which of the eligible digital asset exchanges is the Company’s principal market. Realized gains and losses are calculated using the weighted average cost method and included in (loss)/gain on digital assets and digital asset ETPs on the consolidated statements of operations and comprehensive income. Changes in net unrealized gains or losses for these digital assets are included in (loss)/gain on digital assets and digital asset ETPs on the consolidated statements of operations and comprehensive income.

The Company’s methodology for valuing digital assets is as follows:

•        Digital assets which are freely tradable and for which there is an active market are valued using unadjusted quoted prices, taken from active markets, based on the principal market identified by the Company. As such, these digital assets are classified as Level 1;

•        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and it considers factors specific to the asset;

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

•        Changes in the fair value of digital assets are recognized in earnings; and

•        Digital assets are derecognized when the Company has transferred substantially all the risks and rewards of ownership on disposal.

The Company holds digital assets for different purposes, namely (i) to collateralize the exchange traded products issued by its wholly owned subsidiary CoinShares Digital Securities Limited (“CSDSL”), (ii) to collateralize the liability arising from the issuance of exchange traded products by its wholly owned subsidiary CoinShares XBT Provider AB (publ) (“ CoinShares XBT Provider”), and (iii) as actively managed treasury holdings on which gains are sought. These terms are used descriptively and do not imply collateralization in the legal sense of secured borrowing arrangements.

Within CSDSL, digital assets are held in order to collateralize a number of exchange-traded products. As such, the assets and related liabilities for these exchange-trade products are valued and re-measured in the same manner, using the Company’s valuation methodology discussed above.

All digital asset holdings within CoinShares Capital Markets (Jersey) Limited (“CSCM”) and held by other Company entities are valued based on an unadjusted price determined by the principal market identified by the Company.

CSCM also holds perpetual and futures contracts, which are considered derivative contracts in accordance with ASC 815, Derivatives and Hedging. The contracts reference and are settled in digital assets. Depending on the position, the derivative assets are recorded as assets within digital asset receivables or as liabilities within digital asset payables on the consolidated balance sheets. The gains or losses arising from these contracts are presented within other operating/(gains/losses. Since the perpetual and futures are settled in digital assets, the gain/loss is remeasured using the unadjusted quoted price within the principal market identified by the Company. These contracts are held for the same purpose as the majority of the Company’s digital assets, which is to serve as an economic hedge for the Company’s liability to certificate holders of the products issued by CoinShares XBT Provider.

The Company also holds stablecoins as part of its operations. Stablecoins are digital assets designed to have a relatively stable price that aligns with the price of an underlying asset, most commonly a fiat currency, such as USD, or an exchange-traded commodity. The Company primarily holds stablecoins that provide the Company with a contractual right to USD. Stablecoins that meet the definition of a financial asset due to being contractually redeemable for fiat currency on demand are classified as receivables within the Company’s consolidated balance sheets. As of December 31, 2025 and 2024, the Company held stablecoins in the amount of $8.2 million and $5.1 million, respectively, which are included within digital asset receivables on the consolidated balance sheets. Stablecoins that do not meet the definition of a financial asset due to not being contractually redeemable for a fiat currency on demand are accounted for as Digital Assets. Such stablecoins meet the scope requirement of ASC 350-60, Intangibles — Goodwill and Other — Crypto Assets and are digital assets measured at fair value. Changes in the fair value of stablecoins that are measured at fair value are recorded in (loss)/gain on digital assets and digital asset ETPs in the Company’s consolidated statements of operations and comprehensive income.

Additionally, the Company purchases third-party issued digital asset ETPs as part of the economic hedge arising from the issuance of the Company’s XBT Certificate Liabilities. These instruments provide exposure to the performance of the referenced digital assets represented by the note and are traded on active markets with a fiat-denominated quoted price. The quoted prices are adjusted for significant events related to the underlying digital asset that occur outside of trading hours of the ETPs. Accordingly, the fair value of the digital asset ETPs are classified as Level 2. The digital asset ETPs are accounted for as financial instruments, rather than as digital assets. The Digital Asset ETPs are measured at fair value, with changes in fair value recognized within (loss)/gain on digital assets and digital asset ETPs on the consolidated statements of operations and comprehensive income.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

Digital assets — held for treasury

The digital assets — held for treasury represent digital assets that the Company holds for long-term strategic exposure to certain digital assets, including Bitcoin, Ethereum, and Solana. The Company does not engage in regular trading of these assets. While the digital assets — held for treasury are segregated in designated wallets from digital assets — held for operations, there are no restrictions on the transferability, sale, or use of them.

The digital assets — held for treasury are accounted for as intangible assets within the scope of ASC 350-60, Intangibles — Goodwill and Other — Crypto Assets, and are initially measured at cost and subsequently remeasured at fair value at the end of each reporting period, with changes in fair value recognized in (loss)/gain on treasury digital assets in the consolidated statements of operations and comprehensive income. Realized gains and losses on disposition are recognized using the weighted average cost method. Fair value is measured using quoted digital asset prices within the Company’s principal market at the time of measurement. Accordingly, these digital assets are classified as Level 1 within the fair value hierarchy, unless they are subject to lock-up and not freely tradeable, in which case they are valued using quoted prices discounted for a lack of liquidity. As such, these assets have been classified as Level 2 in the fair value hierarchy. At the point when such digital assets become freely tradeable, they are reclassified as Level 1 in the fair value hierarchy and accounted for in line with other digital assets.

Trade receivables

Trade receivables are recognized net of allowances for credit losses as an asset in the consolidated balance sheets.

For trade receivables, expected credit losses are measured by applying a simplified method using a provision matrix. The expected loss rate comprises the risk of a default occurring and the expected cash flows on a default based on the aging of the debtor. The risk of a default occurring always takes into consideration all possible default events over the expected life of those debtors. Different provision rates and periods are used based on groupings of historic credit loss experience by product type, customer type, and location. As of December 31, 2025 and 2024, there was no allowance for credit losses on trade receivables.

Digital asset receivables

The Company lends digital assets to counterparties under open term loans that are due on demand. The digital asset loan receivables are repayable at the option of the Company, and the borrower may repay at any time, without penalty or premium. While the loan is outstanding, the borrower has the right and the ability to use the digital assets at its sole discretion, including the ability to sell or pledge the borrowed digital assets to third parties. At the conclusion of a loan, the borrower is generally required to return the same type and quantity of digital assets.

Upon the funding of digital asset loans, the Company evaluates whether it can derecognize the loaned digital assets. Digital intangible assets are derecognized upon loan origination, and a digital asset receivable is recognized in the Company’s consolidated balance sheets. Digital asset receivables are measured at the fair value of the digital financial assets or digital intangible assets to be received upon settlement. The initial and subsequent gain/loss resulting from the changes in value of the underlying digital assets are recognized in (loss)/gain on digital assets and digital asset ETPs in the Company’s consolidated statements of operations and comprehensive income. The digital asset loan receivable balance is evaluated for possible credit losses using the framework outlined in ASC 326, Financial Instruments — Credit Losses. The allowance for credit losses on digital asset loan receivable under the current expected credit loss model reflects management’s estimate of credit losses over the remaining expected life of the loans and also considers forecasts of future economic conditions. Provision for credit losses is included in allowance for credit losses in the Company’s consolidated statements of operations and comprehensive income. The borrower may be required to provide cash or collateral to the Company for the digital assets that have been lent to the borrower. As of December 31, 2025 and 2024, the Company held no collateral related to digital asset loan receivables.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

Under the terms of the Company’s lending arrangements, the borrower is required to pay the Company a fee which is calculated as an annualized percentage of the quantity of digital assets loaned. The fees for these lending arrangements are denominated in the related digital asset loaned. The fees are recognized as revenue in the Company’s consolidated statements of operations and comprehensive income. The borrower may also be required to pay the Company origination fees.

Digital asset receivables was made up of the following balances:

	As of December 31,
	2025	2024
Digital asset loans, net of allowance for expected credit losses of $760 and $1,902, respectively	$69,772	$197,300
Stablecoins	8,198	5,063
Digital asset perpetuals and futures – digital asset settled	30,124	2,129
Other	423	1,400
Total digital asset receivables	$108,517	$205,892

The digital asset loans are made to a small number of counterparties totaling $69.8 million and $197.3 million at December 31, 2025 and 2024, respectively.

Concentration of credit risk

The Company’s cash and cash equivalents, trade receivables, and stablecoin receivables are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with financial institutions which are of high credit quality.

Business combinations

The Company accounts for business combinations using the acquisition method. The purchase price of each business acquired is allocated to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values on the date of acquisition. The excess of the purchase price over the fair values of these identifiable assets and liabilities assumed is recorded as goodwill. When cash consideration is transferred prior to obtaining control of a business, the Company recognizes the consideration transferred as a prepaid asset or deposit. The Company derecognizes the prepaid asset or deposit and applies the acquisition method when it obtains control of the business.

The Company uses its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired, and liabilities assumed at the acquisition date. Assumptions used to estimate the fair value of the intangible assets include, but are not limited to, revenue growth rates, technology migration curves, customer attrition rates and discount rates. These estimates are inherently uncertain and unpredictable, and, as a result, actual results may differ from estimates.

Additional information, which existed as of the acquisition date but unknown to the Company at that time, may become known during the remainder of the measurement period. During the measurement period, which may not be later than one year from the acquisition date, the Company may record adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations and comprehensive income. Acquisition-related expenses are recognized separately from the business combination and are expensed as incurred. The results of operations of businesses acquired are included in the consolidated financial statements from their dates of acquisition. See Note 18.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

Impairment of goodwill

The Company performs impairment tests on goodwill with indefinite useful economic lives that are not amortized at least annually on October 1, or more frequently if events or changes in circumstances indicate that the asset may not be recoverable. The Company performs its annual impairment review of goodwill at the reporting unit level. A reporting unit is an operating segment or a component of an operating segment provided that the component constitutes a business for which discrete financial information is available and management regularly reviews the operating results of that component. In assessing goodwill for impairment, management first assesses qualitative factors to determine whether it is necessary to perform the quantitative impairment test. In the qualitative assessment, management may consider factors such as economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Based on the results of the qualitative assessment, the Company may determine that a quantitative impairment test is not required. The Company may also elect to bypass the qualitative assessment for one or more reporting units and perform a quantitative impairment test directly.

If management concludes that it is more likely than not that the recorded goodwill amounts have been impaired, management would perform the quantitative impairment test. An impairment loss is recognized in earnings if the estimated fair value of a reporting unit is less than the carrying amount of the reporting unit.

On the first day of the fourth quarter in 2025, management carried out the qualitative review on all reporting units with a goodwill balance. No indicators of impairment were identified in these reporting units; therefore, the Company concluded its review at this point and was not required to perform a quantitative review.

Impairment of other intangible assets, net

The Company performs impairment tests on other intangible assets with indefinite useful economic lives that are not amortized at least annually on October 1, or more frequently if events or changes in circumstances indicate that the asset may not be recoverable. In assessing indefinite lived intangible assets for impairment, management first assesses qualitative factors to determine whether it is necessary to perform the quantitative impairment test. In the qualitative assessment, management may consider factors such as economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Based on the results of the qualitative assessment, the Company may determine that a quantitative impairment test is not required. The Company may also elect to bypass the qualitative assessment and perform a quantitative impairment test directly.

If management concludes that it is more likely than not that the recorded intangible assets amounts have been impaired, management would perform the quantitative impairment test. An impairment loss is recognized in earnings if the estimated fair value of an indefinite lived intangible asset is less than the carrying amount of the or intangible asset.

Additionally, the Company performs a review of finite-lived intangible assets for impairment whenever an event occurs, or circumstances change that indicate that the carrying amount of such assets may not be fully recoverable. Such events include material adverse changes in projected revenues or expenses, significant underperformance relative to historical or projected operating results, or significant negative industry or economic trends. Recoverability is determined based on an estimate of undiscounted future cash flows resulting from the use of an asset and its eventual disposition. If an asset is not recoverable, an impairment loss is measured by comparing the fair value of the asset, which is determined through the income approach, the market approach, or another appropriate method based on the circumstances, to its carrying value. If the Company determines the fair value of an asset is less than the carrying value, the excess of the carrying value over the estimated fair value is recognized as an impairment loss in the consolidated statements of operations and comprehensive income.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

The estimated useful life and amortization method are reviewed at the end of each year, with the effect of any changes in estimate being accounted for on a prospective basis. Subsequent expenditures on the maintenance of these assets are expensed as incurred.

Amortization is provided on the following basis:

Fee generating contracts (annuity method)	10 years
Software	3 – 5 years

Investments

Investments in listed equity securities and other investments are held at fair value through profit and loss, except those investments that do not have a readily determinable fair value under the measurement alternative prescribed in ASC 321, Investments — Equity Securities (“ASC 321”). Under the measurement alternative, these financial instruments are carried at cost, less any impairment (assessed at the end of each reporting period). If management identifies observable price changes in orderly transactions for the identical or a similar investment of the same issuer, it shall measure the equity security at fair value as of the date that the observable transaction occurred.

Fair value measurement

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, trade receivables, prepaids and other current assets, trade and other payables, and amounts due to brokers approximate fair value due to their short-term nature.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 —

Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 —

Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 —	Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

The Company performs monthly valuations of the Company’s assets that are classified as Level 1 and 2 within the fair value hierarchy, utilizing market data and observable inputs. The Company performs quarterly valuations of the Company’s investments that are classified as Level 3, within the fair value hierarchy, utilizing a range of observable and unobservable inputs.

The main Level 3 inputs used by the Company are derived and evaluated as follows:

•        price of recent investment;

•        earnings multiples, estimated based on market information for similar types of companies;

•        AUM multiples, estimated based on market information for similar types of companies; and

•        percentage ownership of net asset value of the investee company.

Fair value policies and disclosures on specific balances are included in Note 11.

XBT Certificate Liabilities

XBT Certificate Liabilities are classified as financial liabilities as these liabilities are settled in cash. Thus, the Company irrevocably elects the fair value option under ASC 825, Financial Instruments to initially recognize these liabilities at fair value, which is normally equivalent to the transaction price less transaction costs. Subsequently, these liabilities are remeasured at fair value within gain/(loss) on certificate liabilities on the accompanying consolidated statements of operations and comprehensive income. Their fair value is calculated with reference to the market prices of the certificates and adjusted based on the price of the underlying digital asset of the certificate. As digital asset markets operate continuously, without a traditional market close, the Company established an accounting convention for the cut-off of the adjustment price of the underlying digital asset of the certificate on the reporting date as 11:59:59 GMT.

These liabilities (or part thereof) are derecognized when, and only when, the Company’s obligations are discharged, cancelled, or they expire. Any difference between the carrying amount of a financial liability (or part thereof) that is derecognized, and the consideration paid is recognized in profit and loss.

Realized and unrealized gains for XBT Certificate Liabilities are recorded in gain/(loss) on certificate liabilities in the Company’s consolidated statements of operations and comprehensive income. Refer to Note 8 for more information.

CoinShares Physical Certificate Liabilities and XBT CoinShares Physical Certificate Liabilities

Although the CoinShares Physical Certificate Liabilities and XBT CoinShares Physical Certificate Liabilities (collectively, the “Physical Certificate Liabilities”) can, under certain circumstances, be settled in cash, these liabilities are almost always settled in digital assets and do not therefore meet the definition of a financial liability, as they represent the Company’s obligation to deliver the underlying crypto asset to the holder of the Physical Certificates.

The obligation to deliver the underlying crypto assets is accounted for as a hybrid instrument, with a liability host that contains an embedded put feature linked to the change in the price of the underlying digital asset. The embedded feature is bifurcated from the host because it is not clearly and closely related and otherwise qualifies as a derivative. All of the initial value of the hybrid instrument is allocated to the embedded feature because of the underlying economics of the certificates, which is to provide the certificate liability holder to exposure to the variability in digital asset price changes.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

As digital asset markets operate continuously, without a traditional market close, the Company established an accounting convention for the cut-off of the adjustment price of the underlying digital asset of the certificate on the reporting date as 11:59:59 GMT. The embedded features are recorded within CS Physical Certificate Liabilities and XBT CS Physical Certificate Liabilities on the consolidated balance sheets and the changes in fair value are recognized in gain/(loss) on certificate liabilities within the consolidated statements of operations and comprehensive income.

Refer to Note 8 for additional details.

Digital asset payables

Digital asset payables primarily consist of 1) the value of 10,000,000 certificates in CoinShares Physical Staked Solana which are held by the Company on behalf of a third party who contributed 1,000,000 Solana of seed capital to the product, of which an equivalent amount is held as collateral within CSDSL and 2) the sterling equivalent value of Over-the-Counter (“OTC”) liabilities in the course of settlement at the balance sheet date, the balance of which is collateralized by digital assets held. These amounts will be settled entirely in digital assets.

As the digital asset payables represent an obligation for the Company to deliver digital assets, the Company accounts for digital asset payables in the same manner as a hybrid instrument, with a liability host that contains an embedded derivative based on the changes in fair value of the underlying crypto asset similar to the accounting for CoinShares Physical Certificate Liabilities and XBT CoinShares Physical Certificate Liabilities.

As of December 31, 2025 and 2024, the Solana seed balance was $155.1 million and $224.2 million, respectively.

Management fees and other revenue

Management Fees

The Company earns management fees by issuing ETPs, which synthetically track the performance of digital assets under various Note Programs. The ETPs issued by the Company are backed by digital asset exposure either through digital asset holdings or financial instruments that reference digital assets on a non-leveraged basis.

The Company earns management fees, which may vary depending on the relevant Note Program, based on the market value of the ETP. Such management fees are recognized as revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), as they arise from the Company’s ordinary activities of managing ETPs. Management has assessed the criteria under ASC 606 as follows:

•        The contractual arrangements with ETP (CoinShares Physical and CoinShares XBT Provider) investors establish enforceable rights and obligations, under which the Company provides ongoing services in exchange for consideration. Due to the open-ended nature of the products and the investor’s ability to redeem at any time, the term of the contract is effectively daily.

•        The services include the provision of continuous management and administration of the ETPs (single performance obligation). This represents a performance obligation satisfied over time, as investors simultaneously receive and consume the benefits of these services.

•        The transaction price is based on a contractually agreed management fee, calculated as a function of the market price of the underlying asset referenced by the ETPs. A substantial portion of the transaction price is non-cash consideration in the case of CoinShares Physical products. Consistent with ASC 606, this non-cash consideration is measured at fair value on the date the asset management services are performed.

The CoinShares XBT Provider note Program management fee revenue is recognized on a daily basis, denominated in fiat, by means of a reduction in the liability owing to the ETP holder. Due to the structure of the CoinShares XBT Provider ETPs, and the way in which the Company elects to collateralize the liability arising from the issuance of

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

these ETPs, the revenue remains held as part of the overall collateral asset balance until such a time that the notes are redeemed, at which point the cash is realized. There is no digital asset exposure risk attached to the revenue that remains held within the collateral assets between recognition and redemption, as the revenue is fixed in fiat terms and therefore the digital asset price at the time of redemption dictates the quantum of assets to be liquidated.

The CoinShares Physical ETP Program management fee revenue is recognized on a daily basis, denominated in digital assets, by means of a reduction in the coin entitlement owing to the ETP holder. For the staking products with no fee, revenue arising from staking is also denominated in digital assets, with a portion of such proceeds owing to noteholders through increasing the coin entitlement. These revenues are converted on a regular basis into fiat in order to mitigate the risk of digital asset price fluctuations impacting revenues arising from CSDSL. There is no digital asset exposure risk attached to the revenue that remains held within the collateralized assets between recognition and redemption.

Staking revenue

The Company participates in proof-of-stake validation activities by delegating its digital assets to third-party validators while retaining control of the staked tokens, which remain in the Company’s wallet at all times. Under ASC 606, the Company has concluded that the validator is the customer and principal in the arrangement with the blockchain protocol, as the validator controls the validation infrastructure and directs the provision of staking services. A contract is formed when the Company enters into a specific staking order with a validator, and each contract contains a single performance obligation to provide staking services. Consideration is variable and non-cash in nature, consisting of native-token staking rewards, and is fully constrained until the validator communicates the amount of the reward granted by the protocol. The Company recognizes staking revenue when the reward is earned and available, measured at the fair value of the tokens on that date, with subsequent changes in token price reflected in the measurement of the digital assets held rather than in staking revenue.

Lending book interest

Lending book interest comprises interest income arising from the Company’s digital asset lending activities. Interest from digital-asset lending is recognized in accordance with U.S. GAAP applicable to lending arrangements. When the lending arrangement gives rise to a financial asset, interest income is recognized using the effective interest method under ASC 310, Receivables and ASC 835-30, Interest — Imputation of Interest. When the arrangement does not meet the definition of a financial asset but provides for fixed or determinable consideration, interest income is recognized on an accrual basis in accordance with the contractual terms and the economic substance of the lending arrangement. Interest income represents the fiat consideration receivable under the lending contract and is recognized as it is earned.

Carried Interest

The Company is entitled to receive carried interest from one of its investments, which represents an incentive-based performance fee earned in exchange for providing investment management and related services to the investment. The carried interest is within the scope of ASC 606 and is not accounted for as an investment.

The Company identified a single performance obligation consisting of a series of distinct fund management services that are satisfied over time. The carried interest represents variable consideration that is contingent on the investment’s future investment performance and is highly susceptible to factors outside the Company’s control. Accordingly, the variable consideration is fully constrained at contract inception, and revenue is recognized only when it becomes probable that a significant reversal of cumulative revenue will not occur or the uncertainty associated with the variable consideration is subsequently resolved, which is typically the end of the measurement period. Once realized, such fees are not subject to claw back or reversal.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

Leases

The Company accounts for its lease obligations in accordance with ASC 842, Leases (“ASC 842”), which requires the recognition of both (i) a lease liability equal to the present value of the remaining lease payments and (ii) an offsetting right-of-use (“ROU”) asset. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The ROU asset is initially measured at the lease liability, adjusted for prepaid lease payments, lease incentives received, and initial direct costs. The lease terms may include options to extend or terminate the lease. These options to extend or terminate are assessed on a lease-by-lease basis, and the ROU assets and lease liabilities are adjusted when it is reasonably certain that an option will be exercised. Lease terms and associated lease payments are reassessed only upon the occurrence of a qualifying change in facts and circumstances that affect the certainty of exercising renewal or termination options. If a lease arrangement’s implicit rate is not readily determinable, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Lease expense for lease payments is recognized as a single lease cost for interest and amortization on a straight-line basis over the lease term. The Company has made the policy election to account for short-term leases by recognizing the lease payments in the consolidated statements of operations and comprehensive income on a straight-line basis over the lease term and not recognizing these leases in the consolidated balance sheets. Lease expense associated with leases that have a term of 12 months or less as of the commencement date are recognized as a component of other general and administrative expenses on a straight-line basis over the lease term.

All right-of-use assets for the periods reported relate to property rights obtained as part of lease arrangements. The right-of-use asset is adjusted for any re-measurement of the lease’s liability and lease modifications. The right-of-use assets are subject to impairment testing and are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets.

Share-based payments

The Company accounts for share-based compensation in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). Equity classified awards are measured at fair value at the date of the grant. The fair value determined at grant date is expensed on a straight-line basis over the vesting period, based on the Company’s estimate of the number of equity instruments that will eventually vest. At each reporting date, the Company revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in earnings such that the cumulative expense reflects the revised estimate. The estimated fair value of performance-based awards that require specified milestones or recipient performance are charged to expense when such milestones or performance criteria are probable to be met.

The Company uses the Black-Scholes option-pricing model to determine the grant date fair value of certain share-based awards under ASC 718. The assumptions used in calculating the fair value of share-based awards represent management’s reasonable estimates and involve inherent uncertainties and the application of management’s judgment.

Liability classified awards are measured initially and subsequently at the fair value of the liability recognized for the awards, with the expense recognized over the vesting period in line with the services received. The liability is remeasured at each reporting date and settlement, with all changes in fair value recognized in earnings. Fair value incorporates all relevant vesting conditions and expected settlement outcomes, and the liability is presented within trade and other payables and other non-current liabilities on the consolidated balance sheets until the awards are ultimately settled.

Refer to Note 21 for more information on the classification of the awards.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

Where a share-based payment arrangement is modified, the Company recognizes, at a minimum, the grant-date fair value of the original award. If the modification increases the fair value of the equity instruments granted (measured immediately before and after the modification), the incremental fair value is recognized over the remaining vesting period from the date of modification. If the modification reduces the fair value of the award, or is otherwise not beneficial to the employee, no adjustment is made to the cumulative charge, and the original grant-date fair value continues to be recognized.

Where an award is cancelled or settled during the vesting period, the arrangement is accounted for as an acceleration of vesting and the unrecognized portion of the grant-date fair value is recognized immediately in earnings. Any payment made on settlement in excess of the fair value of the equity instruments measured at the settlement date is recognized as an additional expense.

Equity

Ordinary shares

The Company’s ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction from the proceeds.

Additional paid-in capital

During the year, the Company undertook a purchase of its own shares already in issue. The consideration paid, including any directly attributable incremental costs, is deducted from equity attributable to the owners as treasury shares until the shares are cancelled or reissued.

The nature and purpose of each reserve in additional paid in capital is described as follows:

Share premium

The share premium account represents the premium paid on the issue of ordinary shares in excess of their nominal value.

Foreign exchange translation reserve

Foreign exchange gains and losses on translation of the results and net assets of the Group’s foreign operations accumulate in the foreign exchange translation reserve. On disposal of foreign operations, the cumulative translation gains and losses in respect of those operations are recycled through profit or loss.

Share option reserve

The share option reserve represents the cost of the Group’s cumulative unexercised share options. Once options are exercised, the cumulative expense in relation to those options is transferred to retained earnings.

Treasury share reserve

The Company accounts for treasury shares using the cost method in accordance with U.S. GAAP. When the Company repurchases its own ordinary shares, the purchase price, including any directly attributable transaction costs, is recorded as a reduction of additional paid in capital. Treasury shares are not considered outstanding and therefore are excluded from the calculation of earnings per share and dividends.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

When treasury shares are reissued, the Company uses the average cost of the shares held in treasury to determine the cost basis. Any excess of the reissuance price over the cost of the shares is recorded as an increase to additional paid-in capital. If the reissuance price is below cost, the difference is first charged to additional paid-in capital to the extent of previous net gains from treasury share transaction; any remaining shortfall is recorded as a reduction to retained earnings.

The Company does not recognize gains or losses in the consolidated statement of operations and comprehensive income from the purchase, reissuance or retirement of treasury shares. If treasury shares are formally retired, the Company reduces ordinary shares and additional paid-in capital based on the original issuance amounts, with any difference between the carrying amount of the treasury shares and the amounts removed from equity recorded in retained earnings.

Accumulated other comprehensive income

Accumulated other comprehensive income is comprised of foreign currency translation gains and losses that are excluded from net income. Foreign exchange gains and losses on translation of the results and net assets of the Group’s foreign operations accumulate in the accumulated other comprehensive income reserve. On disposal of foreign operations, the cumulative translation gains and losses in respect of those operations are recycled through profit or loss.

Retained earnings

Retained earnings reserve contains the Group’s cumulative profit or loss, net of distributions to owners.

Dividends

The Company’s dividend policy is to distribute between 20% and 40% of the prior year’s total comprehensive income, adjusted to exclude exchange differences arising on the translation of foreign operations, in order to reflect underlying distributable performance. Dividends are ordinarily paid in four tranches over the financial year, with the amount and timing of each tranche determined and approved by the Board of Directors. All dividend payments are subject to a solvency statement made by the directors in accordance with the requirements of Jersey company law, and no dividend will be declared or paid unless the directors are satisfied that the Group will remain able to meet its liabilities as they fall due following the distribution. Under Jersey company law, the existence of an accumulated deficit does not, in itself, restrict the declaration or payment of dividends. Distributions may be made from any source, including share premium or other reserves, provided the directors are able to make the required solvency statement confirming that the Company will remain able to discharge its liabilities as they fall due following the distribution.

Taxation

The Company is subject to income taxes in Jersey, the Channel Islands and various other jurisdictions. Significant judgment is required in determining our provision for income taxes and income tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws. The Company’s actual and forecasted income (loss) before provision is subject to change due to economic, political and other conditions and significant judgment is required in determining the Company’s ability to recognize our net deferred tax assets.

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply in the period in which the deferred tax asset or liability is expected to be realized. The effect of changes in net deferred tax assets and liabilities is recognized on the Company’s consolidated

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

balance sheets and consolidated statements of operations and comprehensive income in the period in which the change is recognized. Valuation allowances are provided to the extent that it is more likely than not that some portion, or all, of deferred tax assets will not be realized. In determining whether a tax asset is realizable, we consider, among other things, estimates of future earnings based on information currently available, current and anticipated customers, contracts and new product introductions, as well as recent operating results and certain tax planning strategies. If we fail to achieve the future results anticipated in the calculation and valuation of net deferred tax assets, we may be required to increase the valuation allowance related to our deferred tax assets in the future.

The Company recognizes a position in its financial statements when that tax position, based solely on its technical merit, is more likely than not to be sustained upon examination by the relevant taxing authority. Those tax positions failing to qualify for initial recognition are recognized in the first interim period in which they meet the more likely than not standard or are resolved through negotiation or litigation with the taxing authority, or upon expiration of the statutes of limitations. Derecognition of a tax position that was previously recognized occurs when an entity subsequently determines that a tax position no longer meets the more likely than not threshold of being sustained.

The Company has applied the mandatory exception to the recognition and disclosure of information about deferred tax assets and liabilities related to Pillar Two income taxes (i.e. income taxes arising from the jurisdictional implementation of OECD’s Pillar Two Model Rules).

Deferred transaction costs

The Company capitalizes deferred transaction costs, which primarily consist of direct and incremental legal, professional and other third-party fees relating to the Business Combination, which were capitalized as deferred transaction costs within prepaid and other current assets on the consolidated balance sheets as of December 31, 2025, as these amounts will be assumed as part of the reverse recapitalization with CoinShares PLC. The Company has recognized a receivable of $3.8 million in deferred transaction costs at December 31, 2025.

Commitments and Contingencies

The Company is subject to loss contingencies that arise out of operations in the normal course of business. Periodically, the Company reviews the status of each significant matter and assesses the potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable, and the amount can be reliably estimated, such amount is recognized in other liabilities on the consolidated balance sheets.

Contingent liabilities are measured at the Company’s best estimate of the expenditure required to settle the obligation as of the end of the reporting period. If there is no best estimate, an amount is recorded for the lowest amount of the range of potential outcomes. Refer to Note 19, Commitments and Contingencies, for more information.

Recent Accounting Pronouncements

Recently issued accounting pronouncements not yet adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to income tax disclosures, which enhances the disclosure requirements for the income tax rate reconciliation, domestic and foreign income taxes paid, requiring disclosure of disaggregated income taxes paid by jurisdiction, unrecognized tax benefits, and modifies other income tax-related disclosures. As an EGC, the Company has elected to adopt the standard based on the effective date applicable to non-public business entities. Accordingly, the standard is effective for the Company for the annual period beginning after December 15, 2025, and may be applied on a prospective or retrospective basis. The Company is currently evaluating the impact of this update within the consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which as amended by subsequent ASUs on the topic requires public business entities to disclose, for interim and annual reporting

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

2. Significant Accounting Policies (cont.)

periods, additional information about certain income statement expense categories. The standard is effective for the Company for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted, and the standard is to be applied either prospectively or by a retrospective transition approach. The Company is currently evaluating the impact that the updated standard will have on the Company’s disclosures within the consolidated financial statements.

In May 2025, the FASB issued ASU 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (VIE). This standard clarifies the guidance in determining the accounting acquirer in a business combination effected primarily by exchanging equity interests when the acquiree is a VIE that meets the definition of a business. The standard is effective for the Company for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted, and the standard is to be applied prospectively to acquisitions after the adoption date. The Company is currently evaluating the impact of this update and does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. This standard allows entities to apply a practical expedient when estimating expected credit losses for current accounts receivable and current contract assets that arise from transactions accounted for under ASC 606, Revenue from Contracts with Customers. The standard is effective for the Company for fiscal year beginning after December 15, 2025, including interim periods within those fiscal years. Early adoption is permitted, and the standard is to be applied prospectively. The Company is currently evaluating the impact of this update and does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270) — Narrow-Scope Improvements. The ASU clarifies the scope of interim reporting guidance, reorganizes disclosure requirements for ease of navigation, and introduces a principle requiring disclosure of material events occurring after the last annual reporting period but before interim financial statements are issued. The ASU does not create new disclosure requirements but improves clarity and consistency in presentation. As an EGC, the Company has elected to adopt the standard based on the effective date applicable to non-public business entities. Accordingly, the standard is effective for interim periods within fiscal years beginning after December 15, 2028. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements.

3. Operating segment information

The Group’s operating segments are the components of the business for which discrete financial information is regularly provided to and reviewed by the Chief Executive Officer, the Group’s CODM. Substantially all of the Group’s revenues are generated in its country of domicile, and revenues from foreign jurisdictions are not material for the periods presented. Accordingly, revenues are not presented by geographic jurisdiction. Based on this internal reporting structure, the Group has identified the following operating segments: Asset Management and Capital Markets. Management organizes the business around these two segments, each with its own leadership team and dedicated resources. The CODM reviews discrete financial information for each operating segment to assess performance and allocate resources. Accordingly, the Group identifies its operating segments based on this internal management reporting structure, consistent with the management-approach framework under ASC 280, Segment Reporting as amended by ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.

Beginning in 2025, the operating information provided to the CODM changed to align with the current view of the business. Consistent with ASC 280, the segment disclosures are presented on a basis consistent with the information received by the CODM for the current period.

The CODM does not receive segment-level balance sheet information; therefore, segment assets are not disclosed.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

3. Operating segment information (cont.)

Asset Management

The Asset Management segment comprises the Group’s regulated digital-asset investment products, including its suite of ETPs and exchange-traded funds (“ETFs”) that provide investors with exchange-listed exposure to cryptocurrencies and blockchain-related themes.

Capital Markets

The Capital Markets segment is the Group’s trading, liquidity, and balance-sheet deployment engine, focused on proprietary trading and arbitrage, staking and lending of digital assets, treasury/liquidity management, and other yield- and spread-generating activities that support the broader platform. These operations facilitate product creation/redemption flows, manage the deployment of digital assets to earn yield, and execute the operational and risk-management flows necessary to maintain liquidity across the business.

The measure of profitability that the CODM uses to assess segment performance and allocate resources is segment EBITDA. Segment EBITDA excludes share-based compensation, depreciation and amortization, interest income, interest expense, gain/(loss) on treasury digital assets, fair value gain/loss on investments, impairment of equity method investments, ETP pricing differentials, income from the sale of an FTX claim and unallocated costs. The Group’s segment EBITDA was reconciled to income before income taxes, and it is presented in the tables below. In evaluating segment results, the CODM is regularly provided with information on the following significant expense categories at the segment level: cost of revenue, salaries and employee benefits, professional fees, marketing expenses, and technology expenses.

The following is an analysis of the Group’s results by reportable segment for the year ended December 31, 2025.

	Asset Management	Capital Markets	Unallocated(1)	Total
Revenue	$126,371	$39,306	$—	$165,677

Gains/(losses) from operations
(Loss)/gain on digital assets and digital asset ETPs	(1,009,065)	31,038	(4,746)	(982,773)
Gain on certificate liabilities	802,747	(4,584)	4,584	802,747
Other operating gains	206,318	5,698	(17)	211,999
Total gains/(losses) from operations	—	32,152	(179)	31,973

Total revenues, gains/(losses) from operations(2)	$126,371	$71,458	$(179)	$197,650

Operating expenses(3)
Cost of revenue (excluding depreciation and amortization)	(15,434)	(4,755)	—	(20,189)
Salaries and employee benefits	(6,859)	(5,602)	(7,060)	(19,521)
Professional fees	(2,254)	(1,989)	(5,627)	(9,870)
Marketing expenses	(2,637)	(15)	(2,639)	(5,291)
Technology expense	(1,089)	(907)	(2,478)	(4,474)
Allowance for credit losses	—	1,142	—	1,142
Other general and administrative expenses	(1,873)	(1,665)	(2,936)	(6,474)
XBT/ETP Pricing differential(4)	—	—	(1,633)	(1,633)
Segment EBITDA	$96,225	$57,667	$(22,373)	$131,340

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

3. Operating segment information (cont.)

	Asset Management	Capital Markets	Unallocated(1)	Total
Share based compensation	—	—	(2,839)	(2,839)
Depreciation and amortization	(2,188)	(474)	(481)	(3,143)
Interest income	598	598	597	1,793
Interest expense	(2,601)	(2,601)	(2,602)	(7,804)
Loss on treasury digital assets	—	—	(4,685)	(4,685)
Fair value loss on investments	—	—	(1,574)	(1,574)
XBT/ETP Pricing differential	—	—	1,633	1,633
Income/(loss) before income taxes	$92,034	$55,190	$(32,503)	$114,721

____________

(1)      Unallocated represents other business activities and unallocated corporate expenses managed at the Group level. Accordingly, these expenses are not allocated to the Group’s segments.

(2)      The revenue segment measure that is provided to the CODM is the total of revenue and gains/(losses) from operations.

(3)      The significant expense categories and amounts align with the segment-level information that is regularly provided to the CODM.

(4)      Represents the impact of valuation differences between certain financial instruments and their underlying digital asset exposures. XBT certificates and certain third-party ETPs are measured using observable market prices, which may trade at a discount or premium to the value of the underlying digital assets held for hedging. These differences result in unrealized gains or losses that are driven by market spreads.

The following is an analysis of the Group’s results by reportable segment for the year ended December 31, 2024.

	Asset Management	Capital Markets	Unallocated(1)	Total
Revenue	$111,691	$43,849	$—	$155,540

Gains/(losses) from operations
Gain on digital assets and digital asset ETPs	2,891,150	37,663	4,597	2,933,410
Loss on certificate liabilities	(2,910,985)	(14,588)	14,588	(2,910,985)
Other operating gain	19,835	(1)	1	19,835
Total gains/(losses) from operations	—	23,074	19,186	42,260

Total revenues, gains/(losses) from operations(2)	$111,691	$66,923	$19,186	$197,800

Operating expenses(3)
Cost of revenue (excluding depreciation and amortization)	(9,621)	(5,507)	(81)	(15,209)
Salaries and employee benefits	(3,016)	(3,195)	(15,526)	(21,737)
Professional fees	(1,310)	(66)	(3,279)	(4,655)
Marketing expenses	(3,593)	(70)	(1,808)	(5,471)
Technology expense	—	—	(2,738)	(2,738)
Allowance for credit losses	—	(1,902)	—	(1,902)
Other general and administrative expenses	(753)	(1,372)	(3,561)	(5,686)
XBT/ETP Pricing differential(4)	—	—	(15,760)	(15,760)
Segment EBITDA	$93,398	$54,811	$(23,567)	$124,642

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

3. Operating segment information (cont.)

	Asset Management	Capital Markets	Unallocated(1)	Total
Share based compensation	—	—	(12,369)	(12,369)
Depreciation and amortization	—	—	(3,022)	(3,022)
Income from sale of FTX claim	—	—	36,816	36,816
Interest income	—	—	8,495	8,495
Interest expense	—	—	(11,355)	(11,355)
Gain on treasury digital assets	—	—	3,493	3,493
Fair value gain on investments, net of impairment of equity method investment	—	—	923	923
XBT/ETP Pricing differential	—	—	15,760	15,760
Income before income taxes	$93,398	$54,811	$15,174	$163,383

____________

(1)      Unallocated represents other business activities below the quantitative thresholds when determining the entity’s reportable segments and unallocated corporate expenses managed at the Group level. Accordingly, these expenses are not allocated to the Group’s segments.

(2)      The revenue segment measure that is provided to the CODM is the total of revenue and gains/(losses) from operations.

(3)      The significant expense categories and amounts align with the segment-level information that is regularly provided to the CODM.

(4)      Represents the impact of valuation differences between certain financial instruments and their underlying digital asset exposures. XBT certificates and certain third-party ETPs are measured using observable market prices, which may trade at a discount or premium to the value of the underlying digital assets held for hedging. These differences result in unrealized gains or losses that are driven by market spreads.

The following is an analysis of the Group’s results by reportable segment for the year ended December 31, 2023.

	Asset Management	Capital Markets	Unallocated(1)	Total
Revenue	$53,709	$34,002	$—	$87,711

Gains/(losses) from operations
Gain on digital assets and digital asset ETPs	1,731,831	7,367	5,605	1,744,803
Loss on certificate liabilities	(1,703,465)	341	(341)	(1,703,465)
Other operating loss	(28,366)	(422)	422	(28,366)
Total gains/(losses) from operations	—	7,286	5,686	12,972

Total revenues, gains/(losses) from operations(2)	$53,709	$41,288	$5,686	$100,683

Operating expenses(3)
Cost of revenue (excluding depreciation and amortization)	(3,994)	(2,803)	(295)	(7,092)
Salaries and employee benefits	(1,952)	(2,889)	(8,475)	(13,316)
Professional fees	(1,230)	(772)	(2,495)	(4,497)
Marketing expenses	(1,716)	—	(1,503)	(3,219)
Technology expense	—	—	(2,404)	(2,404)
Other general and administrative expenses(4)	(449)	(666)	(2,513)	(3,628)
XBT/ETP Pricing differential	—	—	(2,234)	(2,234)
Segment EBITDA	$44,368	$34,158	$(14,233)	$64,293

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

3. Operating segment information (cont.)

	Asset Management	Capital Markets	Unallocated(1)	Total
Share based compensation	—	—	(1,261)	(1,261)
Depreciation and amortization	—	—	(3,993)	(3,993)
Interest income	—	—	7,975	7,975
Interest expense	—	—	(8,510)	(8,510)
Fair value gain on investments, net of impairment of equity method investment	—	—	15,732	15,732
XBT/ETP Pricing differential	—	—	2,234	2,234
Income/(loss) before income taxes	$44,368	$34,158	$(2,056)	$76,470

____________

(1)      Unallocated represents other business activities below the quantitative thresholds when determining the entity’s reportable segments and unallocated corporate expenses managed at the Group level. Accordingly, these expenses are not allocated to the Group’s segments.

(2)      The revenue segment measure that is provided to the CODM is the total of revenue and gains/(losses) from operations.

(3)      The significant expense categories and amounts align with the segment-level information that is regularly provided to the CODM.

(4)      Other segment items for each reportable segment include regulatory expenses, entertainment expenses, travel, and hotel expenses.

4. Revenue

The Group’s revenue consists of the following:

	For the Years Ended December 31,
	2025	2024	2023
Management fees	$126,371	$111,691	$53,709
Staking revenue	21,901	29,449	24,692
Lending book interest	10,684	9,397	2,390
Other revenue	6,721	5,003	6,920
Total Revenue	$165,677	$155,540	$87,711

Management fees

The Group’s management fees consist of the following:

	For the Years Ended December 31,
	2025	2024	2023
CoinShares XBT Provider AB	$92,647	$85,814	$48,389
CoinShares Physical	27,676	21,363	3,373
Block Index	3,281	2,215	1,787
CoinShares Valkyrie	2,763	2,137	—
Other	4	162	160
Total Management Fees	$126,371	$111,691	$53,709

Management fees derived from CoinShares XBT Provider AB are denominated in fiat but remain held in digital assets until redemption and are therefore non-cash impacting upon recognition (see Note 2). Management fees derived from CoinShares Physical are denominated in digital assets and, although liquidated to cash on a monthly basis, are also non-cash impacting upon recognition. For the years ended December 31, 2025, 2024, and 2023, $120.3 million, $107.2 million, and $51.8 million, respectively, is therefore classified as digital assets revenue within the consolidated statements of cash flows.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

4. Revenue (cont.)

Staking revenue, Lending book interest, and other revenue

	For the Years Ended December 31,
	2025	2024	2023
Staking revenue	$21,901	$29,449	$24,692
Lending book interest	10,684	9,397	2,390
Other revenue:
Other digital asset income	3	1,310	3,152
Other operating income	2,481	2,066	1,928
Fee rebates	4,237	1,627	1,840
Total other revenue	$6,721	$5,003	$6,920

Staking revenue, lending book interest, other digital asset income and a portion of fee rebates are received in digital assets and therefore non-cash impacting. All staking revenue and lending book interest is non-cash and is described as such in the consolidated statement of cash flows. For the years ended December 31, 2025, 2024, and 2023, the Group classified non-cash revenue for staking, lending book interest, and other digital asset income in the amounts of $36.8 million, $41.6 million and $31.1 million, respectively, in digital assets revenue within the consolidated statements of cash flows.

5. Other operating gains/(losses)

The other operating gains/(losses) consist of the following:

	For the Years Ended December 31,
(in thousands)	2025	2024	2023
Gain on digital asset payables/receivables	$48,533	$160,886	$51,363
Gain/(loss) on derivatives	152,183	(148,689)	(83,826)
Gain of foreign exchange	11,529	6,942	3,935
(Loss)/gain on other operating activities	(246)	696	162
Total other operating gains/(losses)	$211,999	$19,835	$(28,366)

6. Income taxes

The components of income before income taxes are as follows:

	For the Years Ended December 31,
	2025	2024	2023
Domestic (Jersey)	$114,833	$164,266	$69,856
Foreign	(112)	(883)	6,614
Income before income taxes	$114,721	$163,383	$76,470

Current income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting which will be either taxable or deductible when the assets or liabilities are recovered or settled.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

6. Income taxes (cont.)

The income tax expense is summarized as follows:

	For the Years Ended December 31,
	2025	2024	2023
Current Provision
Domestic	$377	$(6)	$61
Foreign	72	941	654
Total Current Provision	449	935	715

Deferred Provision
Domestic	—	—	—
Foreign	—	—	—
Total Deferred Provision	—	—	—

Total Provision for Income Taxes	$449	$935	$715

A reconciliation of the statutory income tax expense to the Company’s actual tax expense for the years ended December 31, 2025, 2024, and 2023 are as follows:

	For the Years Ended December 31,
	2025	2024	2023
Statutory Income Tax expense	$—	$—	$—
Non-deductible Expenses	833	85	38
Non-taxable Income	(379)	(23)	(284)
Fixed Asset Capital Allowances	(3)	(27)	(19)
Other Differences	26	(480)	192
Difference in foreign tax rates	(291)	(48)	201
Change in Valuation Allowance	916	1,428	587
Tax Credits	(653)	—	—
Other	—	—	—
Tax Expense	$449	$935	$715

The components of the deferred income tax assets (liabilities) are as follows:

	As of December 31,
	2025	2024
Deferred Tax Assets:
Unrealized Gains/Losses	$58	$298
Lease Liability	499	748
Net operating losses	3,667	2,618

Deferred Tax Assets	4,224	3,664
Less: Valuation allowance	(3,557)	(2,640)
Total Deferred Tax Assets	667	1,024

Deferred Tax Liabilities:
ROU Asset	(461)	(682)

Depreciation & Amortization	(67)	(46)
Unrealized Gains/Losses	(139)	(296)

Other
Total Deferred Tax Liabilities	(667)	(1,024)

Total Deferred Tax Assets/(Liabilities)	$—	$—

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

6. Income taxes (cont.)

The Group is domiciled in Jersey, which is generally subject to a 0% corporate tax rate. However, one subsidiary is designated as a Jersey financial services company that is subject to a 10% corporate tax rate on taxable earnings.

The applicable tax rate in the U.K. was amended from 19% to 25% on April 1, 2023.

The Group has foreign net operating loss (“NOLs”) carry forwards of approximately $17,000 and $12,500 as of December 31, 2025 and 2024, respectively. US losses have an indefinite carryforward period but are subject to 80% deduction limitation based upon pre-NOL deduction taxable income. In jurisdictions outside of the US there are no material net operating loss carryforwards.

The utilization of the Group’s US net operating loss carryforwards could be subject to annual limitations under Section 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), and similar state tax provisions, due to ownership change limitations that may have occurred previously or that could occur in the future. These ownership changes limit the amount of net operating loss carryforwards and other deferred tax assets that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383 of the Code, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percent points over a three-year period. The Group has not completed an analysis of an ownership change under Section 382 of the Code. To the extent that a study is completed, and an ownership change is deemed to occur, the Group’s net operating losses and tax credits could be limited.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that a full valuation allowance on deferred tax assets net of deferred tax liabilities is required as of December 31, 2025, 2024, and 2023.

The Group performed a comprehensive review of its portfolio of uncertain tax positions in accordance with recognition standards established by GAAP. In this regard, an uncertain tax position represents the Group’s expected treatment of a tax position taken in a filed tax return or planned to be taken in a future tax return that has not been reflected in measuring income tax expense for financial reporting purposes.

As of and for the years ended December 31, 2025, 2024, and 2023, the Group has not recorded any unrecognized tax benefits.

Penalties and tax-related interest expense, of which there were no material amounts for the years ended December 31, 2025, 2024, and 2023, are reported as a component of income tax expense (benefit).

The Group files income tax returns in several jurisdictions. The Group is subject to various statute of limitations of periods based on the jurisdiction in which tax returns are filed. Generally, the statute of limitations for Jersey, UK, France, United States, Switzerland and Sweden are two, two, three, three, five and six years, respectively.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the U.S. The OBBBA includes significant provisions, such as the permanent extension of certain expiring provisions of the Tax Cuts and Jobs Act, modifications to the international tax framework, and the restoration of favorable tax treatment for certain business provisions. The legislation has multiple effective dates, with certain provisions effective in 2025 and others implemented through 2027. The Group does not anticipate that the bill will have a material impact on the financial statements.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

7. Digital assets and digital asset ETPs

Digital Assets

The following table summarizes digital assets held by the Group for operations:

	As of December 31,
	2025			2024
(in thousands), except units	Units	Cost Basis	Fair Value	Units	Cost Basis	Fair Value
Bitcoin	24,357	$2,438,104	$2,132,819	25,332	$1,264,453	$2,370,555
Ethereum	359,966	1,190,456	1,069,940	411,634	1,062,584	1,373,680
Solana	2,951,168	588,725	367,985	1,894,767	224,674	359,936
XRP	129,750,947	318,238	238,776	70,009,634	62,004	145,858
Other digital assets(1)(2)	Not meaningful	276,915	165,193	Not meaningful	140,900	216,649
Total digital assets		$4,812,438	$3,974,713		$2,754,615	$4,466,678

____________

(1)      Includes various other digital asset balances, none of which individually represented a material amount of the fair value of total digital assets.

(2)      Excludes various stablecoins held with a total fair value of $8.2 million and $5.1 million as of December 31, 2025 and 2024, respectively, which are reflected within digital asset receivables in the consolidated balance sheets.

The following table summarizes digital assets held by the Group for treasury purposes:

	As of December 31,
	2025			2024
(in thousands), except units	Units	Cost Basis	Fair Value	Units	Cost Basis	Fair Value
Bitcoin	235	$22,790	$20,546	163	$8,894	$15,249
Ethereum	2,596	8,421	7,717	—	—	—
Solana	40,910	8,025	5,091	—	—	—
Total digital assets		$39,236	$33,354		$8,894	$15,249

The following table provides a reconciliation of digital assets, presented in the aggregate of both digital assets held by the Group for operations and digital assets held by the Group for treasury purposes:

	For the Years Ended December 31,
	2025	2024
Beginning balance (at fair value)	$4,481,927	$2,992,707
Additions(1)	5,922,415	5,543,986
Dispositions(2)	(5,689,089)	(6,437,643)
Gains(3)	68,611	2,434,909
Losses(3)	(961,455)	(10,008)
Translation of foreign currency denominated holdings	185,658	(42,024)
Ending balance (at fair value)	$4,008,067	$4,481,927

____________

(1)      Additions represent purchases of, staking rewards earned on, loan redemptions in, and lending book interest received in, digital assets.

(2)      Dispositions represent the sales of, and loans of, digital assets.

(3)      For the years ended December 31, 2025 and 2024, the Group recognized cumulative realized gains from dispositions of digital assets of $127.7 million and $633.4 million, respectively, and cumulative realized losses from dispositions of digital assets of $196.4 million and $6.5 million, respectively.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

7. Digital assets and digital asset ETPs (cont.)

Certain digital assets previously held by the Group were subject to sale restrictions through lock-up schedules. These digital assets were subject to sales restrictions for a period of four years, which ended in April 2025. The fair value of the digital assets held by the Group that were subject to sales restrictions was $4.1 million as of December 31, 2024. There were no digital assets subject to sales restrictions as of December 31, 2025.

Digital Asset ETPs

The table below shows a reconciliation between the opening and closing position of the Group’s digital asset ETPs and fund holdings.

	For the Years Ended December 31,
	2025	2024
Opening position	$1,190,998	$267,063

Net additions and transfers	886,324	1,061,833
Net disposals and transfers	(837,283)	(649,593)
Net movement	49,041	412,240
Realized (loss)/gain	(6,316)	52,233
Unrealized (loss)/gain	(88,293)	459,771
Net (loss)/gain	(94,609)	512,004
Exchange differences	(2)	(309)
Closing position	$1,145,428	$1,190,998

These holdings are used to provide exposure to digital assets and are held as part of the Group’s collateral management obligations. Of this balance, $136.0 million and $145.8 million as of December 31, 2025 and 2024, respectively, is held as collateral with Reyl Bank (see Note 12) in respect of a loan facility. While the majority of the loan balance is non-current, repayment can be made at the discretion of the Group and the collateral recalled, hence its classification as a current asset.

8. Certificate liabilities

The certificate liabilities of the Group comprise those arising from the issuance of the CoinShares XBT Provider, CoinShares Physical, and CoinShares XBTP Physical ETPs.

XBT Provider certificate liabilities are cash-settled instruments under which investors receive, upon redemption, a cash amount linked to the value of the referenced digital asset, net of applicable fees.

CoinShares Physical ETPs provide exposure to specified digital assets and are settled by delivery of the referenced digital asset upon redemption.

The certificates do not bear contractual interest. Investor returns are determined primarily by reference to the performance of the underlying digital asset, subject to applicable management fees. The certificates are generally open-ended and may be redeemed at the election of the holder in accordance with the applicable product terms.

The fair value of the certificate liabilities is primarily driven by (i) the market price of the referenced digital asset and (ii) the number of certificates outstanding. To economically hedge its exposure, the Group holds corresponding digital assets in respect of the issued certificates.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

8. Certificate liabilities (cont.)

	As of December 31,
	2025	2024
CoinShares XBT Provider
CoinShares XBTP – Bitcoin	$1,768,572	$2,675,425
CoinShares XBTP – Ethereum	696,435	1,020,112
Total XBT Certificate Liabilities	$2,465,007	$3,695,537

CoinShares Physical
CoinShares Physical – Bitcoin	$1,222,197	$773,007
CoinShares Physical – Staked Ethereum	291,152	278,318
CoinShares Physical – Staked Solana	189,058	127,568
CoinShares Physical – XRP	226,084	144,313
CoinShares Physical – Other	112,663	130,737
Total CS Physical certificate liabilities	$2,041,154	$1,453,943

CoinShares XBT Provider Physical
CS XBTP Physical Staked Solana	$613	$—
CS XBTP Physical Other	666	—
Total XBT CS Physical Certificate Liabilities	$1,279	$—

Breakdown of certificate type by number and value:

(in thousands, except number of certificates)	As of December 31,
	Number of certificates		Dollars
Certificate type	2025	2024	2025	2024
Bitcoin Tracker One	2,249,885	2,713,492	$885,201	$1,200,872
Bitcoin Tracker Euro	225,032	332,913	883,371	1,474,552
Ether Tracker One	10,353,931	12,287,008	265,659	370,577
Ether Tracker Euro	1,677,905	2,119,967	430,776	649,535
CoinShares Bitcoin ETP	14,488,307	8,555,086	1,222,197	773,007
CoinShares Ethereum Staking ETP	3,251,673	2,803,190	291,152	278,318
CoinShares Litecoin ETP	698,920	607,000	9,992	11,839
CoinShares XRP ETP	3,298,284	1,831,780	226,083	144,312
CoinShares Polkadot Staking ETP	2,775,000	1,698,100	6,010	12,997
CoinShares Tezos Staking ETP	3,760,900	839,000	10,909	5,878
CoinShares Solana Staking ETP	13,560,223	6,181,100	189,058	127,568
CoinShares Chainlink ETP	13,483,400	8,021,000	15,577	15,433
CoinShares Uniswap ETP	8,387,500	6,190,000	4,483	7,873
CoinShares Cardano Staking ETP	47,690,625	34,472,500	17,354	31,182
CoinShares Cosmos Staking ETP	1,630,500	694,500	1,864	2,433
CoinShares Polygon Staking ETP	3,101,500	1,443,500	3,497	7,131
CoinShares Algorand Staking ETP	7,794,700	5,026,000	9,225	17,703
CoinShares SEI Staking ETP	1,985,000	—	2,227	—
CoinShares TON Staking ETP	110,000	—	91	—
CoinShares Physical Top 10 Crypto Market	332,600	114,000	10,037	3,786
CoinShares Physical Smart Contract Platform	119,000	121,000	2,412	3,343

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

8. Certificate liabilities (cont.)

(in thousands, except number of certificates)	As of December 31,
	Number of certificates		Dollars
Certificate type	2025	2024	2025	2024
CoinShares Finanzen.net Top 10 Crypto ETP	1,394,500	730,000	18,986	11,141
CoinShares XBTP Physical Litecoin	20,000	—	108	—
CoinShares XBTP Physical XRP	63,000	—	232	—
CoinShares XBTP Physical Chainlink	30,000	—	129	—
CoinShares XBTP Physical Uniswap	5,000	—	29	—
CoinShares XBTP Physical Staked Cardano	23,000	—	56	—
CoinShares XBTP Physical Staked Polkadot	60,000	—	112	—
CoinShares XBTP Physical Staked Solana	160,000	—	613	—
Total certificates	142,730,385	96,781,136	$4,507,440	$5,149,480

Reconciliation of certificates

	For the year ended December 31,
	2025	2024
Opening position	$5,149,480	$2,948,821
Movement from net redemption of XBT Certificate Liabilities	(971,063)	(766,319)
Movement from net issuance of XBT CS Physical Certificate Liabilities	1,859	—
Movement from net issuance of CS Physical Certificate Liabilities	1,101,229	165,188
Management fee, net	(87,830)	(83,109)
(Gain)/loss on certificate liabilities	(802,747)	2,910,985
Translation of foreign currency denominated holdings	116,512	(26,086)
Closing position	$4,507,440	$5,149,480

Issuances in relation to CoinShares Physical certificates result in the receipt of digital assets, not cash, and therefore do not impact changes in operating activities within the consolidated statements of cash flows. Management fee is net of the increase in the coin entitlement arising from the staking proceeds owed to CS Physical noteholders for staked products.

9. Investments

Net gain/(loss) on investments included in Gains/(losses) from operations in the Group’s consolidated statements of operations and comprehensive income consists of the following:

•        Net realized gains related to sale or disposal of investments were $0.1 million, $2.7 million, and $1.3 million for the years ended December 31, 2025, 2024, and 2023, respectively.

•        Net unrealized (loss)/gain related to investments were $(1.7) million, $(1.7) million, and $14.7 million for the years ended December 31, 2025, 2024, and 2023, respectively.

Investments at Measurement Alternative

The following table presents investments for which the measurement alternative has been elected. These investments have been valued at cost less impairment and where applicable at observable transaction prices based on orderly transactions for the identical or similar investments of the same issuer.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

9. Investments (cont.)

	Carrying Value	Increases (Decreases) in Carrying Value
		Period to date	Cumulative
December 31, 2025	$17,868	$(891)	$13,068
December 31, 2024	$18,759	$—	$13,959
December 31, 2023	$18,759	$11,590	$13,959

During the years ended December 31, 2025 and 2024, the investees participated in certain arm’s-length transactions with unrelated market participants. Each of these transactions has provided observable inputs that the Group has considered in determining fair value at each reporting date. These cumulative market-based data points have resulted in periodic increases and decreases in the carrying value of the investment over time, consistent with changes in market conditions, investor demand, and the investee’s operating performance.

10. Derivatives

The Group’s derivative balance as of December 31, 2025 and 2024 were primarily put features linked to the change in the fair value of digital assets embedded within the XBT CS Physical Certificate Liabilities and CS Physical Certificate Liabilities. See Note 8 for additional information about XBT CS Physical Certificate Liabilities and CS Physical Certificate Liabilities. No derivatives are designated as hedges.

The following table summarizes information on derivative instruments by their location in the Consolidated Balance Sheets:

	Derivative Assets		Derivative Liabilities
	Consolidated Balance Sheets Location	Fair Value	Consolidated Balance Sheets Location	Fair value
Instrument:	December 31, 2025
Digital asset perpetuals and futures (DA settled)	Digital asset receivables	$30,124	Digital asset payables	$9
Digital asset futures (cash settled)	Prepaids and other current assets	395		—
OTC liabilities		—	Digital asset payables	13,291
CS Physical Certificate Liabilities		—	CS Physical Certificate Liabilities	2,041,154
XBT CS Physical Certificate Liabilities		—	XBT CS Physical Certificate Liabilities	1,279
Solana seed		—	Digital asset payables	155,074
Total		$30,519		$2,210,807

	December 31, 2024
Digital asset perpetuals and futures (DA settled)	Digital asset receivables	$2,129	Digital asset payables	$509
Digital asset futures (cash settled)		—	Trade and other payables	361
OTC liabilities		—	Digital asset payables	16,988
CS Physical Certificate Liabilities		—	CS Physical Certificate Liabilities	1,453,943
Solana seed		—	Digital asset payables	224,208
Total		$2,129		$1,696,009

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

10. Derivatives (cont.)

The impacts of gains/(losses) on derivative instruments recognized in the Consolidated Statements of Operations and Comprehensive Income were as follows:

	Consolidated Statements of Operations and Comprehensive Income Location	For the years ended December 31,
Instrument:		2025	2024	2023
Digital asset perpetuals and futures (DA settled)	Other operating gains/(losses)	$62,506	$18,689	$4,026
Cash-settled derivatives	Other operating gains/(losses)	(11,937)	(54,473)	21,294
OTC liabilities	Other operating gains/(losses)	6,030	(5,082)	(11,459)
CS Physical Certificate Liabilities and XBT CS Physical Certificate Liabilities	Gain/(loss) on certificate liabilities	635,929	(708,451)	(224,824)
Solana seed	Other operating gains/(losses)	95,644	(107,823)	(97,687)
Total		$788,172	$(857,140)	$(308,650)

11. Fair Value

Recurring Fair Value Measurements

Please see below detail for the Group’s investments measured on a recurring basis at fair value:

	January 1, 2024	Additions	(Disposals)	Investment Gain/(Loss)	Transfers between levels	December 31, 2024
Level 1 Investments	$1	$—	$—	$—	$—	$1
Level 2 Investments	—	—	—	—	—	—
Level 3 Investments	6,297	843	(6,232)	670	—	1,578
Total investments held at fair value	6,298	843	(6,232)	670	—	1,579
Associates	74	—	—	(74)	—	—
Total investments valued using the equity method	74	—	—	(74)	—	—
Total investments	$6,372	$843	$(6,232)	$596	$—	$1,579
	January 1, 2025	Additions	(Disposals)	Investment Gain/(Loss)	Transfers between levels	December 31, 2025
Level 1 Investments	$1	$—	$—	$2	$—	$3
Level 2 Investments	—	—	—	—	—	—
Level 3 Investments	1,578	165	(78)	(686)	—	979
Total investments held at fair value	1,579	165	(78)	(684)	—	982
Associates	—	—	—	—	—	—
Total investments valued using the equity method	—	—	—	—	—	—
Total investments	$1,579	$165	$(78)	$(684)	$—	$982

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

11. Fair Value (cont.)

Please see below for additional items measured on a recurring basis at fair value.

	As of December 31, 2025
	Level 1	Level 2	Level 3	Total
Assets
Digital assets – held for operations	$3,974,713	$—	$—	$3,974,713
Digital assets – held as treasury	33,354	—	—	33,354
Digital asset ETPs	—	1,145,428	—	1,145,428
Digital asset receivables, net	—	108,517	—	108,517
Prepaid and other current assets – cash settled digital asset futures(i)	395	—	—	395
Total	$4,008,462	$1,253,945	$—	$5,262,407

Liabilities
XBT Certificate Liabilities	$2,465,007	$—	$—	2,465,007
XBT CS Physical Certificate Liabilities	1,279	—	—	1,279
CS Physical Certificate Liabilities	2,041,154	—	—	2,041,154
Digital asset payables	168,374	—	—	168,374
Total	$4,675,814	$—	$—	$4,675,814

____________

(i)      Represents the value of cash settled digital asset futures.

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Digital assets – held for operations	$4,466,678	$—	$—	$4,466,678
Digital assets – held as treasury	11,177	4,072	—	15,249
Digital asset ETPs	—	1,190,998	—	1,190,998
Digital asset receivables, net	—	205,892	—	205,892
Total	$4,477,855	$1,400,962	$—	$5,878,817

Liabilities
XBT Certificate Liabilities	$3,695,537	$—	$—	3,695,537
CS Physical Certificate Liabilities	1,453,943	—	—	1,453,943
Digital asset payables	241,705	—	—	241,705
Trade and other payables – cash settled digital asset futures	361			361
Total	$5,391,546	$—	$—	$5,391,546

The net realized and unrealized gains and losses on digital assets and digital asset ETPs for the years ended December 31, 2025, 2024, and 2023 were a $982.8 million loss, a $2,933.4 million gain, and a $1,744.8 million gain, respectively. The gains/losses on XBT Certificate Liabilities, XBT CS Physical Certificate Liabilities, and CS Physical Certificate Liabilities for the years ended December 31, 2025, 2024 and 2023 were a $802.7 million gain, a $2,911.0 million loss, and a $1,703.5 million loss. Refer to Note 10 for more information on the net derivative gain (losses) from the digital assets perpetual contracts and futures contracts.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

12. Debt

The Group has a loan balance to Reyl Bank of $28.1 million, $24.7 million, and $29.5 million plus accrued interest of $57 thousand, $32 thousand, and $51 thousand, as of December 31, 2025, 2024, and 2023, respectively. The loan bears interest at a variable rate equal to the Swiss Average Rate Overnight (“SARON”) 1- to 3-month rate, subject to a 0% floor, plus a credit margin of 2.25% per annum and a minimum liquidity-provision cost of 0.20% per annum, which may be adjusted by the Bank depending on market conditions. Interest is payable at the end of each quarterly interest period and debited directly from the Group’s account. Overdue amounts accrue interest at a rate equal to the SARON base rate (subject to the same 0% floor) plus 3.50% per annum until repayment. The effective interest rate on the outstanding loan during the years ended December 31, 2025, 2024, and 2023 was 2.4%, 2.9%, and 4.2%, respectively. For the years ended December 31, 2025, 2024, and 2023, interest expense on the Reyl Loan was $0.7 million. $0.7 million, $0.7 million, respectively, and is recorded within interest expenses in the Group’s consolidated statements of operations and comprehensive income.

The ultimate maturity date of the loan is March 10, 2027. The balance of the loan outstanding that is classified as current is $3.2 million, inclusive of $29 thousand of accrued interest, and $0 as of December 31, 2025 and 2024, respectively, representing contractual principal payments due within twelve months of each reporting date.

The loan is secured by a pledge over assets held by the Group at Reyl Bank, including publicly traded ETP certificates. These assets had a market value of $136.0 million and $145.8 million as of December 31, 2025 and 2024, respectively. A portion of these assets will remain pledged with Reyl Bank until the loan is fully settled. The pledge provides the Bank priority over the collateral in the event of default.

The loan had an initial term of twelve months from the disbursement date and automatically renews for successive twelve-month periods up to five years from the original disbursement date unless either party provides at least three months’ prior written notice. The facility is structured on an in-fine basis and is subject to repayments in the amount of 10% of the outstanding loan balance per year, beginning after a two-year grace period, with the remaining balance being repaid in full at maturity. Required amortization may be satisfied by depositing eligible financial assets of equivalent lending value, as determined by the Bank. The borrower may also prepay the loan, in whole or in part, on each interest-period renewal date without penalty.

The agreement includes loan-to-value (“LTV”) requirements under which the lending value is set at 20%. A margin call is triggered if the LTV reaches or exceeds 30%, and the borrower must restore compliance within 48 hours through repayment or the deposit of eligible collateral. If the LTV reaches 50% or higher, the Bank may enforce the collateral immediately and may liquidate assets without judicial formalities. These provisions constitute significant covenants and could result in the acceleration of repayment if breached.

The Group paid a $27 thousand (CHF 25 thousand) application fee and was responsible for all legal, administrative, and collateral-related expenses. Based on the terms of the loan agreement, the Group must also maintain an amount equivalent to six months of interest expense in the account to support upcoming interest obligations. Events of default under the agreement include, among others, failure to maintain collateral, failure to satisfy margin-call requirements, non-payment of amounts due, breaches of undertakings or representations, insolvency-related events, adverse changes affecting the borrower’s financial condition or ownership structure, or other events that may materially affect the borrower’s ability to perform its obligations. Upon an event of default, all outstanding amounts become immediately due, and payable, and the Bank may proceed with collateral enforcement.

The Bank may assign or transfer its rights under the agreement, including for securitization purposes, whereas the borrower is not permitted to assign its rights or obligations. The loan agreement is governed by Swiss law, with exclusive jurisdiction in the courts of the Canton of Geneva, Switzerland.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

12. Debt (cont.)

As of December 31, 2025, the Group’s schedule of CHF denominated payments translated into USD is as follows:

Amount Due
2026	$3,151
2027	24,973
Total	$28,124

13. Property and equipment, net

	As of December 31,
	2025	2024
Furniture and fixtures	$1,080	$928
Office equipment	968	781
Total	2,048	1,709
Less: accumulated depreciation	(1,682)	(1,421)
Property and equipment, net	$366	$288

For the years ended December 31, 2025, 2024, and 2023, depreciation expense of property and equipment was $0.2 million, $0.3 million, and $0.3 million, respectively, and is included in depreciation and amortization on the consolidated statements of operations and comprehensive income.

14. Leases

The Group has operating leases for corporate offices. These leases have remaining terms ranging from one to six years. Certain leases include options to extend or terminate the lease, but such options are not included in the determination of lease terms because the Group is not reasonably certain to exercise those options.

The following table summarizes the Group’s lease cost included within other general and administrative expenses in the consolidated statements of operations and comprehensive income:

	For the Year Ended December 31,
	2025	2024	2023
Operating lease expense	$1,100	$838	$1,273
Short-term lease expense	—	190	38
Total lease cost	$1,100	$1,028	$1,311

Supplemental information related to operating leases is summarized below:

	For the Year Ended December 31,
	2025	2024	2023
Operating cash flows for operating leases	$(1,352)	$(928)	$(887)
Supplemental non-cash amounts of lease liabilities arising from obtaining right of use assets	$—	$—	$—
	As of December 31,
	2025	2024	2023
Weighted average remaining lease term (in years) – operating leases	2.47	3.87	4.86
Weighted average discount rate – operating leases	4.97%	5.29%	5.29%

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

14. Leases (cont.)

	As of December 31,
	2025	2024
Assets
Operating right of use assets	$2,957	$2,885
Total lease assets	$2,957	$2,885

Liabilities
Operating lease liability, current portion	$1,347	$895
Operating lease liability, net of current portion	1,528	2,096
Total lease liability	$2,875	$2,991

The following table summarizes the maturities of lease liabilities at December 31, 2025:

Year ending December 31,	Operating Leases
2026	$1,467
2027	983
2028	565
2029	63
Total minimum lease payments	3,077
Less effects of discounting	(202)
Total operating lease liability	$2,875

15. Goodwill and other intangible assets, net

The Group has two reportable segments, which include Asset Management and Capital Markets. All of the Group’s goodwill is included within the Asset Management reportable segment. The following table provides a reconciliation of changes in goodwill for the years indicated:

Balance as of January 1, 2024
Goodwill	$8,167
Accumulated impairment loss	(6,968)
1,199
Additions from new business combinations (Note 18)	1,670
Currency translation adjustments	(50)

Balance as of December 31, 2024
Goodwill	9,787
Accumulated impairment loss	(6,968)
2,819
Currency translation adjustments	1

Balance as of December 31, 2025
Goodwill	9,788
Accumulated impairment loss	(6,968)
$2,820

During the years ended December 31, 2025, 2024, and 2023, there was no impairment recognized against goodwill and no measurement period adjustments.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

15. Goodwill and other intangible assets, net (cont.)

Other intangible assets, net

The Group’s other intangible assets, net consisted of the following:

	As of December 31, 2025
(in thousands, except years)	Weighted Average Remaining Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Other Intangible Assets, Net
Fee Generating Contracts	5.50	$15,400	$(7,839)	$7,561
Software	1.85	5,194	(858)	4,336
		$20,594	$(8,697)	$11,897
	As of December 31, 2024
(in thousands, except years)	Weighted Average Remaining Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Other Intangible Assets, Net
Fee Generating Contracts	6.49	$15,393	$(7,063)	$8,330
Software	2.10	3,421	(638)	2,783
		$18,814	$(7,701)	$11,113

For the years ended December 31, 2025, 2024, and 2023, amortization expense related to intangible assets was $1.9 million, $2.0 million and $2.2 million, respectively.

As of December 31, 2025, the expected future amortization expense for intangible assets was as follows:

Amortization Expense
2026	$2,421
2027	2,227
2028	1,981
2029	1,561
2030	1,336
Thereafter	2,371
Total expected future amortization expense	$11,897

16. Equity

Ordinary shares issued and outstanding are accounted for as equity. These shares confer on the holders the right to vote and receive dividends at the Group’s discretion. If, at the Group’s discretion, there is a return of assets; ordinary shares confer on the holders thereof the rights in respect of the assets of the Group available for distribution among the Shareholders.

During the years ended December 31, 2025, 2024 and 2023, the Group repurchased 1,385,500, 90,205 and 1,594,706 shares on the public market for a total consideration of $10.6 million, $0.3 million and $5.3 million, respectively. Repurchased shares are recorded as treasury shares and presented as a reduction of additional paid in capital, until the shares are cancelled or reissued. During the years ended December 31, 2024 and 2023, the Group announced the cancellation of all treasury shares held of 1,474,631 and 200,050, respectively, with original issuance

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

16. Equity (cont.)

carrying amounts of $4.2 million and $0.6 million, respectively and included net within additional paid in capital on the accompanying consolidated statement of changes in shareholders’ equity. The excess of the carrying amount of the treasury shares and the amounts removed from additional paid in capital is recorded in retained earnings.

Dividends

Dividends are recommended by the Directors, in line with the Groups’ dividend policy, and are a function of the prior year’s earnings. Movements in dividends during the period are as follows:

	For the Years Ended December 31,
	2025	2024
Dividends allocated to holders of ordinary shares
Dividend for the years ended December 31, 2025 and 2024 of $0.39 and $0.17 per fully paid share, respectively	$25,844	$11,542
Special dividend for the year ended December 31, 2024 of $0.47 per fully paid share	—	31,410
Total dividends provided for and paid	$25,844	$42,952

There were no dividends declared or paid for the year ended December 31, 2023. See also Note 24 Subsequent Events.

17. Risk and Uncertainties

The Group invests in a portfolio of digital assets and derivatives on a non-directional risk basis to generate a return, which matches its financial obligations to certificate holders. In pursuing its investment objective, the Group invests in digital assets and has a liability exposure towards certificate holders linked to digital assets, as well as the specific operational risks to trading and holding digital assets.

The following sets out a description of the principal risks inherent in the activities of the Group along with the action taken to manage these risks.

Credit risk

Credit risk is the risk that an issuer, counterparty or exchange will be unable or unwilling to meet a commitment, obligation under a financial instrument or contract that it has entered into with the Group, leading to a financial loss, or lack of liquidity and restriction of access to the Group’s assets. The Group is exposed to credit risk due to the range of counterparties with which it is required to interact.

Certain transactions that the Group may enter into exposes it to the risk that the counterparty will not deliver the asset (purchase) or cash (sale) after the Group has fulfilled its responsibilities. The Group only transacts with brokers which have been approved by the Group as acceptable counterparties.

Staking providers

As of December 31, 2025 and 2024, a significant amount of the Group’s ETH was staked with third-party service providers. This activity brings rise to two considerations; firstly, the time it takes to exit a validator position and secondly, the reliance upon the third-party service provider to execute the staking and return the rewards.

To mitigate the first consideration, the Group actively monitors its staked assets in real-time and ensures that any exits from staked positions are closely managed. As the Group holds a long ETH position, this mitigates any liquidity risk arising as a result of long exit times, as there exists sufficient liquid ETH at custodians and/or on exchanges to ensure any liabilities can be met. The balance of immediately available (i.e. non-standard) ETH is also monitored closely at all times.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

17. Risk and Uncertainties (cont.)

To ensure staked assets through designated providers are protected, the Group ensures appropriate due diligence is performed and through testing of their service. Additional steps have been taken to ensure that in the event of a loss of connectivity of the validators, the Group has the ability to un-stake assets independently from the involvement of the third-party service provider. All of the Company’s staked ETH is exposed to loss due to lack of performance from the third-party service provider, including from slashing penalties. Slashing penalties are a punitive mechanism built into the Ethereum network, designed to penalize validators and their delegators for misbehavior or failing to follow network rules, which could result in the loss of our staked ETH.

The Group deems there are sufficient mitigations against the key credit risks which exist when staking ETH.

Financial instruments and cash deposits

Credit risk from balances with banks, brokers and financial institutions is managed, monitored and controlled by the finance department in accordance with Group policy. Transactions that involve surplus cash inflows and outflows are only with approved counterparties and brokers within credit limits that have been agreed between the parties. The credit limits are reviewed by the compliance team and agreed upon by the Board of Directors on an annual basis. The limits are set to minimize the concentration of risks and therefore mitigate financial loss. Furthermore, regular risk reviews are performed over the use of banks and brokers to manage credit risk.

Transactions that expose the Group to the risk that the counterparty will not deliver the asset (purchase) or cash (sale) after the Group has fulfilled its responsibilities, is managed through brokers which have been approved by the Group as acceptable counterparties.

The Group also has receivables as a result of loans. The Group only enters into loans with reputable counterparties and in the case of digital asset loans these are all recallable on demand. The Group therefore does not expect to incur material losses with these loans.

The Group undertakes transactions with counterparties that may expose it to the risk that the counterparty will not deliver from their side, for example in the cases of sales (cash), purchases (assets) or equivalent loans. The Group mitigates this by reviewing counterparties before transactions occur, and determining their acceptability, with the use of collateral were deemed necessary. In the event that such a transaction is ongoing, such assessments are regularly performed in order to safeguard assets and mitigate any risks arising in relation to recoverability.

The Group’s shares in ETPs, valued at $1,145.4 million and $1,191.0 million as of December 31, 2025 and 2024, respectively, are used to provide exposure to digital assets and are held as a part of the Group’s collateral management obligations. These ETPs are fully collateralized, and management maintains regular communications with their operators. The ETPs are regulated and audited.

Digital asset lending

The Group has receivables as a result of digital asset loans (see Note 2). Developments in the digital asset industry in recent years have resulted in an elevated level of counterparty risk. The risks associated with this type of activity is loss of assets due to the third-party counterparty not engaging in their own risk management systems, or theft through malpractice, lack of corporate governance associated with a low regulatory environment, loss due to theft from a cybersecurity breach, and lack of systems and controls.

All existing loans are governed by a single form Master Loan Agreement (“MLA”), are open term, repayable on demand (second business day after notification), and are denominated in only four digital currencies (Bitcoin, Ethereum, Solana, and XRP). As with our exchange counterparties, part of the take on process for each lending counterparty requires an initial assessment, and then subsequent ongoing monitoring. Any breaches noted which would deem the risk of lending these counterparties to fall outside of acceptable limits will result in the relationship being exited, and

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

17. Risk and Uncertainties (cont.)

the assets returned inclusive of the interest accrued. We do not enter into, or continue with, relationships that we deem to carry credit risk that may impact the recoverability of any loaned assets. That being said, an inherent risk of course remains.

Operational risk

These are risks relating to losses as a result of operational matters such as having inappropriate or insufficient routines, human error, systems failures, and legal risks.

The main operational risk for the Group would be the inability to provide the contractual collateralization through either systems failures or continuity planning issues. The risk is mitigated through the use of a highly secure algorithmic trading platform hosted in the cloud to mitigate the risk of human error. The business continuity plan was tested and demonstrated that the traders can perform their work from anywhere.

The Group has controls designed to monitor transactions, and flag any possible inconsistencies in trading, acting as further mitigating factors for human error.

The risk of hacking and losing Bitcoin/Ethereum and other digital assets in digital wallets due to fraud is reduced through the majority of the digital assets being kept with regulated custodians including Komainu and Zodia UK and Zodia Europe (Zodia UK and Zodia Europe, together “Zodia”). Komainu has SOC 1 Type 2 and SOC 2 Type 2 reports, the latest covering the period from December 1, 2024 to November 30, 2025. Zodia has a SOC 1 Type 2 report, the latest covering the period January 1, 2025 to September 30, 2025. Additionally, Zodia has SOC 2 Type 1 report dated March 31, 2025 with an expectation to complete their SOC 2 Type 2 by the last quarter of 2026. Management has considered the results of all reports, with no significant deficiencies noted. Both Komainu and Zodia are also ISO27001 certified. In addition to limiting exposure to fraud for the Group, storage of digital assets with Komainu and Zodia also reduces the exposure to hacking of the exchanges. The exchanges are constantly monitored, and the Group has built a net asset buffer which reduces operational risk.

The cyber risks are managed through the use of systems to prevent external attacks (firewalls, detection of possible phishing emails, encryption using secure keys, and strong physical security for example).

The regulatory environment related to digital assets is complex, evolving, and uncertain, requiring the Group to allocate resources in legal, accounting, compliance, technology, and other functions which impact the Group’s consolidated financial statements. Future regulatory rules adopted domestically and internationally may impose obligations and restrictions on how the Group manages and/or conducts its business activities in the future.

The Group seeks to minimize potential adverse effects of these risks on performance by employing experienced personnel; daily monitoring of the Group’s investments, digital assets and market events; and diversifying the Group’s business strategy as well as its investment portfolio within the constraints of the Group’s investment objectives.

18. Business combination

Acquisition of Valkyrie Funds LLC

On March 12, 2024, the Group exercised its option to acquire 100% of Valkyrie Funds LLC (“Valkyrie”), following the launch of Valkyrie Bitcoin Fund in January 2024 subsequent to the SEC’s approval of a Bitcoin ETF. Valkyrie is a U.S. digital asset manager’s investment advisory business specializing in actively managed cryptocurrency exchange traded funds. The acquisition was made to enhance and develop the Group’s asset management business in the U.S., with a clear focus on product innovation and market differentiation.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

18. Business combination (cont.)

The details of the business combination are as follows:

Fair value of consideration transferred
Amount settled in cash	$1,023
Fair value of other consideration	266
Total consideration transferred	$1,289

Recognized amounts of identifiable net assets
Cash and cash equivalents	$27
Trade and other receivables	73
Total current assets	100

Trade and other payables	(481)
Total current liabilities	(481)

Identifiable net assets	(381)

Goodwill on acquisition	$1,670

Consideration transferred settled in cash	$1,023
Cash and cash equivalents acquired	(27)
Net cash outflow on acquisition	$996

The Group incurred transaction costs of $0.2 million associated with the acquisition of Valkyrie. These costs were expensed as incurred and recorded within other general and administrative expenses.

Goodwill recognized in the transaction represents the excess of the consideration transferred over the fair value of the identifiable net assets acquired. The goodwill totaling $1.7 million was recognized in the Asset Management segment and is primarily attributable to the expected future economic benefits arising from the acquired business, including access to the US market and the fee-generating potential of product launches within the US. The goodwill arising from the acquisition is not deductible for income tax purposes and has no impact on the Group’s current or deferred tax positions.

The Group finalized its purchase price allocation for Valkyrie during 2024, and no measurement-period adjustments were recorded during 2025. In addition, the Group evaluated goodwill associated with the Valkyrie acquisition as part of its 2025 annual impairment test and determined that no impairment had occurred. Valkyrie continued to contribute to Asset Management revenues during 2025 and is included within the Group’s Asset Management segment results.

Pending Acquisition — Bastion Asset Management Limited

On October 1, 2025, the Group announced the strategic acquisition of Bastion Asset Management Limited (“Bastion”), a London-based, UK Financial Conduct Authority (FCA) regulated crypto-focused alternative investment manager. The terms of the acquisition require certain pre-completion actions to be taken. The purchase price for the transaction is $4.5 million. As of December 31, 2025, the Group paid the total cash consideration of $4.5 million to Bastion prior to obtaining control of the business, which was recorded within prepaid and other current assets on the consolidated balance sheets. Completion deliverables include the delivery of documents and records required to transfer ownership of Bastion to CoinShares. Completion is expected to occur during the second half of 2026 pending approval by the FCA.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

19. Commitments and contingencies

Guarantee

The Group has issued a guarantee in respect of tracker certificates issued by CoinShares XBT Provider.

The obligations arising on CoinShares XBT Provider from the certificates are managed by CSCM, which collateralizes the exposure of these liabilities.

CSCM has procured a collateral to cover the obligations of CoinShares XBT Provider to the certificate holders by having an identical exposure in digital assets under the terms of the collateral management agreement. At December 31, 2025 and 2024, CSCM recorded a net equity position of $425.0 million and $337.6 million, respectively.

The guarantee could be called in the case of extreme events, such as an operational error, hacking, or fraud impacting the collateral provided by CSCM which results in CSCM’s net equity being insufficient to settle CoinShares XBT Provider’s obligations. In the opinion of the directors, there are sufficient controls and processes in place to mitigate such a risk by; (i) holding a float of digital assets at the exchanges which is monitored by the trading team to ensure there is a sufficient balance to deal with any redemption requests, (ii) using controls designed to monitor unusual transactions to mitigate factors for human error, (iii) CSCM’s automatic trading system is designed so that exposure to changes in prices of digital assets are matched by changes in value of the obligations towards CoinShares XBT Provider, (iv) limiting exposure to currency risk by using US$ as the functional currency and hedging foreign currency exposures by regularly monitoring all foreign currency denominated assets and liabilities, (v) storing the majority of digital assets offline with an institutional custody service and (vi) using a secure algorithmic trading platform hosted on the cloud.

As a result of the controls and processes in place, the Group considers that the risk of the guarantee being called on is very remote.

Business Combination Agreement

Pursuant to the Business Combination Agreement, if the unpaid expenses of the SPAC exceeds $4.0 million, Holdco shall cause the SPAC’s sponsor to, on the closing date of the Business Combination, either (i) pay SPAC transaction expenses in excess of $4.0 million in cash at closing, or (ii) irrevocably forfeit and surrender to Holdco for no consideration a number of Holdco Ordinary Shares equal to the quotient of (x) the amount of the SPAC transaction expenses in excess of $4.0 million divided by (y) $10.00. In the event of such forfeiture of Holdco Ordinary Share, Holdco shall pay the SPAC transaction expenses in excess of $4.0 million in an amount equal to such forfeited shares multiplied by $10.00. At the closing of the Business Combination, Holdco did not pay any SPAC transaction costs in excess of $4.0 million.

Further in connection with the Business Combination, the Company engaged a financial advisor for services whereby upon the successful closing of a business combination, the financial advisor would be paid a success fee of 2% of the equity value of the transaction. At the closing of the Business Combination, the Company paid the financial advisor an amount of $24.0 million.

20. Related Party Transactions

The Group discloses transactions with related parties which are not consolidated. Where appropriate, transactions of a similar nature are aggregated unless separate disclosure is necessary to understand the effect of the transactions on the Group’s consolidated financial statements.

The Group had control of CoinShares GP II Limited (‘CS2GP’) until April 3, 2025, where it was disposed of in its entirety to GABI Ventures Limited, a related party to the Group due to the Group’s Chairman being a director who can exercise significant influence over GABI Ventures Limited. As part of this transaction the Group retains the carried interest due to the Group still being the Carried Interest Partner to CoinShares Fund II LP (‘CS2LP’) at December 31,

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

20. Related Party Transactions (cont.)

2024 being $6.1 million, the value of which, and related revenue recognized, shall increase or decrease depending on the performance of CS2LP up to the point that CS2LP is liquidated. In this capacity, the Group receives quarterly an amount of one quarter of two percent of the net asset value of CS2LP. During the years ended December 31, 2025, 2024, and 2023, $42 thousand, $0.2 million, and $0.2 million, respectively, has accrued for this fee, of which $0 and $41 thousand, was outstanding as of December 31, 2025 and 2024, respectively. In lieu of any consideration, the Group is also entitled to receive 50% of any carried interest earned in excess of the amount held at December 31, 2024. As of December 31, 2025, 2024, and 2023, the carried interest was valued at $6.6 million, $6.1 million and $7.0 million respectively, however, the carried interest will not be recognized until the liquidation of CS2LP in accordance with the Group’s carried interest policy discussed within Note 2. As of December 31, 2025, there were no amounts due to or from the related party, GABI Ventures Limited.

R. Newton also sold 950,000 shares to the Group for a total consideration of $7.5 million.

The Group has an investment in Komainu Holdings Limited (‘KHL’) of which Mr. Jean-Marie Mognetti is a minority shareholder and previously a director before resigning on January 15, 2025. The Group has a recharge agreement with KHL which allows for use of office facilities. During the years ended December 31, 2025, 2024, and 2023, the Group charged KHL $0.2 million, $0.2 million, and $0.2 million, respectively, under the recharge agreement. As of December 31, 2025 and 2024, $15 thousand and $14 thousand, respectively, remained outstanding.

Komainu (Jersey) Limited (“KJL”), a wholly owned subsidiary of KHL, provides custodial services to the Group. For the years ended December 31, 2025, 2024, and 2023, the Group paid fees to KJL of $4.4 million, $3.7 million, and $1.0 million, respectively. As of December 31, 2025 and 2024, $0.3 million and $0.4 million, respectively, remained outstanding.

StableMint is an investee company of the Group. For the years ended December 31, 2025, 2024, and 2023, the Group settled expenditures on behalf of StableMint totaling $2 thousand, $2 thousand, and $0, respectively. As of December 31, 2025 and 2024, no amounts remained outstanding.

On May 26, 2023, the Group agreed to enter into a block transaction with a shareholder, who is also a Director, to acquire 358,783 ordinary shares in the capital of the Company, at a price per share equal to SEK 30 resulting in total consideration of SEK 10.8 million ($1.0 million). The transaction was completed on June 14, 2023.

On March 24, 2023, the Group agreed to enter into a block transaction with a shareholder to acquire 160,000 ordinary shares in the capital of the Group, at a price per share equal to SEK 29 resulting in total consideration of SEK 4.6 million ($0.4 million). The transaction was completed on March 31, 2023.

On February 28, 2023, the Group agreed to enter into a block transaction with a shareholder, who is also a person discharging managerial responsibility, to acquire 50,000 ordinary shares in the capital of the Group, at a price per share equal to SEK 33 resulting in total consideration of SEK 1.7 million ($0.2 million). The transaction was completed on March 10, 2023.

On January 10, 2023, the Group agreed to enter into block transactions with two shareholders to acquire 196,654 ordinary shares in the capital of the Group, at a price per share equal to SEK 24 resulting in total consideration of SEK 4.7 million ($0.5 million). Of these, 75,000 shares were acquired from a person discharging managerial responsibility, and 121,654 shares were acquired from an entity affiliated with the Group. The transaction was completed on January 13, 2023.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

21. Share based payments

Group share option plan

The Group’s employee incentive share plan was approved by the Board on October 16, 2020. The plan is designed to provide long-term incentives for employees and management by aligning their interests with long-term shareholder returns. Under the plan, participants are granted share options that vest only when certain performance criteria are met. Participation in the plan is at the discretion of the Board, and no individual has a contractual right to participate in the plan or to receive guaranteed benefits.

The Group’s share option plan was initially equity classified based on the terms of the Group’s option plan. However, during 2024, a number of options were settled in cash, creating a constructive obligation for future cash settlement. As a result, the plan was reclassified from equity classified in 2023 to liability classified in 2024.

Performance-based options:

The performance-based options vest when the Group achieves performance indicators specified in the options certificate. External indicators include growing firmwide assets under management (“AUM”), increasing the number of ETP certificates in issue and customer growth. Internal indicators such as team-level performance metrics are also used to assess whether vesting criteria have been met.

The options are exercisable for a period of 10 years from the grant date.

Time-based options:

The Group has two types of time-based options outstanding. Certain options vest over a period of 2-3 years from the grant date and expire 10 years after issuance. Other time-based options issued in March 2021 vested quarterly over eight equal tranches, in a two-year period.

Share option repurchases

During the years ended December 31, 2025, 2024, and 2023, respectively, the Group repurchased 1,428,927, 48,409, and 10,446 options for a total consideration of $5.8 million, $51 thousand and $11 thousand, respectively.

Performance-Based Options

	For the Years Ended December 31,
	2025			2024
	Number of share options	Weighted average exercise price	Intrinsic Value	Number of share options	Weighted average exercise price	Intrinsic Value
Outstanding at January 1	1,119,995	$1.79	$6,736	1,149,995	$1.82	$2,472
Forfeited	—	$—		—	$—
Repurchased	(1,019,995)	$1.83		—	$—
Exercised	(100,000)	$1.85		(30,000)	$1.83
Outstanding at December 31	—	$—	$—	1,119,995	$1.79	$6,736
Exercisable at December 31	—	$—	$—	1,119,995	$1.79	$6,736

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

21. Share based payments (cont.)

	For the year ended December 31, 2023
	Number of share options	Weighted average exercise price	Intrinsic Value
Outstanding at January 1	1,773,600	$1.73	$307
Forfeited	(623,605)	$1.78	—
Exercised	—	$—	—
Outstanding at December 31	1,149,995	$1.82	$2,472
Exercisable at December 31	1,149,995	$1.82	$2,472

Time-Based Options

	For the Years Ended December 31,
	2025			2024
	Number of share options	Weighted average exercise price	Intrinsic Value	Number of share options	Weighted average exercise price	Intrinsic Value
Outstanding at January 1	2,127,503	$4.42	$7,191	2,537,949	$4.95	$2,782
Granted	345,038	$7.90		115,000	$4.75
Forfeited	(86,591)	$7.45		(284,820)	$6.12
Exercised	(145,943)	$1.96		(192,217)	$2.07
Repurchased	(408,932)	$4.42		(48,409)	$3.71
Outstanding at December 31	1,831,075	$5.94	$12,182	2,127,503	$4.42	$7,191
Exercisable at December 31	1,145,037	$6.03	$7,523	1,145,477	$3.50	$5,120
	For the year ended December 31, 2023
	Number of share options	Weighted average exercise price	Intrinsic Value
Outstanding at January 1	2,202,857	$5.24	$172
Granted	448,000	$2.09
Forfeited	(96,983)	$2.28
Exercised	(5,479)	$1.78
Liquidated	(10,446)	$1.78
Outstanding at December 31	2,537,949	$4.95	$2,782
Exercisable at December 31	1,129,445	$2.31	$2,034

During the year ended December 31, 2025, 145,943 time-based options and 100,000 performance-based options were exercised for an aggregate settlement of $0.3 million and $0.2 million, respectively.

During the year ended December 31, 2024, 192,217 time-based options and 30,000 performance-based options were exercised for an aggregate settlement of $0.4 million and $0.1 million, respectively.

During the year ended December 31, 2023, 5,479 time-based options were exercised for an aggregate settlement of $10 thousand.

The options outstanding at December 31, 2025, 2024, and 2023 had a weighted average exercise price of $5.73, $3.56, and $3.97, respectively, and a weighted average remaining contractual life of 6.5 years, 6.1 years, and 7.4 years, respectively.

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

21. Share based payments (cont.)

	Exercise price
Grant date	SEK	($)
March 2025	72.80	$7.90
March 2024	50.40	$4.66

On December 31, 2025, the Group had $2.2 million of unrecognized share-based compensation expense related to the time-based options that will be recognized over a weighted-average period of 1.33 years.

Valuation of Options (2025 and 2024 — liability-classified)

Following the establishment of a constructive obligation to settle the Group’s share option awards in cash in 2024, the Group recognized a liability of $13.3 million and $17.6 million as of December 31, 2025 and 2024, respectively. The fair value of this liability is remeasured at each reporting date, with changes in fair value recognized in the consolidated statements of operations and comprehensive income.

The fair value of the liability at each reporting date has been determined using a binomial option-pricing model, with the key inputs into the model as follows:

	2025	2024
Share price at reporting date	$12.60	$7.81
Weighted average exercise price ($)	5.97	3.59
Expected volatility	73%	77%
Average option life (years)	6.20	6.01
Risk-free rate	4.26%	4.39%
Expected dividend yields	3.10%	2.20%

The fair value of the liability treated time-based share options at December 31, 2025, for the options granted in the years ended December 31, 2025 and 2024, were $8.68, $9.16, and $9.86, respectively.

Expected volatility was estimated using the Group’s historical share-price volatility, and the risk-free rate was derived from the UK government bond yield curve over a period consistent with the expected term of the options. The binomial model incorporates assumptions regarding early-exercise behavior and assumes a consistent dividend yield throughout the life of the options.

The movement/recognition of the liability in 2025 and 2024 is as follows:

	2025		2024
(in thousands)	APIC	Share option liability	APIC	Share option liability
Opening balance	$—	$17,585	$5,505	$—
Reclassification of equity classified options to liability	—	—	(5,693)	5,693
Cash settled option expense	—	2,839	—	12,369
Share based compensation	—	—	304	—
Share options exercised	—	(1,329)	(54)	(739)
Share options cancelled	—	(5,839)	(14)	(136)
Effects of currency translation	—	69	(48)	(199)
Total	$—	$13,325	$—	$16,988

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

21. Share based payments (cont.)

The liability is presented as current within trade and other payables or non-current within other non-current liabilities in the consolidated balance sheets depending on the expected timing of settlement:

	As of December 31,
(in thousands)	2025	2024
Current portion of the share option liability	$12,313	$16,592
Non-current portion of the share option liability	1,012	993
Total	$13,325	$17,585

The expense recognized in the consolidated statements of operations and comprehensive income in respect of the cash settled share-based payment plan for the years ended December 31, 2025, 2024, and 2023, was $2.8 million, $12.2 million, and $0, respectively.

Valuation of Options (2023 — Equity Classified)

The fair value of the options issued during the year was estimated using a Black-Scholes option-pricing model at the grant date. The model incorporates a range of inputs, including the exercise price, the contractual term of the option, the share price at the grant date, the expected volatility of the underlying shares, the expected dividend yield, the risk-free interest rate for the expected term of the option, and the correlations and volatilities of peer-group companies.

The inputs into the model for time-based options are as follows:

2023
Share price at reporting date	$2.80
Weighted average exercise price ($)	2.80
Expected volatility	71%
Expected life (years)	3.00
Risk-free rate	3.25%
Expected dividend yields	0.00%

Expected volatility was estimated using the annualized historical volatility of the Group’s share price over a period consistent with the expected term of the option. This estimate was evaluated against the volatilities of comparable companies at the grant date to ensure it appropriately reflected market expectations.

The grant date fair value of time-based share options granted during the year ended December 31, 2023 was $1.84.

Total share-based payment expense for the years ended December 31, 2024 and 2023 was $0.2 million and $1.3 million, respectively. All amounts were equity classified, and no liabilities related to share-based payment arrangements were outstanding as of the 2023 reporting date.

Total share-based compensation expense recognized in the consolidated statements of operations and comprehensive income for both the equity and liability classified options for the years ended December 31, 2025, 2024, and 2023 were $2.8 million, $12.4 million and $1.3 million, respectively.

22. Earnings Per Share

The Group follows ASC 260, Earnings Per Share, which requires presentation of basic and diluted income per share (“EPS”) on the face of the statement of operations and comprehensive income for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying consolidated financial statements, basic income per share is computed by dividing net income by the weighted average number of shares of ordinary shares outstanding during the period. The computation of diluted net income per share includes the assumed exercise

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

22. Earnings Per Share (cont.)

of options if the effect is dilutive. As more fully disclosed in Note 21, options were issued during previous years, which have had a dilutive effect. As noted in Note 21, during 2024 and in accordance with ASC 718-10-25-15, the Group reclassified share options from equity classified to liability classified as a result of the Group creating a constructive obligation for future cash settlement. Therefore, in accordance with ASC 260-10, since the Group has historically settled the share options with cash, the Group assumed the share options would be settled in cash and therefore, no adjustments were made for dilutive earnings per share post reclassification in 2024 and through December 31, 2025.

The calculation of the basic and diluted earnings per share is based on the following data:

	For the Years Ended December 31,
	2025	2024	2023
Earnings
Earnings for the purposes of basic earnings per share	$114,272	$162,448	$75,755
Effect of dilutive instrument on net income	—	—	—
Earnings for the purposes of diluted earnings per share	$114,272	$162,448	$75,755
	For the Years Ended December 31,
	2025	2024	2023
Number of shares
Weighted average number of ordinary shares for the purposes of basic earnings per share	65,831,201	66,543,318	67,282,937
Weighted effect of dilutive potential ordinary shares: Share options	—	579,442	1,685,641
Weighted average number of ordinary shares for the purposes of diluted earnings per share	65,831,201	67,122,760	68,968,578

Basic earnings per share	$1.74	$2.44	$1.13
Diluted earnings per share	$1.74	$2.42	$1.10

As noted above, the share options are liability classified and therefore the outstanding shares at December 31, 2025 and 2024 were excluded from diluted EPS. In addition to the outstanding shares, for periods prior to liability classification, the Group notes that for the years ended December 31, 2024 and 2023, an additional 1,259 and 999 of potential ordinary shares were excluded from the computation of diluted earnings per share, as the effect would have been anti-dilutive.

23. Income from sale of FTX Claim

During the year ended December 31, 2024, the Company recorded operating income of $36.8 million ($0.55 per share) through the sale of the Company’s FTX claim over assets that were held on the exchange at the point of its bankruptcy in 2022. These assets were fully written off by the Company in 2022. The sale of the claim represented a recovery rate of approximately 116%.

24. Subsequent Events

Transaction with Vine Hill

On March 31, 2026 (the “Closing Date”), the Group consummated its previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of September 8, 2025 (the “Business Combination Agreement”), by and among the Group, CoinShares PLC, a public company limited by shares organized under the laws of Jersey (f/k/a Odysseus Holdings Limited, “Holdco”), Vine Hill Capital Investment Corp., a Cayman Islands exempted company (“Vine Hill”) and Odysseus (Cayman) Limited, a Cayman Islands exempted company (“SPAC Merger Sub”).

COINSHARES INTERNATIONAL LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, unless otherwise stated)

24. Subsequent Events (cont.)

In connection with the Business Combination, each issued and outstanding Vine Hill Class A ordinary share was converted into one ordinary share of Holdco, resulting in the issuance of 1,292,681 shares to Vine Hill public shareholders for aggregate gross proceeds of $13.8 million. In addition, all outstanding Vine Hill public warrants were assumed by Holdco and became exercisable for Holdco ordinary shares on substantially the same terms and conditions.

Concurrently with the closing of the Business Combination, the Group completed a private investment in public equity (“PIPE”), pursuant to which 6,564,647 ordinary shares were issued to the PIPE investor (including commitment fee shares) for aggregate gross proceeds of $49.0 million.

The transaction also involved a share-for-share exchange whereby all existing shares in CoinShares International Limited were exchanged for newly issued Holdco ordinary shares in accordance with an equity exchange ratio, resulting in the issuance of approximately 120,000,000 shares to existing CoinShares shareholders.

Total transaction costs incurred in connection with the Business Combination amounted to approximately $38.7 million, primarily comprising advisory, legal, accounting and placement agent fees. In addition, the Group recognized transaction-related compensation costs of approximately $2.3 million in respect of bonuses paid to employees upon successful completion of the Business Combination. The Company has recognized $3.8 million in transaction costs at December 31, 2025.

Other

CoinShares will be determined to be the accounting acquirer and this Business Combination will be accounted for in subsequent periods as a reverse recapitalization of the Company.

The Board approved a dividend of $0.33 per share (approximately $21.5 million) in respect of the year ended December 31, 2025, payable on March 20, 2026. The dividend was subsequently paid.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Vine Hill Capital Investment Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Vine Hill Capital Investment Corp. (the “Company”) as of December 31, 2025 and 2024, the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2025 and for the period from May 24, 2024 (inception) to December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period from May 24, 2024 (inception) to December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that Vine Hill Capital Investment Corp. will continue as a going concern. As discussed in Note 1 to the financial statements, if Vine Hill Capital Investment Corp. is unable to raise additional funds to alleviate liquidity needs and complete a business combination, currently by June 9, 2026, then Vine Hill Capital Investment Corp. will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about Vine Hill Capital Investment Corp.’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, New York

March 27, 2026

PCAOB Number 100

VINE HILL CAPITAL INVESTMENT CORP.
BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$92,000	$1,088,000
Prepaid expenses	201,000	263,000
Total current assets	293,000	1,351,000

Investments held in Trust Account	233,705,000	224,294,000
Total assets	$233,998,000	$225,645,000

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$12,000	$4,000
Accrued liabilities	321,000	129,000
Notes payable – related party	250,000	—
Deferred compensation – related parties	1,045,000	253,000
Total current liabilities	1,628,000	386,000
Other liabilities:
Deferred legal fees	2,094,000	521,000
Deferred underwriting fee payable	—	7,700,000
Total liabilities	3,722,000	8,607,000
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 22,000,000 shares outstanding at $10.62 and $10.20 per share at December 31, 2025 and 2024, respectively	233,705,000	224,294,000
Shareholders’ deficit:
Preference shares, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding at December 31, 2025 and December 31, 2024	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 authorized shares; none issued or outstanding at December 31, 2025 and 2024 (excluding 22,000,000 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value, 20,000,000 authorized shares; 7,333,334 shares issued and outstanding at December 31, 2025 and 2024	1,000	1,000
Additional paid-in capital	—	—
Accumulated deficit	(3,430,000)	(7,257,000)
Total Shareholders’ deficit	(3,429,000)	(7,256,000)
Total liabilities, Class A ordinary shares subject to possible redemption and Shareholders’ deficit	$233,998,000	$225,645,000

The accompanying notes to financial statements are an integral part of these financial statements.

VINE HILL CAPITAL INVESTMENT CORP.
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2025	For the period from May 24, 2024 (inception) to December 31, 2024
General and administrative expenses	$3,896,000	$1,065,000
Loss from operations	(3,896,000)	(1,065,000)
Other income (expense):
Interest income on Trust Account	9,411,000	3,194,000
Interest income on operating account	23,000	16,000
Credit for overallotment option liability expiration	—	136,000
Other income	9,434,000	3,346,000
Net income	$5,538,000	$2,281,000

Weighted average Class A ordinary shares outstanding – basic and diluted	22,000,000	11,270,000
Class A ordinary shares – Basic and diluted net income per share	$0.19	$0.12

Weighted average Class B ordinary shares outstanding – Basic	7,333,334	6,902,000
Diluted	7,333,334	7,471,000
Class B ordinary shares – Basic net income per share	$0.19	$0.12
Class B ordinary shares – Diluted net income per share	$0.19	$0.12

The accompanying notes to financial statements are an integral part of these financial statements.

VINE HILL CAPITAL INVESTMENT CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance as of May 24, 2024 (inception)	—	$—	$—	$—	$—
Issuance of ordinary shares to Sponsor	7,666,667	1,000	24,000	—	25,000
Issuance of 5,500,000 Private Placement Warrants	—	—	5,500,000	—	5,500,000
Estimated fair value of 11,000,000 Public Warrants issued as part of Units sold in the Offering	—	—	1,045,000	—	1,045,000
Allocated value of transaction costs to Public and Private Warrants	—	—	(46,000)	—	(46,000)
Accretion in value of Class A ordinary shares at closing of the Offering	—	—	(6,523,000)	(9,810,000)	(16,333,000)
Over-allotment option exercised	—	—	—	272,000	272,000
Founder shares forfeited on partial exercise of underwriter over-allotment option	(333,333)	—	—	—	—
Net income	—	—	—	2,281,000	2,281,000
Balance as of December 31, 2024	7,333,334	$1,000	$—	$(7,257,000)	$(7,256,000)
Accretion in value of Class A ordinary shares	—	—	—	(1,711,000)	(1,711,000)
Net income	—	—	—	5,538,000	5,538,000
Balance as of December 31, 2025	7,333,334	$1,000	$—	$(3,430,000)	$(3,429,000)

The accompanying notes to financial statements are an integral part of these financial statements.

VINE HILL CAPITAL INVESTMENT CORP.
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2025	For the period from May 24, 2024 (inception) to December 31, 2024
Cash flows from operating activities
Net income	$5,538,000	$2,281,000
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investments held in Trust Account	(9,411,000)	(3,194,000)
Credit for over-allotment liability expired	—	(136,000)
Formation expenses paid directly by Founders	—	16,000
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	62,000	(264,000)
Increase in accounts payable	8,000	4,000
Increase in accrued liabilities	192,000	129,000
Increase in deferred legal fees	1,573,000	231,000
Increase in deferred compensation – related parties	792,000	253,000
Net cash used in operating activities	(1,246,000)	(680,000)
Cash used in investing activities
Investment of cash into Trust Account	—	(221,100,000)
Net cash used in investing activities	—	(221,100,000)
Cash flows from financing activities
Proceeds from Note payable – related party	250,000	150,000
Repay Note payable – related party	—	(209,000)
Proceeds from sale of Units net of underwriting discounts and reimbursements	—	218,000,000
Proceeds from sale of Private Placement Warrants	—	5,500,000
Payment of offering costs	—	(573,000)
Net cash provided by financing activities	250,000	222,868,000
Net (decrease) increase in cash	(996,000)	1,088,000
Cash – beginning of period	1,088,000	—
Cash – end of period	$92,000	$1,088,000
Supplemental disclosure of noncash activities:
Waiver of deferred offering fee	$7,700,000	$—
Deferred offering costs and general and administrative costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$9,000
Deferred underwriting payable	$—	$7,700,000
Deferred legal fees related to offering costs	$—	$408,000
Deferred offering costs paid directly by Sponsor through promissory note	$—	$59,000

The accompanying Notes to financial statements are an integral part of these financial statements.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Description of Organization and Business Operations

Organization and General

Vine Hill Capital Investment Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on May 24, 2024. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act”, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2025, the Company had not yet commenced operations. All activity for the period from May 24, 2024 (inception) through December 31, 2025 relates to the Company’s formation and the initial public offering (“Offering”), which is described below, and subsequent to the Offering, identifying and completing a suitable business combination. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Offering.

All dollar amounts are rounded to the nearest thousand dollars.

Sponsor and Offering

The Company’s sponsor is Vine Hill Capital Sponsor I LLC (the “Sponsor”), a limited liability company formed in Delaware. The Company intends to finance its initial business combination with proceeds from the Offering of $220,000,000 of Units (as defined below) (See Note 4) and a private placement of 5,500,000 of Private Placement Warrants (as defined below) for an aggregate of $5,500,000 (See Note 5).

During September 2024, in two closings on September 9, 2024 and September 12, 2024, the Company closed on the Offering of an aggregate 22,000,000 Units at $10.00 per unit (including 2,000,000 Units from the underwriters’ partial exercise of its over-allotment option) (Note 4) and the sale of 5,500,000 private placement warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement with our Sponsor that closed simultaneously with the Offering on September 9, 2024 (Note 5). Upon the closing of the Offering (including the partial exercise of the underwriters’ over-allotment option) and private placement, $221,100,000 was placed in a trust account.

The Trust Account

The funds in the trust account are to be invested only in U.S. government treasury bills with a maturity of one hundred eighty-five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations and may at any time be held as cash or cash items, including in demand deposit accounts at a bank. Funds will remain in the trust account until the earlier of (i) the consummation of the initial business combination or (ii) the distribution of the trust account proceeds as described below. The remaining proceeds outside the trust account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated memorandum and articles of association provides that, other than the permitted withdrawals (as defined below), if any, none of the funds held in the trust account will be released until the earlier of (i) the completion of the initial business combination; (ii) the redemption of any Class A ordinary shares, $0.0001 par value, of the Company (the “Public Shares”), that have been properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) in a manner that would modify the substance or timing of its obligation to redeem the Public Shares in connection with the initial business combination or to redeem 100% of the Public Shares if the Company does not complete an initial business combination within 21 months from the closing of the Offering (June 9, 2026) or (B) with respect to any other provision relating to the rights of holders of the Public Shares or pre-initial business combination activity; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an initial business combination

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Description of Organization and Business Operations (cont.)

within 21 months from the closing of the Offering (subject to the requirements of law). The proceeds deposited in the trust account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating an initial business combination. The initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on income earned on the trust account) at the time of the agreement to enter into the initial business combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial business combination.

The Company, after signing a definitive agreement for an initial business combination, will either (i) seek shareholder approval of the initial business combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the initial business combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account (net of amounts withdrawn to pay taxes, other than excise taxes, if any (“permitted withdrawals”)), or (ii) provide shareholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, including interest less permitted withdrawals. The decision as to whether the Company will seek shareholder approval of the initial business combination or will allow shareholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by law or under Nasdaq rules.

Pursuant to the Company’s amended and restated memorandum and articles of association if the Company is unable to complete the initial business combination within 21 months from the closing of the Offering (June 9, 2026), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned (which interest shall be net of permitted withdrawals for taxes, if any, and up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the holders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor, officers and directors will not be entitled to rights to liquidating distributions from the trust account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the initial business combination within 21 months of the closing of the Offering. However, if the Sponsor and management team acquire Public Shares in or after the Offering, they will be entitled to liquidating distributions from the trust account with respect to such shares if the Company fails to complete the initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after an initial business combination, the Company’s shareholders are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. The Company’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 1 — Description of Organization and Business Operations (cont.)

applicable to the ordinary shares, except that the Company will provide its shareholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, upon the completion of the initial business combination, subject to the limitations described herein.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from each of the ongoing Russia-Ukraine, the Israel-Hamas conflicts and the military actions involving Iran, as well as recent developments to U.S. trade policies. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia, the recent escalation of the conflicts in the Middle East and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the ongoing Russia-Ukraine, the Israel-Hamas conflicts, the military actions involving Iran and subsequent sanctions or related actions or the recent changes to trade policies by the United States and other countries, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

Liquidity and Capital Resources; Going Concern

As of December 31, 2025, the Company had cash and cash equivalents of approximately $92,000 and negative working capital of approximately $1,471,000 (which includes $1,045,000 of deferred compensation that is not payable until closing of an initial business combination). Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions indicate that the Company needs additional working capital. In addition, if the Company cannot complete a business combination before June 9, 2026, it could be forced to wind up its operations and liquidate unless it obtains shareholder approval to extend the date on which it must complete its initial business combination. Subsequent to December 31, 2025, in January 2026, the Sponsor made a working capital loan to the Company of an additional $290,000 as described in Note 6. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Presentation of Financial Statements-Going Concern,” as of December 31, 2025, the Company has concluded that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. The Company’s plan to deal with this uncertainty is to work closely with vendors and service providers to preserve cash, to raise cash through additional working capital loans from its Sponsor and/or external financing sources to the extent necessary and to complete a business combination prior to the time required for completion in June 2026. There is no assurance that the Company’s plans to consummate a business combination, work with creditors to preserve cash and to receive loans, if available, from its Sponsor and/or external financing sources will be successful or successful within the required timeframe. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Business Combination Agreement

On September 8, 2025, the Company (the “SPAC”), CoinShares International Limited, a public company limited by shares organized under the laws of the Bailiwick of Jersey, Channel Islands (“CoinShares”), Odysseus Holdings Limited, a private company limited by shares organized under the laws of the Bailiwick of Jersey, Channel Islands (“Holdco”) and Odysseus (Cayman) Limited, a Cayman Islands exempted company (“SPAC Merger Sub”), entered into a business combination agreement (the “Business Combination Agreement” and, the transactions contemplated by the Business Combination Agreement, (the “Business Combination” or the “Transactions”). Capitalized terms used in this Note but not otherwise defined herein have the meanings given to them in the Business Combination Agreement.

One (1) day prior to the SPAC Effective Time (as defined below), Vine Hill Capital Sponsor I LLC (“Sponsor”) will (a) forfeit and surrender to SPAC for no consideration 2,933,333 SPAC Class B ordinary share (each, a “SPAC Class B Share” and such forfeited shares, the “Sponsor Forfeited Shares”), (b) elect to convert each remaining issued and outstanding SPAC Class B Share (other than the Sponsor Forfeited Shares) held by it into one (1) SPAC Class A ordinary share (each, a “SPAC Class A Share” and, such conversion, the “SPAC Class B Conversion”) and (c) each outstanding SPAC private placement warrant issued to Sponsor will be forfeited to SPAC for no consideration and cancelled (the “Private Placement Warrant Cancellation”). Immediately prior to the SPAC Effective Time, each SPAC unit issued in connection with the initial public offering of SPAC (each, a “SPAC Unit”), each such SPAC Unit consisting of one (1) SPAC Class A Share and one-half (1/2) of one warrant to purchase one (1) SPAC Class A Share (each such warrant, a “SPAC Public Warrant”), will be separated (the “SPAC Unit Separation”) and the holder of each such SPAC Unit will be deemed to hold one (1) SPAC Class A Share and one-half (1/2) of one SPAC Public Warrant, with any fractional SPAC Public Warrant rounded down to the nearest whole number of SPAC Public Warrants. Immediately after the SPAC Unit Separation, all SPAC Units will be automatically cancelled and cease to exist.

Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (x) SPAC will merge with and into SPAC Merger Sub, with SPAC Merger Sub being the surviving entity as a direct, wholly-owned subsidiary of Holdco (the “SPAC Merger” and, the effective time of the SPAC Merger, the “SPAC Effective Time”), and with each SPAC shareholder receiving one Holdco ordinary share (each, a “Holdco Ordinary Share”) for each SPAC Class A ordinary share (each, a “SPAC Class A Share”) in accordance with the terms of the Business Combination Agreement, (y) subject to the approval of SPAC and CoinShares shareholders, among other things, SPAC Merger Sub will acquire CoinShares, with such acquisition being effected by the exchange of all CoinShares Ordinary Shares for Holdco Ordinary Shares by way of a court sanctioned scheme of arrangement under Jersey law (the “Acquisition” and, together with the SPAC Merger, the “Mergers” and, the effective time of the Acquisition, the “Acquisition Effective Time”), pursuant to which CoinShares will become a direct, wholly-owned subsidiary of SPAC Merger Sub and (z) after the Mergers, SPAC Merger Sub will distribute any remaining cash (after giving effect to valid redemption elections of its public shareholders) in SPAC’s trust account held for its public shareholders (the “Trust Account”) to Holdco and will be liquidated. As a result of the transactions contemplated by the Business Combination Agreement, SPAC and CoinShares will become wholly-owned subsidiaries of Holdco, and Holdco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law.

Consideration

As consideration for the SPAC Merger, at the SPAC Effective Time, (a) each issued and outstanding SPAC Class A Share (including each SPAC Class A Share issued upon the SPAC Class B Conversion) will be converted into one (1) Holdco Ordinary Share and (b) each outstanding SPAC Public Warrant will be assumed by Holdco as a public warrant of Holdco (each, a “Holdco Public Warrant”), having substantially the same terms and conditions and exercisable for Holdco Ordinary Shares. As consideration for the Acquisition, at the Acquisition Effective Time, (w) each CoinShares ordinary share (each, a “CoinShares Ordinary Share”) that is issued and outstanding (other than the PIPE Shares) will be exchanged for the number of Holdco Ordinary Shares equal to the quotient obtained by dividing (i)(A) $1.2 billion divided by (B) the number of Fully Diluted CoinShares Equity Securities (as defined below) (such quotient obtained by dividing (A) by (B), the “Equity Value Per Share”) by (ii) $10.00 (such quotient obtained by dividing (i) by (ii), the “Equity Exchange Ratio”); (x) each option to purchase CoinShares Ordinary Shares (each, a “CoinShares Option”)

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Business Combination Agreement (cont.)

that is issued and outstanding and has vested pursuant to its terms will be converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the excess of the Equity Value Per Share over the exercise price of such CoinShares Option that has vested by (ii) the number of CoinShares Ordinary Shares underlying such CoinShares Option; (y) (i) each CoinShares Option that is unvested will be converted into an option to purchase a number of Holdco Ordinary Shares equal to the product obtained by multiplying (A) the number of CoinShares Ordinary Shares underlying such CoinShares Option by (B) the Equity Exchange Ratio, and (ii) the per share exercise price of each Holdco Ordinary Share issuable upon exercise of the converted CoinShare Option will be equal to the quotient obtained by dividing (A) the exercise price per CoinShares Ordinary Share of such CoinShares Option immediately before the Acquisition Effective Time by (B) the Equity Exchange Ratio, subject to the same terms and conditions underlying the CoinShares Option prior to conversion and (z) each PIPE Share will be exchanged for one (1) Holdco Ordinary Share.

“Fully Diluted CoinShares Equity Securities” means (a) the CoinShares Ordinary Shares issued and outstanding immediately prior to the Acquisition Effective Time (other than the PIPE Shares) and (b) the CoinShares Ordinary Shares that, immediately prior to the Acquisition Effective Time, would be issued if the CoinShares Options, whether vested or unvested, were net settled by withholding CoinShares Ordinary Shares upon exercise.

Representations and Warranties; Covenants of the Parties

The Business Combination Agreement contains customary representations and warranties of the parties, which shall not survive the consummation of the Transactions (the “Closing”). Many of the representations and warranties are qualified by materiality, Company Material Adverse Effect or SPAC Material Adverse Effect as defined therein.

The Business Combination Agreement also contains customary pre-Closing covenants of the parties (as described therein), including obligations of the parties to operate their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of CoinShares, with respect to SPAC, and SPAC, with respect to CoinShares, Holdco and SPAC Merger Sub, in each case, subject to certain exceptions and qualifications. Additionally, the parties have agreed not to solicit, initiate, assist, negotiate or enter into competing transactions, as further provided in the Business Combination Agreement. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

SPAC, CoinShares and Holdco have agreed, as promptly as practicable after the execution of the Business Combination Agreement, to prepare and file with the U.S. Securities and Exchange Commission (the “SEC”), a registration statement on Form F-4 (as amended or supplemented from time to time, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance of the Holdco Ordinary Shares and Holdco Public Warrants to shareholders of SPAC in the Transactions, and containing a proxy statement/prospectus for the purpose of SPAC soliciting proxies from SPAC shareholders to approve, at an extraordinary general meeting of SPAC shareholders, the Business Combination Agreement, the Transactions and related matters (the “SPAC Shareholder Approval”) and providing SPAC public shareholders an opportunity, in accordance with SPAC’s organizational documents and initial public offering prospectus, to have their SPAC Class A Shares redeemed.

Conditions to the Parties’ Obligations to Consummate the Transactions

Under the Business Combination Agreement, the obligations of the parties to consummate (or cause to be consummated) the Transactions are subject to a number of customary conditions, including, among other things: (i) receipt of the SPAC Shareholder Approval; (ii) receipt of the CoinShares Shareholder Approval; (iii) receipt of certain specified regulatory approvals, including, without limitation, expiration or termination of any waiting period under the Hart-Scott-Rodino Act; (iv) consummation of the Transactions not being prohibited or enjoined by any order, rule, regulation or other applicable law; (v) absence of any SPAC secured creditors; (vi) Holdco Ordinary Shares having been approved for listing on The Nasdaq Stock Market (“Nasdaq”) (or any other public stock market or exchange in the United States as may be agreed by CoinShares and SPAC), subject to official notice of issuance thereof; (vii) effectiveness of the

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Business Combination Agreement (cont.)

Registration Statement in accordance with the Securities Act, and absence of any stop order issued by the SEC which remains in effect with respect to the Registration Statement; and (viii) the Act of the Court having been obtained and delivered to the Jersey Registrar of Companies.

The obligations of SPAC to consummate the Transactions are also subject to, among other things: (i) the respective representations and warranties of CoinShares, Holdco and SPAC Merger Sub being true and correct, subject to the applicable materiality standards contained in the Business Combination Agreement; (ii) material performance or compliance by CoinShares, Holdco and SPAC Merger Sub with their respective pre-Closing covenants; (iii) no SPAC Material Adverse Effect having occurred since the date of the Business Combination Agreement that is continuing; and (iv) material performance by CoinShares and the Key CoinShares Shareholders (as defined below) with their respective pre-Closing covenants under the Shareholder Support Agreement (as defined below).

The obligations of CoinShares, Holdco and SPAC Merger Sub to consummate the Transactions are also subject to, among other things: (i) no information having been made public by SPAC, or otherwise made available to CoinShares, Holdco or SPAC Merger Sub by SPAC, being materially inaccurate, incomplete or misleading in any material respect, and SPAC having made public all material information which is required to be made public under applicable law; (ii) no state of facts, changes, circumstances, occurrences, events or effects having occurred that has had, or would reasonably be expected to have, a materially adverse effect on (x) the business, assets, financial condition or results of operations of SPAC; or (y) the ability of SPAC to perform its material obligations under the Business Combination Agreement or to consummate the Transactions, in each case, subject to certain exceptions; (iii) none of SPAC or SPAC Sponsor having (x) taken any action that is likely to impair the prerequisites for the Closing, or (y) failed to take any action the failure of which is likely to impair the prerequisites for the Closing; and (iv) completion of the Private Placement Warrant Cancellation.

Termination Rights

The Business Combination Agreement may be terminated at any time prior to the Closing, among other things: (i) by mutual written agreement of SPAC and CoinShares at any time, (ii) by either SPAC or CoinShares if the Transactions shall not have been consummated by June 8, 2026; (iii) by either SPAC or CoinShares if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable; (iv) by CoinShares, upon notice and subject to specified conditions with respect to cure of relevant defaults, if any information made public by SPAC, or otherwise made available to CoinShares, Holdco or SPAC Merger Sub by SPAC, is inaccurate, incomplete or misleading in any material respect, or if SPAC has failed to make public all information which is required to be made public under applicable law; (v) by SPAC, upon notice and subject to specified conditions with respect to cure of relevant defaults, upon a breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of CoinShares, Holdco or SPAC Merger Sub, or if any representation or warranty of CoinShares shall have become untrue, in each case, such that the conditions would not be satisfied; (vi) by either SPAC or CoinShares if the SPAC Shareholder Approval is not obtained; or (vii) by either SPAC or CoinShares if the CoinShares Shareholder Approval and the Act of the Court are not obtained.

None of the parties to the Business Combination Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Business Combination Agreement. However, each party will remain liable for willful breaches of the Business Combination Agreement or for Fraud prior to termination. Notwithstanding the foregoing, CoinShares will bear all fees, costs and expenses incurred by any party in connection the filing of the Registration Statement with the SEC and submitting a listing application for Holdco securities to Nasdaq (or any other public stock market or exchange in the United States as may be agreed by CoinShares and SPAC), regardless of whether the Closing occurs. Additionally, following the Closing, Holdco will be required to reimburse or pay or cause to be reimbursed or paid, all expenses of the parties, provided that expenses of the SPAC (subject to certain exceptions) shall only be reimbursed up to an amount of $4,000,000.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Business Combination Agreement (cont.)

Trust Account Waiver

CoinShares, Holdco and SPAC Merger Sub have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Governing Law and Jurisdiction

The Business Combination Agreement is governed by the laws of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except that (a) the scheme of arrangement relating to the Acquisition and matters expressly required by the terms of the Business Combination Agreement to be governed by Jersey law, shall be governed by Jersey law and its regulations and (b) the SPAC Merger and matters expressly required by the terms of the Business Combination Agreement to be governed by Cayman Islands law, shall be governed by Cayman Islands law and its regulations. All actions arising out of or relating to the Business Combination Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York.

Related Agreements

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, SPAC entered into a Sponsor Support Agreement with Sponsor, CoinShares and Holdco (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor agreed (i) to vote its SPAC Ordinary Shares in favor of the Business Combination and all related transactions and proposals, and withhold consent for any action that may result in breach of the Business Combination Agreement or otherwise impair the Closing, (ii) to waive any rights to adjustment or other anti-dilution or similar protections with respect to the rate that the SPAC Class B Shares held by Sponsor will convert into SPAC Class A Shares in connection with the Business Combination and related transactions, (iii) not to transfer, redeem or cause the redemption of any of the SPAC Class B Shares or SPAC Class A Shares held by Sponsor prior to or in connection with the consummation of the Business Combination, (iv) to forfeit and surrender the Sponsor Forfeited Shares, (v) to effect the Private Placement Warrant Cancellation, (vi) to consummate the SPAC Class B Conversion one (1) day prior to the SPAC Effective Time, (vii) to release any claims against SPAC, Holdco, CoinShares and SPAC Merger Sub with respect to any matter arising prior to the Closing, subject to customary exceptions and existing contractual rights, and (viii) to cause to be forgiven, for no consideration, any loans made to SPAC by Sponsor, any member of SPAC or Sponsor’s respective management teams, or any other person.

Shareholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, a group of CoinShares shareholders (the “Key CoinShares Shareholders”) holding at least 75% of the outstanding CoinShares Ordinary Shares entered into a Shareholder Support Agreement with SPAC, Holdco, CoinShares and SPAC Merger Sub (the “Shareholder Support Agreement”), pursuant to which, among other things, such Key CoinShares Shareholders agreed (i) to vote in favor of the Business Combination and all related transactions and proposals, and withhold consent for any action that may result in breach of the Business Combination Agreement or otherwise impair the Closing, (ii) to waive any preemption rights or similar protections with respect to their CoinShares Ordinary Shares in connection with the Business Combination and related transactions, and (iii) not to transfer, redeem or cause the redemption of any of the CoinShares Ordinary Shares held by such Key CoinShares Shareholders prior to or in connection with the consummation of the Business Combination, subject to customary exceptions and existing contractual rights. The approval of the Acquisition will also require the favorable vote of a majority of the total number of CoinShares shareholders named on the register of shareholders.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 2 — Business Combination Agreement (cont.)

Lock-Up Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Sponsor and the Key CoinShares Shareholders (collectively, the “Lock-Up Parties”) entered into a Lock-Up Agreement (the “Lock-Up Agreement”) with Holdco and SPAC, pursuant to which the Lock-Up Parties agreed that the Holdco Ordinary Shares received by each such Lock-Up Party will be locked up and subject to transfer restrictions, as described below, subject to certain exceptions. The Holdco Ordinary Shares held by each Lock-Up Party will be locked up until the earlier of (i) six (6) months after the date of the Closing (the “Anniversary Release”), and (ii) the date on which Holdco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Holdco’s shareholders having the right to exchange their Holdco Ordinary Shares for cash, securities or other property. Beginning on the date that is 90 days after the Closing Date, any CoinShares shareholder prior to the Business Combination that is subject to a Lock-Up Agreement other than any executive officer, founder or director of Holdco, or their respective affiliates, may transfer up to 20% of their respective Holdco Ordinary Shares, so long as the closing sales price of the Holdco Ordinary Shares equals or exceeds $18.00 per share for at least 20 trading days within any 30 consecutive trading day period commencing any time 60 days after the Closing Date. Any CoinShares shareholder prior to the Business Combination that is subject to a Lock-Up Agreement may transfer all of their respective Holdco Ordinary Shares, so long as the closing sales price of the Holdco Ordinary Shares equals or exceeds $22.00 per share for at least 20 trading days within any 30 consecutive trading day period commencing any time after the Closing Date.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the Company are presented in U.S. dollars and has been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with original maturities of three months or less when acquired, to be cash equivalents. The Company’s cash equivalents included approximately $92,000 and $1,088,000, respectively, invested in a money market fund with a financial institution as of December 31, 2025 and 2024.

Investments Held in Trust Account

At December 31, 2025 and 2024, the balance in the Trust Account was held in a money market fund meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations. The Company’s investments are presented at fair value on the balance sheets. Gains and losses resulting from the change in fair value of investments held in the trust account are included in interest income on trust account in the statements of operations. As of December 31, 2025 and 2024, the Company did not withdraw any interest earned on the trust account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option was deemed to be a freestanding financial instrument indexed on the shares subject to redemption and were accounted for as a liability pursuant to ASC 480 since it was not fully exercised at the time of the Offering. Upon the partial exercise of the over-allotment option to purchase 2,000,000 Units, and the forfeiture of the remaining option to purchase 1,000,000 Units, this liability was removed and credited to over-allotment liability expired in the related statements of operations at that time.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares are charged to temporary equity, offering costs allocated to the Public and Private Placement Warrants are charged to shareholders’ equity.

Offering costs amounted to approximately $10,632,000, consisting of $4,000,000 of upfront discount to the underwriters, $7,700,000 of deferred underwriting fees, and $932,000 of other offering costs, offset by a reimbursement from the underwriters of $2,000,000. Approximately $46,000 of such costs were allocated to the Public Warrants and Private Placement Warrants and the remainder, approximately $10,586,000 was allocated to Class A ordinary shares subject to redemption.

As discussed further in Note 8, in July 2025, the underwriter in the Offering, in connection with a proposed financing for the transaction under the Business Combination Agreement discussed in Note 2, has waived any right to a deferred underwriting fee payable to it pursuant to the underwriting in connection with the Offering in September 2024. Such costs, which were originally charged to Class A ordinary shares subject to possible redemption in the Company’s balance sheets and, as such, the reversal of this fee that is no longer payable has been credited to Class A ordinary shares subject to possible redemption in the accompanying balance sheets.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share of ordinary shares is computed by dividing net income or loss applicable to ordinary shareholders by the weighted average number of shares of ordinary shares outstanding during the period plus, to the extent dilutive, the incremental number of shares of ordinary shares to settle Warrants, as calculated using the treasury stock method.

The Company has not considered the effect of the Warrants sold in the Offering and Private Placement to purchase an aggregate of 16,500,000 Class A ordinary shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method and are contingent on future events. As a result, diluted income per share of Class A ordinary shares is the same as basic income per share of ordinary shares for the periods presented.

The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata among the two classes of ordinary shares. Net income per share of ordinary shares is calculated by dividing the net income by the weighted average number of shares of ordinary shares outstanding during the respective period. The changes in redemption value that are accreted to Class A ordinary shares subject to redemption (see below) are representative of fair value and therefore is not factored into the calculation of earnings per share.

The following tables reflect the net income per share after allocating income between the shares based on outstanding shares:

	Year ended December 31, 2025		Period from May 24, 2024 (inception) to December 31, 2024
	Class A	Class B	Class A	Class B
Numerator:
Basic and diluted net income per share of ordinary shares:
Allocation of income –
Basic	$4,154,000	$1,384,000	$1,415,000	$866,000
Diluted	$4,154,000	$1,384,000	$1,372,000	$909,000
Denominator:
Weighted average shares of ordinary shares:
Basic	22,000,000	7,333,334	11,270,000	6,902,000
Diluted	22,000,000	7,333,334	11,270,000	7,471,000

Net income per share of ordinary shares –
Basic	$0.19	$0.19	$0.12	$0.12
Diluted	$0.19	$0.19	$0.12	$0.12

Class A Ordinary Shares Subject to Possible Redemption:

As discussed in Note 4, all of the 22,000,000 public shares sold as part of Units in the Offering (including the partial exercise of the underwriters’ over-allotment option) contain a redemption feature which allows for the redemption of public shares if the Company holds a shareholder vote or there is a tender offer for shares in connection with a business combination. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (i.e., total assets less intangible assets and liabilities) to be less than $5,000,001 upon the closing of a business combination.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,000, all Class A ordinary shares are redeemable and classified as such on the Company’s balance sheets until such time as a redemption event takes place. As of December 31, 2025 and 2024, the value of Class A ordinary shares that may be redeemed is equal to approximately $10.62 and $10.20 per share, respectively.

The Company recognizes changes immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by adjustments to accumulated deficit. Accordingly, as of December 31, 2025 and December 31, 2024, all of the 22,000,000 public shares were classified outside of permanent equity. Class A ordinary shares subject to possible redemption consist of:

	Dollars	Shares
Gross proceeds of Offering	$220,000,000	22,000,000
Less: Proceeds allocated to Public Warrants	(1,045,000)	—
Proceeds allocated to over-allotment option	(408,000)	—
Offering costs	(10,586,000)	—
Plus: Accretion of carrying value to redemption value	16,333,000	—
Class A ordinary shares subject to possible redemption as of December 31, 2024	$224,294,000	22,000,000
Plus: Waiver of deferred underwriting fee payable allocated to Class A ordinary shares subject to possible redemption	7,700,000	—
Accretion of carrying value to redemption value	1,711,000	—
Class A ordinary shares subject to possible redemption as of December 31, 2025	$233,705,000	22,000,000

Warrant Instruments

The Company has accounted for the Public and Private Placement Warrants issued in connection with the Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging.” Accordingly, the Company evaluated and has classified the warrant instruments under equity treatment at their assigned values. There are currently Public and Private Placement Warrants outstanding to purchase an aggregate of 16,500,000 ordinary shares as of December 31, 2025 and 2024.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 3 — Summary of Significant Accounting Policies (cont.)

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4 — Offering

In two closings on September 9, 2024 and September 12, 2024, the Company sold an aggregate 22,000,000 Units at a price of $10.00 per Unit for a total of $220,000,000 (including 2,000,000 Units as a partial exercise of the underwriters’ over-allotment option to purchase up to an additional 3,000,000 Units) (the “Units”). Each Unit consists of one Public Share and one-half of one warrant (each, a “Public Warrant” and collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments (see Note 9). The Company allocated approximately $950,000 of the Offering proceeds to the estimated fair value of the Public Warrants using a Monte Carlo model (a Level 3 input) using the following assumptions:

Share price	$10.00
Expected term (in years)	7
Volatility	4.7%
Risk free rate	3.63%

The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover any over-allotments at the Offering price less the underwriting discounts and commissions. The Company closed on the underwriters’ exercise of their option to purchase 2,000,000 Units on September 12, 2024. The underwriters forfeited the option to purchase the remaining 1,000,000 Units. The Units that were issued in connection with the over-allotment option are identical to the Units issued in the Offering. The Company considers the overallotment option a derivative instrument and had recorded it at its estimated fair value of $408,000 in its balance sheets at that time. The over-allotment liability was satisfied and extinguished upon the partial exercise and forfeiture in September 2024 and the relief of the liability was credited to the statements of operations at that time. Estimated fair value at inception was determined using a Black-Scholes model (a Level 3 input) using the following assumptions:

Share price	$10.00
Expected term (in years)	0.12
Volatility	7.09%
Daily treasury yield curve	5.50%

See Note 6 regarding the related reduction for forfeited Founder Shares.

Note 5 — Private Placement

Simultaneously with the closing of the Offering on September 9, 2024, the Sponsor purchased an aggregate of 5,500,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant in a private placement. Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustments. Each Private Placement Warrant will become exercisable 30 days after the completion of the initial business combination and will expire after five years. If the initial business combination is not completed within 21 months from the closing of the Offering, the proceeds from the sale of the Private Placement Warrants held in the trust account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 6 — Related Party Transactions

Founder Shares

In May 2024, the Company issued an aggregate of 7,666,667 Class B ordinary shares, $0.0001 par value (the “Founder Shares”), in exchange for a $25,000 payment (approximately $0.0033 per share) from the Sponsor to cover certain expenses on behalf of the Company. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the Class A ordinary shares issuable upon conversion thereof. The Founder Shares are identical to the Public Shares included in the Units being sold in the Offering except that the Founder Shares automatically convert into Public Shares at the time of the initial business combination (with such conversion taking place immediately prior to, simultaneously with, or immediately following the time of the initial business combination, as may be determined by the directors of the Company) or earlier at the option of the holder and are subject to certain transfer restrictions, as described in more detail below. In addition, prior to the closing of the initial business combination, only holders of the Founder Shares had the right to vote on the appointment or removal of directors and on continuing the company in a jurisdiction outside of the Cayman Islands. The Sponsor agreed to forfeit up to an aggregate of 1,000,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 25% of the Company’s issued and outstanding ordinary shares after the Offering. On September 12, 2024, the Company closed on the underwriters’ partial exercise of their over-allotment option to purchase 2,000,000 Units. The underwriters forfeited their option to purchase the remaining 1,000,000 Units. As such, 333,333 Founder Shares were forfeited, resulting in 7,333,334 Founder Shares being outstanding after the partial exercise of the underwriters’ over-allotment option at December 31, 2025 and 2024. The Sponsor is not entitled to redemption rights with respect to any Founder Shares and any Public Shares held by the Sponsor in connection with the completion of the initial business combination. If the initial business combination is not completed within 21 months from the closing of the Offering, the Sponsor will not be entitled to rights to liquidating distributions from the trust account with respect to any Founder Shares held by it.

The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of (A) six months after the completion of the initial business combination or (B) subsequent to the initial business combination (the date on which the Company consummates a transaction which results in the shareholder having the right to exchange its shares for cash, securities, or other property), in each case, subject to certain limited exceptions.

Registration Rights

The holders of Founder Shares, Private Placement Warrants (and their underlying securities) and warrants that may be issued upon conversion of working capital loans (and their underlying securities), if any, and any Class A ordinary shares issuable upon conversion of the Founder Shares and any Class A ordinary shares held by the initial shareholders at the completion of the Offering or acquired prior to or in connection with the initial business combination, are entitled to registration rights pursuant to a registration rights agreement signed on the effective date of the registration statement for the Offering. These holders are entitled to make up to three demands and have “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Administrative Support Agreement

Commencing on the date on which the securities are first listed on the Nasdaq Global Market in September 2024, the Company agreed to reimburse the Sponsor or an affiliate thereof in an amount equal to $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. Approximately $120,000 and $38,000, respectively, was charged to operations during the year ended December 31, 2025 and the period from May 24, 2024 (inception) to December 31, 2024, for this agreement and no amounts were payable at December 31, 2025 or 2024.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 6 — Related Party Transactions (cont.)

Executive Officer and Director Compensation

Also, commencing on the date on which the securities are first listed on the Nasdaq Global Market, in September 2024, the Company agreed to compensate each of its Chief Executive Officer and Chief Financial Officer $33,000 per month for their services prior to the consummation of the Company’s initial business combination, of which $16,500 per month would be payable on a current basis and the balance would be payable upon the completion of the Company’s initial business combination. In addition, the Company agreed to pay its Executive Director fees of $33,000 per month, all of which would be payable upon the completion of the Company’s initial business combination. Approximately $1,188,000 and $380,000, respectively, was charged to operations during the year ended December 31, 2025 and for the period from May 24, 2024 (inception) to December 31, 2024 for these agreements, including approximately $792,000 and $253,000 of which for the respective periods, which is payable upon completion of an initial business combination. The total amount accrued for deferred compensation aggregated approximately $1,045,000 and $253,000, respectively, at December 31, 2025 and 2024.

Related Party Loans

On July 18, 2024, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2024, or the date on which the Company consummates the Offering. During the period from May 24, 2024 (inception) to the closing of the Offering in September 2024, the Company borrowed approximately $209,000 under the Note (all of which was borrowed in the period from May 24, 2024 (inception) to December 31, 2024). The total amount under the Note was repaid at the closing of the Offering in September 2024 leaving no balance outstanding at either December 31, 2025 or December 31, 2024. There are no further borrowings available to the Company under the Note.

Working Capital Loans

In addition, in order to finance transaction costs in connection with the initial business combination, the Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes its initial business combination, the Company would repay the Working Capital Loans. In the event that the initial business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. If the Sponsor makes any Working Capital Loans, up to $2,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants and their underlying securities would be identical to the Private Placement Warrants.

In November 2025, the Company drew down $250,000 under the Working Capital Loan under the provisions described above, except that such notes are not convertible into Class A ordinary shares. As of December 31, 2025 the Company had $250,000 outstanding under these loans which are reported as notes payable — related party in the accompanying financial statements. At December 31, 2024, the Company had no Working Capital Loans outstanding.

Subsequent to December 31, 2025, in January 2026, the Company drew down an additional $290,000 of Working Capital Loan under the same provisions as the earlier loan including that such notes are not convertible into Class A ordinary shares.

Note 7 — Trust Account and Fair Value Measurement

The Company complies with FASB ASC 820, “Fair Value Measurements,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 7 — Trust Account and Fair Value Measurement (cont.)

Upon the closing of the Offering and the Private Placement, a total of $221,100,000 was deposited into the Trust Account. The proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

At December 31, 2025 and 2024, the balance in the Trust Account was held in a money market fund meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations. The balance in the Trust Account is presented at fair value.

When it has them, the Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost and adjusted for the amortization of discounts. There are no held-to-maturity securities held by the Company at December 31, 2025.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2025 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at December 31, 2025 consisted of money market funds that invest only in U.S. government treasury bills, fair values of its investment are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description at December 31, 2025	Level 1
Assets:
Money market funds	$233,705,000
Description at December 31, 2024	Level 1
Assets:
Money market funds	$224,294,000

Note 8 — Commitments and Contingencies

Underwriting Agreement

In September 2024 in connection with the Offering, the Company incurred an underwriting fee of $4,000,000 to the underwriters at the closing of the Offering, with an additional fee of 1.0% of the gross offering proceeds payable only upon the Company’s completion of its initial business combination and up to 2.5% of the gross offering proceeds, which will be reduced based on the percentage of total funds from the trust account released to pay redeeming shareholders (the “Deferred Discount”). The Deferred Discount will become payable to the underwriters from the amounts held in the trust account solely in the event the Company completes its initial business combination. In addition, the underwriters provided a credit to the Company at the closing of the Offering to reimburse certain of the Company’s expenses and fees in connection with the Offering.

In July 2025, the underwriter in the Offering, in connection with a proposed financing for the transaction under the Business Combination Agreement, has waived any right to a deferred underwriting fee payable to it pursuant to the underwriting in connection with the Offering in September 2024. Such costs, which were originally charged to Class A ordinary shares subject to possible redemption in the Company’s balance sheets and, as such, the reversal of this fee that is no longer payable has been credited to Class A ordinary shares subject to possible redemption in the accompanying balance sheets.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 9 — Shareholders’ Deficit

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Ordinary Shares

The authorized ordinary shares of the Company include up to 200,000,000 Class A ordinary shares with a par value of $0.0001 per share and 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. If the Company enters into an initial business combination, it may (depending on the terms of such an initial business combination) be required to increase the number of Class A ordinary shares which the Company is authorized to issue at the same time as the Company’s shareholders vote on the initial business combination to the extent the Company seeks shareholder approval in connection with the initial business combination. Holders of the Company’s ordinary shares are entitled to one vote for each ordinary share (except as otherwise expressed in the Company’s amended and restated memorandum and articles of association). As of December 31, 2025 and 2024, after considering 22,000,000 Class A ordinary shares which are subject to possible redemption, there are no Class A ordinary shares issued or outstanding.

The Sponsor agreed to forfeit up to an aggregate of 1,000,000 Founder Shares depending on the extent to which the over-allotment option is not exercised by the underwriters so that the Founder Shares would represent 25% of the Company’s issued and outstanding ordinary shares after the Offering. On September 12, 2024, the Company closed on the underwriters’ partial exercise of their over-allotment option for 2,000,000 Units. The underwriters forfeited their option to purchase the remaining 1,000,000 Units. As such, 333,333 Founder Shares were forfeited, resulting in 7,333,334 Founder Shares being outstanding at December 31, 2025 and December 31, 2024.

Warrants

As of December 31, 2025 and December 31, 2024, there were 22,000,000 Public Warrants outstanding to purchase 11,000,000 Class A ordinary shares and 5,500,000 Private Placement Warrants outstanding to purchase 5,500,000 Class A ordinary shares. Each whole warrant entitles the holder thereof to purchase one whole Class A ordinary share at a price of $11.50 per share, subject to adjustment as described herein, at any time commencing 30 days after the completion of the initial business combination, provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a “cashless basis” under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of Class A ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. In addition, if (x) we issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors (including consideration of the market price) and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “New Issuance Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day following the effective date of the registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants (such price, the “Market Value”) is

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 9 — Shareholders’ Deficit (cont.)

below $9.20 per share, then the exercise price of the warrants will be adjusted to be equal to 115% of the higher of the Market Value and the New Issuance Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the New Issuance Price.

The Company did not register the Class A ordinary shares issuable upon exercise of the warrants at the time of the Offering. However, the Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of the initial business combination, the Company will use its commercially best efforts to file with the SEC a post-effective amendment to the registration statement or a new registration statement registering, under the Securities Act, the issuance of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the applicable warrant agreement. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Beginning 30 days after completion of the initial business combination, the Company may redeem the outstanding Public Warrants and Private Placement Warrants for cash:

•        In whole and not in part;

•        At a price of $0.01 per warrant;

•        Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout such 30 trading day period and the 30-day redemption period.

Note 10 — Segment Reporting

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280); Improvements to Reportable Segment Disclosure” which introduced new annual and interim disclosure requirements for all public companies.

As a Special Purpose Acquisition Company (“SPAC”), the Company has not commenced any operations and its activities consist of seeking to identify a suitable business combination candidate and to perform the diligence, contractual, reporting and other obligations associated with completing a business combination transaction.

For purposes of ASU 2023-07, the Company is considered to operate in one segment, seeking to identify and close a business combination. As such, our expenses consist of the costs of identifying a business combination candidate and the diligence, contractual, reporting and other obligations associated with completing such business combination as well as expenses for ongoing professional and other costs to maintain our reporting, listing, compliance and administrative requirements of being a publicly traded company. In addition to such expenses, the Company has approximately $234,705,000 of investments in Trust and such investments generate interest or dividend income.

VINE HILL CAPITAL INVESTMENT CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

Note 10 — Segment Reporting (cont.)

The new information required by ASU 2023-07 includes:

•        Significant segment expenses:    Our general and administrative expenses for the year ended December 31, 2025 and for the period from May 24, 2024 (inception) through December 31, 2024 were approximately $3,896,000 and $1,065,000, respectively.

•        Other segment items:    Other income of approximately $9,423,000 and $3,346,000, respectively, for the three and nine months ended December 31, 2025 consists primarily of interest income on the trust account.

•        Identification of the chief operating decision maker (“CODM”):    The chief operating decisions makers are the Chief Executive and Chief Financial Officers of the Company.

•        Explanation of how the CODM uses the disclose measure of segment profit or loss:    The CODM works to maintain costs at a competitive level in its everyday operations. The CODM works to optimize its investment income on the limited choices of available assets based on market conditions. The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following: (a) expenses of maintaining its public reporting including accounting, auditing, legal, listing and regulatory, insurance, and (b) search for a business combination candidate, (c) diligence, financing, reporting and closing activities and (d) managing investments in the trust account in order to generate return for shareholders consistent with the regulations surrounding such investments.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after December 31, 2025, the balance sheet date, up to the date the financial statements were available to be issued. Based upon this review, other than as described below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

Subsequent to December 31, 2025, in January 2026, the Sponsor made a working capital loan to the Company of an additional $290,000 as described in Note 6.

On March 27, 2026, the Company held an extraordinary general meeting of its shareholders (the “Shareholder Meeting”), at which holders of 23,860,254 ordinary shares were present in person, virtually over the internet or by proxy, representing approximately 81.342% of the voting power of the ordinary shares as of March 2, 2026, the record date for the Shareholder Meeting, and constituting a quorum for the transaction of business at the Shareholder Meeting. At the Shareholder Meeting, the Company shareholders approved each of the proposals submitted at the Shareholder Meeting. In connection with the vote to approve the shareholder proposals, as of 5:00 p.m. Eastern Time, on March 25, 2026, the holders of 20,717,319 public shares properly exercised their right to redeem their shares (and did not withdraw their redemption).